   As filed with the Securities and Exchange Commission on December 4, 1997
                                                 Registration No. 333-
                                                                      ----------

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------

                         SEARCH FINANCIAL SERVICES INC.
             (Exact name of registrant as specified in its charter)

         DELAWARE                           6141                    41-1356819
(State or Other Jurisdiction of  (Primary Standard Industrial   (I.R.S. Employer
Incorporation or Organization)          Classification No.)      Identification
                                                                      Number)

                       600 NORTH PEARL STREET, SUITE 2500
                              DALLAS, TEXAS 75201
             (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES AND ZIP CODE)

                                 (214) 965-6000
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

                           ELLIS A. REGENBOGEN, ESQ.
                            EXECUTIVE VICE PRESIDENT
                              AND GENERAL COUNSEL
                         SEARCH FINANCIAL SERVICES INC.
                       600 NORTH PEARL STREET, SUITE 2500
                              DALLAS, TEXAS  75201
                                 (214) 965-6000
           (Name, address, including ZIP Code, and telephone number,
                   including area code, of agent for service)

                             ----------------------

                                WITH A COPY TO:
                            DARYL B. ROBERTSON, ESQ.
                          JENKENS & GILCHRIST, A P.C.
                          1445 ROSS AVENUE, SUITE 3200
                              DALLAS, TEXAS  75202
                                 (214) 855-4500

  Approximate date of commencement of proposed sale of the securities to the public:

 AS SOON AS PRACTICABLE FOLLOWING EFFECTIVENESS OF THIS REGISTRATION STATEMENT.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                             ----------------------

                        CALCULATION OF REGISTRATION FEE

===============================================================================================================
                                                    PROPOSED MAXIMUM     PROPOSED MAXIMUM       AMOUNT OF
     TITLE OF EACH CLASS OF          AMOUNT TO       OFFERING PRICE         AGGREGATE        REGISTRATION FEE
  SECURITIES TO BE REGISTERED      BE REGISTERED      PER UNIT (1)      OFFERING PRICE (1)         (1)
---------------------------------------------------------------------------------------------------------------
Common Stock, par value
    $0.01 per share . . . . . .     10,024,368       $ 1.3158            $ 13,189,930         $ 3,996.95
---------------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 457(f), the registration fee has been calculated on the basis of the market value of the 9%/7% Convertible Preferred Stock and the book value of the 12% Senior Convertible Preferred Stock to be received by the Registrant in the Reclassification or the Exchange Offer (as defined herein), assuming that all 2,456,098 outstanding shares of the 9%/7% Convertible Preferred Stock and all 49,994 outstanding shares of the 12% Senior Convertible Preferred Stock are reclassified or exchanged into Common Stock. Pursuant to Rule 457(c), the market value of the 9%/7% Convertible Preferred Stock was based upon the average of the high and low sale prices ($5-1/8 and $5-1/8, respectively) reported by The Nasdaq National Market as of November 19, 1997. The book value of the 12% Senior Convertible Preferred Stock was $12.05 per share as of September 30, 1997, the date of the Company's last reported balance sheet.

================================================================================

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                         SEARCH FINANCIAL SERVICES INC.
                                    FORM S-4
                             REGISTRATION STATEMENT
                             CROSS-REFERENCE SHEET
                   PURSUANT TO ITEM 501(b) OF REGULATION S-K

 FORM S-4 ITEM NUMBER AND CAPTION                         PROXY STATEMENT/
                                                          PROXY STATEMENT/PROSPECTUS CAPTION OR LOCATION

 A.  INFORMATION ABOUT THE TRANSACTION

    1.     Forepart of Registration Statement and
           Outside Front Cover Page  . . . . . . . . .    Front Cover Page

    2.     Inside Front and Outside Back Cover Pages
           of Prospectus . . . . . . . . . . . . . . .    Available Information
    3.     Risk Factors, Ratio of Earnings to Fixed

           Charges and Other Information . . . . . . .    Summary;   Risk  Factors;   Pro   Forma   Financial
                                                          Information

    4.     Terms of the Transactions . . . . . . . . .    Summary;  Background,  Purposes  and  Effects;  The
                                                          Proxy Solicitation; The Exchange Offer; Description
                                                          of Capital  Stocks; Comparison of Common  Stock and
                                                          Preferred   Stock;  Certain   Federal   Income  Tax
                                                          Consequences
    5.     Pro Forma Financial Information . . . . . .    Capitalization; Pro Forma Financial Information

    6.     Material Contracts with Company Being                                   *
           Acquired  . . . . . . . . . . . . . . . . .

    7.     Additional Information Required for
           Reoffering by Persons and Parties Deemed to                             *
           be Underwriters . . . . . . . . . . . . . .

    8.     Interests of Named Experts and Counsel  . .                             *

    9.     Disclosure of Commission Position on
           Indemnification for Securities Act             Indemnification of Directors and Officers
           Liabilities . . . . . . . . . . . . . . . .

 B.        INFORMATION ABOUT THE REGISTRANT

    10.    Information with Respect to S-3 Registrants                             *

    11.    Incorporation of Certain Information by                                 *
           Reference . . . . . . . . . . . . . . . . .

    12.    Information with respect to S-2 or S-3                                  *
           Registrants . . . . . . . . . . . . . . . .

    13.    Incorporation of Certain Information by                                 *
           Reference . . . . . . . . . . . . . . . . .

    14.    Information with Respect to Registrants        Summary; Pro Forma Financial Information;  Selected
           Other Than S-2 or S-3 Registrants . . . . .    Consolidated  Financial  Information;  Management's
                                                          Discussion and Analysis of Financial  Condition and
                                                          Results  of   Operations;  Description  of   Search
                                                          Capital Stock; Principal  Holders of Capital Stock;
                                                          Management;  Business;  Certain  Relationships  and
                                                          Transactions

 <S
 C.        INFORMATION ABOUT COMPANY BEING ACQUIRED

    15.    Information with Respect to S-3 . . . . . .
                                                                                   *
    16.    Information with Respect to S-2 or S-3
           Companies . . . . . . . . . . . . . . . . .                             *

    17.    Information with respect to Companies Other
           Than S-2 or S-3 Companies . . . . . . . . .                             *

 D.        VOTING AND MANAGEMENT INFORMATION

    18.    Information if Proxies, Consents or
           Authorizations are to be Solicited  . . . .    The Proxy Solicitation; Management

    19.    Information if Proxies, Consents or
           Authorizations are not to be Solicited or
           in an Exchange Offer  . . . . . . . . . . .    The Exchange Offer; Management


---------------
*Omitted since the answer is negative or the Item is not applicable.

                         SEARCH FINANCIAL SERVICES INC.
                       600 North Pearl Street, Suite 2500
                              Dallas, Texas  75201
                                 (214) 965-6000


                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
              TO BE HELD ON ___________________________ ____, 1998

         Notice is hereby given that a Special Meeting of Stockholders of Search Financial Services Inc., a Delaware corporation (the"Company"), will be held on ________________, 1998, at the offices of the Company located at 600 N. Pearl Street, Dallas, Texas 75201, at 10:00 a.m., (local time) for the purpose of considering and voting upon each of the following proposals (the "Proposals"):

         (1) Approval of an amendment (the "9%/7% Preferred Stock Amendment") to the Company's Restated Certificate of Incorporation, as amended (the "Charter"), providing for the reclassification and conversion (the "9%/7% Reclassification") of each outstanding share of 9%/7% Convertible Preferred Stock, $0.01 par value per share (the "9%/7% Preferred Stock"), of the Company into four shares of the Company's Common Stock, $0.01 par value per share (the "Common Stock");

         (2) Approval of an amendment (the "12% Preferred Stock Amendment") to the Charter providing for the reclassification and conversion (the "12% Reclassification") of each outstanding share of 12% Senior Convertible Preferred Stock, $0.01 par value per share (the "12% Preferred Stock"), of the Company into four shares of Common Stock;

         (3) Approval of the issuance of shares of Common Stock pursuant to the Company's offer to exchange (the "Exchange Offer"), upon the terms and subject to the conditions set forth in the enclosed Proxy Statement/Prospectus, each outstanding share of 9%/7% Preferred Stock and 12% Preferred Stock (collectively, the "Preferred Stock") for four shares of Common Stock; and

         (4) Transaction of such other business as properly may come before the Special Meeting or any adjournment or postponement thereof.

         Approval of Proposal 3 by the stockholders is required by the rules of The Nasdaq National Market as a condition to consummation of the Exchange Offer. Failure to obtain stockholder approval for such issuance would prevent the consummation of the Exchange Offer.

         The close of business on______________________________, 1997 has been fixed as the record date for the determination of the stockholders entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof.

         IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING REGARDLESS OF THE NUMBER OF SHARES YOU HOLD. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED PRE-PAID ENVELOPE AS SOON AS POSSIBLE.

                                          By order of the Board of Directors,


                                          Ellis A. Regenbogen
                                          Secretary
Dallas, Texas
                , 1997
----------------

                             YOUR VOTE IS IMPORTANT
                    PLEASE SIGN, DATE AND RETURN YOUR PROXY

                           PROXY STATEMENT/PROSPECTUS
                                       OF
                         SEARCH FINANCIAL SERVICES INC.


               RECLASSIFICATIONS OF EACH SHARE OF PREFERRED STOCK
                        INTO FOUR SHARES OF COMMON STOCK
                 OFFER TO EXCHANGE FOUR SHARES OF COMMON STOCK
                       FOR EACH SHARE OF PREFERRED STOCK


         This Proxy Statement/Prospectus is being furnished to the holders of the Common Stock, par value $0.01 per share (the "Common Stock"), the 9%/7% Convertible Preferred Stock, par value $0.01 per share (the "9%/7% Preferred Stock"), and the 12% Senior Convertible Preferred Stock, par value $0.01 per share (the "12% Preferred Stock"), of Search Financial Services Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by and on behalf of the Board of Directors of the Company for use at the special meeting of stockholders (the "Special Meeting" ) of the Company, or at any adjournments or postponements thereof, for the purposes set forth herein. The Special Meeting will be held at 10:00 a.m., local time, on ______________ , 1998 at the Company's offices located at 600 North Pearl Street, Dallas, Texas 75201. The Company's telephone number is (214) 965-6000. This Proxy Statement/Prospectus and the enclosed form of proxy are first being mailed to stockholders of the Company on or about ___________, 1997.

         At the Special Meeting, the Company's stockholders will be asked to consider two amendments (the "Preferred Stock Amendments") to the Company's Restated Certificate of Incorporation, as amended (the "Charter"). One of the Preferred Stock Amendments would add provisions to the Charter that would, upon the filing of that Preferred Stock Amendment with the Secretary of State of the State of Delaware, automatically reclassify and convert each share of 9%/7% Preferred Stock into four shares of Common Stock (the "9%/7% Reclassification"), and the other Preferred Stock Amendment would add provisions to the Charter that would , upon the filing of that Preferred Stock Amendment with the Secretary of State of Delaware, automatically reclassify and convert each share of 12% Preferred Stock into four shares of Common Stock (the "12% Reclassification" and, together with the 9%/7% Reclassification, the "Reclassifications").

         This Proxy Statement/Prospectus also constitutes an offer to exchange, upon the terms and subject to the conditions set forth in this Proxy Statement/Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal" which, together with this Proxy Statement/Prospectus, constitute the "Exchange Offer"), four shares of Common Stock for each outstanding share of 9%/7% Preferred Stock and 12% Preferred Stock (the "Preferred Stock"). At the Special Meeting, the Company's stockholders will also be asked to consider a proposal to approve the issuance of shares of Common Stock pursuant to the Exchange Offer (the "Exchange Offer Proposal") as required by the rules of The Nasdaq National Market. If both of the Preferred Stock Amendments are approved and become effective, the Exchange Offer will not be consummated because all outstanding shares of Preferred Stock will be automatically converted to Common Stock as a result of the Reclassifications.

         The Exchange Offer is conditioned upon, among other things, the Exchange Offer Proposal being approved at the Special Meeting and the conversion into Common Stock of at least 50% of the outstanding shares of Preferred Stock pursuant to the Exchange Offer and any Reclassification. See "The Exchange Offer--Conditions to the Exchange Offer." The Exchange Offer will expire at 5:00 p.m., Dallas, Texas time, on Friday, __________, 1998 or, if extended, the latest date and time to which the Exchange Offer has been extended (the "Expiration Date"). Tendered shares of Preferred Stock may be withdrawn at any time prior to the Expiration Date.

         EACH OF THE PREFERRED STOCK AMENDMENTS WILL BE VOTED ON SEPARATELY, AND ONE PREFERRED STOCK AMENDMENT MAY BE APPROVED AND EFFECTED WHILE THE OTHER IS NOT APPROVED. HOLDERS OF PREFERRED STOCK MAY VOTE FOR THE PREFERRED STOCK AMENDMENTS AND THE EXCHANGE OFFER PROPOSAL (COLLECTIVELY, THE "PROPOSALS") REGARDLESS OF WHETHER THEY TENDER THEIR SHARES OF PREFERRED STOCK PURSUANT TO THE EXCHANGE OFFER. WHILE HOLDERS OF THE PREFERRED STOCK MAY TENDER THEIR SHARES PURSUANT TO THE EXCHANGE OFFER REGARDLESS OF WHETHER THEY VOTE IN FAVOR OF THE PROPOSALS, THE EXCHANGE OFFER IS CONDITIONED UPON THE EXCHANGE OFFER PROPOSAL BEING APPROVED AT THE SPECIAL MEETING. THE COMPANY WILL NOT EFFECT THE 12% RECLASSIFICATION UNLESS THE EXCHANGE OFFER OR THE 9%/7% RECLASSIFICATION IS ALSO CONSUMMATED.

         The principal purposes of the Preferred Stock Amendments and the Exchange Offer are to (i) decrease or eliminate the dividend burden on the Company from the Preferred Stock and (ii) thereby enhance the Company's financial flexibility, which the Company believes should enable it to obtain additional capital and to take advantage of the consolidation occurring in the
non-prime automobile finance industry.   The Company's finance business
requires it to raise significant amounts of capital. See "Background, Purposes and Effects--Purposes." The Company will not pay any accrued and unpaid dividends on shares of Preferred Stock exchanged into Common Stock pursuant to the Reclassifications or the Exchange Offer.

         Principal Financial Securities, Inc. ("Principal Financial") has delivered to the Company's Board of Directors its written opinion concluding that, as of the date of such opinion and based on the assumptions made, procedures followed and matters considered as set forth in the opinion, the Exchange Consideration (as defined herein) is fair to the holders of the Preferred Stock, from a financial point of view. See "Background, Purposes and Effects--Fairness Opinion" and Annex A for a description of the types of analyses performed and the factors considered by Principal Financial and for a description of the scope of, and limitations on, its fairness opinion. Prudential Securities, Inc. (the "Financial Advisor") has provided its financial analysis and recommendation to the Company's Board of Directors with respect to the exchange ratio for the Reclassifications and the Exchange Offer. See "Background, Purposes and Effects--Determinations of the Board of Directors."

         THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF EACH OF THE PROPOSALS, BUT MAKES NO RECOMMENDATION TO HOLDERS OF SHARES OF PREFERRED STOCK AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES OF PREFERRED STOCK IN THE EXCHANGE OFFER. HOLDERS OF SHARES OF PREFERRED STOCK ARE URGED TO CONSULT THEIR FINANCIAL AND TAX ADVISORS IN MAKING THEIR DECISIONS AS TO WHAT ACTION TO TAKE AFTER CONSIDERING THEIR OWN PARTICULAR CIRCUMSTANCES AND THE BENEFITS AND DETRIMENTS TO SUCH HOLDERS.

         SEE "RISK FACTORS" COMMENCING ON PAGE 15 HEREIN FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN EVALUATING WHETHER TO APPROVE THE PROPOSALS AND TO PARTICIPATE IN THE EXCHANGE OFFER.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS, AND ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED UPON OR ENDORSED THE MERITS OF THIS OFFER. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

         The Common Stock and the 9%/7% Preferred Stock are quoted and traded on The Nasdaq National Market. On November 19, 1997, the last reported sales prices on The Nasdaq National Market were $1-7/8 for the Common Stock and $5-1/8 for the 9%/7% Preferred Stock. The 12% Preferred Stock is not traded on any recognized market. Holders of Preferred Stock are urged to obtain a current market quotation, if available, for their shares. On October 31, 1997, there were issued and outstanding 6,682,886 shares of Common Stock, 2,456,098 shares of 9%/7% Preferred Stock and 49,994 shares of 12% Preferred Stock.

         Questions or requests for assistance or for additional copies of this Proxy Statement/Prospectus, the Letter of Transmittal and form of proxy, or other tender offer or proxy solicitation materials, may be directed to MacKenzie Partners, Inc. (the "Information Agent"), Prudential Securities, Inc. or the Investor Relations Department of the Company at their respective addresses and telephone numbers set forth on the back cover of this Proxy Statement/Prospectus. Licensed broker/dealers will receive a solicitation fee of $0.10 for each share of Preferred Stock tendered in the Exchange Offer that is converted into Common Stock pursuant to the Exchange Offer or the Reclassifications and for which the particular broker/dealer is designated as the soliciting broker/dealer by the holder of such share.

         The Company's Financial Advisor is:     The Information Agent is:

         PRUDENTIAL SECURITIES, INC.             MACKENZIE PARTNERS, INC.

    The date of this Proxy Statement/Prospectus is December 4, 1997.

                               TABLE OF CONTENTS


                                                                                                                     Page
                                                                                                                     ----
AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

CAUTIONARY STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

BACKGROUND,  PURPOSES AND EFFECTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

THE PROXY SOLICITATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

THE EXCHANGE OFFER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

GENERAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46

COMPARISON OF COMMON STOCK AND PREFERRED STOCK  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48

TRADING PRICE AND DIVIDEND HISTORY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55

LISTING AND TRADING OF COMMON STOCK AND 9%/7% PREFERRED STOCK . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56

CAPITALIZATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57

PRO FORMA FINANCIAL INFORMATION (Unaudited) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58

BUSINESS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65

SELECTED CONSOLIDATED FINANCIAL INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS . . . . . . . . . . . . . . . .  74

DESCRIPTION OF SEARCH CAPITAL STOCK . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  80

PRINCIPAL HOLDERS OF CAPITAL STOCK  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  84

MANAGEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  86

CERTAIN RELATIONSHIPS AND TRANSACTIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  92

CERTAIN FEDERAL INCOME TAX CONSEQUENCES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  92

LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  93

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  94

INDEMNIFICATION OF DIRECTORS AND OFFICERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  94

SUBMISSION OF SHAREHOLDER PROPOSALS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  94

INDEPENDENT AUDITORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  95

INDEX TO FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  96

FAIRNESS OPINION OF PRINCIPAL FINANCIAL SECURITIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  ANNEX A

                             AVAILABLE INFORMATION

         The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at prescribed rates at the public reference facilities of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its regional offices at Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661, and at Seven World Trade Center, 13th Floor, New York, New York 10048. Any interested party may obtain copies of such material at prescribed rates from the Public Reference Section of the Commission at its principal offices at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. The Commission also maintains a World Wide Web site that contains reports, proxies and information statements and other information regarding registrants that file electronically with the Commission, including the Company. The address of such Web site is http://www.sec.gov. In addition, materials filed by the Company can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

         The Company has filed a Registration Statement on Form S-4 (the "Registration Statement") with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. Additionally, the Company has filed with the Commission a Schedule 13E-4 (the "Schedule 13E-4") with respect to the Exchange Offer. As permitted by the regulations of the Commission, this Proxy Statement/Prospectus omits certain information and exhibits contained in the Registration Statement and the Schedule 13E-4. Such additional information and exhibits can be inspected at and obtained from the Commission in the manner set forth above. Statements contained in this Proxy Statement/Prospectus as to the terms of any contract or other document are not necessarily complete, and, in each case, reference is made to the copy of each such contract or other document that has been filed as an exhibit to the Registration Statement or Schedule 13E-4, each such statement being qualified in all respects by such reference.

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE EXCHANGE OFFER OR PROXY SOLICITATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE RESPECTIVE DATES AS OF WHICH INFORMATION IS GIVEN HEREIN. THE COMPANY IS NOT AWARE OF ANY JURISDICTION IN WHICH THE PROXY SOLICITATION OR THE EXCHANGE OFFER IS NOT IN COMPLIANCE WITH APPLICABLE LAW. IF THE COMPANY BECOMES AWARE OF ANY JURISDICTION IN WHICH THE PROXY SOLICITATION OR EXCHANGE OFFER WOULD NOT BE IN COMPLIANCE WITH APPLICABLE LAW, THE COMPANY WILL MAKE A GOOD FAITH EFFORT TO COMPLY WITH SUCH LAW. IF, AFTER SUCH GOOD FAITH EFFORT, THE COMPANY CANNOT COMPLY WITH ANY SUCH LAW, THE PROXY SOLICITATION AND EXCHANGE OFFER WILL NOT BE MADE WITH RESPECT TO HOLDERS OF PREFERRED STOCK RESIDING IN SUCH JURISDICTION. IN ANY JURISDICTION WHERE THE SECURITIES LAWS OR BLUE SKY LAWS REQUIRE THE EXCHANGE OFFER OR PROXY SOLICITATION TO BE MADE BY A LICENSED BROKER OR DEALER, THE EXCHANGE OFFER OR PROXY SOLICITATION IS BEING MADE ON BEHALF OF THE COMPANY BY ONE OR MORE REGISTERED BROKERS OR DEALERS WHICH ARE LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

                             CAUTIONARY STATEMENTS

         THIS PROXY STATEMENT/PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS, AS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, WHICH MAY BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "MAY," "WILL," "EXPECT," "ANTICIPATE," "ESTIMATE," "PROJECT," "GOAL," "CONTINUE," OR COMPARABLE TERMINOLOGY. SUCH STATEMENTS INVOLVE RISKS OR UNCERTAINTIES AND ARE QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONS AND RISK FACTORS SET FORTH UNDER "RISK FACTORS" AND CONTAINED IN OTHER COMPANY DOCUMENTS FILED WITH THE COMMISSION.

                                    SUMMARY

         The following is a summary of certain information contained elsewhere in this Joint Statement/Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained elsewhere in this Proxy Statement/Prospectus. Unless otherwise defined herein, capitalized terms used in this summary have the respective meanings ascribed to them elsewhere in this Proxy Statement/Prospectus.

                                  THE COMPANY

         Search Financial Services Inc. ("Search", and together with its consolidated subsidiaries the "Company") is a financial services company specializing in the purchase and management of used motor vehicle receivables, typically those owed by consumer obligors who do not qualify for traditional financing. The Company purchases its receivables individually from franchise and independent automobile and light truck dealers ("Dealers"), through bulk purchases of receivables from other finance companies and Dealers who originate them in the sale of vehicles and through the acquisition of companies engaged in the same business. During the fiscal year ended March 31, 1997, the Company commenced other consumer lending operations by opening several consumer lending branches. As of September 30, 1997, 21 consumer lending branches were operational.

         As part of the turnaround initiated by the Company's current management team, eight of the Company's former finance subsidiaries (the "Fund Subsidiaries") emerged from Chapter 11 bankruptcy proceedings in March 1996. Since that time, the Company has grown substantially through acquisitions, including the acquisition of MS Financial, Inc. ("MSF") on July 31, 1997.

         The Company is incorporated under the laws of the State of Delaware in 1979 and has its principal executive offices at 600 North Pearl, Suite 2500, Dallas, Texas 75201. The Company's telephone number is 214-965-6000.

                  THE RECLASSIFICATIONS AND THE EXCHANGE OFFER

THE RECLASSIFICATIONS ................  At the Special Meeting, the Company's
                                        stockholders will be asked to consider
                                        certain amendments (the "Preferred
                                        Stock Amendments") to the Company's
                                        Restated Certificate of Incorporation,
                                        as amended (the "Charter"). The
                                        Preferred Stock Amendments would add
                                        provisions to the Charter that would,
                                        upon the filing of the Preferred Stock
                                        Amendments with the Secretary of State
                                        of the State of Delaware, automatically
                                        reclassify and convert each share of
                                        Preferred Stock into four shares of
                                        Common Stock (the "Reclassifications").

THE EXCHANGE OFFER ...................  The Company is offering to exchange, upon the terms and subject to the
                                        conditions set forth in this Proxy
                                        Statement/Prospectus and the
                                        accompanying Letter of Transmittal (the
                                        "Letter of Transmittal" which, together
                                        with this Proxy Statement/Prospectus,
                                        constitute the "Exchange Offer"), four
                                        shares of Common Stock for each
                                        outstanding share of Preferred Stock.
                                        The Exchange Offer will not be
                                        consummated if both of the
                                        Reclassifications are effected.

EXCHANGE CONSIDERATION ...............  The Company will issue four shares of
                                        Common Stock (the "Exchange
                                        Consideration") for each share of
                                        Preferred Stock held by (i) each and
                                        every holder of outstanding shares of
                                        Preferred Stock if the
                                        Reclassifications are effected, or (ii)
                                        each holder of Preferred Stock who
                                        tenders his shares for exchange if the
                                        Exchange Offer is consummated. The
                                        Exchange Consideration was determined
                                        by the Board of Directors after taking
                                        into account various factors, including
                                        the financial analysis and
                                        recommendation of the Company's
                                        financial advisor, Prudential
                                        Securities, Inc., and a fairness
                                        opinion rendered by Principal Financial
                                        Securities, Inc. The Exchange
                                        Consideration represents a premium of
                                        35.2% based on the respective closing
                                        sale prices of the Common Stock and
                                        9%/7% Preferred Stock reported by

                                        The Nasdaq National Market on November
                                        18, 1997. See "Background, Purposes and
                                        Effects--Determinations of Board of
                                        Directors" and "--Purposes."

          PURPOSES AND EFFECTS OF RECLASSIFICATIONS AND EXCHANGE OFFER

PURPOSES .............................  The principal purposes of the
                                        Reclassifications and the Exchange
                                        Offer are to (i) eliminate or decrease
                                        the dividend burden on the Company from
                                        the Preferred Stock, and (ii) thereby
                                        enhance the Company's financial
                                        flexibility, which the Company believes
                                        should enable it to obtain additional
                                        capital and take advantage of the
                                        consolidation occurring in the non-prime automobile finance industry. The Company believes that its future growth is dependent on its ability to obtain additional debt and/or equity capital, some or all of which may take the form of warehouse lines of credit and subordinated and/or convertible debt. Successful completion of the
                                        Reclassifications or the Exchange Offer
                                        will increase the Company's book value
                                        per share of Common Stock and should
                                        increase in future periods any earnings
                                        per share of Common Stock, which the
                                        Company believes will make the Company
                                        and the Common Stock more attractive to
                                        potential lenders and investors.
                                        Assuming the Reclassifications had been
                                        effected on September 30, 1997, the pro
                                        forma book value per share of Common
                                        Stock at that date would have been $1.76 as compared to the actual book value (deficit) per share of Common Stock (after deducting the Preferred Stock liquidation preference) at that date of $(6.07). Assuming the Reclassifications had been effected on April 1, 1997, the pro forma net loss per share of Common Stock for the six months ended September 30, 1997 would have been $0.97 (or $0.37 excluding an accounting loss adjustment
                                        resulting from the Reclassifications) as compared to the actual net loss per share of Common Stock of $1.42 for the same period. See "Background, Purposes and Effects--Purposes."

RISK FACTORS AND SPECIAL FACTORS .....  Both the Common Stock offered hereby and the Preferred Stock are subject to
                                        a number of risks. See "Risk Factors."

EFFECTS OF RECLASSIFICATIONS ON         Detriments. Holders of Preferred Stock
HOLDERS OF PREFERRED STOCK AND          whose shares are exchanged for shares
OF EXCHANGE OFFER ON EXCHANGING         of Common Stock as a result of the
HOLDERS OF PREFERRED STOCK ...........  Reclassifications or the Exchange Offer
                                        will relinquish the rights and
                                        privileges of the Preferred Stock,
                                        including the rights to (i) receive
                                        dividends in preference to the Common
                                        Stock, which dividends accrue at a
                                        quarterly per share rate of $1.20 for
                                        the 12% Preferred Stock and, for the
                                        9%/7% Preferred Stock, of $0.63 until
                                        March 31, 1999 and $0.49 thereafter
                                        until conversion, and (ii) receive a
                                        liquidation preference of $28 per share
                                        for the 9%/7% Preferred Stock and $40
                                        per share for the 12% Preferred Stock,
                                        plus accrued and unpaid dividends, upon
                                        the liquidation, dissolution or winding
                                        up of the Company. However, a covenant
                                        in one of the Company's loan agreements
                                        currently prohibits the Company from
                                        paying cash dividends on the Preferred
                                        Stock, and the terms of the 9%/7%
                                        Preferred Stock currently prohibit the
                                        payment of dividends on the 9%/7%
                                        Preferred Stock in the form of shares
                                        of Common Stock. Based upon the
                                        Company's tangible stockholders' equity
                                        as of September 30, 1997 of
                                        $16,975,000, each share of Preferred
                                        Stock would have received a
                                        distribution of only $6.78 if the
                                        Company had dissolved and wound up as
                                        of that date, assuming the Company
                                        realized net book value for its
                                        tangible assets upon liquidation. In
                                        addition, holders of shares of 12%
                                        Preferred Stock have the right, voting
                                        separately as a class, to elect two
                                        directors to the Board of Directors if
                                        the Company fails to make six quarterly
                                        dividend payments on the 12% Preferred
                                        Stock. Holders of shares of 9%/7%
                                        Preferred Stock have the right, voting
                                        separately as a class, to elect
                                        two-thirds of the directors to the
                                        Board of Directors if the Company fails
                                        to make four consecutive quarterly
                                        dividend payments, in the form of cash
                                        or shares of Common Stock, on the 9%/7%
                                        Preferred Stock and to approve certain
                                        other matters, including the 9%/7%
                                        Reclassification. Shares of Common
                                        Stock involve a higher degree of risk
                                        for the Holder than the Preferred
                                        Stock. The Common Stock is subordinate
                                        to the Preferred Stock and to claims of
                                        all creditors of the Company in the
                                        event of the bankruptcy, liquidation or
                                        reorganization of the Company. The
                                        Company has not paid cash dividends to
                                        date on the Common Stock, and the
                                        current policy of the Board of
                                        Directors is to retain any available
                                        earnings for use in the operation and
                                        expansion of the Company's business.
                                        The issuance of shares of Common Stock
                                        pursuant to the Reclassifications or
                                        the Exchange Offer may cause a decline
                                        in the market price of the Common
                                        Stock. See "Risk Factors--Risks
                                        Associated with Investment Common
                                        Stock" and "Pro Forma Financial
                                        Information."

                                        Benefits. Holders of shares of the
                                        Preferred Stock receiving Common Stock
                                        as a result of the Reclassifications or
                                        the Exchange Offer will receive four
                                        shares of Common Stock per share of
                                        Preferred Stock, which is more than the
                                        number of shares of Common Stock that
                                        they would be entitled to receive upon
                                        the conversion of the Preferred Stock
                                        in accordance with its terms. Holders
                                        of shares of the Preferred Stock are
                                        currently entitled to convert each
                                        share of 9%/7% Preferred Stock into two
                                        shares of Common Stock and each share
                                        of 12% Preferred Stock into one share
                                        of Common Stock. All shares of the
                                        9%/7% Preferred Stock are mandatorily
                                        convertible into Common Stock in the
                                        year 2003 at a rate of one share of
                                        9%/7% Preferred Stock for up to three
                                        shares of Common Stock, based on a
                                        formula. Holders of shares of 12%
                                        Preferred Stock, for which there is no
                                        established trading market, will
                                        receive marketable shares of Common
                                        Stock listed for trading on The Nasdaq
                                        National Market. The Board of Directors
                                        believes that all stockholders of the
                                        Company should benefit from enhancement
                                        of the Company's financial flexibility
                                        resulting from the elimination or
                                        decrease of the dividend burden of the
                                        Preferred Stock following the
                                        successful completion of the
                                        Reclassifications or the Exchange
                                        Offer. The Company believes that
                                        improved financial flexibility should
                                        enable it to obtain additional capital
                                        and to take advantage of the
                                        consolidation occurring in the
                                        non-prime automobile finance industry.
                                        See "Background, Purposes and
                                        Effects--Effect of Reclassifications on
                                        Holders of Preferred Stock and of
                                        Exchange Offer on Exchanging Holders of
                                        Preferred Stock."

EFFECTS ON HOLDERS RETAINING            Benefits. Holders of shares of preferred
PREFERRED STOCK ......................  Stock not converted into Common Stock pursuant to the Reclassifications or
                                        the Exchange Offer will continue to be
                                        entitled to the rights and preferences
                                        of the Preferred Stock, including the
                                        rights to (i) receive dividends in
                                        preference to the Common Stock, which
                                        dividends accrue at a quarterly per
                                        share rate of $1.20 for the 12%
                                        Preferred Stock and, for the 9%/7%

                                        Preferred Stock, of $0.63 until March
                                        31, 1999 and $0.49 thereafter until
                                        converted, (ii) convert their shares of
                                        Preferred Stock into two shares of
                                        Common Stock, or up to three shares
                                        upon mandatory conversion in 2003, with
                                        respect to each share of 9%/7%
                                        Preferred Stock and one share of Common
                                        Stock with respect to each share of 12%
                                        Preferred Stock, and (iii) receive a
                                        liquidation preference of $28 per share
                                        of 9%/7% Preferred Stock or $40 per
                                        share of 12% Preferred Stock, plus
                                        accrued and unpaid dividends, upon any
                                        liquidation, dissolution or winding up
                                        of the Company. However, a covenant in
                                        one of the Company's loan agreements
                                        currently prohibits the Company from
                                        paying cash dividends on the Preferred
                                        Stock, and the terms of the 9%/7%
                                        Preferred Stock currently prohibit the
                                        payment of dividends on the 9%/7%
                                        Preferred Stock in the form of shares
                                        of Common Stock.  Based upon the
                                        Company's tangible stockholders' equity
                                        as of September 30, 1997 of
                                        $16,975,000, each share of Preferred
                                        Stock would have received a
                                        distribution of only $6.78 if the
                                        Company had dissolved and wound up as
                                        of that date, assuming the Company
                                        realized net book value for its
                                        tangible assets upon liquidation. In
                                        addition, Holders of shares of 12%
                                        Preferred Stock have the right, voting
                                        separately as a class, to elect two
                                        directors to the Board of Directors if
                                        the Company fails to make six quarterly
                                        dividend payments on the 12% Preferred
                                        Stock. Holders of the 9%/7% Preferred
                                        Stock have the right, voting separately
                                        as a class, to elect two-thirds of the
                                        directors to the Board of Directors if
                                        the Company fails to make four
                                        consecutive quarterly dividend
                                        payments, in the form of cash or shares
                                        of Common Stock, on the 9%/7% Preferred
                                        Stock and to approve certain other
                                        matters, including the 9%/7%
                                        Reclassification. The shares of each
                                        non-exchanging Holder of Preferred
                                        Stock will represent a greater
                                        percentage of the outstanding shares of
                                        the Preferred Stock and, accordingly,
                                        will have greater relative voting power
                                        with respect to any matter submitted
                                        for a separate vote by the holders of
                                        the 9%/7% Preferred Stock or 12%
                                        Preferred Stock. Dividends on shares of
                                        Preferred Stock not exchanged in the
                                        Exchange Offer will continue to accrue
                                        in accordance with the terms of the
                                        Preferred Stock. See "Purposes and
                                        Effects--Effects of Exchange Offer on
                                        Non-Exchanging Holders of Preferred
                                        Stock."

                                        Detriments. If the Reclassifications
                                        are not consummated but the Exchange
                                        Offer is consummated, the Holders of
                                        Preferred Stock whose shares are not
                                        exchanged in the Exchange Offer may
                                        continue not to receive any dividends.
                                        A covenant in one of the Company's loan
                                        agreements currently prohibits the
                                        Company from paying any cash dividends
                                        on the Preferred Stock.  The Company
                                        may also enter into additional loan
                                        agreements that contain provisions
                                        limiting or prohibiting the payment of
                                        dividends on the Preferred Stock. In
                                        addition, if the trading price of the
                                        Common Stock remains at less than $4.00
                                        per share, the Company will be
                                        prohibited from paying the dividends on
                                        the 9%/7% Preferred Stock in shares of
                                        Common Stock. The foregoing dividend
                                        restrictions will not be directly
                                        affected by the Exchange Offer.
                                        Dividend arrearages on the Preferred
                                        Stock may negatively impact the
                                        Company's financial flexibility and
                                        ability to obtain additional capital.
                                        If the Exchange Offer is consummated,
                                        the trading market for unexchanged
                                        shares of 9%/7% Preferred Stock will
                                        become more limited, which may
                                        adversely affect the liquidity and
                                        market price of the 9%/7% Preferred
                                        Stock. In addition, the 9%/7% Preferred
                                        Stock may be de-listed by The Nasdaq
                                        National Market and not subsequently
                                        quoted in any other established trading
                                        market. The Preferred Stock is
                                        subordinate to claims of all creditors
                                        of the Company.  Therefore, in the
                                        event of bankruptcy, liquidation or
                                        reorganization of the Company, the
                                        assets of the Company may not
                                        be sufficient to pay the liquidation
                                        preference on the Preferred Stock after
                                        payment of the claims of creditors. The
                                        terms of the Preferred Stock do not
                                        contain any limitation on the
                                        incurrence of additional indebtedness
                                        by the Company. Holders of large blocks
                                        of shares of 12% Preferred Stock or
                                        9%/7% Preferred Stock who do not
                                        exchange their shares in the Exchange
                                        Offer will have greater relative voting
                                        power with respect to, and may be able
                                        to control the outcome of, any matter
                                        submitted for a separate vote by the
                                        Holders of the 12% Preferred Stock or
                                        the 9%/7% Preferred Stock. See "Risk
                                        Factors--Risks Associated With
                                        Retention of Preferred Stock."

EFFECTS ON HOLDERS OF  COMMON STOCK ..  A maximum of 10,024,368 shares of
                                        Common Stock may be issued as a result
                                        of the consummation of the
                                        Reclassifications or the Exchange
                                        Offer. The issuance of these shares may
                                        cause a decline in the market price of
                                        the Common Stock. See "Risk
                                        Factors--Risks Associated With
                                        Investment in Common Stock--Potential
                                        Impact on Market Price and Voting
                                        Rights of Common Stock." The holders of
                                        the Common Stock would benefit from a
                                        consummation of the Reclassification or
                                        the Exchange Offer by the elimination
                                        or reduction of the aggregate
                                        liquidation preference of the Preferred
                                        Stock upon any liquidation, dissolution
                                        or winding-up of the Company. The
                                        holders of the Common Stock would also
                                        benefit by eliminating or reducing the
                                        total dividends payable on the
                                        Preferred Stock. As a result, the book
                                        value and any future earnings per share
                                        attributable to the Common Stock should
                                        improve and may result in a positive
                                        impact on the market price of the
                                        Common Stock. In addition, the Company
                                        believes it would be better able to
                                        obtain additional capital and to
                                        participate in the consolidation taking
                                        place in the non-prime automobile
                                        finance industry. See "Background,
                                        Purposes and Effects--Effects on
                                        Holders of Common Stock" and
                                        "--Purposes."

FINANCIAL ADVISOR ....................  The Company has engaged Prudential
                                        Securities, Inc. (the "Financial
                                        Advisor") to advise and assist the
                                        Board of Directors in connection with
                                        the Reclassifications and the Exchange
                                        Offer. The Financial Advisor has
                                        delivered to the Board of Directors its
                                        recommendations as to the exchange rate
                                        for the Reclassifications and the
                                        Exchange Offer and its supporting
                                        financial analysis.

FAIRNESS OPINION .....................  Principal Financial Securities, Inc.
                                        ("Principal Financial") has delivered
                                        to the Company's Board of Directors its
                                        written opinion concluding that, as of
                                        the date of such opinion and based on
                                        the assumptions made, procedures
                                        followed and matters considered as set
                                        forth in the opinion, the Exchange
                                        Consideration is fair to the holders of
                                        the Preferred Stock, from a financial
                                        point of view. For a description of the
                                        types of analyses performed and the
                                        factors considered by Principal
                                        Financial and for a description of the
                                        scope of, and limitations on, its
                                        fairness opinion, see "Background,
                                        Purposes and Effects--Fairness Opinion"
                                        and Annex A.

COMPARISON OF PREFERRED STOCK AND       The terms of the Common Stock differ
COMMON STOCK TERMS ...................  from the terms of the Preferred Stock in certain material respects, including
                                        dividends, rights on liquidation of the
                                        Company and voting rights. See
                                        "Description of Capital Stock" and
                                        "Comparison of Common Stock and
                                        Preferred Stock."

CERTAIN FEDERAL INCOME TAX              Holders of Preferred Stock should
CONSEQUENCES .........................  recognize no gain or loss on the exchange of their shares of Preferred
                                        Stock solely for shares of Common Stock
                                        pursuant to either the Exchange Offer
                                        or the Reclassifications. See "Certain
                                        Federal Income Tax Consequences."

DISSENTERS' RIGHTS ...................  Holders of shares of Preferred Stock ill not have any dissenters' rights
                                        under applicable state law, or the
                                        Charter, nor will dissenters' rights be
                                        voluntarily provided to Holders of
                                        shares of Preferred Stock, in
                                        connection with the Exchange Offer or
                                        the Reclassifications.

TRADING AND MARKET PRICES ............  The Common Stock and the 9%/7%
                                        Preferred Stock are traded on The
                                        Nasdaq National Market. The Company has
                                        no knowledge of any established trading
                                        market for the 12% Preferred Stock, and
                                        a market for the 12% Preferred Stock is
                                        unlikely to exist in the future. See
                                        "Trading Price and Dividend History."

OUTSTANDING SHARES AND HOLDERS .......  As of October 31, 1997, there were
                                        2,024 record holders of 2,456,098
                                        outstanding shares of 9%/7% Preferred
                                        Stock, 87 record holders of 49,994
                                        outstanding shares of 12% Preferred
                                        Stock, and 3,521 record holders of
                                        6,682,886 outstanding shares of Common
                                        Stock.

                             THE PROXY SOLICITATION

DATE, TIME AND PLACE OF SPECIAL         The Special Meeting of Stockholders of
MEETING ..............................  the Company will be held on _________
                                        ____, 1998, at 10:00 a.m., local time,
                                        at the offices of the Company located
                                        at 600 North Pearl Street, Dallas,
                                        Texas 75201.

PROPOSALS AT THE SPECIAL MEETING .....  At the Special Meeting, the Company's
                                        stockholders will be asked to consider
                                        and vote upon the following proposals
                                        (the "Proposals"): (1) approval of an
                                        amendment to the Charter (the "9%/7%
                                        Preferred Stock Amendment") providing
                                        for the reclassification and conversion
                                        of each outstanding share of 9%/7%
                                        Preferred Stock into four shares of
                                        Common Stock (the "9%/7%
                                        Reclassification"); (2) approval of an
                                        amendment to the Charter (the "12%
                                        Preferred Stock Amendment") providing
                                        for the reclassification and conversion
                                        of each outstanding share of 12%
                                        Preferred Stock into four shares of
                                        Common Stock (the "12%
                                        Reclassification"); (3) approval of the
                                        issuance of shares of Common Stock
                                        pursuant to the Exchange Offer (the
                                        "Exchange Offer Proposal"); and (4)
                                        such other business as may properly
                                        come before the Special Meeting.

THE PREFERRED STOCK AMENDMENTS .......  The Preferred Stock Amendments would add provisions to the Charter that
                                        would, upon the filing of the Preferred
                                        Stock Amendments with the Secretary of
                                        State of the State of Delaware,
                                        automatically reclassify and change
                                        each share of Preferred Stock into four
                                        shares of Common Stock. Notwithstanding
                                        the approval of the Preferred Stock
                                        Amendments at the Special Meeting, the
                                        Board of Directors reserves the right
                                        to abandon filing the Preferred Stock
                                        Amendments and consummation of the
                                        Reclassifications. The Company will not
                                        effect the 12% Reclassification unless
                                        the Exchange Offer or the 9%/7%
                                        Reclassification is also consummated.

RECORD DATE ..........................  Only holders of shares of Preferred
                                        Stock and Common Stock at the close of
                                        business on _______________, 1997 (the
                                        "Record Date") are entitled to notice
                                        of and to vote at the Special Meeting.

QUORUM ...............................  The holders of a majority of the total outstanding shares of Common Stock and
                                        Preferred Stock must be present at the
                                        Special Meeting in person or by proxy
                                        to constitute a quorum for voting on
                                        each of the Proposals.

VOTE REQUIRED ........................  The affirmative vote of the holders of two-thirds of the outstanding shares of
                                        the 9%/7% Preferred Stock, voting
                                        separately as a class, is required to
                                        approve the 9%/7% Preferred Stock
                                        Amendment, and the affirmative vote of
                                        the holders of a majority of the
                                        outstanding shares of the 12% Preferred
                                        Stock, voting separately as a class, is
                                        required to approve the 12% Preferred
                                        Stock Amendment. In addition, both
                                        Preferred Stock Amendments require for
                                        approval the affirmative vote of the
                                        holders of a majority of the total
                                        outstanding shares of Common Stock, 12%
                                        Preferred Stock and 9%/7% Preferred
                                        Stock, voting together as a single
                                        class. The Exchange Offer Proposal
                                        requires for approval the affirmative
                                        vote of the holders of a majority of
                                        the shares of Common Stock, 12%
                                        Preferred Stock and 9%/7% Preferred
                                        Stock, voting together as a single
                                        class, present at the Special Meeting
                                        and entitled to vote. Holders of shares
                                        of Preferred Stock or Common Stock are
                                        entitled to cast one vote per share,
                                        either in person or by proxy.

HOW TO VOTE ON THE PROPOSALS .........  A Holder of Common Stock, 12% Preferred
                                        Stock or 9%/7% Preferred Stock desiring
                                        to vote on the Proposals should
                                        complete and sign the proxy card and
                                        mail or deliver such proxy to the
                                        Exchange Agent at one of the addresses
                                        set forth on the back cover page of
                                        this Proxy Statement/Prospectus.
                                        Holders of Common Stock, 12% Preferred
                                        Stock or 9%/7% Preferred Stock may also
                                        vote their shares in person at the
                                        Special Meeting.  Holders of Common
                                        Stock, 12% Preferred Stock or 9%/7%
                                        Preferred Stock whose purchase has been
                                        registered after the Record Date and
                                        who wish to vote at the Special Meeting
                                        must arrange with their seller to
                                        receive a proxy from the holder of
                                        record on the Record Date of such
                                        Common Stock, 12% Preferred Stock or
                                        9%/7% Preferred Stock. See "The Proxy
                                        Solicitation--How to Vote on the
                                        Proposals."

REVOCATION OF PROXIES ................  Proxies may be revoked at any time until the Proposals have been voted on
                                        at the Special Meeting. See "The Proxy
                                        Solicitation--Revocation of Proxies."

EXCHANGE FOR COMMON STOCK IN EVENT      If the Reclassifications are effected,
OF RECLASSIFICATIONS .................  the Company will commence exchange of certificates representing shares of
                                        Preferred Stock in accordance with the
                                        terms of the Preferred Stock Amendments
                                        immediately upon the filing of the
                                        Preferred Stock Amendments with the
                                        Secretary of State of the State of
                                        Delaware. Until surrendered for
                                        exchange, certificates formerly
                                        representing shares of Preferred Stock
                                        will be deemed to represent the
                                        appropriate number of shares of Common
                                        Stock after the filing of the Preferred
                                        Stock Amendments.

                               THE EXCHANGE OFFER

EXPIRATION DATE ......................  The Exchange Offer expires at 5:00
                                        p.m., Dallas, Texas time, on Friday
                                        ________, 1998, or if extended, the
                                        latest date and time to which the
                                        Exchange Offer has been extended (the
                                        "Expiration Date").  See "The Exchange
                                        Offer--Expiration Date; Extensions;
                                        Amendments; Termination."

CONDITIONS OF THE EXCHANGE OFFER .....  The Exchange Offer is subject to a number of conditions, unless waived or
                                        modified at the sole discretion of the
                                        Company, including the conditions that
                                        the Exchange Offer Proposal is approved
                                        at the Special Meeting, at least 50% of
                                        the outstanding shares of the Preferred
                                        Stock are converted into Common Stock
                                        pursuant to the Exchange Offer and any
                                        Reclassification and there have not
                                        occurred certain material changes in
                                        the business or financial affairs of
                                        the Company. See "The Exchange
                                        Offer--Conditions of the Exchange
                                        Offer."

PROCEDURES FOR TENDERING .............  Holders of shares of Preferred Stock electing to participate in the Exchange
                                        Offer must properly complete and sign
                                        the Letter of Transmittal (or a
                                        facsimile thereof) in accordance with
                                        the instructions contained therein and
                                        deliver it to the Exchange Agent at the
                                        address set forth on the back cover of
                                        this Proxy Statement/Prospectus prior
                                        to the Expiration Date. In addition,
                                        the Exchange Agent must receive prior
                                        to the Expiration Date the certificates
                                        for the tendered shares of Preferred
                                        Stock or a confirmation that the
                                        tendered shares of Preferred Stock have
                                        been transferred pursuant to the
                                        procedures for book-entry transfer. Any
                                        questions regarding these tender
                                        procedures, or any lost or misplaced
                                        certificates should be directed to the
                                        Solicitation Agent or the Information
                                        Agent at their respective telephone
                                        numbers set forth on the back cover of
                                        this Proxy Statement/Prospectus. See
                                        "The Exchange Offer--Procedures for
                                        Tendering."

                                        LETTERS OF TRANSMITTAL, CERTIFICATES
                                        REPRESENTING PREFERRED STOCK AND ANY
                                        OTHER REQUIRED DOCUMENTS SHOULD BE SENT
                                        ONLY TO THE EXCHANGE AGENT, NOT TO THE
                                        COMPANY, THE INFORMATION AGENT OR THE
                                        SOLICITATION AGENT.

SPECIAL PROCEDURE FOR BENEFICIAL        Any beneficial owner whose Preferred
OWNERS ...............................  Stock is registered in the name of a broker, dealer, commercial bank, trust
                                        company or other nominee and who wishes
                                        to tender such owner's Preferred Stock
                                        should contact such nominee promptly
                                        and instruct such nominee to tender on
                                        such beneficial owner's behalf. If such
                                        beneficial owner wishes to tender on
                                        such owner's own behalf, such owner
                                        must, prior to completing and executing
                                        the Letter of Transmittal and
                                        delivering certificates for the owner's
                                        Preferred Stock, either make
                                        appropriate arrangements to register
                                        ownership of the Preferred Stock in
                                        such owner's name or obtain a properly
                                        completed stock power from the nominee.
                                        The transfer of registered ownership
                                        may take considerable time and may not
                                        be able to be completed prior to the
                                        Expiration Date. See "The Exchange
                                        Offer--Procedures for
                                        Tendering--Special Procedure for
                                        Beneficial Owners."

GUARANTEED DELIVERY PROCEDURES .......  If a Holder of shares of Preferred
                                        Stock desires to accept the Exchange
                                        Offer and time will not permit the
                                        Letter of Transmittal or

                                        Preferred Stock to reach the Exchange
                                        Agent before the Expiration Date, a
                                        tender may be effected in accordance
                                        with the guaranteed delivery procedures
                                        set forth in "The Exchange
                                        Offer--Procedures for Tendering--
                                        Guaranteed Delivery."

LOST CERTIFICATES ....................  Holders who have lost or misplaced the certificates representing their shares
                                        of Preferred Stock should contact the
                                        Exchange Agent as soon as possible to
                                        start the procedures for obtaining
                                        replacement certificates because these
                                        procedures will take additional time to
                                        complete.

DELIVERY OF COMMON STOCK .............  Subject to the terms and conditions of the Exchange Offer, the delivery of the
                                        Exchange Consideration to be delivered
                                        pursuant to the Exchange Offer will
                                        occur as promptly as practicable
                                        following the Expiration Date. See "The
                                        Exchange Offer--Terms of the Exchange
                                        Offer."

WITHDRAWAL RIGHTS ....................  Tenders of Preferred Stock pursuant to the Exchange Offer may be withdrawn at
                                        any time prior to the Expiration Date
                                        and, unless accepted for exchange by
                                        the Company, may be withdrawn at any
                                        time after 40 Business Days after the
                                        date of this Proxy
                                        Statement/Prospectus. A "Business Day"
                                        means any day other than a day on which
                                        banking institutions in Dallas, Texas
                                        are authorized or required by law to
                                        close. See "The Exchange
                                        Offer--Withdrawal of Tenders."

EXTENSIONS; AMENDMENTS; TERMINATION ..  If the Company determines, in its sole discretion, to increase or decrease the
                                        consideration offered to Holders of
                                        Preferred Stock, and if the Exchange
                                        Offer is scheduled to expire less than
                                        10 Business Days from and including the
                                        date that notice of such increase or
                                        decrease is first published, sent or
                                        given in the manner specified in "The
                                        Exchange Offer--Expiration Date;
                                        Extensions; Amendments; Termination,"
                                        then the Exchange Offer will be
                                        extended for at least 10 Business Days
                                        from and including the date of such
                                        notice.

                                        The Company expressly reserves the
                                        right, in its sole discretion, subject
                                        to applicable law, to (i) terminate the
                                        Exchange Offer, not accept for exchange
                                        any Preferred Stock, and promptly
                                        return all Preferred Stock, upon the
                                        failure of any of the conditions in
                                        "The Exchange Offer--Conditions of the
                                        Exchange Offer," (ii) waive any
                                        condition to the Exchange Offer and
                                        accept all Preferred Stock previously
                                        tendered pursuant to the Exchange
                                        Offer, (iii) extend the Expiration Date
                                        of the Exchange Offer and retain all
                                        Preferred Stock tendered pursuant to
                                        the Exchange Offer until the Expiration
                                        Date, subject, however, to all
                                        withdrawal rights of Holders (see "The
                                        Exchange Offer--Withdrawal of
                                        Tenders"), (iv) amend the terms of the
                                        Exchange Offer in any respect, (v)
                                        modify the form of the consideration to
                                        be offered pursuant to the Exchange
                                        Offer, or (vi) terminate the Exchange
                                        Offer as to any shares of Preferred
                                        Stock affected by the approval of
                                        either or both of the Preferred Stock
                                        Amendments and not accept for exchange
                                        any such shares of Preferred Stock. Any
                                        amendment applicable to the Exchange
                                        Offer will apply to all Preferred Stock
                                        tendered pursuant to the Exchange
                                        Offer.  See "The Exchange
                                        Offer--Expiration Date; Extensions;
                                        Amendments; Termination."

                                    GENERAL

HOLDERS ..............................  The term "Holder" means (i) any person in whose name any Common Stock or
                                        Preferred Stock is registered on the
                                        books of the Company, (ii) any other
                                        person who has obtained a properly
                                        completed stock power from the
                                        registered holder of shares of Common
                                        Stock or Preferred Stock, or (iii) any
                                        person whose Common Stock or Preferred
                                        Stock is held of record by the
                                        Depository Trust Company or the
                                        Philadelphia Depository Trust Company
                                        (each a "Depository Institution").

INTERESTS OF CERTAIN PERSONS .........  As of October 31, 1997, executive officers and directors of the Company
                                        beneficially owned an aggregate of
                                        approximately 2.1% of the outstanding
                                        shares of 9%/7% Preferred Stock and
                                        approximately 8.6% of the outstanding
                                        shares of Common Stock. These officers
                                        and directors of the Company have
                                        indicated their present intention to
                                        tender their shares of Preferred Stock
                                        in the Exchange Offer and to vote their
                                        shares of Preferred Stock and Common
                                        Stock in favor of the Proposals. See
                                        "Principal Holders of Capital Stock."

EXCHANGE AGENT .......................  American Securities Transfer and Trust,
                                        Inc., Denver, Colorado. See
                                        "General--The Exchange Agent."

INFORMATION AGENT ....................  MacKenzie Partners, Inc., New York, New
                                        York. See "General--Information Agent."

SOLICITING BROKER/DEALERS ............  The Company will pay to licensed broker/dealers a solicitation fee of
                                        $0.10 for each share of Preferred Stock
                                        tendered in the Exchange Offer that is
                                        converted into Common Stock pursuant to
                                        the Exchange Offer or the
                                        Reclassifications and for which the
                                        particular broker/dealer is designated
                                        as the soliciting broker/dealer by the
                                        holder of such share. See
                                        "General--Solicitation of Proxies and
                                        Tenders."

                                  RISK FACTORS

         Holders of Common Stock and Preferred Stock should carefully consider, in addition to the other information set forth elsewhere in this Proxy Statement/Prospectus, the matters described below prior to making decisions regarding the Exchange Offer and the Preferred Stock Amendments.

RESULTS OF OPERATIONS

         The Company does not have a history of profitable operations.
Although the Company had net income before Preferred Stock dividends of $1,283,000 for the fiscal year ended March 31, 1997, it had net losses before Preferred Stock dividends of $4,561,000 for the six months ended September 30, 1997 and $2,671,000 for the six months ended March 31, 1996 and net losses after Preferred Stock dividends of $4,871,000 for the fiscal year ended March 31, 1997 and $6,231,000 for the six months ended September 30, 1997. In addition, the Company had net losses before Preferred Stock dividends of $19,894,000 and $25,950,000 for the fiscal years ended September 30, 1995 and 1994, respectively. The Company's lower net loss for the six months ended March 31, 1996, as compared to prior periods, resulted primarily from an extraordinary gain of $8,709,000 realized on the exchange of its equity securities for debt cancellation in connection with the reorganization of the Fund Subsidiaries (defined herein). The lower net loss for the fiscal year ended March 31, 1997, as compared to prior periods, was due primarily to a net reduction of prior credit losses of approximately $7,000,000 and significant general and administrative expenses incurred during the prior periods related to the reorganization of the Fund Subsidiaries. The Company's future profitability will be dependent upon the results of operations from its receivables purchasing and management business and other businesses. There can be no assurance that the Company's businesses will be profitable in the future.

AVAILABILITY OF FUNDING

         The purchase of receivables and the making of consumer loans requires the Company to raise significant amounts of funds from various sources, including banks, finance companies, other lenders and investors. To that end, the Company is seeking to obtain additional lines of credit and raise additional equity or debt financing. During recent discussions with investors and lenders, it has become apparent to the Company that investors and lenders will not allow the continued, unrestricted payment of cash dividends on the Preferred Stock while providing capital and funding to the Company for growth. The Company is seeking to effect the Reclassifications or the Exchange Offer to facilitate the Company's future activities to obtain additional funding and capital. If the Reclassifications or the Exchange Offer are consummated, however, there can be no assurance that lenders and investors will provide sufficient funds on terms the Company will find acceptable. The Company's currently planned financing sources include (i) sale of subordinated or convertible debt securities, (ii) lines of credit, and (iii) securitization of its receivables. The Company may also seek additional equity investments. The Company will be required to provide adequate collateral in order to securitize its receivables. This collateral may be in one or more of several forms, including third party insurance, cash collateral accounts, over-collateralization and subordinated interests. The costs of providing collateral for a securitization may outweigh the benefits that can be obtained from the securitization. The Company's prior securitizations through the Fund Subsidiaries were not successful due to lower than expected collection rates on receivables and lower than expected recoveries on the sale of repossessed vehicles. The Company caused its Fund Subsidiaries to reorganize their affairs under Chapter 11 bankruptcy proceedings commencing in August 1995. The Company's plan of reorganization for the Fund Subsidiaries was confirmed in March 1996. Under the plan of reorganization, approximately $69 million of indebtedness of the Fund Subsidiaries was converted into equity securities issued by the Company. Because of increases in its contract delinquencies and the provision for possible losses on its contracts in 1996, MSF exceeded certain delinquency and loss triggers in its securitizations. Consequently, the funding of cash collateral accounts related to MSF's securitizations required deferral of any payment to MSF of the excess cash flow generated by its securitized receivables. There can be no assurance that funding will be available to the Company through borrowings, sales of equity or subordinated or convertible debt securities or securitizations or, if available, that such funding will be on terms acceptable to the Company. Even if available, there can be no assurance that the future borrowing or securitization activities of the Company will be profitable.

TECHNICAL DEFAULTS IN INDEBTEDNESS

         In August 1997, the Company announced that, based on current projections, under the terms of a loan agreement, it would not be allowed to pay dividends in cash on the Preferred Stock for the quarter ended September 30, 1997. Subsequently, as a result of dividends on the Preferred Stock for that quarter not being paid, Hall Phoenix/Inwood Ltd. ("HPIL"), the holder of a $5,000,000 subordinated note issued by Search, has advised Search that an event of default under that note will occur if the Company's failure to pay dividends on the Preferred Stock for the quarter ended September 30, 1997 is not cured by December 4, 1997. This event of default causes defaults under the terms of the Company's revolving lines of credit. HPIL has notified the Company that it intends to accelerate payment of the note on December 5, 1997 if the default is not cured. The Company's other lenders have not sought to accelerate payment of the indebtedness owed to them at this time. The Company continues to service all of its debts, has obtained a waiver under one line of credit and is attempting to obtain waivers of the remaining defaults arising from the non-payment of dividends. There can be no assurance that such waivers will be obtained. If the Company's lenders elect to accelerate their debts, the Company will likely be unable to pay such debts and at this time is uncertain what action it will take in such event.

NO ASSURANCE THAT THE RECLASSIFICATIONS OR EXCHANGE OFFER WILL BE CONSUMMATED; POTENTIAL VARIATIONS IN EXCHANGE OFFER

         There can be no assurance that the affirmative votes required for approval of the Preferred Stock Amendments will be obtained in order to consummate the Reclassifications. In addition, the consummation of the Exchange Offer is subject to the satisfaction of certain conditions, including, among other things, the approval of the Exchange Offer Proposal by the Company's stockholders and the conversion of at least 1,253,046, or 50%, of the outstanding shares of Preferred Stock into Common Stock pursuant to the Exchange Offer and any Reclassification. There can be no assurance such conditions will be satisfied or that the Exchange Offer will be consummated. Moreover, it is impossible to predict the exact number of shares of Preferred Stock that may be tendered and accepted for exchange in the Exchange Offer. Accordingly, in analyzing the information contained in this Proxy Statement/Prospectus that gives effect to the completion of the Exchange Offer, Holders of shares of Preferred Stock should consider that the number of shares of Preferred Stock exchanged in the Exchange Offer as actually consummated could differ materially from the number set forth in such information. See "The Exchange Offer--Conditions to the Exchange Offer."

COMPANY STRUCTURE

         Substantially all of the Company's operations are conducted through its consolidated subsidiaries. Funds are provided to the Company by its subsidiaries through intercompany payments. The Company is dependent on the earnings and cash flow from these subsidiaries. Because a substantial part of the assets of the Company are and will continue to be held by its subsidiaries, any claims of the Holders of shares of Preferred Stock or Common Stock on the assets of the Company will be subject to the payment of all liabilities (whether or not for borrowed money) of such subsidiaries.

RISKS ASSOCIATED WITH INVESTMENT IN COMMON STOCK

         Subordination of Common Stock. The Common Stock generally provides less protection than the Preferred Stock against risks associated with the Company and its business, and, accordingly, investment in the Common Stock involves a higher degree of risk than investment in the Preferred Stock. The Common Stock has no liquidation preference and is subordinate to the Preferred Stock as well as claims of all creditors of the Company. Therefore, in the event of the bankruptcy, liquidation or reorganization of the Company, the assets of the Company will be available to make distributions in respect of the Common Stock only after claims of all creditors of the Company have been paid in full and the liquidation preference, plus an amount equal to accrued and unpaid dividends, has been paid to all holders of shares of Preferred Stock. Accordingly, in such event, sufficient assets may not exist to pay any claims of holders of Common Stock. If the Reclassifications are not effected, the Preferred Stock not tendered and exchanged in the Exchange Offer will continue to be senior to any claims of the holders of Common Stock, including Common Stock issued in the Exchange Offer, in the event of the bankruptcy, liquidation or reorganization of the Company.

         Loss of Rights and Privileges of Exchanging Preferred Stockholders. Holders of shares of Preferred Stock who exchange all or a portion of their shares of Preferred Stock for shares of Common Stock as a result of the Reclassifications or Exchange Offer will no longer own such shares of Preferred Stock and, consequently, will no longer be entitled to any of the rights and privileges of the Preferred Stock with respect to such exchanged shares. The rights and privileges of the 12% Preferred Stock include, among other things, the rights to (i) receive cumulative preferential cash dividends, when and as declared by the Board of Directors of the Company out of funds legally available therefor at the rate per share equal to $4.80 per annum, (ii) receive a liquidation preference of $40.00 per share plus accrued and unpaid dividends upon the liquidation, dissolution or winding up of the Company, and
(iii) voting separately as a class, elect two directors to the Board of Directors if the Company fails to make six quarterly dividend payments on the 12% Preferred Stock. The rights and privileges of the 9%/7% Preferred Stock include, among other things, the rights to (i) receive non-cumulative preferential dividends, out of funds legally available therefor, at a per annum rate of $2.52 per share until March 31, 1999, and $1.96 per share thereafter until converted, (ii) receive a liquidation preference of $28.00 per share plus accrued and unpaid dividends upon the liquidation, dissolution or winding-up of the Company, and (iii) voting separately as a class, elect two-thirds of the directors to the Board of Directors if the Company fails to make four consecutive quarterly dividend payments, in the form of cash or shares of Common Stock, on the 9%/7% Preferred Stock and approve certain other matters, including the 9%/7% Reclassification. However, a covenant in one of the Company's loan agreements currently prohibits the Company from paying cash dividends on the Preferred Stock, and the terms of the 9%/7% Preferred Stock currently prohibit the payment of dividends on the 9%/7% Preferred Stock in the form of shares of Common Stock. Based upon the Company's tangible stockholders' equity as of September 30, 1997, each share of Preferred Stock would have received a distribution of only $6.78 if the Company had dissolved and wound up as of that date, assuming the Company realized net book value for its tangible assets upon liquidation. See "Comparison of Common Stock and Preferred Stock," "Description of Capital Stock--12% Preferred Stock" and "--9%/7% Preferred Stock" and "Risk Factors--Lack of Dividends on Preferred Stock."

         Potential Impact on the Market Price and Voting Rights of Common Stock. The Company will issue a maximum of 10,024,368 shares of Common Stock in connection with the Reclassifications or the Exchange Offer. The issuance of such shares may cause a decline in the market price of the Common Stock. If the Reclassifications are effected, the shares of Common Stock issued to former holders of the Preferred Stock would represent approximately 60% of the total outstanding shares of Common Stock immediately following consummation of the Reclassifications. Assuming 50% of the outstanding shares of Preferred Stock are exchanged in the Exchange Offer, shares of Common Stock issued in the Exchange Offer would represent approximately 43% of the total outstanding shares of Common Stock immediately following consummation of the Exchange Offer. The Exchange Consideration represents a premium to holders of Preferred Stock over the existing conversion rates under the terms of the 9%/7% Preferred Stock and the 12% Preferred Stock. Each share of Common Stock and Preferred Stock currently is entitled to one vote on any matter voted on by the Company's stockholders, and each share of 9%/7% Preferred Stock or 12% Preferred Stock is by its terms currently convertible into two or one shares, respectively, of Common Stock. The consummation of the Reclassifications or Exchange Offer on the basis of the greater exchange rate of shares of Common Stock for each share of Preferred Stock will reduce the relative voting power of the existing holders of Common Stock to an extent greater than would conversion of the shares of Preferred Stock in accordance with their terms.

RISKS ASSOCIATED WITH RETENTION OF PREFERRED STOCK

         Potential Lack of Trading Market for 9%/7% Preferred Stock. The Reclassification will result in the conversion of all outstanding shares of Preferred Stock into shares of Common Stock. If the Reclassifications are not consummated, the exchange of shares of 9%/7% Preferred Stock pursuant to the Exchange Offer will reduce the number of Holders and outstanding shares of 9%/7% Preferred Stock. As a result, the liquidity and market value of the remaining shares of 9%/7% Preferred Stock could be adversely affected. Trading in The Nasdaq National Market following the completion of the Exchange Offer will depend upon the number of shares of 9%/7% Preferred Stock outstanding, the number of remaining Holders of shares of 9%/7% Preferred Stock, the interest of securities firms in maintaining a market in the 9%/7% Preferred Stock and other factors. Following completion of the Exchange Offer, The Nasdaq National Market may delist the 9%/7% Preferred Stock depending upon the number of Holders of shares of 9%/7% Preferred Stock or the number of shares of 9%/7% Preferred Stock that remain outstanding. The following quantitative criteria (among other criteria) must be met for the 9%/7% Preferred Stock to continue to be designated as a Nasdaq National Market security: (i) 750,000 shares publicly held; and (ii) 400 holders of 100 shares or more. Following completion of the Exchange Offer, the 9%/7% Preferred Stock may fail to continue to satisfy these criteria and perhaps others. Accordingly, there can be no assurance that the 9%/7% Preferred Stock will continue to be listed and traded on The Nasdaq National Market following completion of the Exchange Offer. Depending upon factors similar to those regarding listing with The Nasdaq National Market, the shares of 9%/7% Preferred Stock may no longer constitute "margin securities" under the margin regulations of the Federal Reserve Board, and, therefore, could no longer be used as collateral for margin loans made by brokers. See "Listing and Trading of Common Stock and 9%/7% Preferred Stock."

         Dividend Restrictions on Preferred Stock. A covenant in one of the Company's loan agreements prohibits any payment of dividends by the Company if as a result the sum of the Company's tangible net worth and subordinated debt, less any loans to insiders, would be less than $22,500,000. The payment of cash dividends on the Preferred Stock for the quarter ended September 30, 1997 would have violated this prohibition. As a result, these dividends have not been paid or accrued on the 9%/7% Preferred Stock. In addition, the Company may enter into other loan agreements in the future that contain provisions limiting or prohibiting payment of cash dividends on the Preferred Stock. If the Company is prevented from paying any dividend on the 9%/7% Preferred Stock (but not the 12% Preferred Stock) entirely in cash, the terms of the 9%/7% Preferred Stock specify that the Company may pay the dividend in the form of a mixture of cash and Common Stock to the extent possible under Delaware law and any applicable loan agreement or, if necessary, entirely in Common Stock, provided the average market price per share of the Common Stock is $4.00 or greater for the 20 trading day period ending five days prior to the date of payment of the dividend in Common Stock. If the Common Stock trading price remains at less than $4.00 per share, the Company will be prohibited from paying the dividend on the 9%/7% Preferred Stock in the form of shares of Common Stock. There can be no assurance that the Company will be able to pay dividends on the Preferred Stock in cash or that it will be able to satisfy the minimum price condition for issuance of shares of Common Stock as a dividend on the 9%/7% Preferred Stock. If the Company is able to obtain a waiver or amendment of the foregoing restrictions in its loan agreement or to improve its tangible net worth to prevent the imposition of the foregoing restrictions, the Company may be able to resume dividend payments on the Preferred Stock in the future so long as the Company does not enter into other loan agreements that prohibit the payment of dividends on the Preferred Stock. There can be no assurances, however, that the Company will be able to pay any future dividends on the Preferred Stock. In addition, dividend arrearages on the Preferred Stock may negatively impact the Company's financial flexibility and ability to obtain additional funding and capital. See "Background, Purposes and Effects--Purposes."

         Subordination of Preferred Stock; Failure to Realize Liquidation Preference. The Preferred Stock is subordinate to claims of all creditors of the Company. Therefore, in the event of the bankruptcy, liquidation or reorganization of the Company, the assets of the Company will be available to pay obligations in respect of the Preferred Stock only after claims of all creditors of the Company have been paid in full. The Company does not currently have sufficient net tangible assets, and there can be no assurance that the Company will at any time have sufficient net tangible assets, to pay the liquidation preference on the Preferred Stock. Based upon the Company's tangible stockholders' equity as of September 30, 1997 of $16,975,000, each share of Preferred Stock would have received a distribution of only $6.78 if the Company had dissolved and wound up as of that date, assuming the Company realized net book value for its tangible assets upon liquidation. However, if the Reclassifications are not consummated, the Preferred Stock not tendered and exchanged in the Exchange Offer will continue to be senior to any claims of the holders of Common Stock, including Common Stock issued in the Exchange Offer, in the event of the bankruptcy, liquidation or reorganization of the Company. The terms of the Preferred Stock do not contain any limitation on the incurrence of additional indebtedness by the Company or its subsidiaries. See "Description of Capital Stock."

REPRESENTATION; FAIRNESS OPINION

         No independent representatives have been retained to act on behalf of the holders of the Preferred Stock or the Common Stock in connection with the Reclassifications or Exchange Offer or the preparation of this Proxy Statement/Prospectus. The Company was advised and assisted by the Financial Advisor in determining the Exchange Consideration and the advisability of the Reclassifications and the Exchange Offer. Principal Financial has been retained by the Company to express its opinion regarding the fairness of the Exchange Consideration, from a financial point of view, to holders of shares of Preferred Stock. Principal Financial has delivered to the Company's Board of Directors its written opinion concluding that, as of the date of such opinion and based on the assumptions made, procedures followed and matters considered as set forth in the opinion, the Exchange Consideration is fair to the holders of the Preferred Stock, from a financial point of view. Principal Financial has made no recommendation as to whether a Holder of Preferred Stock should vote for the Proposals or tender the Holder's shares in the Exchange Offer. Holders are urged to consult their own advisors in making the decision whether to vote for the Proposals or participate in the Exchange Offer. For a description of the types of analyses performed and the factors considered by Principal Financial and for a description of the scope of, and limitations on, its fairness opinion, see "Background, Purposes and Effects--Fairness Opinion" and "Annex A--Fairness Opinion of Principal Financial Securities."

RISKS IN MOTOR VEHICLE RECEIVABLES PURCHASING AND CONSUMER FINANCE BUSINESSES

         The Company faces all of the risks inherent in the motor vehicle receivables purchasing business and in the consumer finance business. There can be no assurance that the Company will properly evaluate the receivables that it purchases or the borrowers to whom it makes consumer loans. There can be no assurance that the Company will be able to purchase sufficient receivables and make a sufficient number of consumer loans to profitably employ its capital and borrowed funds. The Company purchases receivables whose obligors, and makes loans to consumers who, do not typically qualify for traditional financing as a result, among other things, of poor credit history, lack of steady employment and/or low income. These individuals generally have higher percentage default rates than individuals with better credit histories. In addition, the vehicles securing the Company's receivables are subject to deterioration in value due to the passage of time or usage by the obligor, and the Company's loans to consumers may be unsecured. There can be no assurance that the Company's efforts to purchase higher credit quality receivables will be successful or profitable. The Company commenced its consumer finance business in 1996 and, as of September 30, 1997, operated 21 branches in seven states and Puerto Rico. While the Company's management has extensive experience in this business, consumer loans represented only approximately $9 million in gross receivables as of September 30, 1997. A general economic downturn could adversely affect the ability of obligors and borrowers to make payments to the Company on its receivables and loans. Substantial unexpected delinquencies or charge-offs on its receivables or loans could have a material adverse effect on the Company's results of operations. The Company's provisions for credit losses were 23%, 141%, 18% and 54% of the Company's interest revenues for the year ended September 30, 1995, the transition period ended March 31, 1996, the fiscal year ended March 31, 1997 and the six months ended September 30, 1997, respectively. As of September 30, 1997, the Company had an allowance for credit losses of approximately $10,768,000, which was approximately 9.2% of its net receivables, as compared to $5,854,000, or 11% of net receivables, as of March 31, 1997. There can be no assurance that the provision for credit losses is sufficient to cover all credit losses that the Company may incur.

ACQUISITION STRATEGY

         The Company intends to continue to pursue its current growth strategy, which includes acquiring portfolios of non-prime used motor vehicle receivables and other consumer loans and other non-prime used motor vehicle finance companies. There can be no assurance that the Company will be able to make profitable acquisitions or successfully integrate any businesses that it acquires into its operations without substantial costs, delays or other problems. In addition, there can be no assurance that any acquired businesses will be profitable at the time of their acquisition or will achieve profitability that justifies the investment therein or that the Company will be able to realize expected operating and economic efficiencies following such acquisitions. Acquisitions may involve a number of special risks, including adverse effects on the Company's reported operating results, unanticipated losses from the acquired assets or business, devotion of management's attention, increased burdens on the Company's management resources and financial controls, dependence on retention and hiring of key personnel, unanticipated problems or legal liabilities and amortization of acquired intangible assets, some or all of which could have a material adverse effect on the Company's results of operations.

REPAYMENT OF MSF'S REVOLVING LINE OF CREDIT

         As of October 31, 1997, the outstanding balance under MSF's revolving credit facility (the "MSF Revolving Credit") was approximately $65,000,000.
MSF is required to reduce the outstanding balance of the MSF Revolving Credit to $50,000,000 by December 31, 1997 and to fully repay the outstanding balance by July 31, 1998. Search has guaranteed repayment of the MSF Revolving Credit. The Company intends to make the payments required by the MSF Revolving Credit through collections on MSF's receivables and through capital obtained by the Company from the sale of debt or equity securities or other financing sources, including a securitization transaction. See "--Availability of Funding." If MSF has insufficient collections on its receivables and if the Company is unable to obtain funds from these sources, MSF and Search may be unable to make the required payments under the MSF Revolving Credit. There can be no assurance that, in that event, the MSF Revolving Credit will be extended or refinanced or that the bank lenders will not seek to enforce their remedies against Search and MSF. Such remedies include acceleration of indebtedness, foreclosure on receivables collateral and other debt collection proceedings. Several of the bank lenders have indicated to MSF and Search that they currently have no intention of extending or refinancing the MSF Revolving Credit.

LEVERAGE AND LIQUIDITY

         The Company intends to borrow substantial funds to finance its operations. As the Company's debt leverage increases, its vulnerability to adverse general economic conditions and to increased competitive pressures will also increase. Consummation of the Reclassifications or the Exchange Offer will increase common stockholders' equity of the Company while concurrently eliminating or reducing its obligations to pay dividends on the Preferred Stock; however, the Company together with its subsidiaries will continue to have consolidated indebtedness that is substantial in relation to its stockholders' equity. The Company's leverage may have the effect generally of impairing the Company's ability to obtain financing in the future and reducing the Company's flexibility in responding to changing business and economic conditions.

INDUSTRY CONSIDERATIONS

         In recent periods, several publicly held, non-prime automobile finance companies have announced major downward adjustments to their financial statements, violations of loan covenants, related litigation and other events. In addition, several of these companies have filed for bankruptcy protection. These announcements have had and may continue to have a disruptive effect on the market for securities of non-prime automobile finance companies, are resulting in a tightening of credit to the non-prime markets and could lead to increased regulatory oversight. Furthermore, companies in the used car financing market have been subject to an increasing number of lawsuits brought by customers alleging violations of various federal and state consumer credit and similar laws and regulations. There can be no assurance that similar claims will not be asserted against the Company in the future or that its operations will not be subject to enhanced regulatory oversight.

INCREASES IN INTEREST RATES

         While the receivables purchased or originated by the Company in most cases bear interest at a fixed rate, often near the maximum rates permitted by law, the Company will finance its purchases of a substantial portion of such receivables by incurring indebtedness with floating interest rates. The Company's interest costs will increase during periods of rising interest rates. Such increases may decrease the Company's net interest margins and thereby adversely affect the Company's profitability.

DEALERS

         The Company plans to expand its receivables purchasing activities by re-establishing relationships and establishing new relationships with Dealers. Dealers often already have favorable secondary financing sources, which may restrict the Company's ability to develop Dealer relationships and delay the Company's growth. Competitive conditions in the Company's markets may result in a reduction in the price discounts available from or fees paid by Dealers and a lack of available receivables, which could adversely affect the Company's profitability and its growth plans.

RELIANCE ON INFORMATION PROCESSING SYSTEMS

         The Company's business depends upon its ability to store, retrieve, process and manage significant amounts of information. Interruption, impairment of data integrity, loss of stored data, breakdown or malfunction of the Company's information processing systems caused by telecommunications failure, conversion difficulties, undetected data input and transfer errors, unauthorized access, viruses, natural disasters, electrical power outage or disruption or other events could have a material adverse effect on the Company's business, financial condition and results of operations.

GEOGRAPHIC CONCENTRATION

         Currently, the Company is purchasing receivables whose obligors are located primarily in Texas and certain southeastern states. Although the Company expects to expand its operations to other geographic areas, the Company's performance may be adversely affected by regional or local economic conditions. The Company may from time to time make acquisitions in regions outside of its current operating areas. There can be no assurance that the Company's expansion into new geographic areas will generate operating profits.

KEY OFFICER

         The Company's future success depends in some measure upon its Chief Executive Officer who has significant experience in the consumer finance business. An unexpected loss of services of this officer could have a material adverse effect upon the Company. The Company does not currently maintain key person life insurance on the Chief Executive Officer but intends to seek such coverage.

COMPETITION

         The Company has numerous competitors engaged in the business of buying non-prime motor vehicle receivables and in making consumer loans. Many of these competitors have significantly greater financial resources and staff than the Company. Some of these competitors may generally be able or willing to accept more risk in their activities than the Company. Competition may reduce the number of suitable receivables offered for sale to the Company and increase the bargaining power of Dealers with which the Company seeks to do business. These competitive factors could have a material adverse effect upon the operations of the Company.

REGULATION

         Numerous federal and state consumer protection laws impose requirements upon the origination and collection of consumer receivables. These federal laws and regulations include, among others, the Truth-in-Lending Act, the Equal Credit Opportunity Act, the Federal Trade Commission Act, the Fair Credit Reporting Act, the Fair Indebtedness Collection Practices Act, the Magnuson-Moss Warranty Act and the Federal Reserve Board's Regulation Z. The Company believes that it maintains all licenses and permits required for its current operations and is in substantial compliance with all applicable federal, state and local laws. There can be no assurance, however, that the Company will be able to maintain all requisite licenses and permits.

         State laws regulate, among other things, the interest rate chargeable on, and terms and conditions of, motor vehicle retail installment loans. These laws also impose restrictions on consumer transactions and require loan disclosures in addition to those required under federal law. These requirements impose specific statutory liabilities upon creditors who fail to comply with their provisions. As a consumer finance company, the Company is subject to various consumer claims and litigation seeking damages and statutory penalties based upon, among other theories of liability, usury, wrongful repossession, fraud and discriminatory treatment of credit applicants.

         The Federal Trade Commission ("FTC") has adopted a holder-in-due-course rule which has the effect of subjecting persons who finance consumer credit transactions (and certain related lenders and their assignees) to all claims and defenses which the purchaser could assert against the seller of the goods and services. Another FTC rule requires that all sellers of used vehicles prepare, complete and display a "Buyer's Guide" which explains the warranty coverage (if any) for such vehicles. Failure of the Dealers to comply with state and federal credit and trade practice laws and regulations could result in consumers having rights of rescission and other remedies that could have an adverse effect on the Company.

         The failure to comply with legal requirements applicable to its business could have a material adverse effect on the Company's results of operations. Further, the adoption of additional, or the revision of existing, laws and regulations could have a material adverse effect on the Company's business.

POTENTIAL ADVERSE EFFECTS OF LITIGATION

         The Company and certain of its former officers and directors are defendants in a case styled Janice and Warren Bowe, et. al. vs. Search Capital Group, Inc., et. al., Cause No. 1:95CSV649BR, filed in the Federal District Court for the Southern District of Mississippi (the "Bowe Action"). The plaintiffs, who are former holders of notes issued by three of the Company's subsidiaries, allege that the registration statements pursuant to which the notes were sold contained material misrepresentations and omissions of fact with respect to collection rates on contracts, repossession rates, the Company's accounting controls and computer systems, the operating results and financial condition of the Company and its subsidiaries and the ability of the subsidiaries to pay the notes at the projected rates of return, and were, therefore, materially false and misleading in violation of the securities laws. The plaintiffs seek unspecified damages, rescission, punitive damages and other relief. The plaintiffs also seek establishment of a class of plaintiffs consisting of all persons who have purchased notes issued by the three subsidiaries. While the Company believes the suit is without merit and has been vigorously defending itself, it has also sought to reach a negotiated settlement of all claims of all potential class members in the Bowe Action that would also include a settlement of all claims of the litigation trust (the "Litigation Trust") established under the plan of reorganization of the Fund Subsidiaries (the "Plan") for the purpose, among other things, of pursuing causes of action of the former holders of notes issued by the Fund Subsidiaries who assigned their claims relating to the Bowe Action to the Litigation Trust.

         In August 1997, the trustee (the "Litigation Trustee") of the Litigation Trust filed a complaint (the "Trustee's Action") in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division, against the Company, its subsidiary, Search Financial Services Acceptance Corp. (formerly known as Automobile Credit Acceptance Corp.) ("SFSAC"), certain of the Company's former officers and directors, certain broker-dealers who sold Notes of three of the Fund Subsidiaries and the Company's and the Fund Subsidiaries' former independent accountants. The Litigation Trust was established to pursue causes of action of the Fund Subsidiaries and of the former Holders of Notes issued by the Fund Subsidiaries who assigned their claims to the Litigation Trust. In the Trustee's Action, the Litigation Trust alleges (1) breach of fiduciary duty owed by Search and the former directors and officers to three of the Fund Subsidiaries through the use of fraudulent misrepresentations and omissions in the raising of capital that was used for the benefit of the Company and its affiliates rather than those Fund Subsidiaries, (2) violations by Search and the former directors and officers of the Racketeer Influenced and Corrupt Organizations Act as a result of the fraudulent offering of Notes by three of the Fund Subsidiaries, (3) negligence by the broker-dealers and accountants in connection with the offering of Notes by the three Fund Subsidiaries and (4) payment of voidable preferential transfers to Search and SFSAC, which payments were specified in the Plan, in the amount of $7,236,111. The plaintiff seeks recovery of the alleged preferential transfers and unspecified actual, exemplary and treble damages. Search and SFSAC believe the suit is without merit and are vigorously defending themselves. An adverse judgment in the suit could, however, have a material adverse effect on the Company's results of operations or financial condition.

         In November 1997, the Company and all other parties to the Bowe Action and the Trustee's Action entered into a Stipulation of Settlement to settle all claims of the Litigation Trust and all claims related to the Bowe Action for an amount that includes payment by the Company of $362,500 in cash and the issuance by the Company of Common Stock having a value of $1,787,500. The settlement is subject to various conditions, including approval by the Federal District Court for the Southern District of Mississippi and the United States Bankruptcy Court for the Northern District of Texas, Dallas Division. If all conditions are satisfied, the settlement is expected to be completed in December 1997.

         The Company has a reserve of $500,000 related to the Bowe Action. Although as a result of the Settlement an additional charge of $1,288,000 will be reflected in the Company's earnings or loss for the third fiscal quarter of 1998, the Settlement will not adversely affect the Company's stockholders' equity due to the substantial portion of the Settlement being paid in stock. However, the book value per share will decrease as a result of the Settlement.

         In January 1997, MSF was named as a defendant in a lawsuit filed by Telluride Funding Corp. ("Telluride") in the U.S. District Court for the Southern District of New York. In its complaint, Telluride asserted claims for unpaid fees due it in connection with a warehouse line of credit MSF entered into in April 1995. Telluride sought damages in the amount of $437,500, plus interest, costs and attorneys' fees. That suit was removed to New York state court in April 1997. In March 1997, MSF filed a declaratory judgment action against Telluride in Mississippi state court requesting a determination of the parties' rights and obligations relating to the warehouse line of credit. In October 1997, Telluride's action in New York state court was dismissed. At this time, MSF is unable to predict the outcome of this litigation.

VOLATILE TRADING

         The Company's Common Stock and 9%/7% Preferred Stock are traded on The Nasdaq National Market. Trading volumes and prices in these securities are volatile. No assurance can be given that a more active and widespread trading market will develop for the Common Stock and 9%/7% Preferred Stock. Further, the Commission's rules may apply to impose certain risk disclosure requirements and suitability standards on broker-dealers who effect transactions in low price stocks. These rules may have a negative impact on trading markets for low price stocks. Consequently, if the Common Stock or 9%/7% Preferred Stock should be traded at low prices, no assurances can be given that there will continue to be any market for the Common Stock or 9%/7% Preferred Stock. Factors such as those discussed herein may have a significant effect on the market prices of the Common Stock or 9%/7% Preferred Stock.

LACK OF DIVIDENDS ON COMMON STOCK

         The Company has not paid dividends on the Common Stock and does not expect to pay dividends on the Common Stock for the foreseeable future. Furthermore, the Company may not pay dividends on the Common Stock while any accrued dividends on the Preferred Stock remain unpaid. The Company currently is prohibited from paying dividends on the Preferred Stock under the terms of a loan agreement. Dividends on the 9%/7% Preferred Stock were not accrued for the quarter ended September 30, 1997. The Company's future loan agreements may also contain provisions that limit or prohibit payment of dividends on the Preferred Stock. The Company's Preferred Stock dividends constitute a substantial cash outflow that, if paid, may have a material adverse effect on the Company's future financial condition and the future market value of the Common Stock. See "Risk Factors--Dividend Restrictions on Preferred Stock."

SENIOR RIGHTS OF NEW SERIES OF PREFERRED STOCK

         The Company's Restated Certificate of Incorporation, as amended (the "Certificate"), authorizes the issuance of additional series of preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue shares of preferred stock that have preferences over the Common Stock with respect to the payment of dividends, liquidation, conversion, voting or other rights which could adversely affect the voting power and ownership interests of holders of Common Stock. The issuance of shares of preferred stock or the issuance of rights to purchase such shares could have the effect of discouraging, delaying or preventing a change in control of the Company.

                       BACKGROUND, PURPOSES AND EFFECTS

BACKGROUND

         The Plan became effective in March 1996. The 9%/7% Preferred Stock was created, and shares of 9%/7% Preferred Stock were first issued, pursuant to the Plan. For the fiscal year ended March 31, 1997, the Company had net income before Preferred Stock dividends of $1,283,000 but a net loss after Preferred Stock dividends of $4,871,000. For the six months ended September 30, 1997, the Company had a net loss before Preferred Stock dividends of $4,561,000 and a net loss after Preferred Stock dividends of $6,231,000.

         Over the last year, several publicly held, non-prime automobile finance companies have announced major downward adjustments to their financial statements, violations of loan covenants, related litigation and other events. Several companies have filed for bankruptcy protection. These announcements have had and continue to have a disruptive effect on the market for securities of non-prime automobile finance companies, have resulted in a tightening of credit to non-prime finance companies and could lead to increased regulatory oversight.

         In the belief that a major industry consolidation is taking place, the Company has been pursuing a growth strategy with the objective of being one of the industry's survivors. In pursuit of this objective, the Company acquired the assets of Dealers Alliance Credit Corp. ("DACC") in August 1996 and the assets of U.S. Lending Corporation ("USLC") in November 1996, acquired several portfolios of receivables in 1996 and acquired MSF on July 31, 1997, its largest acquisition to date. The Company has grown from approximately $37,346,000 in total assets at March 31, 1996 to approximately $126,633,000 in total assets as of September 30, 1997.

         The Company believes that its growth is dependent on its ability to obtain additional funding and capital, and since the reorganization of the Fund Subsidiaries, the Company has sought to obtain additional financing sources on terms acceptable to it.

         In September 1996, the Company obtained a $25,000,000 revolving line of credit from Hibernia National Bank ("Hibernia"). This line of credit was extended in October 1997 and expires in October 2000. The Company and Hibernia have to date been unsuccessful in their efforts to find additional loan participants to increase this line of credit up to $100,000,000. The terms of this line of credit prohibit payment of dividends on the Preferred Stock if the Company's tangible net worth (as defined) thereafter would be less than $22,500,000. This covenant prevented payment of cash dividends on the Preferred Stock for the quarter ended September 30, 1997. As of September 30, 1997, the Company had a stockholders' equity of approximately $30,209,000 and a tangible net worth (as defined) for purposes of the Hibernia line of credit of approximately $21,400,000. The same agreement also prohibits any repurchases of the Company's stock if as a result the Company's tangible net worth as so defined would be less than $20,000,000.

         In April 1997, the Company commenced an offering to qualified institutional investors of up to $35 million of subordinated debt with warrants to purchase Common Stock. In July 1997, the Company modified this offering to consider convertible debt as an alternative to subordinated debt with warrants. Several potential investors have indicated to the Company that it needs to reduce or eliminate the dividend burden of the outstanding shares of Preferred Stock as a condition of their willingness to pursue further consideration of an investment in the Company. Based on discussions with these potential investors, the Company believes that its ability to successfully complete an offering of convertible or subordinated debt would be significantly improved if at least 50% of the outstanding shares of Preferred Stock were converted into Common Stock.

         In July 1997, the Company received from a current holder of shares of 9%/7% Preferred Stock an expression of interest in heading up a group that would purchase up to $12,000,000 in additional shares of 9%/7% Preferred Stock, subject to certain material modifications to the terms of the 9%/7% Preferred Stock. After considering the advice of an investment banking firm, the Company rejected this expression of interest because (i) the sale of more shares of 9%/7% Preferred Stock, as modified, would have further discouraged investments in the Common Stock, increased the dividend payments on the 9%/7% Preferred Stock by approximately 50% and resulted in more difficulty in creating earnings for the holders of shares of Common Stock, (ii) the proposed modifications of the terms of the 9%/7% Preferred Stock would have further limited the Company's financial flexibility, and (iii) the sale of more shares of the 9%/7% Preferred Stock would have exacerbated the reason cited by prospective investors for not purchasing subordinated or convertible debt of the Company to date.

         Following the Company's acquisition of MSF, MSF's $70 million line of credit from a bank group led by Fleet Bank, N.A. has remained in place. The line of credit expires on July 31, 1998 and must be reduced to $50 million by December 31, 1997.

         The Company has also been seeking to obtain additional warehouse lines of credit. In May 1997, the Company announced that it had a commitment for a $100,000,000 warehouse line of credit facility. On August 29, 1997, the Company announced that negotiations with respect to the facility had terminated because the parties were unable to agree on terms.

         On August 29, 1997, the Company announced that, based on current projections, under the terms of the Hibernia loan agreement it would not be allowed to pay dividends in cash on the Preferred Stock for the quarter ended September 30, 1997. In making the announcement, the Company stated that (i) its growth is dependent on increasing its capital resources, (ii) it is continuing discussions to obtain additional lines of credit and raise additional equity or debt financing, (iii) during these discussions it has become apparent that investors and lenders will not allow the continued, unrestricted payment of preferred stock dividends in cash while they are providing capital and funding for growth and (iv) accordingly, to facilitate raising the additional financing necessary to fund growth, the Company's management and its financial advisors were exploring the feasibility and desirability of offering Holders of the Preferred Stock the opportunity to exchange their shares of Preferred Stock for shares of the Company's Common Stock and/or cash. The Company did not accrue any dividends on the 9%/7% Preferred Stock for the quarter ended September 30, 1997 due to restrictions in the Hibernia loan agreement and the terms of the 9%/7% Preferred Stock.

         In October 1997, the Company announced that, as part of an overall program to reduce ongoing overhead expenses, the Company's President and Chief Operating Officer and several other executives were leaving the Company and that it was closing a regional center maintained at MSF's prior headquarters in Jackson, Mississippi and MSF's collection center in Mobile, Alabama. These reductions, together with other MSF staff reductions implemented since the acquisition of MSF, are expected to result in annual savings of approximately $3.5 million to $4 million compared to the combined overhead expenses of the Company and MSF at the time of the acquisition of MSF.

PURPOSES

         The principal purposes of the Reclassifications and Exchange Offer are to (i) eliminate or decrease the dividend burden on the Company from the Preferred Stock, and (ii) thereby enhance the Company's financial flexibility. The Company believes that this enhanced flexibility should enable it to obtain additional capital and to take advantage of the consolidation occurring in the non-prime automobile finance industry. The Company believes that its future growth is dependent on its ability to obtain additional debt and/or equity capital, some or all of which may take the form of warehouse lines of credit and subordinated and/or convertible debt. As shown below, successful completion of the Reclassifications or Exchange Offer will increase the Company's book value attributable to its Common Stock and will decrease net loss per share of Common Stock, which the Company believes will make the Company and the Common Stock more attractive to potential lenders and investors.

                       PREMIUM ANALYSIS AS OF NOVEMBER 18, 1997
              ------------------------------------------------------

CLOSING       RECLASSIFICATIONS      CLOSING      RECLASSIFICATIONS   RECLASSIFICATIONS
 COMMON          /EXCHANGE          PREFERRED         /EXCHANGE          /EXCHANGE
 STOCK             OFFER              STOCK             OFFER              OFFER
 PRICE             VALUE              PRICE            PREMIUM            PREMIUM
--------      -----------------    -----------   -------------------  -----------------
$ 1.69            $ 6.76            $ 5.00            $ 1.76               35.2%

        PRO FORMA NET INCOME FOR SIX MONTHS ENDED SEPTEMBER 30, 1997 (1)
        ----------------------------------------------------------------

                                                  PRO FORMA                      PRO FORMA 100%
              ACTUAL                           50% EXCHANGE (3)                RECLASSIFICATIONS (3)
-----------------------------------    -----------------------------     --------------------------------
                         NET INCOME     NET INCOME       NET INCOME                          NET INCOME
                           (LOSS)         (LOSS)         (LOSS) PER          NET               (LOSS)
       NET               PER COMMON         TO             COMMON           INCOME           PER COMMON
INCOME (LOSS) (2)          SHARE       COMMON STOCK       SHARE (4)       (LOSS) (5)          SHARE (5)
-----------------      ------------    -------------     -----------     ------------       -------------
$ (6,231,000)            $ (1.42)    $ (17,197,000)        $ (1.45)     $ (20,766,000)        $  (1.23)

            PRO FORMA COMMON EQUITY BOOK VALUE AS OF SEPTEMBER 30, 1997 (1)
            ---------------------------------------------------------------

                                                 PRO FORMA                  PRO FORMA 100%
               ACTUAL                           50% EXCHANGE               RECLASSIFICATIONS
-------------------------------------   --------------------------    --------------------------
                             COMMON                        COMMON
                             EQUITY        COMMON          EQUITY                       COMMON
       COMMON               (DEFICIT)      EQUITY         (DEFICIT)       COMMON        EQUITY
EQUITY (DEFICIT)(6)        PER SHARE     (DEFICIT)(6)    PER SHARE       EQUITY       PER SHARE
--------------------     ------------   -------------   ------------   ------------  -------------
$ (40,562,000)             $ (6.07)     $ (5,821,000)     $ (0.50)     $ 29,468,000      $ 1.76

---------------------

         (1) See "Pro Forma Financial Information" for a detailed presentation of pro forma adjustments and assumptions. These numbers do not include any pro forma adjustments for the Company's acquisition of MSF on July 31, 1997.

         (2) Represents net income (loss) attributable to Common Stock, after accrual or payment of Preferred Stock dividends. The 9%/7% Preferred Stock dividends were not accrued for the quarter ended September 30, 1997.

         (3) Assumes the Reclassifications or the Exchange Offer were consummated on April 1, 1997.

         (4) Includes a $(4,278,000) accounting adjustment for the Exchange Offer. If this adjustment is excluded, the net income (loss) to Common Stock and the net income (loss) per common share would have been $(6,071,000) and $(0.65), respectively.

         (5) Includes a $(8,556,000) accounting adjustment for the Exchange Offer. If this adjustment is excluded, the net income (loss) to Common Stock and the net income (loss) per common share would have been $(5,362,000) and $(0.37), respectively.

         (6) Represents stockholders' equity (deficit) attributable to Common Stock, after deduction for total liquidation preference of Preferred Stock.

         The Company is seeking to obtain additional lines of credit and raise additional equity or debt financing. During recent discussions with investors and lenders, it has become apparent to the Company that investors and lenders are unwilling to provide capital and funding to the Company for growth given the current dividend provisions of the Preferred Stock. The Company is seeking to undertake the Reclassifications and the Exchange Offer to facilitate the Company's future capital and fund raising activities.

         The Company has engaged the Financial Advisor to advise and assist the Board of Directors in connection with the Reclassifications and Exchange Offer.

DETERMINATIONS OF THE BOARD OF DIRECTORS

         Because of the desirability of reducing the Company's expenditures for dividends on the Preferred Stock and the factors discussed below, the Board of Directors of the Company determined at a meeting held on November 12, 1997 that the successful completion of the Reclassifications or Exchange Offer is in the best interests of the Company and the current holders of Common Stock and is fair to the exchanging Holders of Preferred Stock from a financial point of view. The Board of Directors recommends that stockholders vote for approval of the Preferred Stock Amendments and the Exchange Offer Proposal. However, the Board of Directors makes no recommendation as to whether a Holder of Preferred Stock should exchange the Holders' shares in the Exchange Offer if the Reclassifications are not approved. Although the directors believe that the transaction is fair to Holders of shares of Preferred Stock, the directors also believe that the Holders of Preferred Stock should make an independent judgment as to whether such action is in their own best interests after considering their own particular circumstances and the benefits and detriments of the Exchange Offer to such Holders. See "--Effects of Reclassifications on Holders of Preferred Stock and Effects of Exchange Offer on Exchanging Holders of Preferred Stock" and "--Effects on Holders Retaining Preferred Stock." The directors and executive officers of the Company who own shares of Preferred Stock, however, have indicated their present intention to tender their shares of Preferred Stock in the Exchange Offer and to vote their shares in favor of the Proposals. See "Principal Holders of Capital Stock."

         In reaching its conclusions, the Board of Directors considered, among other things, the fairness opinion delivered by Principal Financial and the presentations and analyses delivered by the Financial Advisor. Principal Financial was engaged by the Company to render its opinion to the Board of Directors as to the fairness of the Exchange Consideration, from a financial point of view, to the Holders of shares of Preferred Stock. See "Fairness Opinion." The Board of Directors did not form a committee of directors to represent the Holders of shares of Preferred Stock. The Holders of Preferred Stock were not represented by any other independent party acting solely on behalf of the unaffiliated Holders of shares of Preferred Stock to negotiate the Exchange Consideration. The Board of Directors engaged the Financial Advisor to advise and assist the Board regarding the structure and terms of the Exchange Offer and the Reclassifications and to advise the Board of Directors in determining whether the Exchange Offer and the Reclassifications are in the best interests of the Company and current holders of the Common Stock.

         The Board of Directors met on September 18, 1997, at which time the Financial Advisor reported on its initial analysis of the potential effects that an exchange offer of solely Common Stock for shares of the Preferred Stock would have on the Company's book value and projected fiscal 1998 earnings per share of Common Stock, and on the potential market price of the Common Stock at various exchange ratios, price-to-earnings ratios and percentages of shares of Preferred Stock exchanged. The Board of Directors requested that the Financial Advisor consider the advisability of a cash component in the exchange consideration to be offered to the Holders of shares of Preferred Stock.

         At a meeting on October 8, 1997, the Board of Directors gave further consideration to an exchange offer. The Financial Advisor made a presentation regarding its analysis of the potential effects that an exchange of the Preferred Stock for shares of Common Stock would have on the Company's book value and projected fiscal 1998 earnings per share of Common Stock, and on the potential market price of the Common Stock at various exchange ratios, price-to-earnings ratios and percentages of shares of Preferred Stock exchanged. The Financial Advisor advised that its preliminary recommendation was not to include cash as part of the offered exchange consideration.
Although no formal recommendation was made at the meeting, the Financial Advisor informally advised that its recommended exchange rate, based on relative trading prices for the 9%/7% Preferred Stock and Common Stock at that time, would have been four-to-one. The Board was advised that an exchange offer would require the approval of the Company's stockholders because of the rules of The Nasdaq Stock Market. The directors, without taking any formal action, recommended that further action be taken toward an exchange offer to the holders of the Preferred Stock and toward seeking approval of the Company's stockholders for reclassifications of each series of the Preferred Stock into Common Stock, as well as seeking approval for the proposed exchange offer.

         On October 25, 1997, the Financial Advisor forwarded its recommendation and supporting written materials to the members of the Board of Directors. At a meeting of the Board of Directors held on November 12, 1997, the Financial Advisor reaffirmed its recommendation with respect to the Exchange Consideration for a proposed exchange offer or reclassification of the Preferred Stock. The recommendation proposed an Exchange Consideration of four shares of Common Stock for each share of Preferred Stock. At the same meeting, the Financial Advisor gave a presentation supporting the proposed Exchange Consideration. Principal Financial then delivered its written opinion dated as of November 10, 1997 (the "Fairness Opinion") that, as of the date of the Fairness Opinion and based on the assumptions made, procedures followed and matters considered as set forth in the Fairness Opinion, the Exchange Consideration is fair to the holders of the Preferred Stock, from a financial point of view. Principal Financial also made a presentation of supporting financial analyses and information. See "Fairness Opinion" and Annex A for a description of the types of analyses performed and the factors considered by Principal Financial and for a description of the scope of, and limitations on, its fairness opinion.

         After considering the presentations by the Financial Advisor and Principal Financial, the fairness opinion of Principal Financial and the factors listed below, the Board of Directors unanimously approved proceeding with the Exchange Offer and the Reclassifications with the Exchange Consideration at four shares of Common Stock per share of Preferred Stock. The Board of Directors unanimously concluded that the Exchange Offer was in the best interests of the Company and the current Holders of shares of Common Stock, approved the Exchange Offer and the Proposals, directed that the Proposals be submitted to the stockholders for consideration and approval at the Special Meeting and authorized the Company to undertake the Exchange Offer.

         In making the foregoing determination to approve the Exchange Offer and the Proposals, in addition to the presentations of the Financial Advisor and Principal Financial and the fairness opinion of Principal Financial, the Board of Directors considered the financial position of the Company, the various disclosures contained in a draft of this Proxy Statement/Prospectus and other factors, including the following:

    (i) The current and historical market prices for the 9%/7% Preferred Stock and the Common Stock. See "Trading Price and Dividend History." The Board also considered that the prices since August 29, 1997 were likely to have been impacted by the announcement that the Company would be unable to pay cash dividends on the Preferred Stock for the quarter ended September 30, 1997 and may have been impacted by the contemplation of an exchange offer and investor attitudes as to the likelihood as to its consummation and impact on the Company;

    (ii) The fact that the Company was unable to pay the quarterly dividends on the Preferred Stock for the quarter ended September 30, 1997 and may be unable to pay such dividends for future periods as the result of the covenant in the Hibernia loan agreement;

    (iii) The probability that the Company will be prohibited from, or limited in, paying dividends on the Preferred Stock by the provisions contained in one or more of the Company's future loan agreements, if any;

    (iv) The current book value per share of the Preferred Stock and its relationship to the liquidation preferences of the shares of Preferred Stock;

    (v) The potential effects of the Reclassifications and Exchange Offer on the Company's book value and historical and projected earnings
           (loss) per share of Common Stock and on the market price of the Common Stock;

    (vi) The premium that the Exchange Consideration represents to both the current conversion rates of the Preferred Stock and the market price of the 9%/7% Preferred Stock;

    (vii) The Company's need to obtain additional funding and capital to finance its purchase of motor vehicle receivables and origination of consumer loans;

    (viii) The reluctance of investors and lenders to provide additional funding and capital to the Company while cash dividends on the Preferred Stock continue to be paid or to accrue; and

    (ix) The terms of the 9%/7% Preferred Stock and 12% Preferred Stock, including without limitation their respective dividends, voting rights and liquidation preferences and restrictions on repurchases of one series of Preferred Stock while dividend arrearages on the other series exist.

         In determining whether the Exchange Offer and Reclassifications are in the best interests of the Company, the Board considered in particular the Company's need to obtain additional funding and capital to fund its receivables purchases and loan originations and the unwillingness of investors and lenders to provide funding and capital to the Company for growth given the current dividend provisions of the Preferred Stock. The Board concluded that the Company must substantially reduce the amount of dividends payable on the Preferred Stock and that the Reclassifications, or alternatively the Exchange Offer, were the best method to eliminate or substantially reduce such dividend obligations, thereby freeing funds for the Company's operations and growth plans, while providing Holders of shares of Preferred Stock an opportunity to share in any appreciation in the value of the Company through the receipt of Common Stock. The Board also considered that the book value per share and earnings per share attributable to the Common Stock were negative, and if the Reclassifications were effected, or a sufficient number of shares of Preferred Stock were exchanged in the Exchange Offer, the book value per share and future earnings per share attributable to the Common Stock might become positive. The Financial Advisor advised the Board that a change from negative to positive book value and future earnings per share for the Common Stock should have a positive impact on the market price for the Common Stock.

         In view of the wide variety of factors considered by the Board of Directors in connection with the Exchange Offer and the Reclassifications, the Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weight to the factors considered in reaching its determination set forth above.

         THE RECLASSIFICATIONS WOULD EFFECT THE EXCHANGE OF ALL SHARES OF PREFERRED STOCK. PARTICIPATION IN THE EXCHANGE OFFER IS VOLUNTARY AND HOLDERS OF PREFERRED STOCK SHOULD CAREFULLY CONSIDER WHETHER TO EXCHANGE. THE BOARD OF DIRECTORS OF THE COMPANY HAS DETERMINED THAT THE RECLASSIFICATIONS AND THE EXCHANGE OFFER ARE IN THE BEST INTEREST OF THE COMPANY, HAS UNANIMOUSLY APPROVED THE RECLASSIFICATIONS AND THE EXCHANGE OFFER AND RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PREFERRED STOCK AMENDMENTS AND THE EXCHANGE OFFER PROPOSALS. HOWEVER, THE BOARD OF DIRECTORS MAKES NO RECOMMENDATION TO HOLDERS OF PREFERRED STOCK AS TO WHETHER TO TENDER

OR REFRAIN FROM TENDERING IN THE EXCHANGE OFFER. HOLDERS OF PREFERRED STOCK ARE URGED TO CONSULT THEIR FINANCIAL AND TAX ADVISORS IN MAKING THEIR DECISION ON WHAT ACTION TO TAKE AFTER CONSIDERING THEIR OWN PARTICULAR CIRCUMSTANCES AND THE BENEFITS AND DETRIMENTS TO HOLDERS.

FAIRNESS OPINION

         The Company retained Principal Financial to provide to the Board of Directors a written opinion that the Exchange Consideration to be received by the holders of the Preferred Stock pursuant to the Reclassifications or the Exchange Offer is fair, from a financial point of view, to such holders.

         On November 12, 1997, Principal Financial presented to the members of the Board of Directors its Fairness Opinion to the effect that, as of the date of the Fairness Opinion, which was November 10, 1997, and based on the assumptions made, procedures followed and matters considered as set forth in the Fairness Opinion, the Exchange Consideration is fair to the holders of the Preferred Stock, from a financial point of view. Such opinion is subject to certain limitations and is based on certain assumptions stated therein, and the summary of such opinion set forth below is qualified in its entirety by reference to the full text of such opinion which is attached as Annex A to this Proxy Statement/Prospectus. Holders of the Preferred Stock are urged to read the Fairness Opinion in its entirety as such opinion is subject to the limitations and based on the assumptions set forth therein.

         No limitations were imposed by the Company on the scope of Principal Financial's investigation or the procedures followed by Principal Financial in rendering the Fairness Opinion. In arriving at the Fairness Opinion, Principal Financial did not ascribe a specific range of value to the Company, but rather made its determination as to the fairness, from a financial point of view, of the Exchange Consideration on the basis of the financial and comparative analysis described below. Principal Financial's Fairness Opinion is for the use and benefit of the Board of Directors of the Company and was rendered to the Board of Directors in connection with its consideration of the Reclassifications and the Exchange Offer.

         The Fairness Opinion does not constitute a recommendation as to any action the Board of Directors or any stockholder of the Company should take in connection with the Reclassifications or the Exchange Offer. In rendering the Fairness Opinion, Principal Financial has not been engaged to act as an agent or fiduciary of the holders of the Preferred Stock or any other third party. The Fairness Opinion relates solely to the fairness of the Exchange Consideration to the holders of the Preferred Stock from a financial point of view. Principal Financial did not express any opinion as to the structure, terms or effects of any other aspect of the Reclassifications and the Exchange Offer. Principal Financial was not requested to and did not make any recommendation to the Board of Directors of the Company as to the form or amount of the consideration to be offered to the holders of the Preferred Stock in the Reclassifications or the Exchange Offer. Principal Financial was not requested to opine as to, and its Fairness Opinion does not address, the Company's underlying business decision to proceed with or effect the Reclassifications or the Exchange Offer.

         In connection with the Fairness Opinion, Principal Financial, among other things, has: (1) reviewed the Registration Statement and Letter of Transmittal related to the Exchange Offer to be included as an exhibit to the Registration Statement; (2) reviewed the Charter and all amendments thereto;
(3) reviewed the Loan Agreement and Commercial Guaranty with Hibernia; (4) reviewed the Loan and Security Agreement between the Company and Lehman Commercial Paper, Inc.; (5) reviewed the Offering Memorandum for the Company's proposed subordinated debt; (6) reviewed and analyzed the Company's Form 10-K for the fiscal year ended March 31, 1997; (7) reviewed the Company's Form 10-Q for the period ended June 30, 1997; (8) reviewed certain internal financial statements of the Company prepared by management of the Company, including financial statements for the month ended August 31, 1997; (9) reviewed the Company's financial projections through 2004, and the underlying assumptions, prepared by management of the Company; (10) reviewed and charted historical trading prices and volumes of the Common Stock and the 9%/7% Preferred Stock, and analyzed the relationship between the two securities; (11) interviewed management of the Company and other personnel regarding the financial performance and the projected financial performance of the Company; (12) interviewed management of the Company and other personnel regarding the Company's ability to keep certain revolving credit lines in place; (13) interviewed management of the Company and other personnel regarding the Company's current litigation; (14) had discussions with management regarding the Company's ability to raise capital given the Company's current equity structure, and in the event the Reclassifications or the Exchange Offer is completed; (15) analyzed historical and projected liquidation value of the Preferred Stock; (16) identified and reviewed comparable transactions, to the extent publicly available; (17) reviewed certain financial and stock market data of the Company and compared that data with similar data for other publicly-held companies that have operations similar in some respects to the operations of the Company; (18) performed various analyses of the Company, the Reclassifications and the Exchange Offer using various valuation methodologies, including: (a) comparable transactions analysis; (b) comparable public company analysis, including trading multiples; (c) discounted cash flow analysis; (d) analysis of historical trading relationships; and (e) liquidation valuation; and (19) performed such other studies, inquiries, and investigations necessary to render the Fairness Opinion.

         In rendering the Fairness Opinion, Principal Financial assumed and relied upon, without independent verification, the accuracy, completeness and fairness of all of the financial and other information used by it without assuming any responsibility for independent verification of the information and has further relied upon the assurance of management of the Company that they are not aware of any facts or circumstances that would make the information inaccurate or misleading. With respect to the financial projections of the Company, upon advice of the Company, Principal Financial has assumed that the projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with the projections. The Fairness Opinion necessarily was based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of the Fairness Opinion. In addition, Principal Financial did not conduct any physical inspection of the properties or facilities of the Company. Principal Financial has also assumed that the Reclassifications and the Exchange Offer will be in all respects carried out in compliance with all applicable laws and regulations.

         The Fairness Opinion is based solely upon the information set forth therein as reviewed by Principal Financial and circumstances, including economic, market and financial conditions, existing as of the date of the Fairness Opinion. Events occurring after the date of the Fairness Opinion could materially affect the assumptions used both in preparing this opinion and the documents and projections reviewed by Principal Financial. Principal Financial has undertaken to update the Fairness Opinion prior to the mailing of this Proxy Statement/Prospectus to the Company's stockholders.

         Additionally, in connection with rendering its opinion, Principal Financial assumed that holders of at least 50% of the outstanding Preferred Stock will receive the Exchange Consideration pursuant to the Reclassifications or the Exchange Offer, that holders of the Preferred Stock will recognize no gain or loss for tax purposes pursuant to the Reclassifications and the Exchange Offer under any federal, state, local or foreign income or other tax laws, that the Company will not incur or suffer any material loss or liability with respect to its current litigation, that the Company will refinance all indebtedness due within the next twelve months on terms and conditions favorable to the Company, and that neither HPIL nor the Company's other lenders will accelerate any indebtedness owed by the Company to HPIL or such lenders.

         Principal Financial did not opine, and was not requested by the Board of Directors to opine, as to the fairness of any aspect of the Reclassifications and the Exchange Offer other than the Exchange Consideration to be received by the Holders in connection therewith. The Fairness Opinion does not constitute a recommendation to any stockholder of the Company (including the holders of Preferred Stock) as how such stockholder should vote on the Proposals, and does not constitute a recommendation that any holder of Preferred Stock should exchange his Preferred Stock pursuant to the Exchange Offer.

         The following is a summary of certain financial analyses performed by Principal Financial in connection with the preparation of the Fairness Opinion.

         Selected Comparable Transaction Analysis. Principal Financial analyzed certain publicly available information relating to selected recent comparable exchange offers. These were exchange offers in which a public company successfully completed an offer to exchange common stock for outstanding public preferred stock of the same company. Principal Financial analyzed such transactions and identified companies which had undertaken such offers for reasons similar to those of the Company. Principal Financial computed the premium which the exchange offer represented to the market price of the preferred stock on the day immediately prior to the announcement of the exact exchange consideration. Principal Financial noted that on November 7, 1997, which was the last day prior to the date of the Fairness Opinion, the premium was greater than the range of premiums in comparable transactions. For the transactions reviewed, the premium has ranged between 1% and 26%, with an average of 14.8%. The Exchange Consideration in the Reclassifications and the Exchange Offer represents a premium of 55.2% utilizing the market prices of the Common Stock and the 9%/7% Preferred Stock as of November 7, 1997.

         Conversion Premium Analysis. Principal Financial reviewed and compared the Exchange Consideration to a range of considerations under various scenarios. Under the optional conversion right of the 9%/7% Preferred Stock, the stockholder has the option, at any time, to convert one share of 9%/7% Preferred Stock into two shares of Common Stock. Under the mandatory conversion that would occur in March 15, 2003, holders of 9%/7% Preferred Stock will receive no more than three shares of Common Stock. The Exchange Consideration provides a premium of 35.2% based on the market prices of the Common Stock and 9%/7% Preferred Stock as of November 7, 1997. The Exchange Consideration is greater than the consideration under optional and mandatory conversions. The optional conversion of two shares of Common Stock translates into a discount of 22.40% to the 9%/7% Preferred Stock market price as of November 7, 1977, and the mandatory conversion of three shares of Common Stock translates into a 16.40% premium to the 9%/7% Preferred Stock market price as of such date.

         Implied Market Price Exchange Ratios: Principal Financial computed the implied market price exchange ratio by dividing the historical market price of the 9%/7% Preferred Stock by the historical market price of the Common Stock on a daily basis for the period from November 26, 1996 to November 7, 1997. For these periods, Principal Financial computed the average implied market price exchange ratio for trading periods of 30 days, 60 days, 90 days, and 120 days ending November 7, 1997. Principal Financial also computed the average implied market price ratio for the period between August 28, 1997 and November 7, 1997 (August 28, 1997 being the day immediately prior to the Company announcing its prohibition of paying dividends on its Preferred Stock and November 7, 1997 being the last trading day prior to the date of the Fairness Opinion). Principal Financial noted that the Exchange Consideration was greater than the consideration that would be reflected by the average implied exchange ratios derived by this method during all periods of study. The averages were as follows: 30 day average of 3.02X; 60 day of 3.34X; 90 day of 3.07X; 120 day of 2.98X. For the period since the Initial Announcement Date, the implied exchange ratio was 3.24X, and for the entire trading history, the implied exchange ratio was 2.88X.

         Implied Weighted Average Market Price Exchange Ratios: In this analysis, Principal Financial weighted the prices used in the average implied market exchange ratio by volume. Principal Financial computed the average trading price weighted by the volume of shares traded of the 9%/7% Preferred Stock and the average historical trading price of the Common Stock. Principal Financial computed an implied weighted average market price exchange ratio by dividing the historical weighted average market price of the 9%/7% Preferred Stock by the historical weighted average market price of the Common Stock for 30 day, 60 day, 90 day and 120 day periods ending November 7, 1997. Principal Financial also computed the implied weighted average market price exchange ratio for the period between November 26, 1996 and November 7, 1997, and the period between August 28, 1997 and November 7, 1997. Principal Financial noted that the Exchange Consideration was greater than the consideration that would be reflected by the implied weighted average market price exchange ratio derived by this method over each period. The implied weighted average market price exchange ratios were as follows: 30 day of 3.29X; 60 day of 3.76X; 90 day of 3.48X; 120 day of 3.20X. For the period since the Initial Announcement Date, the implied exchange ratio was 3.58X, and for the entire trading history, the implied weighted average exchange ratio was 2.98X.

         Analysis of Earnings. Principal Financial reviewed the Company's financial forecasts for the fiscal years 1998 to 2004 prepared and provided by management of the Company. The figures are projected subsequent to the Exchange Offer, and are based upon a 50% conversion in the Exchange Offer. The analysis examines projected earnings per share of Common Stock. The projections indicate that the earnings per share grow over the period of the year ending March 31, 1998 through the year ending March 31, 2004.

         Principal Financial also stress-tested the Company's projections by reducing the Company's forecasted net income and loan loss provisions by 20%, but by maintaining its general and administrative expenses at the forecasted higher volume levels. The results indicate the Company would return to profitability in fiscal 2000 and remain profitable thereafter.

         Analysis of Earnings under Slow Growth Scenario. Principal Financial reviewed the Company's financial forecasts monthly from December 31, 1997 through March 31, 2001 under a slow growth scenario. The slow growth scenario is based on the assumptions that no exchange takes place, new funds are not made available, and no refinancing of the Company's current debt occurs. Under this scenario, the Company scales back operations significantly, shrinking its balance sheet before it experiences new growth, and the value of the Preferred Stock remains flat.

         Historical Analysis of Tangible Book Value and Liquidation Value of
the Preferred Stock.   Principal Financial computed the historical tangible
book value of the Preferred Stock. Principal Financial also computed the liquidation value of the Preferred Stock in two methods. In computing the liquidation value, Principal Financial assumed a 95% market value in a sale of the Company's receivable portfolio and a 3% administrative cost for such a portfolio liquidation sale. Principal Financial also computed the liquidation value assuming an 80% market value in a sale of the Company's receivable portfolio and a 3% administrative cost for such portfolio liquidation sale.
The value of the Exchange Consideration of $7.76 (the market price of four shares of Common Stock as of November 7, 1997) offered in the Reclassifications and the Exchange Offer is greater than the Preferred Stock tangible book value and the adjusted liquidation values of the Preferred Stock as of September 30, 1997. On September 30, 1997, the tangible book value of the Preferred Stock was $6.77 per share, the adjusted liquidation value based on a 95% market value of the receivable portfolio was $3.04, and the adjusted liquidation value based on an 80% market value of the receivable portfolio was a negative $3.96.

         Tangible Book Value of the Preferred to Liquidation Preference. Principal Financial computed the historical tangible book value of the Preferred Stock and compared it to the liquidation preferences of the 9%/7% Preferred Stock and the 12% Preferred Stock of $28.00 and $40.00, respectively, per share. Principal Financial noted that the tangible book value of the Preferred Stock has been consistently at a discount to these liquidation preferences. This discount has been increasing as the tangible book value of the Preferred Stock has decreased over time.

         The foregoing summary does not purport to be a complete description of Principal Financial's analyses or of the presentation by Principal Financial to the Board. Principal Financial did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis or factor. Accordingly, Principal Financial believes that its analyses must be considered as a whole and that selecting portions of its analyses or of the factors considered, without considering all analyses and factors, could create an incomplete view of the processes underlying the preparation of the Fairness Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In performing its analyses, Principal Financial made numerous assumptions with respect to general business and economic conditions and other matters, many of which are beyond the control of the Company. The analyses performed by Principal Financial are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses and various classes of securities do not purport to be appraisals or to reflect the prices at which businesses may be sold or at which a company's securities may trade at any given time. Accordingly, such analyses are inherently subject to substantial uncertainty.

         As part of its investment banking activities, Principal Financial is regularly engaged in the valuation of businesses and their securities in connection with recapitalizations, exchange offers, mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Board of Directors selected Principal Financial because of its expertise, reputation and familiarity with the Company in particular and the Company's industry in general.

         As compensation for its services in connection with the Reclassifications and the Exchange Offer, the Company has paid Principal Financial a fee of $150,000. The Company has also agreed to reimburse Principal Financial for its reasonable expenses (including, without limitation, professional and legal fees and disbursements) incurred in connection with its engagement and to indemnify Principal Financial and certain related persons against certain liabilities in connection with its engagement, including certain liabilities under the federal securities laws.

         Principal Financial is acting as a financial advisor to the Board of Directors in connection with the Reclassifications and the Exchange Offer. In the ordinary course of its business, Principal Financial actively trades in the securities of the Company for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in these securities.

EFFECTS OF RECLASSIFICATIONS ON HOLDERS OF PREFERRED STOCK AND EFFECTS OF EXCHANGE OFFER ON EXCHANGING HOLDERS OF PREFERRED STOCK

Detriments

         Holders of Preferred Stock whose shares are exchanged or reclassified will no longer own such shares of Preferred Stock and, consequently, will no longer be entitled to any of the rights and privileges of the Preferred Stock with respect to such exchanged shares. The rights and privileges of the 12% Preferred Stock include, among other things, the rights to (i) receive cumulative preferential cash dividends, when and as declared by the Board of Directors of the Company out of funds legally available therefor, at the rate per share equal to $4.80 per annum, (ii) receive a liquidation preference of $40.00 per share plus accrued and unpaid dividends upon the liquidation, dissolution or winding up of the Company and (iii), voting separately as a class, elect two directors to the Board of Directors if the Company fails to make six quarterly dividend payments on the 12% Preferred Stock. The rights and privileges of the 9%/7% Preferred Stock include, among other things, the rights to (i) receive non-cumulative preferential dividends, out of funds legally available therefor, at a per annum rate of $2.52 per share until March 31, 1999, and $1.96 per share thereafter until conversion, (ii) receive a liquidation preference of $28.00 per share plus accrued and unpaid dividends upon the liquidation, dissolution or winding-up of the Company and (iii), voting separately as a class, elect two-thirds of the directors to the Board of Directors if the Company fails to make four consecutive quarterly dividend payments, in the form of cash or shares of Common Stock, on the 9%/7% Preferred Stock and approve certain other matters, including the 9%/7% Reclassification. See "Comparison of Common Stock and Preferred Stock," "Description of
Capital Stock--12% Preferred Stock" and "--9%/7% Preferred Stock" and "Pro Forma Financial Information."

         Although Holders of shares of Preferred Stock have the foregoing dividend rights, the Company is currently prohibited from paying cash dividends on the Preferred Stock and may continue to be prohibited from paying dividends on the Preferred Stock in the future. Holders of shares of Preferred Stock exchanged will not receive any accrued, unpaid dividends. No separate payment is being made pursuant to the Exchange Offer or the Reclassifications in respect of accrued, unpaid dividends on exchanged or reclassified shares of Preferred Stock.

         Although Holders of shares of Preferred Stock are entitled to receive the foregoing liquidation preferences upon any liquidation, dissolution or winding up of the Company, the Company does not have sufficient net assets, and there can be no assurance that the Company will at any time have sufficient net assets, to pay the full liquidation preference on the Preferred Stock. Based upon the tangible stockholders' equity of the Company as of September 30, 1997 of $16,975,000 each share of Preferred Stock would have received a distribution of only $6.78 had the Company dissolved and wound up as of that date, assuming the Company realized net book value for its tangible assets upon liquidation.

         The Common Stock generally provides less protection than the Preferred Stock against risks associated with the Company and its business, and, accordingly, investment in the Common Stock involves a higher degree of risk than investment in the Preferred Stock. The Common Stock will continue to be subordinate to any Preferred Stock not reclassified or exchanged and to claims of all creditors of the Company and has no liquidation preference. Therefore, in the event of the bankruptcy, liquidation or reorganization of the Company, the assets of the Company will be available to make distributions in respect of the Common Stock only after claims of all creditors of the Company have been paid in full and the liquidation preference, plus an amount equal to accrued and unpaid dividends, has been paid to all Holders of shares of Preferred Stock. Accordingly, in such event, sufficient assets may not exist to pay any amounts to holders of Common Stock. If the Exchange Offer is consummated, but not the Reclassifications, the Preferred Stock not tendered and exchanged in the Exchange Offer will continue to be senior to any claims of the holders of Common Stock, including Common Stock issued in the Exchange Offer, in the event of the bankruptcy, liquidation or reorganization of the Company.

         For a summary of certain federal income tax consequences to exchanging Holders, see "Certain Federal Income Tax Consequences."

Benefits

         Holders of shares of Preferred Stock will receive a greater number of shares of Common Stock under the Reclassifications or the Exchange Offer than such holders would be entitled to receive upon the conversion of the Preferred Stock in accordance with its terms. Holders of shares of Preferred Stock are currently entitled to convert each share of 9%/7% Preferred Stock into two shares of Common Stock and each share of 12% Preferred Stock into one share of Common Stock. In addition, all shares of the 9%/7% Preferred Stock are mandatorily convertible into Common Stock in the year 2003 at a rate of one share of 9%/7% Preferred Stock for up to three shares of Common Stock, based on a formula. Through ownership of Common Stock, exchanging Holders of the Preferred Stock will continue to be able to participate in the Company's growth and profitability.

         Holders of shares of 12% Preferred Stock, for which there is no established trading market, will receive marketable shares of Common Stock which are listed for trading on The Nasdaq National Market. While due to the passage of time the holders of outstanding shares of 12% Preferred Stock are free to sell their shares without registration under applicable securities laws, there are only 49,994 shares of 12% Preferred Stock outstanding. No trading market has developed or is expected to develop for the 12% Preferred Stock. The Exchange Offer or the 12% Reclassification provides a method by which Holders of shares of 12% Preferred Stock may immediately create liquidity in their investment at a exchange rate that is higher than the applicable conversion rate for the 12% Preferred Stock.

         The Board of Directors believes that all stockholders of the Company should benefit from the enhancement of the Company's financial flexibility resulting from the elimination or decrease of the dividend burden of the Preferred Stock following the successful completion of the Reclassifications or the Exchange Offer. The Company believes that this enhanced flexibility should enable it to obtain additional capital and to take advantage of the consolidation occurring in the non-prime automobile finance industry. See "--Purposes" above.

EFFECTS ON HOLDERS RETAINING PREFERRED STOCK

Benefits

         Holders of shares of Preferred Stock not converted into Common Stock pursuant to the Reclassifications or the Exchange Offer will continue to be entitled to all of the rights and preferences of the Preferred Stock. The rights and privileges of the 12% Preferred Stock include, among other things, the rights to (i) receive cumulative preferential cash dividends, when and as declared by the Board of Directors of the Company out of funds legally available therefor, at the rate per share equal to $4.80 per annum, (ii) convert each share of 12% Preferred Stock into one share of Common Stock, (iii) receive a liquidation preference of $40.00 per share plus accrued and unpaid dividends upon any liquidation, dissolution or winding up of the Company and
(iv) voting separately as a class, to elect two directors to the Board of Directors if the Company fails to make six quarterly dividend payments on the
12% Preferred Stock.   The rights and privileges of the 9%/7% Preferred Stock
include, among other things, the rights to (i) receive non-cumulative preferential cash dividends, out of funds legally available therefor, at a per annum rate of $2.52 per share until March 31, 1999 and $1.96 per share thereafter until conversion, (ii) convert each share of 9%/7% Preferred Stock into two shares of Common Stock, or up to three shares of Common upon mandatory conversion in 2003, (iii) receive a liquidation preference of $28.00 per share plus accrued and unpaid dividends and (iv) voting separately as a class, to elect two-third of the directors to the Board of Directors if the Company fails to make four consecutive quarterly dividend payments, in the form cash or shares of Common Stock, on the 9%/7% Preferred Stock and to approve certain other matters, including the 9%/7% Reclassifications. The shares of each Holder who retains Preferred Stock will represent a greater percentage of the outstanding shares of the Preferred Stock and, accordingly, will have greater relative voting power with respect to any matter submitted for a separate vote by the holders of the 9%/7% Preferred Stock or 12% Preferred Stock. Dividends on shares of Preferred Stock not exchanged in the Exchange Offer will continue to accrue in accordance with the terms of the Preferred Stock. See "Comparison of Common Stock and Preferred Stock" and "Description of Capital Stock--12% Preferred Stock" and "--9%/7% Preferred Stock."

         Although Holders of shares of Preferred Stock are entitled to receive the foregoing dividends, a covenant in the Hibernia loan agreement currently prohibits the Company from paying cash dividends on the Preferred Stock. In addition, the terms of the 9%/7% Preferred Stock currently prohibit the payment of dividends on the 9%/7% Preferred Stock in the form of shares of Common Stock. See the discussion below under "--Detriments."

         Although Holders of shares of Preferred Stock are entitled to receive the foregoing liquidation preferences upon any liquidation, dissolution or winding up of the Company, the Company does not have sufficient net assets, and there can be no assurance that the Company will at any time have sufficient net assets, to pay the full liquidation preference on the Preferred Stock. Based upon the tangible stockholders' equity of the Company as of September 30, 1997 of $18,734,000, each share of Preferred Stock would have received a distribution of only $7.48 had the Company dissolved and wound up as of that date, assuming the Company realized net book value for its tangible assets upon liquidation.

Detriments

         If the Exchange Offer is consummated, but not the Reclassifications, the exchange of shares of 9%/7% Preferred Stock pursuant to the Exchange Offer will reduce the number of Holders and outstanding shares of 9%/7% Preferred Stock. As a result, the liquidity and market value of the remaining shares of 9%/7% Preferred Stock could be adversely affected. Trading in The Nasdaq National Market following the completion of the Exchange Offer will depend upon the number of shares of 9%/7% Preferred Stock outstanding, the number of remaining Holders of 9%/7% Preferred Stock, the interest of securities firms in maintaining a market in the 9%/7% Preferred Stock and other factors.

         Following completion of the Exchange Offer, The Nasdaq National Market may delist the 9%/7% Preferred Stock depending upon the number of Holders of shares of 9%/7% Preferred Stock or the number of shares of 9%/7% Preferred Stock that remain outstanding. The following quantitative criteria (among other criteria) must be met for the 9%/7% Preferred Stock to continue to be designated as a Nasdaq National Market security: (i) 750,000 shares publicly held; and (ii) 400 holders of 100 shares or more. Following completion of the Exchange Offer, the 9%/7% Preferred Stock may fail to continue to satisfy these criteria and perhaps others. Accordingly, there can be no assurance that the 9%/7% Preferred Stock will continue to be listed and traded on The Nasdaq National Market following completion of the Exchange Offer. See "Listing and Trading of Common Stock and 9%/7% Preferred Stock."

         If the Reclassifications are not consummated but the Exchange Offer is consummated, the Holders of Preferred Stock whose shares are not exchanged in the Exchange Offer may continue not to receive any dividends. Dividend arrearages on the Preferred Stock may negatively impact the Company's financial flexibility and ability to obtain additional capital. See "--Purposes" above. The Hibernia loan agreement prohibits any payment of dividends by the Company if as a result the sum of the Company's tangible net worth and subordinated debt, less any loans to insiders, would be less than $22,500,000. The payment of cash dividends on the Preferred Stock for the quarter ended September 30, 1997 would have violated this prohibition. In addition, the Company may enter into other loan agreements that contain provisions limiting or prohibiting payment of cash dividends on the Preferred Stock. If the Company is prevented from paying any dividend on the 9%/7% Preferred Stock (but not the 12% Preferred Stock) entirely in cash, the terms of the 9%/7% Preferred Stock specify that the Company may pay the dividend in the form of a mixture of cash and Common Stock to the extent possible under Delaware law and any applicable loan agreement or, if necessary, entirely in Common Stock, provided the average market price per share of the Common Stock is $4.00 or greater for the 20 trading day period ending five days prior to the date of payment of the dividend in Common Stock. If the Common Stock trading price remains at less than $4.00 per share, the Company will be prohibited from paying the dividend on the 9%/7% Preferred Stock in the form of Common Stock. There can be no assurance that the Company will be able to pay dividends on the Preferred Stock in cash or that it will be able to satisfy the minimum price condition for issuance of shares of Common Stock as a dividend on the 9%/7% Preferred Stock. If the Company is able to obtain a waiver or amendment of the foregoing restrictions in its agreement with Hibernia or to improve its tangible net worth to prevent the imposition of the foregoing restrictions, the Company may be able to resume dividend payments on the Preferred Stock in the future so long as the Company does not enter into other loan agreements that prohibit the payment of dividends on the Preferred Stock. There can be no assurances, however, that the Company will be able to pay any future dividends on the Preferred Stock. See "The Exchange Offer--Purposes of the Exchange Offer."

         Holders of large blocks of shares of 12% Preferred Stock or 9%/7% Preferred Stock who do not exchange their shares in the Exchange Offer will have greater relative voting power with respect to, and may be able to control the outcome of, any matter submitted for a separate vote by the Holders of the 12% Preferred Stock or the 9%/7% Preferred Stock. This voting power control may prevent other holders of shares of Preferred Stock from approving actions for which a class vote of Preferred Stock is required that may be in the best interests of the Company or the holders of shares of Preferred Stock.

         The Preferred Stock is subordinate to claims of all creditors of the Company. Therefore, in the event of the bankruptcy, liquidation or reorganization of the Company, the assets of the Company will be available to pay obligations in respect of the Preferred Stock only after claims of all creditors of the Company have been paid in full. Accordingly, in such event, sufficient assets may not exist to pay the liquidation preference on the Preferred Stock. However, the Preferred Stock not tendered and exchanged in the Exchange Offer will continue to be senior to any claims of the holders of Common Stock, including Common Stock issued in the Exchange Offer, in the event of the bankruptcy, liquidation or reorganization of the Company. The terms of the Preferred Stock do not contain any limitation on the incurrence of additional indebtedness by the Company or its subsidiaries. See "Description of Capital Stock."

EFFECTS ON HOLDERS OF COMMON STOCK

         A maximum of 10,024,368 shares of Common Stock may be issued as a result of consummation of the Reclassifications or Exchange Offer. The issuance of these shares may cause a decline in the market price of the Common Stock and will dilute the voting power of existing holders of Common Stock. See "Risk Factors--Risks Associated With Investment in Common Stock--Potential Impact on Market Price and Voting Rights of Common Stock."

         The currently outstanding shares of Preferred Stock have an aggregate liquidation preference of approximately $70,771,000. The Holders of shares of Preferred Stock are entitled to receive, upon any liquidation, dissolution or winding up of the Company, up to the amount of the aggregate liquidation preference plus any accrued and unpaid dividends prior to any distribution of the remaining assets of the Company to holders of the Common Stock. If the Reclassifications are consummated, all shares of Preferred Stock will be reclassified and changed into shares of Common Stock, thereby eliminating the liquidation preference of the Preferred Stock. Assuming 50% of the outstanding shares of each series of the Preferred Stock is exchanged pursuant to the Exchange Offer, the aggregate liquidation preference for the remaining Preferred Stock would be approximately $35,385,000. Accordingly, the holders of the Common Stock would benefit from a consummation of the Reclassifications and could benefit from consummation of the Exchange Offer by the elimination or reduction of the aggregate liquidation preference of the Preferred Stock to an amount less than the net realizable value of the Company's assets after satisfaction of all liabilities of the Company. See "Capitalization" and "Pro Forma Financial Information."

         Although the Company had net income before dividends on the Preferred Stock for the fiscal year ended March 31, 1997, the Company had a net loss before dividends on the Preferred Stock of $4,561,000 for the six months ended September 30, 1997 and net losses after dividends on the Preferred Stock and attributable to Common Stock of $4,871,000 for the fiscal year ended March 31, 1997 and $6,231,000 for the six months ended September 30, 1997. Prior to the quarter ended September 30, 1997, total dividends on the outstanding shares of Preferred Stock were accruing at a rate of $1,607,500 per quarter, or $6,430,000 per year. Beginning in the second quarter of fiscal 1998, management stopped accruing the dividends on the 9%/7% Preferred Stock. By reducing the number of outstanding shares of Preferred Stock, the total amount of dividends payable on the Preferred Stock is reduced. Assuming 50% and 100% of the shares of Preferred Stock had been exchanged pursuant to the Exchange Offer or the Reclassifications as of April 1, 1997, the pro forma net income (loss) per share attributable to Common Stock would have been $(1.10) or $(0.97), respectively (or $(0.65) or $(0.37), respectively, excluding an accounting loss adjustment resulting from the Reclassifications or the Exchange Offer), for the six months ended September 30, 1997. See "Capitalization" and "Pro Forma Financial Information."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         Holders of Preferred Stock should recognize no gain or loss on the exchange of their shares of Preferred Stock solely for shares of Common Stock pursuant to the Exchange Offer or the Reclassifications, except in respect of cash received in lieu of fractional shares of Common Stock. See "Certain Federal Income Tax Consequences."

DISSENTERS' RIGHTS

         Holders of shares of Preferred Stock will not have any appraisal or dissenters' rights with respect to the Reclassifications or Exchange Offer under the Delaware General Corporation Law (the "DGCL") or under the Charter, and Holders will not be voluntarily afforded dissenters' rights in connection with the Reclassifications or Exchange Offer.

ACCOUNTING TREATMENT

         It is anticipated that the accounting treatment for the Reclassifications and Exchange Offer will be to recognize in the Company's stockholders' equity the conversion into Common Stock of the shares of Preferred Stock that are converted into shares of Common Stock pursuant to the Reclassifications or the Exchange Offer. In addition, the premium paid to induce the conversion of the Preferred Stock to Common Stock will be treated as a reduction in the income available to holders of Common Stock for the earnings per share calculation. The cost of this inducement is measured as the excess of the fair value of the Common Stock issued to the holders of Preferred Stock over the fair value of the Common Stock issuable pursuant to the original conversion terms of the Preferred Stock. The fees and expenses the Company will incur in connection with the Reclassifications and the Exchange Offer will be accounted for as a current period expense.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

         The following table sets forth the Company's ratio of earnings to combined fixed charges and Preferred Stock dividends for the last five fiscal years or transition periods.

                                                                   Fiscal Year Ended(3)
                                              -------------------------------------------------------------
                           Six Months
                              Ended           Mar. 31,     Mar. 31,     Sept. 30,    Sept. 30,    Sept. 30,
                       September 30, 1997       1997       1996 (1)       1995          1994       1993 (2)
                       ------------------     --------     --------     ---------    ---------    ---------
Ratio of Earnings to          (0.34)             0.42        (0.84)       (0.76)        (1.57)        0.91
Combined Fixed
Charges and Preferred
Stock Dividends

-------------

(1)      Six month transition period.

(2)      Nine month transition period.

(3) In each period, the Company's earnings were inadequate to cover fixed charges and Preferred Stock dividends. The dollar amounts of the coverage deficiencies were $6,231,000, $4,871,000, $2,998,000,
         $20,134,000, $26,190,000 and $391,000 in the periods ended September
         30, 1997, March 31, 1997, March 31, 1996, September 30, 1995,
         September 30, 1994 and September 30, 1993.

                             THE PROXY SOLICITATION

DATE, TIME AND PLACE OF SPECIAL MEETING

         The Special Meeting will be held on ____________, 1998 at 10:00 a.m., local time, at the offices of the Company located at 600 North Pearl Street, Dallas, Texas 75201.

THE PROPOSALS

         This Proxy Statement/Prospectus is furnished to the holders of Common Stock and Preferred Stock in connection with the solicitation of proxies by and on behalf of the Board of Directors of the Company for use at the Special Meeting, or at any adjournments or postponements thereof, for the purposes set forth herein (the "Proxy Solicitation"). The accompanying proxy, unless the stockholder otherwise specifies in the proxy, will be voted FOR each of the following proposals (the "Proposals"):

         1. Approval of an amendment (the "9%/7% Preferred Stock Amendment") to the Company's Restated Certificate of Incorporation, as amended (the "Charter"), providing for the reclassification and conversion of each outstanding share of 9%/7% Preferred Stock into four shares of Common Stock;

         2. Approval of an amendment (the "12% Preferred Stock Amendment") to the Charter providing for the reclassification and conversion of each outstanding share of 12% Preferred Stock into four shares of Common Stock; and

         3. Approval of the issuance of shares of Common Stock pursuant to the Company's Exchange Offer, upon the terms and subject to the conditions set forth in this Proxy Statement/Prospectus and the Letter of Transmittal (the "Exchange Offer Proposal").

         In addition, the accompanying proxy will be voted, in the discretion of the proxyholders, as to the transaction of such other business as may properly come before the Special Meeting. The Board of Directors is not presently aware of any other matters or business to be brought before the Special Meeting.

         Approval of the Exchange Offer Proposal by the stockholders is required by the rules of The Nasdaq National Market. Failure to obtain stockholder approval for the Exchange Offer Proposal would prevent the consummation of the Exchange Offer.

         This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to holders of Preferred Stock and Common Stock on or about _______________________, 1997.

RECORD DATE AND QUORUM

         The Board of Directors of the Company has fixed the close of business on _______________, 1997 as the Record Date for determining stockholders entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof.

         The presence of a majority of the total outstanding shares of Preferred Stock and Common Stock, represented in person or by a properly executed proxy, is necessary to constitute a quorum for the Special Meeting.

OUTSTANDING SHARES AND HOLDERS

         On the Record Date, 2,456,098 shares of 9%/7% Preferred Stock, 49,994 shares of 12% Preferred Stock, and 6,682,886 shares of Common Stock were outstanding and entitled to vote at the Special Meeting, which shares were held of record by 2,024, 87, and 3,521 holders, respectively.

VOTING

         Holders of record on the Record Date are entitled to cast one vote per share of Preferred Stock or Common Stock, either in person or by a properly executed proxy, in connection with the approval of each of the Proposals. All shares of Preferred Stock and Common Stock represented at the Special Meeting by properly executed proxies received prior to the vote at the Special Meeting, unless previously revoked, will be voted in accordance with the instructions thereon. If no instructions are given, proxies will be voted FOR each of the Proposals. Any proxy may be revoked at any time until the proposals are voted on at the Special Meeting. Holders of Preferred Stock or Common Stock may also vote their shares in person at the Special Meeting.

         Shares represented at the meeting but not voted for or against a Proposal at the meeting, such as abstentions or "broker non-votes," will be counted in determining a quorum. A "broker non-vote" occurs if a broker or other nominee holding shares for a beneficial owner does not have discretionary voting power as to such shares and does not receive specific voting instructions from the beneficial owner. Shares represented by abstentions will be deemed present and entitled to vote for purposes of each of the Proposals, and will have the effect of votes against the Proposals. The Proposals are considered "non-discretionary items" with respect to which brokers and nominees may not vote on behalf of beneficial owners without voting instructions. Accordingly, shares represented by "broker non-votes" will not be deemed entitled to vote at the meeting and will have no effect on the Exchange Offer Proposal, but will have the same effect as a vote against the 9%/7% Preferred Stock Amendment and the 12% Preferred Stock Amendment.

HOW TO VOTE IN THE PROXY SOLICITATION

         Holders of Common Stock, 12% Preferred Stock or 9%/7% Preferred Stock may vote at the Special Meeting by completing and signing the proxy card and mailing or delivering such proxy card to the Exchange Agent at the address set forth on the back cover page of this Proxy Statement. If no instructions are indicated, proxies will be voted in favor of each of the Proposals. Holders of Common Stock, 12% Preferred Stock or 9%/7% Preferred Stock whose purchase has been registered after the Record Date and who wish to vote at the Special Meeting must arrange with their seller to receive a proxy from the holder of record on the Record Date of such Common Stock, 12% Preferred Stock or 9%/7% Preferred Stock. Holders may also vote their shares of Common Stock, 12% Preferred Stock or 9%/7% Preferred Stock by attending the Special Meeting and voting in person.

BENEFICIAL OWNERS

         Any beneficial owner whose shares of Preferred Stock or Common Stock are registered or held of record on the Record Date in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to vote for the Proposals should contact such registered holder or holder of record on the Record Date promptly and instruct such holder to vote for the Proposals on the beneficial owner's behalf. If such beneficial owner wishes to vote for the Proposals directly, such beneficial owner must either make appropriate arrangements to register ownership of shares in such owner's name or obtain a proxy from the holder of record on the Record Date authorizing the beneficial owner to vote by proxy on behalf of such record holder. The transfer of record ownership of shares may take considerable time and, depending on when such transfer is requested, may not be accomplished prior to the Special Meeting.

REVOCATION OF PROXIES

         Proxies may be revoked at any time until the Proposals are voted on at the Special Meeting. A revocation of a proxy given by a Holder of Preferred Stock will not have any effect on those shares of Preferred Stock tendered by the Holder for exchange pursuant to the Exchange Offer. A proxy may be revoked by (i) giving written notice to the Secretary of the Company at or before the Special Meeting, or (ii) duly executing and delivering a subsequent proxy. Any stockholder of record on the Record Date may attend the Special Meeting and vote in person, whether or not the stockholder has previously given a proxy. Attendance at the Special Meeting will not in and of itself constitute revocation of a proxy.

REQUIRED VOTE

         Approval of the 9%/7% Preferred Stock Amendment requires the affirmative vote of a majority of all of the outstanding shares of Common Stock and Preferred Stock, voting together as a single class, as well as the affirmative vote of two-thirds of all of the outstanding shares of 9%/7% Preferred Stock, voting as a separate class. Approval of the 12% Preferred Stock Amendment requires the affirmative vote of a majority of all of the outstanding shares of Common Stock and Preferred Stock, voting together as a single class, as well as the affirmative vote of a majority of all of the outstanding shares of 12% Preferred Stock, voting as a separate class. Approval of the Exchange Offer Proposal requires the affirmative vote of a majority of the shares of Common Stock and Preferred Stock, voting together as a single class, represented at the Special Meeting and entitled to vote.

EXCHANGE OFFER PROPOSAL

         The Exchange Offer Proposal consists of the approval of the issuance of shares of Common Stock pursuant to the Exchange Offer, upon the terms and subject to the conditions set forth in this Proxy Statement/Prospectus and the Letter of Transmittal. At the Special Meeting, the Holders of the Common Stock and Preferred Stock will be asked to consider and vote upon the Exchange Offer Proposal as a separate proposal. The Exchange Offer Proposal may be approved and adopted while either or both of the Preferred Stock Amendments are rejected by the stockholders.

PREFERRED STOCK AMENDMENTS

         The Preferred Stock Amendments consist of the 9%/7% Preferred Stock Amendment (Proposal 1) and the 12% Preferred Stock Amendment (Proposal 2). The Preferred Stock Amendments will be voted on as separate proposals at the Special Meeting. One Preferred Stock Amendment may be approved and adopted while the other Preferred Stock Amendment is rejected by the stockholders.

         Generally, the Preferred Stock Amendments would, upon the filing of the Preferred Stock Amendments with the Secretary of State of the State of Delaware (the "Effective Date"), automatically reclassify and change each share of Preferred Stock (inclusive of accrued and unpaid dividends), including shares of Preferred Stock tendered in the Exchange Offer, into four shares of Common Stock. At such time, the person entitled to receive the Common Stock as a result of the Reclassifications will be treated for all purposes as the registered holder of such Common Stock.

         Specifically, the Preferred Stock Amendments will amend the Charter as follows:

         PROPOSAL 1:      The 9%/7% Preferred Stock Amendment provides as
follows:

                 "The Restated Certificate of Incorporation, as amended, of the Corporation is hereby amended by adding the following new Section 15 to the Certificate of Designation for the 9%/7% Convertible Preferred
         Stock:

                          SECTION 15. Reclassification. Effective upon the filing of this Certificate of Amendment to the Corporation's Restated Certificate of Incorporation, as amended, each outstanding share of Convertible Preferred Stock (inclusive of accrued and unpaid dividends), shall be reclassified as and changed into four shares of Common Stock. Notice of the filing of this Certificate of Amendment shall be mailed to each holder of the Convertible Preferred Stock, at the holder's address as it appears on the books of the Corporation, as promptly as practicable following such filing. Such notice shall set forth the procedures for exchanging certificates formerly representing shares of the Convertible Preferred Stock for the shares of Common Stock. Upon surrender to the Company of the certificates (duly endorsed in blank) representing shares of the Convertible Preferred Stock, certificates representing the appropriate number of shares of Common Stock shall be issued and delivered to the surrendering holders. Until surrender to the Company of such certificates, such certificates will be deemed to represent the appropriate number of shares of Common Stock that are to be issued and delivered to the holders of such certificates."

         PROPOSAL 2:      The 12% Preferred Stock Amendment provides as
follows:

                 "The Restated Certificate of Incorporation, as amended, of the Corporation is hereby amended by adding the following new Section 12 to the Certificate of Designations for the 12% Senior Convertible Preferred Stock:

                          SECTION 12. Reclassification. Effective upon the filing of this Certificate of Amendment to the Corporation's Restated Certificate of Incorporation, as amended, each outstanding share of 12% Preferred Stock (inclusive of accrued and unpaid dividends) shall be reclassified as and changed into four shares of Common Stock. Notice of the filing of this Certificate of Amendment shall be mailed to each holder of 12% Preferred Stock, at the Holder's address as it appears on the books of the Corporation, as promptly as practicable following such filing. Such notice shall set forth the procedures for exchanging certificates formerly representing shares of 12% Preferred Stock for the shares of Common Stock. Upon surrender to the Company of the certificates (duly endorsed in blank) representing shares of 12% Preferred Stock, certificates representing the appropriate number of shares of Common Stock shall be issued and delivered to the surrendering Holders. Until surrender to the Company of such certificates, such certificates will be deemed to represent the appropriate number of shares of Common Stock that are to be issued and delivered to the holders of shares of such certificates."

         NOTWITHSTANDING THE APPROVAL AND ADOPTION OF THE PREFERRED STOCK AMENDMENTS AT THE SPECIAL MEETING, THE COMPANY RESERVES THE RIGHT TO ABANDON FILING THE PREFERRED STOCK AMENDMENTS AND THE CONSUMMATION OF THE
RECLASSIFICATION.

EXCHANGE OF STOCK CERTIFICATES

         As soon as practicable after the Effective Date, holders of Preferred Stock will be notified and requested to surrender their present Preferred Stock certificates for new certificates representing the number of whole shares of Common Stock to which they are entitled after the Reclassifications. Until so surrendered, each certificate representing shares of Preferred Stock will be deemed for all corporate purposes after the Effective Date to evidence ownership of Common Stock, in the appropriate whole number of shares. American Securities Transfer and Trust Company, Inc., Denver, Colorado, has been appointed exchange agent (the "Exchange Agent") to act for stockholders in effecting the exchange of their certificates.

BOARD RECOMMENDATION

         The Board believes that approval of the Exchange Offer Proposal and the Preferred Stock Amendments is in the best interests of the Company and its stockholders. See "Background, Purposes and Effects."

                 A VOTE "FOR" THE APPROVAL AND ADOPTION OF THE EXCHANGE OFFER PROPOSAL AND THE PREFERRED STOCK AMENDMENTS IS UNANIMOUSLY RECOMMENDED BY THE BOARD OF DIRECTORS.

                               THE EXCHANGE OFFER

GENERAL

         The Company is, upon the terms and subject to the conditions set forth in this Proxy Statement/Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal" which, together with this Proxy Statement/Prospectus, constitute the "Exchange Offer"), offering to issue four shares of Common Stock in exchange for each outstanding share of the 9%/7% Preferred Stock and 12% Preferred Stock. If the Preferred Stock Amendments are approved and the Reclassifications are effected, the Exchange Offer will not be consummated because all of the outstanding shares of Preferred Stock will be automatically converted into Common Stock as a result of the Reclassifications. This Proxy Statement/Prospectus, together with the Letter of Transmittal, is being sent to all registered Holders of shares of Preferred Stock as of _________________, 1997.

         Holders of shares of Preferred Stock may participate in the Exchange Offer by properly completing and signing the Letter of Transmittal and tendering their shares of Preferred Stock as described in "The Exchange Offer--Procedures for Tendering" in accordance with the instructions contained herein and in the Letter of Transmittal prior to the Expiration Date (as defined herein). Holders of shares of Preferred Stock need not wait until after the Special Meeting to forward these documents.

         Consummation of the Exchange Offer is conditioned on, among other things, the conversion into Common Stock pursuant to the Exchange Offer and any Reclassification of at least 1,253,046 shares, or 50%, of the aggregate
outstanding shares of 12% Preferred Stock and 9%/7% Preferred Stock.   See
"Conditions to the Exchange Offer." As of October 31, 1997, there were outstanding 2,456,098 and 49,994 shares of 9%/7% Preferred Stock and 12% Preferred Stock, respectively. If any shares of Preferred Stock are not accepted pursuant to the Exchange Offer for any reason, except for approval of one or both of the Preferred Stock Amendments, such shares will be returned to tendering Holders (as defined herein) at the Company's expense as promptly as practicable following the Expiration Date. If one or both of the Preferred Stock Amendments are approved, the shares affected by said Preferred Stock Amendment or Amendments will be retained by the Company and canceled, and new certificates representing the Common Stock to which the holders of the shares of Preferred Stock are entitled will be delivered to the holders by the Exchange Agent as promptly as practicable following the effectiveness of the Preferred Stock Amendment or Amendments.

         If both of the Preferred Stock Amendments are not adopted at the Special Meeting, the Company intends to accept for exchange in the Exchange Offer those shares of Preferred Stock validly tendered and not withdrawn as of the Expiration Date; provided that at least 50% of the outstanding shares of Preferred Stock have been tendered and not withdrawn as of the Expiration Date. If the 12% Preferred Stock Amendment is not adopted while the 9%/7% Preferred Stock Amendment is adopted at the Special Meeting, the Company intends to effect the 9%/7% Reclassification and accept for exchange in the Exchange Offer those shares of the 12% Preferred Stock that have been validly tendered and not withdrawn as of the Expiration Date. If the 9%/7% Preferred Stock Amendment is not adopted while the 12% Preferred Stock Amendment is adopted at the Special Meeting, the Company intends to effect the 12% Reclassification and accept for exchange in the Exchange Offer those shares of the 9%/7% Preferred Stock that have been validly tendered and not withdrawn as of the Expiration Date; provided that at least 50% of the outstanding shares of Preferred Stock have been or are converted into Common Stock pursuant to the Exchange Offer and the 12% Reclassification. The 12% Reclassification will not be effected unless the 9%/7% Reclassification or the Exchange Offer is consummated. If the Exchange Offer Proposal is not adopted at the Special Meeting, the Company will not consummate the Exchange Offer or accept any shares of Preferred Stock tendered pursuant thereto. See "The Exchange Offer--Conditions to the Exchange Offer."

         The Exchange Offer will expire at 5:00 p.m., Dallas, Texas time, on Friday, __________, 1998, or if extended, the latest date and time to which the Exchange Offer has been extended (the "Expiration Date"). Tendered shares of Preferred Stock may be withdrawn at any time until the Expiration Date.

         THE BOARD OF DIRECTORS OF THE COMPANY HAS DETERMINED THAT THE EXCHANGE OFFER IS IN THE BEST INTEREST OF THE COMPANY AND THE CURRENT HOLDERS OF COMMON STOCK AND FAIR TO THE EXCHANGING HOLDERS OF PREFERRED STOCK FROM A FINANCIAL POINT OF VIEW. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE EXCHANGE OFFER PROPOSAL, BUT MAKES NO RECOMMENDATION TO HOLDERS OF SHARES OF PREFERRED STOCK AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES OF PREFERRED STOCK IN THE EXCHANGE OFFER. HOLDERS OF SHARES OF PREFERRED STOCK ARE URGED TO CONSULT THEIR FINANCIAL AND TAX ADVISORS IN MAKING THEIR DECISIONS ON WHAT ACTION TO TAKE AFTER CONSIDERING THEIR OWN PARTICULAR CIRCUMSTANCES AND THE BENEFITS AND DETRIMENTS TO HOLDERS. IN DETERMINING THE

EXCHANGE CONSIDERATION AND THE ADVISABILITY OF CONDUCTING THE EXCHANGE OFFER, THE BOARD OF DIRECTORS WAS ADVISED AND ASSISTED BY THE FINANCIAL ADVISOR AND RELIED ON THE FAIRNESS OPINION.

         The Company expressly reserves the right, in its sole discretion, subject to applicable law, to (i) terminate the Exchange Offer, not accept for exchange any shares of Preferred Stock and promptly return all shares of Preferred Stock upon the failure of any of the conditions specified above or in "The Exchange Offer--Conditions to the Exchange Offer," (ii) waive any condition to the Exchange Offer and accept all shares of Preferred Stock previously tendered pursuant to the Exchange Offer, (iii) extend the Expiration Date of the Exchange Offer and retain all shares of Preferred Stock tendered pursuant to the Exchange Offer until the Expiration Date, subject, however, to all withdrawal rights of holders (see "The Exchange Offer--Withdrawal of Tenders"), (iv) amend the terms of the Exchange Offer in any respect, (v) modify the form of the consideration offered pursuant to the Exchange Offer, or
(vi) terminate the Exchange Offer as to any shares of Preferred Stock that are automatically converted into Common Stock as a result of either of the Reclassifications. See "The Exchange Offer--Expiration Date; Extensions; Amendments; Terminations."

         Holders of the Preferred Stock may contact the Company's Investor Relations Department at (214) 965-6000 if they have questions regarding the Exchange Offer.

TERMS OF THE EXCHANGE OFFER

         The Company hereby offers, upon the terms and subject to the conditions set forth herein and in the accompanying Letter of Transmittal, to exchange four shares of Common Stock for each outstanding share of the Preferred Stock that is validly tendered and accepted for exchange.

         Unless the Exchange Offer has been withdrawn or terminated, the Company will deliver as promptly as practicable following the Expiration Date the Common Stock required to be delivered under the Exchange Offer to exchanging Holders of shares of Preferred Stock. The Company expressly reserves the right, in its sole discretion, to delay acceptance for exchange of Preferred Stock tendered under the Exchange Offer and the delivery of the Exchange Consideration with respect to the Preferred Stock accepted for exchange (subject to Rules 13e-4 and 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which require the Company to consummate the Exchange Offer or return the Preferred Stock deposited by or on behalf of the Holders thereof promptly after the termination or withdrawal of the Exchange Offer), or to amend, withdraw or terminate the Exchange Offer at any time prior to the Expiration Date for any of the reasons set forth in "--Conditions to the Exchange Offer" and "--Expiration Dates; Extensions; Amendments; Termination."

         Unless the context requires otherwise, the term "Holder" with respect to the Exchange Offer means (i) any person in whose name any Preferred Stock is registered on the books of the Company, (ii) any other person who has obtained a properly completed stock power from the registered Holder of shares of Preferred Stock, or (iii) any person whose Preferred Stock is held of record by The Depository Trust Company and the Philadelphia Depository Trust Company (each a "Depository Institution").

         In all cases, except to the extent waived by the Company, delivery of the Exchange Consideration pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates representing tendered Preferred Stock (or confirmation of book-entry transfer thereof), a properly completed and duly executed Letter of Transmittal and any other documents required thereby.

         The Company will be deemed to have accepted validly tendered Preferred Stock (or defectively tendered Preferred Stock with respect to which the Company has waived such defect) when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders for the purpose of receiving Preferred Stock from, and remitting cash and Common Stock to, tendering Holders who are participating in the Exchange Offer.

         If any tendered Preferred Stock is not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein (other than the Reclassifications) or otherwise, unless otherwise requested by the Holder under "Special Delivery Instructions" in the Letter of Transmittal, such Preferred Stock will be returned, without expense, to the tendering holder thereof (or in the case of Preferred Stock tendered by book-entry transfer into the Exchange Agent's account at one of the Depository Institutions, such Preferred Stock will be credited to an account maintained at the applicable Depository Institution designated by the participant therein who so delivered such Preferred Stock), as promptly as practicable after the Expiration Date or the withdrawal or termination of the Exchange Offer. If either or both the Preferred

Stock Amendments are approved and effected, any tendered Preferred Stock affected by the Preferred Stock Amendment or Amendments will be retained and canceled by the Company, and new certificates representing the shares of Common Stock to which the holder is entitled as a result of the Preferred Stock Amendment or Amendments will be issued and delivered by the Company as promptly as practicable after the effectiveness of the Preferred Stock Amendment or Amendments. In the case of Preferred Stock tendered by book-entry transfer into the Exchange Agent's account at one of the Depository Institutions, the newly issued Common Stock will be credited to an account maintained at the applicable Depository Institution designated by the participant therein who so delivered such Preferred Stock.

         Tendering stockholders will not be required to pay brokerage commissions or fees or, subject to the instructions of the Letter of Transmittal, transfer taxes with respect to the exchange of the Preferred Stock pursuant to the Exchange Offer. The Company will pay all charges and expenses of the Exchange Agent, the Financial Advisor and the Information Agent in connection with the Exchange Offer. See "General."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS; TERMINATION

         The Exchange Offer will expire at 5:00 p.m., Dallas, Texas time on the Expiration Date.

         The Company expressly reserves the right, in its sole discretion, subject to applicable law, to (i) terminate the Exchange Offer, not accept for exchange any Preferred Stock and promptly return all Preferred Stock upon the failure of any of the conditions specified below in "--Conditions to the Exchange Offer," (ii) waive any condition to the Exchange Offer and accept all Preferred Stock previously tendered pursuant to the Exchange Offer, (iii) extend the Expiration Date of the Exchange Offer and retain all Preferred Stock tendered pursuant to Exchange Offer until the Expiration Date, subject, however, to all withdrawal rights of Holders (see "--Withdrawal of Tenders"),
(iv) amend the terms of the Exchange Offer in any respect, (v) modify the form of the consideration to be paid pursuant to the Exchange Offer, or (vi) terminate the Exchange Offer as to any shares of Preferred Stock that are automatically converted into Common Stock as a result of either of the Reclassifications. Any amendment applicable to the Exchange Offer will apply to all Preferred Stock tendered pursuant to the Exchange Offer. During any extension of the Exchange Offer, all Preferred Stock previously tendered pursuant to the Exchange Offer and not withdrawn will remain subject to the Exchange Offer.

         If the Company makes a material change in the terms of the Exchange Offer or in the information concerning the Exchange Offer, the Company will extend the Exchange Offer. The minimum period for which the Exchange Offer will be extended following a material change, other than a change in the Exchange Consideration, will depend upon the facts and circumstances, including the relative materiality of the change. With respect to an increase or decrease in the Exchange Consideration, if required, the Exchange Offer will remain open for a minimum of 10 Business Days following public announcement of such change. In the case of any extension, amendment, withdrawal or termination of the offer, a public announcement will be issued no later than 9:00 a.m., New York City time, on the next Business Day after the previously scheduled Expiration Date of the Exchange Offer. If the Company amends the minimum 50% conversion condition to decrease the minimum conversion level, the Company will notify all Holders of such amendment and the Exchange Offer will remain open for a minimum of 10 Business Days following such public announcement, during which time Holders may withdraw their prior tenders. If the Company withdraws or terminates the Exchange Offer, it will give immediate notice to the Exchange Agent, and all Preferred Stock previously tendered pursuant to the Exchange Offer will be returned promptly to the tendering Holders thereof, unless the termination of the Exchange Offer results from the approval and effectiveness of the Preferred Stock Amendments. See "--Withdrawal of Tenders."

         If the Company determines, in its sole discretion, to increase or decrease the consideration offered to Holders of shares of Preferred Stock and if the Exchange Offer is scheduled to expire less than 10 Business Days from and including the date that notice of such increase or decrease is first published, sent or given in the manner specified in the preceding paragraph, then the Exchange Offer will be extended for at least 10 Business Days from and including the date of such notice.

CONDITIONS TO THE EXCHANGE OFFER

         Notwithstanding any other provisions of the Exchange Offer, or any extension of the Exchange Offer, the Company (i) will not be required to accept for exchange, or, subject to any applicable rules and regulations of the Commission, including Rule 14E-1(c) (relating to the Company's obligation to deliver the Exchange Consideration or return tendered shares of Preferred Stock promptly after termination or withdrawal of the Exchange Offer), deliver the Exchange Consideration; (ii) may postpone the acceptance for exchange of or, subject to the restriction set forth above, the delivery of the Exchange Consideration; or (iii) may terminate or amend the Exchange Offer, if at any time prior to the time of delivery of the Exchange Consideration any of the following events shall occur and if in the sole judgment of the Company, and regardless of the circumstances (including any action or omission by the Company or any of its respective affiliates or subsidiaries) giving rise to any such event, it is inadvisable to proceed with the Exchange Offer, such acceptance for exchange of shares of Preferred Stock or the delivery of the Exchange Consideration:

                 (a) less than 1,253,046 shares, or 50%, of the outstanding Preferred Stock are converted into Common Stock pursuant to the Exchange Offer and any Reclassification;

                 (b) the approval of the Exchange Offer Proposal shall not have occurred at the Special Meeting or any adjournment or postponement thereof;

                 (c) there shall have been any action taken or threatened, or any statute, rule, regulation, judgment, order, stay, decree or injunction promulgated, enacted, entered, enforced or deemed applicable to the Exchange Offer, by or before any court or governmental regulatory or administrative agency, authority or tribunal, domestic or foreign, which, in the reasonable judgment of the Company, (i) challenges the making of the Exchange Offer, or might directly or indirectly prohibit, prevent, restrict or delay consummation of the Exchange Offer, or otherwise and adversely affect in any material manner the Exchange Offer or (ii) could adversely affect the business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects of the Company and its subsidiaries, taken as a whole, or materially impair the contemplated benefits of the Exchange Offer to the Company;

                 (d) there shall have occurred or be likely to occur any event affecting the business or financial affairs of the Company that would or might prohibit, prevent, restrict or delay consummation of the Exchange Offer or that will, or is reasonably likely to, materially impair the contemplated benefits of the Exchange Offer or might be material to Holders of shares of Preferred Stock in deciding whether to accept the Exchange Offer; or

                 (e) there shall have occurred (i) any general suspension of or limitation on trading in securities on any national securities exchange or in the over-the-counter market (whether or not mandatory),
         (ii) any significant adverse change in the price of the Preferred Stock, (iii) a material impairment in the trading market for debt or equity securities, (iv) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States (whether or not mandatory), (v) a declaration of a national emergency or a commencement of a war, armed hostilities or other national or international crisis directly or indirectly relating to the United States, (vi) any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States, or (vii) any significant adverse change in United States securities or financial markets generally or in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof.

         The foregoing conditions are for the sole benefit of the Company and may be waived by the Company, in whole or in part, in its sole discretion. Any determination made by the Company concerning an event, development or circumstance described or referred to above will be final and binding on all parties.

PROCEDURES FOR TENDERING

         The tender of shares of Preferred Stock by a Holder thereof pursuant to one of the procedures set forth below will constitute an agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal (and in the Notice of Guaranteed Delivery, if applicable).

         Each Holder of shares of Preferred Stock wishing to participate in the Exchange Offer must (i) properly complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions contained herein and in the Letter of Transmittal, together with any required signature guarantees, and deliver the same to the Exchange Agent, at one of its addresses set forth on the back cover page hereof, prior to the Expiration Date and either (a) certificates for the Preferred Stock must be received by the Exchange Agent at such address or (b) such Preferred Stock must be transferred pursuant to the procedures for book-entry transfer described below and a confirmation of such book-entry transfer must be received by the Exchange Agent, in each case prior to the Expiration Date, or (ii) comply with the guaranteed delivery procedures described below.

         THE METHOD OF DELIVERY OF PREFERRED STOCK AND ALL OTHER DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. IF SENT BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, RETURN RECEIPT REQUESTED, BE USED, INSURANCE BE OBTAINED, AND THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE EXCHANGE AGENT ON OR BEFORE THE EXPIRATION DATE.

         LETTERS OF TRANSMITTAL, CERTIFICATES REPRESENTING PREFERRED STOCK AND ANY OTHER REQUIRED DOCUMENTS SHOULD BE SENT ONLY TO THE EXCHANGE AGENT, NOT TO THE COMPANY, THE INFORMATION AGENT OR THE SOLICITATION AGENT.

         Unless an exemption applies under the applicable law and regulations concerning "backup withholding" of federal income tax, the Exchange Agent will be required to withhold, and will withhold, 31% of the gross proceeds otherwise payable to a Holder pursuant to the Exchange Offer if the Holder does not provide the Holder's taxpayer identification number (social security number or employer identification number, as applicable) and certify that such number is correct. Each tendering Holder should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal, so as to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to the Company and the Exchange Agent.

         Special Procedure for Beneficial Owners. Any beneficial owner whose Preferred Stock is registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering certificates for such owner's tendered shares of Preferred Stock, either make appropriate arrangements to register ownership of the Preferred Stock in such owner's name or obtain a properly completed stock power from the registered Holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date.

         Signature Guarantees. If tendered Preferred Stock is (i) registered in the name of the signer of the Letter of Transmittal and the Exchange Consideration is to be delivered(and any untendered Preferred Stock is to be reissued) in the name of the registered Holder or (ii) tendered for the account of an Eligible Institution (as defined below), the signature on the Letter of Transmittal need not be guaranteed. In all other cases, all signatures on Letters of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program or the Stock Exchange Medallion Program (any of the foregoing hereinafter referred to as an "Eligible Institution"). If the tendered Preferred Stock is registered in the name of someone other than the signer of the Letter of Transmittal, or if the Exchange Consideration is to be delivered in the name of any person other than the signer of the Letter of Transmittal, such tendered Preferred Stock must be endorsed or accompanied by written instruments of transfer in form satisfactory to the Company and duly executed by the registered Holder, and the signature on the endorsement or instrument of transfer must be guaranteed by an Eligible Institution. If the Exchange Consideration and/or the Preferred Stock that is not exchanged is to be delivered to an address other than that of the registered Holder appearing on the register for the Preferred Stock, the signature in the Letter of Transmittal must be guaranteed by an Eligible Institution.

         Book-Entry Transfer. The Company understands that the Exchange Agent will make a request promptly after the date of this Proxy Statement/Prospectus to establish accounts with respect to the Preferred Stock at a Depository Institution for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in a Depository Institution's system may make book-entry delivery of Preferred Stock by causing such Depository Institution to transfer such Preferred Stock into the Exchange Agent's account with respect to the Preferred Stock in accordance with such Depository Institution's Automated Tender Offer Program ("ATOP") procedures for such book-entry transfers. However, the exchange for the Preferred Stock so tendered will only be made after timely confirmation (a "Book-Entry Confirmation") of such Book-Entry Transfer of Preferred Stock into the Exchange Agent's account, and timely receipt by the Exchange Agent of an Agent's Message (as such term is defined in the next sentence) and any other documents required by the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by a Depository Institution and received by the Exchange Agent and forming a part of a Book-Entry Confirmation, which states that such Depository Institution has received an express acknowledgment from a participant tendering Preferred Stock that is the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that the Company may enforce such agreement against such participant.

         Guaranteed Delivery. If a Holder of shares of Preferred Stock desires to participate in the Exchange Offer and time will not permit the Letter of Transmittal or Preferred Stock to reach the Exchange Agent before the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if the Exchange Agent has received at one of its addresses on the back cover page hereof prior to the Expiration Date, a letter, telegram or facsimile transmission from an Eligible Institution setting forth the name and address of the tendering Holder, the name(s) in which Preferred Stock is registered and, if the Preferred Stock is held in certificated form, the certificate number of the Preferred Stock to be tendered, and stating that the tender is being made thereby and guaranteeing that within two Nasdaq National Market trading days after the date of execution of such letter, telegram or facsimile transmission by the Eligible Institution, the Preferred Stock in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (and any other required documents), or a confirmation of book-entry transfer of such Preferred Stock into the Exchange Agent's account at a Depository Institution, will be delivered by such Eligible Institution. Unless the Preferred Stock being tendered by the above-described method is deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly completed Letter of Transmittal and any other required documents) or a confirmation of book-entry transfer of such Preferred Stock into the Exchange Agent's account at the applicable Depository Institution in accordance with such Depository Institution's ATOP procedures is received, the Company may, at its option, reject the tender. In addition to the copy being transmitted herewith, copies of a Notice of Guaranteed Delivery which may be used by Eligible Institutions for the purposes described in this paragraph are available from the Exchange Agent and the Information Agent.

         Miscellaneous. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Preferred Stock will be determined by the Company, whose determination will be final and binding. The Company reserves the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any defect or irregularity in the tender of any Preferred Stock, and the Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding. Neither the Company, the Exchange Agent, the Information Agent, the Solicitation Agent nor any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

         Tenders of Preferred Stock involving any irregularities will not be deemed to have been made until such irregularities have been cured or waived. Preferred Stock received by the Exchange Agent that is not validly tendered and as to which the irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering Holder (or in the case of Preferred Stock tendered by book-entry transfer into the Exchange Agent's account at a Depository Institution, such Preferred Stock will be credited to an account maintained at a Depository Institution designated by the participant therein who so delivered such Preferred Stock), unless otherwise requested by the Holder in the Letter of Transmittal, as promptly as practicable after the Expiration Date or the withdrawal or termination of the Exchange Offer.

LETTER OF TRANSMITTAL

         The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

         The party tendering Preferred Stock for exchange (the "Transferor") exchanges, assigns and transfers the Preferred Stock to the Company, and irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause the Preferred Stock to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the Preferred Stock and to acquire Common Stock issuable upon the exchange of such tendered Preferred Stock and that, when such Transferor's Preferred Stock is accepted for exchange, the Company will acquire good and unencumbered title to such tendered Preferred Stock, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange, assignment and transfer of tendered Preferred Stock or transfer ownership of such Preferred Stock on the account books maintained by the applicable Depository Institution. All authority conferred by the Transferor will survive the death, bankruptcy or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.

WITHDRAWAL OF TENDERS

         Tenders of shares of Preferred Stock pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date and, unless accepted for exchange by the Company, may be withdrawn at any time after 40 Business Days after the date of this Proxy Statement/Prospectus, if such shares have not yet been accepted for exchange.

         To be effective, a written notice of withdrawal delivered by mail, hand delivery or facsimile transmission must be timely received by the Exchange Agent at one of its addresses set forth on the back cover page of this Proxy Statement/Prospectus. The method of notification is at the risk and election of the Holder of shares of Preferred Stock. Any such notice of withdrawal must specify (i) the Holder of shares of Preferred Stock named in the Letter of Transmittal as having tendered Preferred Stock to be withdrawn, (ii) if the Preferred Stock is held in certificated form, the certificate numbers of the Preferred Stock to be withdrawn, (iii) that such Holder of shares of Preferred Stock is withdrawing the Holder's election to have such Preferred Stock exchanged and (iv) the name of the registered Holder of such Preferred Stock, and must be signed by the Holder in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Preferred Stock being withdrawn. The Exchange Agent will return the properly withdrawn Preferred Stock promptly following receipt of notice of withdrawal. If Preferred Stock has been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at the applicable Depository Institution to be credited with the withdrawn Preferred Stock and otherwise comply with such Depository Institution's procedures. All questions as to the validity of notice of withdrawal, including time of receipt, will be determined by the Company, and such determination will be final and binding on all parties. Neither the Company, the Exchange Agent, the Information Agent nor any other persons will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Withdrawals of tenders of Preferred Stock may not be rescinded and any Preferred Stock withdrawn will thereafter be deemed not validly tendered for purposes of the Exchange Offer. Properly withdrawn Preferred Stock, however, may be retendered by following the procedures therefor described elsewhere herein at any time prior to the Expiration Date. See "--Procedures for Tendering."

                                    GENERAL

TRANSFER TAXES

         The Company will pay all transfer taxes, if any, applicable to the exchange or reclassification of the Preferred Stock pursuant to the Exchange Offer or the Reclassifications. If, however, certificates representing Common Stock, or Preferred Stock not tendered or accepted for exchange, are to be delivered to, or are to be issued in the name of, any person other than the registered Holder of shares of Preferred Stock tendered or if a transfer tax is imposed for any reason other than the exchange or classification of Preferred Stock pursuant to the Exchange Offer or the Reclassifications, then the amount of any such transfer taxes (whether imposed on the registered Holder or any other persons) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering Holder.

LISTING AND TRADING PRICES

         An application will be made to authorize quotation of the shares of the Common Stock to be issued in connection with the Exchange Offer and the Reclassifications on The Nasdaq National Market, where shares of the Common Stock are currently traded. On August 28, 1997, the last trading day before the initial public announcement that the Company was considering an exchange offer for shares of Preferred Stock, the reported closing sales prices on The Nasdaq National Market for the Common Stock and the 9%/7% Preferred Stock were $2.8125 and $11.25 per share, respectively. On November 13, 1997, the last trading day before the initial public announcement of the Exchange Consideration, the reported closing sales prices for the Common Stock and the 9%/7% Preferred Stock were $1.6875 and $5.00, respectively. See "Trading Price and Dividend History." There can be no assurance concerning the prices at which the Common Stock might trade after the Exchange Offer or the Reclassifications or the prices at which the 9%/7% Preferred Stock might trade after the Exchange Offer.

THE EXCHANGE AGENT

         The Exchange Agent for the Exchange Offer and the Reclassifications is American Securities Transfer & Trust, Inc., Denver, Colorado. All deliveries and correspondence sent to the Exchange Agent relating to the Exchange Offer or the Reclassifications should be directed to one of the addresses set forth on the back cover of this Proxy Statement/Prospectus. The Company will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for all of its reasonable out-of-pocket expenses in connection therewith.

         Requests for additional copies of this Proxy Statement/Prospectus, the Letter of Transmittal or proxy cards should be directed to the Exchange Agent at the address or telephone number set forth on the back cover hereof, or to the Information Agent at the address or telephone number set forth on the back cover of this Proxy Statement/Prospectus.

INFORMATION AGENT

         The Company has retained MacKenzie Partners, Inc. (the "Information Agent") to (i) solicit proxies from Holders of Common Stock and Preferred Stock for the Special Meeting, and (ii) assist the Company in locating Holders and responding to requests for information from Holders seeking to tender their shares of Preferred Stock pursuant to the Exchange Offer. For the services of MacKenzie Partners, Inc., as Information Agent, the Company has agreed to pay a fee equal to $7,500 and to reimburse it for reasonable out-of-pocket expenses. Questions and requests for assistance regarding the Exchange Offer and the Proposals, requests for additional copies of this Proxy Statement/Prospectus, the Letter of Transmittal, the proxy card and requests for copies of the Notice of Guaranteed Delivery may be directed to the Information Agent at the address and telephone number set forth on the back cover hereof.

FINANCIAL ADVISOR

         The Company has engaged the Financial Advisor to advise and assist the Board of Directors regarding the Exchange Offer and the Reclassifications. For the services of Prudential Securities, Inc., as Financial Advisor, the Company has paid a retainer of $100,000 and agreed to pay a fee equal to $150,000 upon mailing of the Proxy Statement/Prospectus and an additional $150,000 upon successful completion of the Exchange Offer or the Reclassifications. In addition, the Company will reimburse the Financial Advisor for certain reasonable out-of-pocket expenses, including fees and expenses of its counsel. The Company has also agreed to indemnify the Financial Advisor against certain liabilities and expenses, including liabilities under Federal securities laws.

SOLICITATION OF PROXIES AND TENDERS

         The Company will pay to soliciting brokers/dealers, including the Financial Advisor, a solicitation fee of $0.10 for each share of Preferred Stock converted into shares of Common Stock pursuant to the Exchange Offer or the Reclassifications. To be entitled to such fee with respect to any shares of Preferred Stock, a broker/dealer must be designated by the Holder of the particular shares of Preferred Stock in the applicable Letter of Transmittal or other written instrument as the soliciting broker/dealer for such shares. Only one broker/dealer may be designated as the soliciting broker/dealer for each share.

         The Company has retained MacKenzie Partners, Inc. to assist in the solicitation of proxies from Holders of Common Stock and Preferred Stock for the Special Meeting. See "--Information Agent" above.

         Solicitations of proxies and tenders will also be made by telephone or in person by officers and regular employees of the Company and its affiliates. No additional compensation will be paid to any such officers and employees for soliciting tenders or proxies.

FEES AND EXPENSES

         The expenses of soliciting tenders and proxies will be borne by the Company. Other than as described under "Financial Advisor," "--Solicitation by Proxies and Tenders" and "--Information Agent," the Company will not pay any fees, including soliciting broker/dealer fees, to any broker, dealer, bank, trust company or other person for any shares of Preferred Stock exchanged or reclassified pursuant to the Exchange Offer or the Reclassifications. The Company will reimburse such persons for customary handling and mailing expenses incurred in connection with the Exchange Offer and the Proxy

Solicitation. No broker, dealer, bank, trust company or fiduciary shall be deemed to be the agent of the Company, the Exchange Agent or the Information Agent for purposes of the Exchange Offer or the Proxy Solicitation.

REGULATORY REQUIREMENTS

         The Company believes that at the time of commencement of the Proxy Solicitation and Exchange Offer there will be no federal or state regulatory requirements to be complied with in connection with the Proxy Solicitation and Exchange Offer other than filings to be made with the Commission and pursuant to state securities laws in connection with the Proxy Solicitation and Exchange Offer. Should any such regulatory approvals or other action be required to consummate the Reclassifications or the Exchange Offer, the Company presently contemplates such approval or other action will be sought.

INTERESTS OF CERTAIN PERSONS

         As of October 31, 1997, executive officers and directors of the Company were beneficial owners of an aggregate of approximately 2.1% of the outstanding shares of 9%/7% Preferred Stock and approximately 8.6% of the outstanding shares of Common Stock. These executive officers and directors have indicated their present intention to tender their shares of Preferred Stock in the Exchange Offer and to vote in favor of each of the Proposals. See "Principal Holders of Capital Stock."

TRANSACTIONS AND ARRANGEMENTS CONCERNING THE EXCHANGE OFFER

         Except as described herein, there are no contracts, arrangements, understandings or relationships in connection with the Exchange Offer between the Company or any of its directors or executive officers and any person with respect to any securities of the Company, including the 9%/7% Preferred Stock, the 12% Preferred Stock and the Common Stock.

                 COMPARISON OF COMMON STOCK AND PREFERRED STOCK

         The following is a brief summary of certain terms of the Common Stock, 12% Preferred Stock and 9%/7% Preferred Stock. The Holders of shares of Preferred Stock are being offered shares of Common Stock for their shares of Preferred Stock pursuant to the Reclassifications and the Exchange Offer. It is therefore important that they carefully compare the rights and privileges of the Preferred Stock and the Common Stock, in light of their assessment of the performance, prospects and risks of the Company, in order to decide whether they wish to vote for the Proposals and whether and to what extent they wish to exchange their shares of Preferred Stock in the Exchange Offer. For a more complete description of the Common Stock, the 12% Preferred Stock and the 9%/7% Preferred Stock, see "Description of Capital Stock."



                   COMMON STOCK                      9%/7% PREFERRED STOCK               12% PREFERRED STOCK
Dividends          Subject to the                    Holders of 9%/7%                    Holders of 12%
                   preferences that may              Preferred Stock are                 Preferred Stock are
                   be applicable to any              entitled to receive,                entitled to receive,
                   outstanding shares of             out of funds legally                when and as declared
                   Preferred Stock or                available, non-cumulative           by the Board of
                   other preference                  dividends at a                      Directors of the
                   capital stock,                    per annum rate of (i)               Company out of funds
                   holders of Common                 $2.52 per share                     legally available
                   Stock are entitled to             until March 31, 1999                therefor, cumulative
                   receive ratably                   ("End Date"), and                   cash dividends at a
                   dividends                         (ii) $1.96 per share                per annum rate of
                   if, as and when                   after the End Date                  $4.80 per share
                   authorized by  the                until converted.  The               payable quarterly on
                   Board of Directors out            dividends are                       the first day of
                   of funds legally                  payable entirely in                 January, April, July
                   available therefor.               cash to the extent                  and October of each
                                                     Delaware law or the                 year to Holders of
                                                     terms and conditions                record as of a date
                                                     of any loan agreement               fixed by the Board of
                                                     for a loan of $5,000,000            Directors of the
                                                     or more do not limit or             Company which is not
                                                     prevent the payment                 more than 60 days
                                                     by the Company of                   prior to the date the
                                                     cash dividends on the               dividend is paid.
                                                     9%/7% Preferred                     Unpaid dividends on
                                                     Stock.  If the                      the 12% Preferred
                                                     Company is prevented                Stock cumulate and
                                                     from paying a dividend              must be paid or set
                                                     entirely in                         aside for payment
                                                                                         before any
                                                                                         distribution, in
                                                                                         cash, stock or

                                                     cash, the Company                   other property (other
                                                     will pay a dividend                 than in Common
                                                     in the form of a                    Stock), is made to
                                                     mixture of cash and                 holders of Common
                                                     Common Stock to the                 Stock or any other
                                                     extent possible under               stock ranking junior
                                                     Delaware law and any                to the 12% Preferred
                                                     applicable loan                     Stock.  Dividends
                                                     agreement, or if                    accrue and cumulate
                                                     necessary, entirely                 from the date of
                                                     in Common Stock,                    issuance.  No
                                                     provided the average                dividends accrue or
                                                     closing trading price               cumulate for any
                                                     for a share of the                  calendar quarter
                                                     Common Stock is $4.00               during which shares
                                                     or greater during the               of 12% Preferred
                                                     20 trading day period               Stock are converted
                                                     ending five days                    or a liquidation,
                                                     prior to the payment                distribution or
                                                     of such dividend.                   winding up of the
                                                     Quarterly dividends                 Company occurs.  The
                                                     on each share of                    dividends shall be
                                                     9%/7% Preferred Stock               payable to holders of
                                                     accrue from the first               record as of a date
                                                     day of each calendar                fixed by the Board of
                                                     quarter through the                 Directors which is
                                                     last day of such                    not more than 60 days
                                                     calendar quarter and                prior to the date the
                                                     shall be paid on the                dividend is paid or,
                                                     15th day of the month               if no such date is
                                                     following the end of                fixed, as of the date
                                                     each calendar quarter               on which the
                                                     to holders of record                resolution declaring
                                                     as of the last day of               the dividend is
                                                     the calendar quarter.               adopted.  If a
                                                     The Company may not                 dividend upon the 12%
                                                     make any dividend or                Preferred Stock or
                                                     distribution (other                 any other outstanding
                                                     than a dividend                     stock of the Company
                                                     payable in Common                   ranking on a parity
                                                     Stock or other junior               with the 12%
                                                     capital stock) on any               Preferred Stock as to
                                                     Common Stock or other               dividends is in
                                                     capital stock that                  arrears, no stock of
                                                     ranks junior to the                 the Company ranking
                                                     9%/7% Preferred Stock               on a parity with the
                                                     unless all accrued                  12% Preferred Stock
                                                     and unpaid dividends                as to dividends may
                                                     on the 9%/7%                        be (a) redeemed
                                                     Preferred Stock have                pursuant to a sinking
                                                     been paid or declared               fund or otherwise,
                                                     and set aside for                   except by a
                                                     payment.  The Company               redemption pursuant
                                                     may not purchase or                 to which all
                                                     otherwise acquire for               outstanding shares of
                                                     any consideration any               the 12% Preferred
                                                     stock of the Company                Stock and all stock
                                                     standing on a parity                ranking on a parity
                                                     with the 9%/7%                      therewith as to
                                                     Preferred Stock as to               dividends are
                                                     dividends if any                    redeemed, or (b)
                                                     dividends are in                    purchased or
                                                     arrears with respect                otherwise acquired
                                                     to the 9%/7%                        for any consideration
                                                     Preferred Stock or                  by the Company or its
                                                     any other stock of                  subsidiary except
                                                     the Company ranking                 pursuant to an
                                                     on a parity with the                acquisition made
                                                     9%/7% Preferred                     pursuant to an offer
                                                     Stock, unless the                   to purchase all of
                                                     acquisition is made                 the outstanding
                                                     pursuant to an offer                shares of 12%
                                                     to purchase all                     Preferred Stock and
                                                     outstanding shares of               all stock of the
                                                     9%/7% Preferred Stock               Company ranking on a
                                                     and the stock of the                parity with the 12%
                                                     Company ranking on a                Preferred Stock as to
                                                     parity with the 9%/7%               dividends.
                                                     Preferred Stock as to
                                                     dividends.

Liquidation        In the event of a                 In the event of a                   In the event of a
Rights             liquidation,                      liquidation,                        liquidation,
                   dissolution, or                   dissolution, or                     dissolution or
                   winding up of the                 winding up of the                   winding up of the
                   Company, the holders              Company, the Holders                Company, the Holders
                   of Common Stock are               of 9%/7% Preferred                  of 12% Preferred
                   entitled to                       Stock are entitled to               Stock are entitled to
                                                     be                                  be

                   share ratably in all              paid $28.00 per                     paid $40 per share
                   assets remaining after            share plus all                      plus all accrued and
                   payment of liabilities            accrued and unpaid                  unpaid dividends
                   and subject to  the               dividends thereon                   thereon before any
                   liquidation                       before any                          distribution or
                   preferences of any                distribution or                     payment is made to
                   outstanding shares of             payment is made to                  the holders of Common
                   Preferred Stock and               the holders of Common               Stock or any other
                   other preference                  Stock or any other                  capital stock of the
                   capital stock.                    capital stock of the                Company ranking
                                                     Company ranking                     junior to the 12%
                                                     junior to the 9%/7%                 Preferred Stock.  If,
                                                     Preferred Stock.  If,               upon any liquidation,
                                                     upon any liquidation                dissolution or
                                                     of the Company, the                 winding up of the
                                                     amounts payable with                Company, the amounts
                                                     respect to the 9%/7%                payable with respect
                                                     Preferred Stock and                 to the 12% Preferred
                                                     any other stock of                  Stock and any other
                                                     the Company ranking                 capital stock of the
                                                     on a parity with the                Company ranking on a
                                                     9%/7% Preferred Stock               parity with the 12%
                                                     cannot be paid in                   Preferred Stock
                                                     full, the Holders of                cannot be paid in
                                                     such stock share                    full, the Holders of
                                                     ratably in any such                 such stock will share
                                                     distribution of                     ratably in any such
                                                     assets in proportion                distribution of
                                                     to the respective                   assets in proportion
                                                     full preferential                   to the respective
                                                     amounts to which they               full preferential
                                                     would otherwise be                  amounts to which they
                                                     entitled.  After                    would otherwise be
                                                     payment of the full                 entitled.  After
                                                     preferential amount                 payment of the full
                                                     to which the Holders                preferential amount
                                                     of 9%/7% Preferred                  to which the Holders
                                                     Stock would be                      of 12% Preferred
                                                     entitled upon any                   Stock are entitled
                                                     liquidation,                        upon any liquidation,
                                                     dissolution or                      dissolution or
                                                     winding up, they                    winding up, they will
                                                     would have no right                 have no right or
                                                     or claim to any of                  claim to any of the
                                                     the remaining assets                remaining assets of
                                                     of the Company.                     the Company.

Optional and       Holders of Common                 Holders of outstanding              Holders of 12%
Mandatory          Stock have  no rights             shares of 9%/7%                     Preferred Stock may
Conversion         to convert their                  Preferred Stock                     elect at any time to
                   Common Stock into any             may elect at any time               convert their
                   other securities.                 to convert their                    preferred shares into
                                                     shares into shares of               Common Stock.  The
                                                     Common Stock.  The                  conversion ratio is
                                                     conversion ratio is                 one share of Common
                                                     two shares of Common                Stock for each share
                                                     Stock for each share                of 12% Preferred
                                                     of 9%/7% Preferred                  Stock.  This
                                                     Stock.  The                         conversion ratio is
                                                     conversion ratio will               subject to adjustment
                                                     be proportionately                  upon any share
                                                     adjusted upon any                   dividend on the
                                                     stock dividend on the               Common Stock, any
                                                     Common Stock, any                   stock split, stock
                                                     stock split, reverse                combination or
                                                     stock split, stock                  reclassification of
                                                     combination or                      the Common Stock or
                                                     reclassification of                 any merger,
                                                     the Common Stock or                 consolidation or
                                                     any merger,                         combination of the
                                                     consolidation or                    Company with any
                                                     combination of the                  other corporation or
                                                     Company with any                    corporations.  In
                                                     other entity.                       addition, all of the
                                                                                         outstanding shares of
                                                     Up to 50% of the                    12% Preferred Stock
                                                     outstanding shares of               may be mandatorily
                                                     9%/7% Preferred Stock               converted into shares
                                                     may be mandatorily                  of Common Stock at
                                                     converted into shares               the option of the
                                                     of Common Stock at                  Company following the
                                                     the option of the                   occurrence of a
                                                     Company, at a rate of               Triggering Event
                                                     two shares of Common                (defined below).
                                                     Stock for one share
                                                     of 9%/7% Preferred
                                                     Stock, if shares of
                                                     the

                                                     Common Stock trade
                                                     (i) at a price of
                                                     $34.00 per share or
                                                     higher on any 20
                                                     trading days in a
                                                     period of 30
                                                     consecutive trading
                                                     days between March
                                                     16, 1998 and March
                                                     15, 1999 or (ii) at a
                                                     price of $28.00 per
                                                     share or higher on
                                                     any 20 trading days
                                                     in a period of 30
                                                     consecutive trading
                                                     days after March 15,
                                                     1999.  The Company is
                                                     obligated to pay,
                                                     within 30 days after
                                                     the effectiveness of
                                                     the foregoing
                                                     mandatory conversion,
                                                     any accrued and
                                                     unpaid dividends on
                                                     the shares of 9%/7%
                                                     Preferred Stock
                                                     called for
                                                     conversion.  Finally,
                                                     on March 15, 2003,
                                                     all of the
                                                     outstanding shares of
                                                     9%/7% Preferred Stock
                                                     will be mandatorily
                                                     converted into shares
                                                     of Common Stock.  For
                                                     the latter mandatory
                                                     conversion, each
                                                     share of the 9%/7%
                                                     Preferred Stock will
                                                     be convertible into a
                                                     number of shares of
                                                     Common Stock equal to
                                                     the lesser of three
                                                     or the result of
                                                     dividing the
                                                     liquidation
                                                     preference per share
                                                     for the 9%/7%
                                                     Preferred Stock by
                                                     the market price of
                                                     the Common Stock as
                                                     reported at the close
                                                     of business on March
                                                     15, 2003.  Upon the
                                                     final mandatory
                                                     conversion, the
                                                     Company is required
                                                     as soon as
                                                     practicable to
                                                     declare and pay all
                                                     cumulated unpaid
                                                     dividends that accrue
                                                     through March 15,
                                                     2003.

Voting             Holders of shares of              Each share of 9%/7%                 Holders of 12%
Rights             Common Stock are                  Preferred Stock is                  Preferred Stock have
                   entitled to one vote              entitled to exercise                one vote for each
                   per share on all                  the same voting                     share held, and may
                   matters to be voted               rights as holders of                generally vote along
                   on by stockholders.               shares of Common                    with the Holders of
                   There is no                       Stock and has one                   Common Stock and not
                   cumulative voting for             vote per share.  If                 as a separate class
                   the election of                   the Company defaults                upon each and any
                   directors.                        in the payment of any               matter submitted to a
                                                     four consecutive                    vote of the
                                                     quarterly dividends                 shareholders of the
                                                     on outstanding 9%/7%                Company.  In
                                                     Preferred Stock, the                addition, the DGCL
                                                     Holders of                          provides that the
                                                     outstanding 9%/7%                   vote of the Holders
                                                     Preferred Stock would               of a majority of the
                                                     be automatically                    outstanding shares of
                                                     entitled to an                      any series of the
                                                     additional vote per                 Company's preferred
                                                     share and given the                 stock, voting
                                                     right to elect                      separately as a
                                                     immediately at an                   class, is required in
                                                     emergency meeting of                order to: (a)
                                                     shareholders, which                 increase or decrease
                                                     the Company must hold               the par value of such
                                                     within

                                                     thirty days after any               series of shares, or
                                                     such failure, such                  (b) change the
                                                     additional directors                powers, preferences,
                                                     as equals two-thirds                or special rights of
                                                     of the Company's                    such series of shares
                                                     Board of Directors                  so as to affect them
                                                     determined after such               adversely.  If the
                                                     election.  These                    Company is in default
                                                     special voting rights               in the payment of six
                                                     expire on March 16,                 full quarterly
                                                     2003.                               dividends (whether or
                                                                                         not consecutive) on
                                                     The affirmative vote                any outstanding 12%
                                                     or consent of the                   Preferred Stock,
                                                     Holders of at least                 whether or not earned
                                                     66-2/3% of all                      or declared, the
                                                     outstanding shares of               number of directors
                                                     9%/7% Preferred                     constituting the
                                                     Stock, voting as a                  Company's Board of
                                                     separate class, is                  Directors will be
                                                     required (i) to                     increased by two and
                                                     amend, alter or                     the Holders of all
                                                     repeal any provision                outstanding 12%
                                                     of the Certificate of               Preferred Stock,
                                                     Designation                         voting separately as
                                                     establishing the                    a class, will be
                                                     9%/7% Preferred Stock               entitled to elect the
                                                     to adversely affect                 additional two
                                                     the relative rights,                directors until all
                                                     preferences,                        dividends in arrears
                                                     qualifications,                     have been paid, at
                                                     limitations or                      which time the term
                                                     restrictions of the                 of office of the two
                                                     9%/7% Preferred Stock               additional directors
                                                     or (ii) to effect any               will end and the
                                                     reclassification of                 number of directors
                                                     the 9%/7% Preferred                 constituting the
                                                     Stock.  The                         Board of Directors
                                                     affirmative vote or                 will be reduced by
                                                     consent of the                      two.
                                                     Holders of at least
                                                     50% of all
                                                     outstanding shares of
                                                     9%/7% Preferred
                                                     Stock, voting as a
                                                     separate class, is
                                                     required to approve
                                                     (x) any merger of the
                                                     Company with another
                                                     company when the
                                                     Company's Board
                                                     members do not
                                                     constitute a majority
                                                     of the board of
                                                     directors of the
                                                     surviving company or
                                                     (y) any sale of more
                                                     than 50% of the
                                                     Company's assets.  In
                                                     addition, the DGCL
                                                     provides that the
                                                     vote of the Holders
                                                     of a majority of the
                                                     outstanding shares of
                                                     any series of
                                                     authorized preferred
                                                     stock, voting
                                                     separately as a
                                                     class, is required in
                                                     order to (i) increase
                                                     or decrease the par
                                                     value of such series
                                                     of shares or (ii)
                                                     change the powers,
                                                     preferences, or
                                                     special rights of
                                                     such series of shares
                                                     so as to affect them
                                                     adversely.

Rankings           The Common Stock is               The 9%/7% Preferred                 The 12% Preferred
                   subordinate to the                Stock ranks on a                    Stock ranks on a
                   9%/7% Preferred Stock             parity with the 12%                 parity with the 9%/7%
                   and to the 12%                    Preferred Stock and                 Preferred Stock and
                   Preferred Stock as to             senior to the Common                senior to the Common
                   rights to dividends               Stock as to rights to               Stock as to rights to
                   and distributions                 dividends and                       dividends and
                   upon liquidation.                 distributions upon                  distributions upon
                                                     liquidation.                        liquidation.

Optional           The Common Stock is               The 9%/7% Preferred                 At any time following
Redemption by      not subject to                    Stock is not subject                the occurrence of a
the Company        redemption by the                 to redemption by the                Triggering Event
                   Company or at the                 Company or at the                   (defined below), the
                   election of the                   election of the                     12% Preferred Stock
                   holders thereof.                  holders thereof.                    is redeemable, in
                                                                                         whole or in part, at
                                                                                         the option of the
                                                                                         Company at a
                                                                                         redemption price
                                                                                         equal to $40.00 per
                                                                                         share plus all
                                                                                         accrued and unpaid
                                                                                         dividends thereon. A
                                                                                         "Triggering Event"
                                                                                         will occur if there
                                                                                         is a period of 90
                                                                                         consecutive days for
                                                                                         which the average of
                                                                                         any of the following
                                                                                         prices exceeds $48.00
                                                                                         per share: (i) the
                                                                                         average of the high
                                                                                         bid and low asked
                                                                                         prices for the Common
                                                                                         Stock if the Common
                                                                                         Stock is traded
                                                                                         over-the-counter,
                                                                                         (ii) the closing
                                                                                         trading prices for
                                                                                         the Common Stock if
                                                                                         traded on NASDAQ, or
                                                                                         (iii) the reported
                                                                                         closing price for the
                                                                                         Common Stock if
                                                                                         traded on any
                                                                                         national or regional
                                                                                         stock exchange.
                                                                                         Notice of redemption
                                                                                         will be sent to each
                                                                                         Holder of 12%
                                                                                         Preferred Stock to be
                                                                                         redeemed at the
                                                                                         address shown on the
                                                                                         share transfer
                                                                                         records of the
                                                                                         Company not less than
                                                                                         30 nor more than 60
                                                                                         days prior to the
                                                                                         redemption date,
                                                                                         which shall be
                                                                                         specified therein.
                                                                                         If less than all the
                                                                                         outstanding shares of
                                                                                         12% Preferred Stock
                                                                                         are to be redeemed,
                                                                                         the Company must
                                                                                         redeem such shares
                                                                                         either by lot or pro
                                                                                         rata based on the
                                                                                         respective numbers of
                                                                                         shares held by the
                                                                                         Holders of 12%
                                                                                         Preferred Stock.

Subsequent         No restrictions.                  The Company is                      No provisions.
Issues                                               prohibited from
of Stock                                             issuing preferred
                                                     stock that is pari
                                                     passu with the 9%/7%
                                                     Preferred Stock
                                                     unless at the time of
                                                     such issuance all
                                                     dividends due on the
                                                     9%/7% Preferred Stock
                                                     have been paid in
                                                     full.  The Company is
                                                     also prohibited from
                                                     issuing convertible
                                                     preferred stock which
                                                     is senior in rights
                                                     to the 9%/7%
                                                     Preferred Stock
                                                     except that
                                                     convertible preferred
                                                     stock may carry a
                                                     then-current market
                                                     interest rate, which
                                                     may be higher or
                                                     lower than that of
                                                     the 9%/7% Preferred
                                                     Stock.

                                                     The Company is
                                                     prohibited from
                                                     issuing common or
                                                     preferred stock or
                                                     warrants or any other
                                                     form of security to
                                                     any of its affiliates
                                                     for consideration
                                                     that does not equal
                                                     or exceed the fair
                                                     market value of such
                                                     security, as
                                                     determined by an
                                                     independent third
                                                     party.  The Company
                                                     may, nevertheless,
                                                     issue options or
                                                     warrants to new or
                                                     existing directors or
                                                     management if such
                                                     options or warrants
                                                     are approved by the
                                                     Compensation
                                                     Committee.  If the
                                                     Company issues any
                                                     security not excepted
                                                     above for
                                                     consideration less
                                                     than its fair market
                                                     value, as determined
                                                     by an independent
                                                     third party, the
                                                     number of shares of
                                                     the 9%/7% Preferred
                                                     Stock will be
                                                     immediately and
                                                     appropriately
                                                     adjusted, and the
                                                     conversion price of
                                                     the 9%/7% Preferred
                                                     Stock will be
                                                     adjusted downward, to
                                                     take into account the
                                                     dilution in value of
                                                     the security holdings
                                                     of former creditors
                                                     of the Fund
                                                     Subsidiaries caused
                                                     by such below fair
                                                     market issuance of
                                                     the Company's
                                                     securities.

Trading            The Common Stock is               The 9%/7% Preference                The 12% Preferred
Market             listed on The Nasdaq              Stock is listed on                  Stock is not traded
                   National Market under             The Nasdaq National                 on any established
                   the trading symbol                Market under the                    market.
                   "SFSI."                           trading symbol
                                                     "SFSIP."

                       TRADING PRICE AND DIVIDEND HISTORY

     The Common Stock and 9%/7% Preferred Stock have traded on The Nasdaq National Market ("Nasdaq") since March 10, 1997. Prior thereto, they traded in the over-the-counter market. The 12% Preferred Stock is not traded on any recognized market.

     The table below sets forth, for the fiscal quarters indicated, (i) the high and low sales prices of the Common Stock and 9%/7% Preferred Stock as reported on Nasdaq since March 10, 1997 and the high and low bid prices of the Common Stock and 9%/7% Preferred Stock as reported in the over-the-counter market prior to March 10, 1997, in each case based on published financial sources, and (ii) cash dividends per share paid on the 9%/7% Preferred Stock and 12% Preferred Stock. Prices and dividend rates prior to November 22, 1996 are adjusted to reflect a one-for-eight reverse stock split effected on that date. Over-the-counter prices reflect inter-dealer transactions or quotations, without retail mark-up, mark-down or commission and may not represent actual transactions.

                                                       9%/7% PREFERRED          CASH DIVIDENDS
                                      COMMON STOCK          STOCK                  PER SHARE
                                  -----------------  -----------------   -----------------------------
                                                                         12% PREFERRED     9%/7%
                                   HIGH       LOW      HIGH      LOW        STOCK      PREFERRED STOCK
                                   ----       ---      ----      ---     ------------- ---------------
CALENDAR YEAR 1995:
    First Quarter ...........     $   17     $    9       --        --     $  1.20             --
    Second Quarter ..........         15      6-1/2       --        --        1.20             --
    Third Quarter ...........         16          8       --        --        1.20             --
    Fourth Quarter ..........     15-1/2          8       --        --        1.20             --
CALENDAR YEAR 1996:
    First Quarter ...........         13          8       --        --        1.20               (1)
    Second Quarter ..........     12-1/2      8-1/2  $    27(1) $   19(1)     1.20       $  0.735(1)
    Third Quarter ...........      9-1/2      6-1/4       22        16        1.20          0.63
    Fourth Quarter ..........          8          4       21        15        1.20          0.63
CALENDAR YEAR 1997:
    First Quarter ...........      6-5/8          5   17-1/4        12        1.20          0.63
    Second Quarter ..........      5-3/8      3-1/4   13-3/4     8-1/4        1.20          0.63
    Third Quarter ...........      5-5/8      1-3/4   13-1/8     6-7/8        1.20          0.63
    Fourth Quarter through
         November 19, 1997...      2-3/8      1-1/4    8-1/8     3-1/4          --            --(2)


-----------------
(1) The 9%/7% Preferred Stock was initially issued pursuant to the Plan and commenced trading in late May 1996. Dividends on the shares issued pursuant to the Plan began to accrue on July 1, 1995 and, in connection with the issuance of those shares, the Company paid the cash dividends accrued from July 1, 1995 through March 15, 1996, the effective date of the Plan. The initial quarterly payment of dividends on those initial shares was paid in July 1996 and represented dividends accrued from March 15, 1996.

(2) The Company did not accrue dividends on its 9%/7% Preferred Stock due to restrictions in a loan covenant which prevent payment of dividends in cash if tangible net worth is below $22,500,000.

     On August 28, 1997, the last trading day before the initial public announcement that the Company was considering an exchange offer for shares of Preferred Stock, the reported closing sales prices on Nasdaq for the Common Stock and the 9%/7% Preferred Stock were $2.8125 and $11.25 per share, respectively. On November 13, 1997, the last full trading day prior to the public announcement of the Exchange Consideration, the closing sales prices of the Common Stock and 9%/7% Preferred Stock were $1.6875 and $5.00, respectively.

     On November 19, 1997, the closing sales prices of the Common Stock and 9%/7% Preferred Stock were $1-7/8 and $5-1/8, respectively.

     The Company has never paid dividends on the outstanding Common Stock. The current policy of the Board of Directors is to retain any available earnings for use in the operation and expansion of the Company's business. Therefore, the payment of cash dividends on the Common Stock is unlikely in the foreseeable future.

     Holders of shares of either series of the Preferred Stock will lose any rights to any cumulated or accrued, unpaid dividends on their Preferred Stock if the Preferred Stock Amendment affecting their series of Preferred Stock is effected or if the Holders exchange their shares in the Exchange Offer. The Company did not accrue any dividends on the 9%/7% Preferred Stock for the quarter ended September 30, 1997 due to restrictions in the Hibernia loan agreement and the terms of the 9%/7% Preferred Stock.

                       LISTING AND TRADING OF COMMON STOCK
                            AND 9%/7% PREFERRED STOCK

     The 9%/7% Preferred Stock is currently traded on Nasdaq. Nasdaq may, however, delist the 9%/7% Preferred Stock depending upon the number of outstanding shares of 9%/7% Preferred Stock and the number of Holders of 9%/7% Preferred Stock that remain following completion of the Exchange Offer. The following quantitative criteria (among other criteria) must be met for the Preferred Stock to continue to be designated as a Nasdaq National Market security: (i) 750,000 shares publicly held, and (ii) 400 stockholders who own 100 shares or more. Following the completion of the Exchange Offer, the 9%/7% Preferred Stock may fail to continue to satisfy these criteria. Accordingly, there can be no assurance that the 9%/7% Preferred Stock will continue to be listed and traded on The Nasdaq National Market following completion of the Exchange Offer.

     If the shares of 9%/7% Preferred Stock are no longer listed on Nasdaq, the shares of 9%/7% Preferred Stock may continue to trade in the over-the-counter market and price quotations may be reported by other sources. The extent of the public market for the shares of 9%/7% Preferred Stock and the availability of such quotations would, however, depend upon the number of Holders of shares of 9%/7% Preferred Stock remaining at such time, the interests in maintaining a market in such shares on the part of securities firms, the possible termination of registration of such shares under the Exchange Act, as described below, and other factors.

     Shares of 9%/7% Preferred Stock are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers, banks and certain other lenders to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing, it is possible that shares of 9%/7% Preferred Stock would no longer constitute "margin securities" under the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for margin loans made by brokers.

     The 9%/7% Preferred Stock is currently registered under the Exchange Act. Registration of the 9%/7% Preferred Stock under the Exchange Act may be terminated upon the application of the Company to the Commission if there are fewer than 300 Holders of record of the 9%/7% Preferred Stock. If registration of the shares of the 9%/7% Preferred Stock under the Exchange Act were terminated, the shares of the 9%/7% Preferred Stock would no longer be "margin securities" or be eligible for quotation on Nasdaq. Termination of the registration of the 9%/7% Preferred Stock under the Exchange Act would substantially reduce the information required to be furnished by the Company to Holders of 9%/7% Preferred Stock and to the Commission with respect to the 9%/7% Preferred Stock.

                                 CAPITALIZATION

     The following table sets forth the unaudited capitalization of the Company as of September 30, 1997, and as adjusted to assume that (a) 50% of each series of the Preferred Stock is exchanged pursuant to the Exchange Offer, and (b) all of the Preferred Stock is reclassified as a result of the Reclassifications.

                                                                        Pro Forma
                                                               --------------------------------
                                                   Actual         50%              100%
                                                 (Unaudited)   Exchange(1)  Reclassification(2)
                                                  ---------    -----------  -------------------
                                                                (Thousands)
Lines of credit                                   $  17,248      $  17,248        $  17,248
Notes payable                                        68,926         68,926           68,926
Subordinated debenture                                5,000          5,000            5,000
                                                  ---------      ---------        ---------

    Total borrowed debt                           $  91,174      $  91,174        $  91,174
                                                  =========      =========        =========

Stockholders' equity:
 12% Senior Convertible Preferred Stock,                  1              1               --
  $0.01 par; authorized 400,000 shares;
  issued 49,994 shares (29,997 and 0
  shares, pro forma)
9%/7% Convertible Preferred Stock, $0.01                200            100               --
  par; authorized 30,000,000 shares;
  issued 2,456,098 shares (1,228,049 and
  0 shares, pro forma)
Common stock, $0.01 par; authorized                     289            339              389
  130,000,000 shares; issued 6,682,886
  shares (11,842,000 and 16,855,000
  shares, pro forma)
Additional paid-in capital                           88,252         92,580           96,909
Accumulated deficit                                 (57,321)       (62,244)         (66,618)
                                                  ---------      ---------        ---------
   Total stockholders' equity                        31,421         30,776           30,680
                                                  ---------      ---------        ---------
Receivable from officers and directors               (1,212)        (1,212)          (1,212)
                                                  ---------      ---------        ---------
   Total stockholders' equity                        30,209         29,564           29,468
                                                  ---------      ---------        ---------
Total capitalization                              $ 121,383      $ 120,738        $ 120,642
                                                  =========      =========        =========


----------------

(1) Assumes that 50% of the outstanding shares of each of the 9%/7% Preferred Stock and 12% Preferred Stock are exchanged pursuant to the Exchange Offer.

(2) Assumes that all of the outstanding shares of each of the 9%/7% Preferred Stock and 12% Preferred Stock are reclassified into Common Stock or a result of approval by the Company's stockholders of both of the Preferred Stock Amendments.

                         PRO FORMA FINANCIAL INFORMATION
                                   (UNAUDITED)

     The following Pro Forma Condensed Balance Sheets and Statements of Operations for the Company (Collectively, the "Pro Forma Financial Information") present historical financial statements of the Company as adjusted to give effect to the consummation of the Reclassifications or the Exchange Offer, assuming that 50% of each series of the Preferred Stock is exchanged for shares of Common Stock in the Exchange Offer and 100% of the Preferred Stock is reclassified and changed into shares of Common Stock in the Reclassifications. The Exchange Offer and the Reclassifications are reflected in the unaudited Pro Forma Condensed Consolidated Balance Sheets at March 31 and September 30, 1997 as if it had occurred on each of those dates. The unaudited Pro Forma Condensed Consolidated Statements of Operations for the periods ended March 31, 1997 and September 30, 1997 assume that the Exchange Offer or the Reclassifications had been consummated on April 1, 1996 and April 1, 1997, respectively.

     The unaudited Pro Forma Financial Information and explanatory notes also present the historical financial statements of the Company as adjusted to give effect to the acquisition of MSF completed on July 31, 1997 (the "MSF Acquisition"). The MSF Acquisition is reflected in the unaudited Pro Forma Condensed Consolidated Statements of Operations for the periods ended March 31, 1997 and September 30, 1997 as if it had occurred on April 1, 1996 and April 1, 1997, respectively, and in the unaudited Pro Forma Condensed Balance Sheet at March 31, 1997 as if it had occurred on that date. Because the MSF Acquisition was closed prior to September 30, 1997, it is reflected in the Company's historical balance sheet at September 30, 1997. These unaudited Pro Forma Condensed Statements of Operations were prepared based upon (i) the unaudited consolidated statements of operations of MSF for the 12 months ended December 31, 1996 and the audited consolidated statements of operations of the Company for the fiscal year ended March 31, 1997 and (ii) the unaudited consolidated statements of operations of MSF for the four months ended July 31, 1997 and of the Company for the six months ended September 30, 1997.

     A separate unaudited Pro Forma Condensed Consolidated Statement of Operations for the six-month period ended September 30, 1997, which contains no pro forma adjustments for the MSF Acquisition, is also presented to show the effect of only the Reclassification or Exchange Offer.

     The unaudited Pro Forma Condensed Consolidated Statements of Operations for the fiscal year ended March 31, 1997 also reflect the impact on the historical results of operations of the Company of the acquisition of the assets of DACC completed as of August 2, 1996 (the "DACC Acquisition"). The DACC Acquisition is reflected net of pro forma adjustments in the unaudited Pro Forma Condensed Consolidated Statements of Operations as if it had occurred on April 1, 1996. Because the DACC Acquisition was closed prior to March 31, 1997, it is reflected in the Company's historical balance sheet at March 31, 1997.

     The Pro Forma Financial Information and related notes are provided for informational purposes only. The Pro Forma Financial Information presented is not necessarily indicative of the consolidated financial position or results of operations of the Company as they may be in the future or as they might have been had the various transactions been effected on the assumed dates. The Pro Forma Financial Information should be read in conjunction with the historical consolidated financial statements of the Company, and the related notes thereto, the historical consolidated financial statements of MSF, and the notes related thereto, and the historical consolidated financial statements of DACC, and the related notes thereto, presented elsewhere in this Proxy Statement/Prospectus.

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS
                              As of March 31, 1997
                                   (Unaudited)
                                 (In thousands)

                                                       HISTORICAL                        PRO FORMA
                                               -------------------------       ----------------------------
                                                COMPANY          MSF           ADJUSTMENTS         COMBINED
                                               ----------      ---------       -----------        ---------
ASSETS
Gross contracts receivable                     $  62,325      $  97,972         $   1,500 (a)     $ 161,797
Unearned interest                                (10,636)       (25,169)               --           (35,805)
Amounts due under securitizations                     --          7,580                --             7,580
                                               ---------      ---------         ---------         ---------
Net contracts receivables                         51,689         80,383             1,500           133,572
Allowance for losses                              (5,854)        (6,364)               --           (12,218)
Net loan origination costs                         1,473             --                --             1,473
                                               ---------      ---------         ---------         ---------
Net contracts receivable - after allowance
   for credit losses & other costs                47,308         74,019             1,500           122,827

Cash and cash equivalents                         12,249          4,296                --            16,545
Vehicles held for resale                           1,196          3,048                --             4,244
Property and equipment, net                        1,608          1,497              (801)(a)         2,304
Intangibles, net                                   6,252             --               219 (b)         6,471
Other assets, net                                    910          8,155                --             9,065
                                               ---------      ---------         ---------         ---------
                                               $  69,523      $  91,015         $     918         $ 161,456
                                               =========      =========         =========         =========
LIABILITIES AND STOCKHOLDERS EQUITY:
Lines of credit                                $  23,715      $      --                           $  23,715
Note payable                                       9,596         71,442                              81,038
Accrued settlements                                  540             --                                 540
Accounts payable and other liabilities             2,760          2,410         $     400 (a)         5,570
Subordinated note payable                          5,000             --                --             5,000
Accrued interest                                     271             --                --               271
Redeemable warrants                                1,035             --                --             1,035
                                               ---------      ---------         ---------         ---------
   Total liabilities                              42,917         73,852               400           117,169

Stock repurchase commitment                        2,078             --                --             2,078
                                               ---------      ---------         ---------         ---------

Convertible preferred stock                          201             --                --               201
Common stock                                         252             11               (11)(d)           291
                                                                                       39 (c)
Additional paid in capital                        78,047         27,660           (27,660)(d)        95,689
                                                                                   17,642 (c)
Unrealized gain on securities
   available for sale                                 --            450              (450)(d)            --
Accumulated deficit                              (52,760)        (8,684)            8,684 (d)       (52,760)


Treasury stock                                        --         (2,274)            2,274 (d)            --
                                               ---------      ---------         ---------         ---------
   Total stockholders' equity                     25,740         17,163               518            43,421
   Notes receivable - stockholders                (1,212)            --                --            (1,212)
                                               ---------      ---------         ---------         ---------
   Net stockholders' equity                       24,528         17,163               518            42,209
                                               ---------      ---------         ---------         ---------
      Total                                    $  69,523      $  91,015         $     918         $ 161,456
                                               =========      =========         =========         =========


                                                PRO FORMA 50% EXCHANGE     PRO FORMA 100% RECLASSIFICATION
                                              --------------------------   -------------------------------
                                              ADJUSTMENTS    AS ADJUSTED     ADJUSTMENTS    AS ADJUSTED
                                              -----------    -----------     -----------    -----------
ASSETS
Gross contracts receivable                                    $ 161,797                        $  161,797
Unearned interest                                               (35,805)                          (35,805)
Amounts due under securitizations                                 7,580                             7,580
                                                              ---------                        ----------
Net contracts receivables                                       133,572                           133,572
Allowance for losses                                            (12,218)                          (12,218)
Net loan origination costs                                        1,473                             1,473
                                                              ---------                        ----------
Net contracts receivable - after allowance
   for credit losses & other costs                              122,827                           122,827

Cash and cash equivalents                                        16,545                            16,545
Vehicles held for resale                                          4,244                             4,244
Property and equipment, net                                       2,304                             2,304
Intangibles, net                                                  7,479                             7,479
Other assets, net                                                 8,057                             8,057
                                                              ---------                        ----------
                                                              $ 161,456                        $  161,456
                                                              =========                        ==========
LIABILITIES AND STOCKHOLDERS EQUITY:
Lines of credit                                               $  23,715                        $  23,715
Note payable                                                     81,038                           81,038
Accrued settlements                                                 540                              540
Accounts payable and other liabilities         $     675 (e)      5,500         $     801 (e)      4,881
                                                    (745)(f)                       (1,490)(f)
Subordinated note payable                             --          5,000                --          5,000
Accrued interest                                      --            271                --            271
Redeemable warrants                                   --          1,035                --          1,035
                                               ---------      ---------         ---------      ---------
   Total liabilities                                 (70)       117,099              (689)       116,480

Stock repurchase commitment                           --          2,078                --          2,078
                                               ---------      ---------         ---------      ---------

Convertible preferred stock                         (100)(g)        101              (201)(g)         --
Common stock                                          50 (h)        341               100 (h)        391

Additional paid in capital                        (4,093)(i)    100,017            (8,186)(i)    104,346
                                                   8,421 (j)                       16,843 (j)
Unrealized gain on securities
   available for sale                                 --             --                --             --
Accumulated deficit                               (4,278)(k)    (56,968)           (8,556)(k)    (60,627)
                                                    (675)(e)                         (801)(e)
                                                     745 (f)                        1,490 (f)
Treasury stock                                        --             --                --             --
                                               ---------      ---------         ---------      ---------
   Total stockholders' equity                         70         43,491               689         44,110
   Notes receivable - stockholders                    --         (1,212)               --         (1,212)
                                               ---------      ---------         ---------      ---------
   Net stockholders' equity                           70         42,279               689         42,898
                                               ---------      ---------         ---------      ---------
      Total                                    $       0      $ 161,456         $       0      $ 161,456
                                               =========      =========         =========      =========


                PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS
                            As of September 30, 1997
                                  (Unaudited)
                                 (In thousands)

                                                              PRO FORMA 50% EXCHANGE         PRO FORMA 100% RECLASSIFICATION
                                          ----------       -----------------------------     -------------------------------
                                          HISTORICAL       ADJUSTMENTS       AS ADJUSTED       ADJUSTMENTS     AS ADJUSTED
                                          ----------       -----------       -----------       -----------     -----------
ASSETS
Gross contracts receivable                 $162,061                            $162,061                          $162,061
Unearned interest                           (34,691)                            (34,691)                          (34,691)
Installment contracts sold                  (15,735)                            (15,735)                          (15,735)
Amounts due under securitization              3,674                               3,674                             3,674
Other amounts due                             1,605                               1,605                             1,605
                                           --------                            --------                          --------
Net contracts receivables                   116,914                             116,914                           116,914
Allowance for losses                        (10,768)                            (10,768)                          (10,768)
Net loan origination costs                    1,655                               1,655                             1,655
                                           --------                            --------                          --------
Net contracts receivable - after allowance
         for credit losses & other costs    107,801                             107,801                           107,801

Cash and cash equivalents                     2,491                               2,491                             2,491
Vehicles held for resale                      1,199                               1,199                             1,199
Property and equipment, net                   2,577                               2,577                             2,577
Intangibles, net                             11,475                              11,475                            11,475
Other assets, net                             1,090                               1,090                             1,090
                                           --------                            --------                          --------
                                           $126,633                            $126,633                          $126,633
                                           ========                            ========                          ========
LIABILITIES AND STOCKHOLDERS EQUITY:
Lines of credit                             $17,248                             $17,248                           $17,248
Note payable                                 68,926                              68,926                            68,926
Accrued settlements                             500                                 500                               500
Accounts payable and other liabilities        2,947           $    675  (e)       3,592          $    801  (e)      3,688
                                                                  (30)  (f)                           (60) (f)

Accrued interest                                688                                 688                               688
Subordinated note payable                     5,000                 --            5,000                --           5,000
Redeemable warrants                           1,115                 --            1,115                --           1,115
                                           --------           --------         --------          --------        --------
         Total liabilities                   96,424                645           97,069               741          97,165

Convertible preferred stock                     201               (100) (g)         101              (201) (g)          0
Common stock                                    289                 50  (h)         339               100  (h)        389

Additional paid in capital                   88,252             (4,093) (i)      92,580            (8,186) (i)     96,909
                                                                 8,421  (j)                        16,843  (j)
Accumulated deficit                         (57,321)            (4,278) (k)     (62,244)           (8,556) (k)    (66,618)
                                                                  (675) (e)                          (801) (e)
                                                                    30  (f)                            60  (f)
                                           --------           --------         --------          --------        --------
         Total stockholders' equity          31,421               (645)          30,776              (741)         30,680
         Notes receivable - stockholders     (1,212)                             (1,212)                           (1,212)
                                           --------           --------         --------          --------        --------
         Net stockholders' equity            30,209               (645)          29,564              (741)         29,468
                                           --------           --------         --------          --------        --------
                  Total                    $126,633           $      0         $126,633          $      0        $126,633
                                           ========           ========         ========          ========        ========


            PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In Thousands, Except Per Share Data)
                                   (Unaudited)

                                                       MSF              DACC
                                 Search Fiscal      12 Months      Operations for                         Fiscal Year
                                  Year Ended          Ended        Period Between                            Ended
                                   March 31,        March 31,      April 1, 1996                        March 31, 1997
                                     1997              1997             and                                Pro Forma
                                  Historical        Historical     August 2, 1996      Adjustments         Combined
                                  ----------        ----------     --------------      -----------         --------
Interest revenue                    $10,004         $ 17,769           $ 2,240                             $ 30,013
Interest expense                     (2,306)          (7,206)             (984)                             (10,496)
                                    -------         --------           -------                             --------
  Net interest income                 7,698           10,563             1,256                               19,517

Reduction of (provision for)
      credit losses                   7,017          (29,995)           (6,800)                             (29,778)
                                    -------         --------           -------                             --------
  Net interest income (loss)
      after provision                14,715          (19,432)           (5,544)                             (10,261)

General and administrative
  expense                           (13,432)         (11,683)           (1,946)           $(376)(m)         (27,437)
                                    -------         --------           -------            -----            --------
  Net income (loss) before
  dividends and taxes                 1,283          (31,115)           (7,490)            (376)            (37,698)

Income tax benefit                       --            4,419                --               --               4,419
Preferred stock dividends            (6,154)              --                --               --              (6,154)

Gain (loss) on exchange                  --               --                --               --                  --
                                    -------         --------           -------            -----            --------
  Net income (loss) to
  common stockholders               $(4,871)        $(26,696)          $(7,490)           $(376)           $(39,433)
                                    =======         ========           =======            =====            ========
Net income (loss) per share
  of common stock                   $ (1.45)                                                               $  (5.56)
                                    =======                                                                ========

Weighted average common
  and equivalent shares
  outstanding                         3,366                                 59 (l)        3,667 (n)           7,092
                                    =======                            =======            =====            ========


                                       Pro Forma 50% Exchange        Pro Forma 100% Reclassification
                                       ----------------------        -------------------------------
                                   Adjustments         As Adjusted     Adjustments       As Adjusted
                                   -----------         -----------     -----------       -----------
Interest revenue                                        $ 30,013                          $ 30,013
Interest expense                                         (10,496)                          (10,496)
                                                        --------                          --------
  Net interest income                                     19,517                            19,517

Reduction of (provision for)
      credit losses                                      (29,778)                          (29,778)
                                                        --------                          --------
  Net interest income (loss)
      after provision                                    (10,261)                          (10,261)

General and administrative
  expense                           $  (675)(e)          (28,112)       $  (801)(e)        (28,238)
                                    -------             --------        -------           --------
  Net income (loss) before
  dividends and taxes                  (675)             (38,373)          (801)           (38,499)

Income tax benefit                       --                4,419             --              4,419
Preferred stock dividends             2,875 (f)           (3,279)         5,749 (f)           (405)
Gain (loss) on exchange              (4,278)(k)           (4,278)        (8,556)(k)         (8,556)
                                    -------             --------        -------           --------
  Net income (loss) to
  common stockholders               $(2,078)            $(41,511)       $(3,608)          $(43,041)
                                    =======             ========        =======           ========
Net income (loss) per share
  of common stock                                       $  (3.43)                           $(2.51)
                                                        ========                          ========

Weighted average common
  and equivalent shares
  outstanding                         5,013               12,105         10,025             17,117
                                    =======             ========        =======           ========

            PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In Thousands, Except Per Share Data)
                                   (Unaudited)


                                                     MSF Four                      Six Months
                                       Search Six     Months                         Ended
                                      Months Ended    Ended                       September 30,
                                      September 30,  July 31,                         1997
                                          1997         1997                         Pro Forma
                                        Historical  Historical     Adjustments      Combined
                                        ----------  ----------     -----------      --------
Interest revenue                         $ 6,412     $ 6,514                         $ 12,926
Interest expense                          (2,979)     (3,230)                          (6,209)
                                         -------     -------                         --------
  Net interest income                      3,433       3,284                            6,717

Reduction of (provision for)
      credit losses                          998      (7,333)                          (6,335)
                                         -------     -------                         --------
  Net interest income (loss)
      after provision                      4,431      (4,049)                             382

General and administrative expense        (8,992)     (5,686)        $ (125)(m)       (14,803)
                                         -------     -------         ------          --------
  Net income (loss) before dividends
         and taxes                        (4,561)     (9,735)          (125)          (14,421)

Preferred stock dividends                 (1,670)         --             --            (1,670)

Gain (loss) on exchange                       --          --             --                --
                                         -------     -------         ------          --------
  Net income (loss) to common
      stockholders                       $(6,231)    $(9,735)        $ (125)         $(16,091)
                                         =======     =======         ======          ========

Net income (loss) per share of
      common stock                       $ (1.42)
                                         =======
Weighted average common and
  common equivalent shares
  outstanding                              4,385                      2,445 (n)
                                         =======                     ======



                                             Pro Forma 50% Exchange          Pro Forma 100% Reclassification
                                          -------------------------------    -------------------------------
                                          Adjustments         As Adjusted     Adjustments        As Adjusted
                                          -----------         -----------     -----------        -----------
Interest revenue                                                 $ 12,926                           $ 12,926
Interest expense                                                   (6,209)                            (6,209)
                                                                 --------                           --------
  Net interest income                                               6,717                              6,717

Reduction of (provision for)
      credit losses                                                (6,335)                            (6,335)
                                                                 --------                           --------
  Net interest income (loss)
      after provision                                                 382                                382

General and administrative expense           $  (675)(e)          (15,478)        $  (801)(e)        (15,605)
                                             -------             --------         -------           --------
  Net income (loss) before dividends
         and taxes                              (675)             (15,096)           (801)           (15,223)

Preferred stock dividends                        835 (f)             (835)          1,670 (f)             --
Gain (loss) on exchange                       (4,278)(k)           (4,278)         (8,556)(k)         (8,556)
                                             -------             --------         -------           --------
  Net income (loss) to common
      stockholders                           $(4,118)            $(20,209)        $(7,687)          $(23,779)
                                             =======             ========         =======           ========

Net income (loss) per share of
      common stock                                               $  (1.71)                          $  (1.41)
                                                                 ========                           ========
Weighted average common and
  common equivalent shares
  outstanding                                  5,013               11,843          10,025             16,855
                                             =======             ========         =======           ========

            PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 (Exchange Offer and Reclassifications only)
                      (In Thousands, Except Per Share Data)
                                   (Unaudited)



                                       Search Six
                                      Months Ended
                                      September 30,        Pro Forma 50% Exchange          Pro Forma 100% Reclassification
                                          1997          -------------------------------    -------------------------------
                                        Historical      Adjustments         As Adjusted     Adjustments        As Adjusted
                                        ----------      -----------         -----------     -----------        -----------
Interest revenue                         $ 6,412                               $  6,412                           $  6,412
Interest expense                          (2,979)                                (2,979)                            (2,979)
                                         -------                               --------                           --------
  Net interest income                      3,433                                  3,433                              3,433

Reduction of (provision for)
      credit losses                          998                                    998                                998
                                         -------                               --------                           --------
  Net interest income (loss)
      after provision                      4,431                                  4,431                              4,431

General and administrative expense        (8,992)          $  (675)(e)           (9,667)        $  (801)(e)         (9,793)
                                         -------           -------             --------         -------           --------
  Net income (loss) before dividends
         and taxes                        (4,561)             (675)              (5,236)           (801)            (5,362)

Preferred stock dividends                 (1,670)              835 (f)             (835)          1,670 (f)             --

Gain (loss) on exchange                       --            (4,278)(k)           (4,278)         (8,556)(k)         (8,556)
                                         -------           -------             --------         -------           --------
  Net income (loss) to common
      stockholders                       $(6,231)          $(4,118)            $(10,349)        $(7,687)          $(13,918)
                                         =======           =======             ========         =======           ========

Net income (loss) per share of
      common stock                       $ (1.42)                              $  (1.10)                          $  (0.97)
                                         =======                               ========                           ========

Net income (loss) per share of
      common stock excluding
      loss on exchange(o)                $ (1.42)                              $  (0.65)(o)                       $  (0.37)(o)
                                         =======                               ========                           ========

Weighted average common and
  common equivalent shares
  outstanding                              4,385             5,013                9,398          10,025             14,410
                                         =======           =======             ========         =======           ========

                   Notes to Pro Forma Condensed Consolidated
                              Financial Statements

(a) The fair market value adjustments to MSF's assets and liabilities are as follows (in thousands):


          Value associated with MSF bad debt portfolio     $ 1,500
          Reduction in value of fixed assets                  (801)
          Record transaction cost and expenses                (400)


(b) Adjustments for excess of net value given over net assets acquired as computed below (in thousands):

     Fair value adjustments, net                                  $    (299)
     Elimination of MSF Common Stock                                    (11)
     Search Common Stock issued (3,859,000 x $0.01)                      39
     Elimination of MSF paid in capital                             (27,660)
     Search paid in capital ($17,003,000 - $39,000 + $678,000)       17,642
     Elimination of MSF unrealized gain on sale of securities          (450)
     Elimination of MSF accumulated deficit                           8,684
     Elimination of MSF treasury stock                                2,274
                                                                  ---------
     Cost in excess of fair value of net assets acquired          $     219

(c) Adjustments for fair value of Common Stock issued in MSF Acquisition, costs associated with registering Common Stock and other costs of MSF Acquisition. The actual value assigned by the Company as of July 31, 1997 to the MSF Acquisition would have yielded a negative goodwill of $4,542,000 as of March 31, 1997 if such value were used in this proforma. Accordingly, the proforma presentation as of March 31, 1997 employs a preliminary value that had been assigned by the Company to the MSF Acquisition at an earlier date. The estimated preliminary value associated with the MSF Acquisition was computed as follows:

Per Share Amount of $1.63 times 10,431,000 outstanding shares of common stock of MSF plus the value associated with MSF
options assumed by Search of $678,000                            $17,681,000 (1)

Expenses of transaction                                              750,000
Assumption of debt                                                73,852,000
                                                                 -----------
Preliminary estimate of
proforma purchase price                                          $92,283,000
                                                                 ===========

     (1) The preliminary value computed above equated to 3,859,000 shares of Search's Common Stock. The actual number of shares of Search's Common Stock issued on July 31, 1997 was 3,666,500 valued at $11,768,000, excluding a value of $454,000 for the assumed options.

(d)  Elimination of MSF equity.

(e) Adjustments for solicitation fees of $126,000 or $251,000 at 50% or 100%, respectively, and financial advisory fees of $550,000.

(f) Elimination of accrued dividends or dividend expense for Preferred Stock. No elimination was made for dividends paid during the year ended March 31, 1997 with respect to shares of Preferred Stock repurchased in that fiscal year.

(g)  Elimination of reclassified or exchanged Preferred Stock par value.

(h)  Represents par value of new shares of Common Stock.

(i) Elimination of additional paid in capital for reclassified or exchanged Preferred Stock based on market price of Common Stock into which shares of Common Stock may be converted by original terms of Preferred Stock.

                    Common Shares     Aggregate
                     into which         Market       Preferred       Paid-in
                     Originally        Price at      Stock par       Capital
                     Convertible     Nov. 18, 1997      value       Eliminated
                    -------------    -------------   ----------    -----------
9%/7% Preferred         4,912,000    $  8,302,000    $  197,000    $ 8,105,000
12% Preferred              50,000          85,000         4,000         81,000
                     ------------    ------------    ----------    -----------
 Total @ 100%           4,962,000    $  8,387,000    $  201,000    $ 8,186,000
                     ============    ============    ==========    ===========
 Total @ 50%            2,481,000    $  4,193,000    $  100,000    $ 4,093,000
                     ============    ============    ==========    ===========

(j) Represents additional paid in capital for new shares of Common Stock based on market price of Common Stock of $1.69 per share at November 18, 1997.

(k) Adjustments for excess of market price of new shares of Common Stock over market price of the shares of Common Stock issuable to holders of Preferred Stock pursuant to the original conversion terms of the Preferred Stock as of November 18, 1997.

                                                                    Aggregate
                                     Common Shares                   Market
                     Reclassified     into which      Excess        Price for
                     or Exchanged     Originally      Common         Excess
                     Common Shares   Convertible      Shares         Shares
                     -------------   -----------      ------       ----------
9%/7% Preferred          9,825,000    4,912,000      4,913,000     $8,303,000
12% Preferred              200,000       50,000        150,000        253,000
                     -------------    ---------      ---------     ----------
  Totals 100%           10,025,000    4,962,000      5,063,000     $8,556,000
                     =============    =========      =========     ==========
  Totals 50%             5,012,000    2,481,000      2,531,000     $4,278,000
                     =============    =========      =========     ==========

(l) Represents adjustment to calculations of weighted average common and common equivalent shares outstanding assuming shares issued in the DACC Acquisition were outstanding from April 1, 1996.

(m) Represents amortization of net intangible asset acquired in MSF Acquisition of approximately $31,000 per month.

(n)  Represents the number of shares of Common Stock issued in the MSF
     Acquisition.

(o) Represents the net income (loss) per share of Common Stock after excluding the non-cash accounting adjustment for the gain (loss) on exchange described in note (k) above.

                                    BUSINESS

OVERVIEW OF THE COMPANY

     The Company is a financial services company specializing in the purchase and management of used motor vehicle receivables, typically those owed by consumer obligors who do not qualify for traditional financing. The Company purchases its receivables either through the purchase of individual receivables from franchise and independent automobile and light truck dealers ("Dealers") or through bulk purchases of receivables from Dealers and other finance companies who originate them in the sale of vehicles. During the fiscal year ended March 31, 1997, the Company commenced in other consumer lending operations by opening several consumer lending branches. As of September 30, 1997, 21 consumer lending branches were operational.

     The automobile finance industry is the second largest consumer finance market in the United States totaling over $350 billion as of December 1996, according to the Federal Reserve Board. Automobile financing is usually provided by finance companies affiliated with manufacturers and banks, credit unions and independent finance companies. The financings are generally segmented according to the type of car sold (new or used) and the credit characteristics of the borrower (generally, prime or non-prime). Non-prime borrowers are individuals who, due to either incomplete or imperfect credit histories, are unable to obtain traditional financing through a bank or one of the finance companies affiliated with manufacturers. It is generally believed that non-prime financing currently accounts for approximately 20% of the automobile finance market. Through its wholly owned subsidiary, Automobile Credit Acceptance Corp., the Company specializes in purchasing receivables secured by used cars and light trucks and owed by non-prime obligors.

     The Company maintains and monitors standards, both initial and ongoing, that Dealers have to meet before the Company will consider purchasing their receivables. As of September 30, 1997, the Company had approximately 1,400 Dealers in its network of Dealers (the "Dealer Network") compared to approximately 50 Dealers in the Dealer Network at March 31, 1996.

     On July 31, 1997, the Company acquired MS Financial, Inc. ("MSF") in a stock-for-stock merger transaction. MSF, headquartered in Jackson, Mississippi, is a specialized consumer finance company that purchases and services retail installment contracts on new and used cars and light trucks. As of July 31, 1997, MSF had total assets of approximately $71,250,000, total liabilities of approximately $64,250,000 and stockholders' equity of approximately $7,000,000.

DESCRIPTION OF HISTORICAL OPERATIONS AND REORGANIZATION OF FUND SUBSIDIARIES

     Prior to November 1994, the Company financed the purchase of used motor vehicle receivables through the private and public sale of interest-bearing notes (the "Notes") issued by wholly owned subsidiaries organized specifically for this purpose (the "Fund Subsidiaries") and through reinvestment of operating cash flow.

     After November 1994, due primarily to higher than expected losses in the collection of its receivables held by these Fund Subsidiaries, the Company, directed by then existing management, abandoned its Note offering activities and sharply reduced all receivables purchasing activities while attempting to evaluate and, where necessary, modify or remedy purchasing and collection procedures. At the same time, the Company's directors began searching for new management which could further identify problems, stabilize operations, and develop a financial plan and strategy for turnaround and future growth.

     From late 1994 until March 1996, the Company operated under financial constraints and had limited ability to raise new operating capital. The purchasing of receivables for the Fund Subsidiaries was governed by trust indentures which restricted management's ability to alter its receivables purchasing criteria in accordance with stricter standards developed by new management. In addition, the Company's inability to access credit sources due to the historical losses on the Company's receivables portfolio and limitations on investment of funds repaid on existing portfolios dramatically reduced the Company's ability to finance the purchase of new receivables. At the same time, to improve the quality of the Company's portfolio of receivables, purchasing procedures were tightened and management significantly reduced the number of Dealers from whom the Company would purchase receivables.

     On August 14, 1995, in order to consummate a debt-to-equity conversion plan, each of the Fund Subsidiaries filed for reorganization under Chapter 11 of the U. S. Bankruptcy Code. On March 4, 1996, the Court entered an order (the "Confirmation Order") confirming a Third Amended Joint Plan of Reorganization (the "Joint Plan") for all of the Fund Subsidiaries. The Joint Plan became effective on March 15, 1996 (the "Effective Date").

     As a consequence of effectiveness of the Joint Plan, on the Effective Date, the assets of the Fund Subsidiaries (less funding of a litigation trust and professional fees) were transferred to Search by operation of law in exchange for Common Stock and 9%/7% Preferred Stock and cash to be distributed to the former Holders of the Notes, and the Notes were deemed canceled.

AUTOMOBILE FINANCE OPERATIONS SINCE REORGANIZATION OF THE FUND SUBSIDIARIES

     Since confirmation of the Joint Plan, the Company has implemented new programs intended to expand its receivables purchasing operations into higher credit quality receivables. Although these new programs target the Company's historical market of purchasers with non-standard credit histories, the Company is focusing more on purchasers with job and residence stability, higher income, and re-established positive credit. Receivables purchased under the new programs typically carry interest rates ranging from approximately 18% to 26% and are generally secured by automobiles up to six years in age that have been driven no more than an average of 25,000 miles per year and fewer than 80,000 total miles. The Company's principal market focus has been in the southern and southwestern states where "self-help" repossession laws promote efficient collection efforts with respect to defaulted receivables, and where milder climates generate higher collateral values for used vehicles. However, the Company is currently expanding the marketing of its new programs to include states in other regions of the United States with laws similar to those of the states in which the Company has focused in the past.

     In connection with the new programs, the Company has established underwriting criteria to evaluate the quality of receivables, the most significant of which are as follows:

     o The obligor must show one year verifiable residence and three years traceable residence

     o The Company must be able to verify one year of employment for each obligor

     o The obligor must show a positive pay history within the previous two years

     o    The obligor must show gross income of at least $1,200 per month

     o The maximum payment for the purchased vehicle cannot exceed 20% of the obligor's gross income

     o    The debt-to-income gross ratio of the obligor cannot exceed 50%

     o The down payment must be 10% of the retail selling price of the vehicle.

For each receivable purchased pursuant to the new programs, the Company generally purchases the receivables at a discount, ranging from 5% to 10%, depending upon the value of the vehicle and the term of the receivable.

     The Company purchases receivables from a network of Dealers that originate motor vehicle receivables through the sale of automobiles and light trucks. During the reorganization process, because the Company had abandoned its Note offering activities and sharply reduced all receivables purchasing activities, it also experienced a significant reduction in the size of its Dealer Network. The Company is currently marketing its new programs to Dealers through the efforts of employees and marketing representatives. The marketing representatives include both individuals and organizations specializing in the marketing of financing programs to Dealers.

     The Dealers are unaffiliated with the Company. Each Dealer enters into an agreement with the Company and agrees to use Company-approved contract forms. Under the agreements with the Dealers, the Company is under no obligation to purchase any receivables from the Dealer and the Dealer is not obligated to submit any contracts to the Company.

     It is the Company's goal to market the new programs primarily to franchise Dealers and qualified independent Dealers. The Company has set standards for Dealers to qualify as members of the Dealer Network. In most cases, to qualify for membership in the Dealer Network, a Dealer must have been in business at least two years, be in good standing with regulatory and auto-association authorities and meet certain credit standards. The Company generally verifies that a Dealer meets these standards through credit bureau reporting services. Franchise Dealers normally qualify for membership in the Dealer Network.

     Membership in the Dealer Network can be terminated at the Company's discretion. Company personnel review the receivables submitted by and purchased from each Dealer. Decisions to terminate a Dealer from the Dealer Network are made on a case-by-case basis depending on the past performance of the Dealer and performance of the receivables purchased from the Dealer.

     Dealers initiate receivable sales transactions directly with the Company's centralized purchasing personnel by faxing a consumer application to the Company. The Company's decision whether to purchase a receivable is typically communicated to the Dealer within approximately one hour, and, if the application is approved, documentation is completed generally within one week. The Company pays the Dealer for the receivable after receipt and review of the original receivable contract and other required documents and after verification procedures are completed.

     The Company's receivables purchasing personnel review each receivable for compliance with the Company's underwriting criteria, utilizing standard and supporting documentation provided by the selling Dealer and national computerized databases that automatically interact with the Company's proprietary Auto Note Management System Software

("ANMS"). The Company verifies, by reference to published wholesale vehicle value guides, the average wholesale prices of the underlying vehicles. In most instances, the Company performs this pre-purchase receivable evaluation within one hour, thereby assisting the Dealer in the timely sale of the underlying vehicle. This one-hour turnaround time is considered by the Company to be an important competitive factor, and the Company monitors its turnaround time through the ANMS. Once a receivable is purchased, the Company services the receivable out of one of its branch offices. The Company considers its branch office network to be a competitive factor as it facilitates collection and servicing efforts.

     The Company's underwriting strategy differs from many of its competitors. Many of the Company's competitors make only bulk purchases of receivables and/or retain recourse against the selling Dealer for nonpayment of the receivable through quasi-loan arrangements, dealer holdbacks, reserve accounts or other collection collateral or guaranties. Other competitors will only purchase receivables that have existed and performed in an acceptable manner for a period of time. Purchase and credit criteria and verification procedures also differ from competitor to competitor.

     In addition to the purchases of individually selected receivables, the Company seeks to acquire pools of non-prime automobile receivables ("Bulk Purchases") from Dealers or other finance companies. A Bulk Purchase is analyzed on both an individual receivable and a pooled basis using criteria similar to those used to evaluate individual receivable purchases from Dealers. During the fiscal year ended March 31, 1997, the Company completed Bulk Purchases of approximately $34,518,000 of gross receivables and acquired $27,490,000 of gross receivables in other acquisitions. At the time of its acquisition by the Company, MSF had gross owned and securitized receivables of approximately $104,000,000.

     Following the purchase of each receivable, the Company mails a statement to the obligor a minimum of seven days before each payment becomes due. These statements instruct the obligor to remit payments directly to the Company's post office box or lockbox. Payments may also be made in person at the Company's offices or via Western Union Quick Collect(TM)service or through Ace Cash Express(TM). The Company's principal collection operation is based in Dallas, Texas.

     The Company has a staff of collection personnel that monitor payments on the Company's receivables and contact obligors via telephone when payments are delinquent. Collections personnel generally have (i) a minimum of one year collection experience, (ii) proven ability to obtain corrective action on delinquent accounts and (iii) knowledge of, and ability to comply with, state and federal debt collection laws. Generally, if a receivable shows any indication of default, the receivable is subjected to enhanced collection efforts, including intensified telephone and written contacts aimed at identifying the likelihood and expected amount of payment on the receivable. At any time after default, the Company may (i) contract with an independent third party repossession firm to locate and peacefully repossess the motor vehicle securing the receivable or (ii) seek and obtain an order of a court of competent jurisdiction for recovery of the motor vehicle. The decision to repossess a motor vehicle is made on a case-by-case basis by a collections unit manager. Factors considered by these unit managers include recent payments and willingness of the obligor to commit to payment by a date certain. Any delays in repossession expose the Company to the risk of reduced resale value for the vehicle due to additional mileage and the possibility of damage or lack of necessary maintenance or repairs to the vehicle. Current Company policy permits deferment of payments only in very limited instances and only with senior management approval. Following repossession of a vehicle, the Company sells the vehicle on a wholesale basis at the highest available bid at an unaffiliated motor vehicle auction.

     The Company's collection and repossession activities are administered with use of a data processing and communications system developed by the Norwest Financial Information Services Group (the "Norwest System"). The Company's ability through the ANMS and the Norwest System to relationally cross-reference receivable collection statistics to a vehicle, Dealer, customer and geographic location assists the Company in monitoring receivables and adjusting purchase procedures and prices.

AVERAGE RECEIVABLES CHARACTERISTICS

     General. Set forth below is a summary of pertinent statistics regarding the average active receivable in the Company's portfolio of motor vehicle receivables, as of September 30, 1997 and March 31, 1997. These statistics at March 31, 1997 do not reflect receivables owned by MSF.

                       AVERAGE RECEIVABLE CHARACTERISTICS

                                                   As of                                  As of
                                             September 30, 1997                       March 31, 1997
                                  ------------------------------------------------------------------------------
                                                Non-Prime                                Non-Prime
                                    Consumer      Auto         Total        Consumer        Auto          Total
                                  ------------------------------------------------------------------------------
Average Original Term - Months        24.2          45.7           42.7         20.0          39.7          38.6
Average Remaining Term - Months       22.4          25.2           24.8          9.1          22.8          22.1
Average APR                           24.0%         21.0%         21.42%        34.6%         23.5%         24.1%
Average Monthly Payment Amount    $    111     $     331     $      330     $     92     $     317     $     305
Average Original Gross Balance    $  3,005     $  15,298     $   13,577     $  2,284     $  12,788     $  12,202
Average Current Gross Balance     $  2,729     $   8,781     $    7,933     $  1,515     $   6,902     $   6,616
Average Net Receivable            $  2,139     $   6,902     $    6,235     $  1,160     $   5,728     $   5,487
Weighted Average APR                  22.4%         20.4%          20.5%        30.0%         22.8%         22.9%


     At September 30, 1997, the Company had an aggregate of 20,428 owned and securitized receivables in its portfolio with an aggregate total unpaid balance of $162,061,000, including $34,691,000 in unearned interest and $10,768,000 in credit loss allowance. Additionally, the Company had a total of 461 vehicles held for resale having an estimated value of approximately $1,199,000 as of September 30, 1997.

     Seasonality. The Company's operations are impacted by higher delinquency rates during certain holiday periods.

     Delinquency. Generally, the Company considers a receivable to be impaired if the contractual delinquency is greater than 60 days or the collateral has been repossessed. Once impaired, the Company places the receivable on nonaccrual status, which stops the recognition of interest income. The following table breaks out the owned or securitized receivables that the Company considers unimpaired or accrual status and impaired or nonaccrual status as of September 30, 1997 and March 31, 1997. The table also shows the same data separately for the Company's non-prime auto receivables and its consumer loans. The March 31, 1997 figures do not include receivables owned by MSF.

               MOTOR VEHICLE RECEIVABLES - AGING AND DELINQUENCIES
                             (Dollars in thousands)


TOTAL COMPANY:                              AS OF SEPT. 30, 1997                                AS OF MARCH 31, 1997
-------------                   ---------------------------------------------       --------------------------------------------
                                                 Total(1)        % of Total                          Total (1)      % of Total
                                 Number of        Unpaid           Unpaid            Number of        Unpaid          Unpaid
Contractual Delinquency         Receivables     Installments     Installments       Receivables     Installments    Installments
-----------------------         -----------     ------------     ------------       -----------     ------------    ------------
Accrual Receivables
    0 to 30 days past due          17,429         $138,945             86%              8,254         $56,074             90%
    31-60 days past due             1,788           14,320              9%                702           3,982              6%
                                   ------         --------            ---               -----         -------            ---
       Subtotal                    19,217         $153,265             95%              8,956         $60,056             96%
                                   ------         --------            ---               -----         -------            ---
Nonaccrual Receivables
    61-180 days past due            1,113            8,240              5%                461           2,255              4%
    181+ days past due                 98              556              0%                  4              14              0%
                                   ------         --------            ---               -----         -------            ---
       Subtotal                     1,211            8,796              5%                465           2,269              4%
                                   ------         --------            ---               -----         -------            ---
All Receivables(2)                 20,428         $162,061            100%              9,421         $62,325            100%
                                   ======         ========            ===               =====         =======            ===
    Vehicles held for
    resale @ collateral value         461         $  1,199                                458         $ 1,196
                                   ======         ========                              =====         =======



NON-PRIME AUTO:                             AS OF SEPT. 30, 1997                                AS OF MARCH 31, 1997
--------------                  ---------------------------------------------       --------------------------------------------
                                                 Total(1)        % of Total                          Total (1)      % of Total
                                 Number of        Unpaid           Unpaid            Number of        Unpaid          Unpaid
Contractual Delinquency         Receivables     Installments     Installments       Receivables     Installments    Installments
-----------------------         -----------     ------------     ------------       -----------     ------------    ------------
Accrual Receivables
    0 to 30 days past due          14,707         $131,350             85%              7,863         $55,347             90%
    31-60 days past due             1,722           14,190              9%                642           3,949              6%
                                   ------         --------            ---               -----         -------            ---
       Subtotal                    16,429         $145,540             94%              8,505         $59,296             96%
                                   ------         --------            ---               -----         -------            ---
Nonaccrual Receivables
    61-180 days past due            1,040            8,158              5%                387           2,220              4%
    181+ days past due                 98              556              1%                  4              14              0%
                                   ------         --------            ---               -----         -------            ---
       Subtotal                     1,138            8,714              6%                391           2,234              4%
                                   ------         --------            ---               -----         -------            ---
All Receivables(2)                 17,567         $154,254            100%              8,896         $61,530            100%
                                   ======         ========            ===               =====         =======            ===
    Vehicles held for
    resale @ collateral
    value                             461         $  1,199                                458         $ 1,196
                                   ======         ========                              =====         =======



CONSUMER:                                   AS OF SEPT. 30, 1997                                AS OF MARCH 31, 1997
--------                        ---------------------------------------------       --------------------------------------------
                                                 Total(1)        % of Total                          Total (1)      % of Total
                                 Number of        Unpaid           Unpaid            Number of        Unpaid          Unpaid
Contractual Delinquency         Receivables     Installments     Installments       Receivables     Installments    Installments
-----------------------         -----------     ------------     ------------       -----------     ------------    ------------
Accrual Receivables
    0 to 30 days past due           2,722         $  7,595             97%                391         $   727             91%
    31-60 days past due                66              130              2%                 60              33              4%
                                   ------         --------            ---               -----         -------            ---
       Subtotal                     2,788         $  7,725             99%                451             760             95%
                                   ------         --------            ---               -----         -------            ---
Nonaccrual Receivables
    61-180 days past due               73               82              1%                 74              35              5%
    181+ days past due                  0                0              0%                  0               0              0%
                                   ------         --------            ---               -----         -------            ---
       Subtotal                        73               82              1%                 74              35              5%
                                   ------         --------            ---               -----         -------            ---
All Receivables(2)                  2,861         $  7,807            100%                525             795            100%
                                   ======         ========            ===               =====         =======            ===


(1)  Includes unearned income.

(2) Active receivables shown on the face of the Company's balance sheet exclude 458 and 461 accounts that have been reclassified to vehicles held for resale at March 31, 1997 and September 30, 1997, respectively.

NON-AUTO CONSUMER FINANCE OPERATIONS

     The Company initiated its activities in non-auto consumer lending with the purchase of consumer loans with gross balances of $432,000 in August 1996. The Company opened its first consumer loan office in November 1996 in Baton Rouge, Louisiana, and as of September 30, 1997, it had established 21 consumer loan offices in Florida, Georgia, Louisiana, Oklahoma, Puerto Rico, Tennessee and Texas. Gross non-auto consumer loans exceeded $1.3 million at March 31, 1997 and totaled approximately $9 million at September 30, 1997. In November 1997, the Company received approval from the Office of the Consumer Credit Commissioner for Texas to establish eight additional branch offices in Texas.

     The Company's consumer finance offices provide direct personal loans and retail sales finance, home equity and second-mortgage lending services to their customers. Sales finance loans are available to facilitate the purchase of household appliances and furnishings, to make home improvements, to pay for education, vacation and other personal expenses and to consolidate previously incurred indebtedness. Consumer loan customers are developed through the Company's non-prime automobile lending activities, through the acquisition of retail sales finance contracts from retailers and through existing relationships of the Company's branch office personnel. The Company believes that its non-prime automobile lending and retail sales finance contract purchasing activities can be an important source of new direct consumer loan customers and can lead to development of long-term customer relationships. Consumer loans may be secured or unsecured.

FINANCING

     Hibernia Line of Credit. In September 1996, Search Funding II, Inc. ("SFII"), a wholly-owned subsidiary of Search, entered into a revolving credit agreement (the "Line") with Hibernia National Bank. The Line was renewed, with the Company's consumer finance subsidiaries added as additional borrowers, in October 1997. The Line bears interest at the prime rate plus 1%, or 9.5% as of October 31, 1997. The Line has a maximum commitment of $25,000,000 and is limited to a percentage of eligible contracts held by SFII and the other borrowers. The Line is secured by all of the borrowers' assets and expires on October 11, 2000. Search has guaranteed the Line. Search and the borrowers must comply with covenants under the Line that require the maintenance of certain financial ratios and other financial conditions.

     MSF Revolving Credit. Following the Company's acquisition of MSF, MSF's $70 million line of credit from a bank group led by Fleet Bank, N.A. has remained in place. The line of credit must be reduced to $50 million by December 31, 1997. The facility is secured by a first priority security interest in all of MSF's assets and is guaranteed by Search.

     Future Financings. The Company presently intends to continue purchasing motor vehicle receivables and expanding its non-auto consumer lending operations, both of which will require future financing. The Company is currently pursuing several alternatives to meet its needs for liquidity. These financing alternatives include subordinated or convertible debt and equity financing, securitizations and warehouse lines of credit.

COMPETITION

     The Company has numerous competitors engaged in the business of buying non-prime, used motor vehicle receivables and in making consumer loans. The Company in the past had few competitors that purchased receivables from high credit risk individuals who purchased medium- priced, used motor vehicles in the Company's then primary geographic markets consisting generally of the metropolitan areas of Arizona, Georgia, Florida, South Carolina, Oklahoma, Tennessee and Texas. The Company's new programs target receivables whose obligors have somewhat lower credit risk than obligors of receivables previously purchased by the Company. Though the Company expects to market the new programs in a more diverse geographic region, the Company expects to encounter more competition in the purchase of such lower risk receivables. The Company competes to some extent with providers of alternative financing services, such as floor plan lines of credit from financial institutions, lease financing and dealer self-financing, and certain purchasers of receivables for higher-priced, used motor vehicles. National or regional rental car companies, finance companies, used car companies, auction houses, dealer groups or other firms with equal or greater financial resources than the Company could elect to compete with the Company in its market. These competitive factors could have a material adverse effect upon the operations of the Company.

     The Company believes that the primary methods of competition in the non-prime, used motor vehicle finance industry are establishment of Dealer relationships, receivables purchasing criteria, marketing, receivables purchase response time and purchase agreement provisions, including dealer recourse, reserves or commissions.

     The Company commenced its non-auto consumer finance business in November 1996. In that business the Company faces intense competition from numerous competitors, many of which have been in business for substantial periods of time and have significantly greater resources than the Company. The Company believes that the primary methods of competition in the consumer finance business are the establishment of relationships with independent dealers and potential borrowers and loan terms. The Company intends to hire experienced individuals with strong customer relationships to manage its consumer lending branches.

REGULATION

     Numerous federal and state consumer protection laws impose requirements upon the origination and collection of consumer receivables. These federal laws and regulations include, among others, the Truth-in-Lending Act, the Equal Credit Opportunity Act, the Federal Trade Commission Act, the Fair Credit Reporting Act, the Fair Indebtedness Collection Practices Act, the Magnuson-Moss Warranty Act and the Federal Reserve Board's Regulation Z. Search believes that it maintains all licenses and permits required for its current operations and is in substantial compliance with all applicable federal, state and local laws. There can be no assurance, however, that Search will be able to maintain all requisite licenses and permits.

     State laws regulate, among other things, the interest rate chargeable on, and terms and conditions of, motor vehicle retail installment loans. These laws also impose restrictions on consumer transactions and require loan disclosures in addition to those required under federal law. These requirements impose specific statutory liabilities upon creditors who fail to comply with their provisions. As a consumer finance company, the Company may be subjected to various consumer claims and litigation seeking damages and statutory penalties based upon, among other theories of liability, usury, wrongful repossession, fraud and discriminatory treatment of credit applicants.

     The Federal Trade Commission ("FTC") has adopted a Holder-in-due course rule which has the effect of subjecting persons who finance consumer credit transactions (and certain related lenders and their assignees) to all claims and defenses which the purchaser could assert against the seller of the goods and services. Another FTC rule requires that all sellers of used vehicles prepare, complete and display a "Buyer's Guide" which explains the warranty coverage (if any) for such vehicles. Failure of the Dealers to comply with state and federal credit and trade practice laws and regulations could result in consumers having rights of recession and other remedies that could have an adverse effect on the Company.

     In the event of default by an obligor on a motor vehicle receivable or consumer loan that is secured, the Company has the remedies of a secured party under the Uniform Commercial Code ("UCC"). The UCC remedies of a secured party include the right to repossession by self-help means, unless such means would constitute a breach of the peace. Unless the obligor voluntarily surrenders a vehicle, self-help repossession, by an independent third-party repossession entity engaged by the Company, is the method usually employed by the Company when an obligor defaults. If a breach of the peace is likely to occur, or if applicable state law so requires, the Company must obtain a court order from the appropriate state court and repossess the vehicle in accordance with that order.

     In most jurisdictions, including those states in which the Company presently does or intends to do business, the UCC and other state laws require a secured party to provide an obligor with reasonable notice of the date, time and place of any public sale or the date after which any private sale of the collateral may be held. Unless waived after default, an obligor has the right to redeem the collateral prior to actual sale by paying the secured party the unpaid installments (less any required discount for prepayment) of the receivable plus reasonable expenses for repossessing, holding, and preparing the collateral for disposition and arranging for its sale, plus, in some jurisdictions, reasonable attorneys' fees, or, in some states, by payment of delinquent installments.

EMPLOYEES

     As of October 31, 1997, the Company had 232 employees, of which 174 were engaged in receivables purchasing, collections and origination, 44 in administration, seven in asset remarketing and seven in senior management.

PROPERTIES

     The Company's principal executive offices are located at 600 North Pearl Street, Dallas, Texas 75201. The Company leases approximately 25,000 square feet of space at this facility under a lease expiring in 2002. The Company leases an additional approximately 6,000 square feet of space in Dallas, Texas that is utilized as the Company's principal collection center under a lease expiring in 2001.

     The Company also leases 21 consumer lending offices, some of which also serve as remote collection facilities. Generally, these facilities are leased for a period of three to five years and provide for cancellation rights after a prescribed period of time.

LEGAL PROCEEDINGS

     The Company and certain of its former officers and directors are defendants in a case styled Janice and Warren Bowe, et al. v. Search Capital Group, Inc., et al., Cause No. 1:95CSV649BR, filed in the Federal District Court for the Southern District of Mississippi (the "Bowe Action"). The plaintiffs, who are former Holders of Notes issued by three of the Fund Subsidiaries, allege that the registration statements pursuant to which the Notes were sold contained material misrepresentations and omissions of fact with respect to collection rates on contracts, expected repossession rates, the Company's accounting controls and computer systems, the operating results and financial condition of the Company and its subsidiaries and the ability of the Fund Subsidiaries to pay the Notes at the projected rates of return, and were, therefore, materially false and misleading in violation of the securities laws. The plaintiffs seek unspecified damages, rescission, punitive damages and other relief. The plaintiffs also seek establishment of a class of plaintiffs consisting of all persons who purchased Notes issued by the three Fund Subsidiaries. While the Company believes the suit is without merit and has been vigorously defending itself, it has also sought to reach a negotiated settlement of all claims of all potential class members in the Bowe Action that would also include a settlement of all claims of the litigation trust (the "Litigation Trust") established under the Plan for the purpose, among other things, of pursuing causes of action of the former Holders of Notes issued by the Fund Subsidiaries who assigned their claims with respect to the Bowe Action to the Litigation Trust.

     In August 1997, the trustee (the "Litigation Trustee") of the Litigation Trust filed a complaint (the "Trustee's Action") in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division, against the Company, its subsidiary Search Financial Services Acceptance Corp. (formerly known as Automobile Credit Acceptance Corp.) ("SFSAC"), certain of the Company's former officers and directors, certain broker-dealers who sold Notes of three of the Fund Subsidiaries and the Company's and the Fund Subsidiaries' former independent accountants. The Litigation Trust was established to pursue causes of action of the Fund Subsidiaries and of the former Holders of Notes issued by the Fund Subsidiaries who assigned their claims to the Litigation Trust. In the Trustee's Action, the Litigation Trust alleges (1) breach of fiduciary duty owed by Search and the former directors and officers to three of the Fund Subsidiaries through the use of fraudulent misrepresentations and omissions in the raising of capital that was used for the benefit of the Company and its affiliates rather than those Fund Subsidiaries, (2) violations by Search and the former directors and officers of the Racketeer Influenced and Corrupt Organizations Act as a result of the fraudulent offering of Notes by three of the Fund Subsidiaries, (3) negligence by the broker-dealers and accountants in connection with the offering of Notes by the three Fund Subsidiaries and (4) payment of voidable preferential transfers to Search and SFSAC, which payments were specified in the Plan, in the amount of $7,236,111. The plaintiff seeks recovery of the alleged preferential transfers and unspecific actual, exemplary and treble damages. Search and SFSAC believe the suit is without merit and are vigorously defending themselves. An adverse judgment in the suit could, however, have a material adverse effect on the Company's results of operations or financial condition.

     In November 1997, the Company and all other parties to the Bowe Action and the Trustee's Action entered into a Stipulation of Settlement to settle all claims of the Litigation Trust and all claims related to the Bowe Action for an amount that includes payment by the Company of $362,500 in cash and the issuance by the Company of Common Stock having a value of $1,787,500. The settlement is subject to various conditions, including approval by the Federal District Court for the Southern District of Mississippi and the United States Bankruptcy Court for the Northern District of Texas, Dallas Division. If all conditions are satisfied, the settlement is expected to be completed in December 1997.

     The Company has a reserve of $500,000 related to the Bowe Action. Although as a result of the Settlement an additional charge of $1,288,000 will be reflected in the Company's earnings or loss for the third fiscal quarter of 1998, the Settlement will not adversely affect the Company's stockholders' equity due to the substantial portion of the Settlement being paid in stock. However, the book value per share will decrease as a result of the Settlement.

     In January 1997, MSF was named as a defendant in a lawsuit filed by Telluride Funding Corp. ("Telluride") in the U.S. District Court for the Southern District of New York. In its complaint, Telluride asserted claims for unpaid fees due it in connection with a warehouse line of credit MSF entered into in April 1995. Telluride sought damages in the amount of $437,500, plus interest, costs and attorneys' fees. That suit was removed to New York state court in April 1997. In March 1997, MSF filed a declaratory judgment action against Telluride in Mississippi state court requesting a determination of the parties' rights and obligations relating to the warehouse line of credit. In October 1997, Telluride's action in New York state court was dismissed. At this time, the Company is unable to predict the outcome of this litigation.

     The Company is, from time to time, involved in litigation that is incidental to its business. There are, however, no other legal proceedings presently threatened or pending related to the Company which would, in the opinion of management, have a material impact on the financial condition or operations of the Company.

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION

         The following summary of selected financial information of the Company should be read in conjunction with the Consolidated Financial Statements, including notes thereto, appearing elsewhere in this Proxy Statement/Prospectus.



                                                 9 Months       9 Months        Year           Year          6 Months
                                                  Ended          Ended          Ended          Ended          Ended
                                                 9/30/92        9/30/93        9/30/94        9/30/95        3/31/95
                                                ---------      ---------      ---------      ---------      ---------
                                                                   (In Thousands, Except Per Share Data)
STATEMENT OF OPERATIONS:
Interest Revenue                                $   1,493      $   7,096      $  14,054      $  13,472      $   8,694
Interest Expense                                     (708)        (4,713)        (9,968)     $ (11,205)        (6,437)
Reduction of (provision for)
credit losses                                                         --        (20,180)        (3,128)        (5,337)
                                                ---------      ---------      ---------      ---------      ---------
Net interest income (loss) after
provision for credit losses                           785          2,923        (16,094)          (861)        (3,080)
General and administrative expenses                   663          3,051          9,296         15,881          7,221
Settlement expense                                     --             --            560          2,837             --
Other income                                          338             --             --             --             --
                                                ---------      ---------      ---------      ---------      ---------
Income (loss) before extraordinary item               460           (128)       (25,950)       (19,894)       (10,301)
Extraordinary gain on discharge debt                   --             --             --             --             --
                                                ---------      ---------      ---------      ---------      ---------
Net income (loss)                                     460           (128)       (25,950)       (19,894)       (10,301)
Preferred stock dividends                             123            263            240            240            120
                                                ---------      ---------      ---------      ---------      ---------
Income (loss) attributable to common
  stockholders                                  $     337      $    (391)     $ (26,190)     $ (20,134)     $ (10,421)
                                                =========      =========      =========      =========      =========
EARNINGS (LOSS) PER SHARE OF
  COMMON STOCK(1):
Income(loss) before extraordinary item          $    0.72      $   (0.48)     $  (18.64)     $  (17.96)     $   (8.96)
Gain on extraordinary item                             --             --             --             --             --
Net income (loss)                               $    0.72      $   (0.48)     $  (18.64)     $  (17.96)     $   (8.96)
                                                =========      =========      =========      =========      =========
Weighted average number of common                     460            766          1,407          1,121          1,162
  shares outstanding
BALANCE SHEET (AT PERIOD END):
Net contracts receivable                        $   6,565      $  29,396      $  61,823      $  34,948      $  76,655
Total assets                                       14,147         44,223      $  75,126         49,922         59,985
Notes payable (prepetition subject
  to compromise)                                       --             --             --         69,320             --
Notes payable and lines of credit                  11,774         40,562         70,768          1,058         69,160
Total liabilities                                  12,208         42,013         79,502         75,557         74,783
Stock repurchase commitment                            --             --             --          2,078             --
Stockholders' equity (deficit)                      1,939          2,210         (4,376)       (27,713)       (14,798)


                                                 6 Months        Year          6 Months       6 Months
                                                  Ended          Ended          Ended          Ended
                                                 3/31/96        3/31/97        9/30/96        9/30/97
                                                ---------      ---------      ---------      ---------
                                                          (In Thousands, Except Per Share Data)
STATEMENT OF OPERATIONS:
Interest Revenue                                $   3,541      $  10,004      $   3,898      $   6,412
Interest Expense                                   (1,306)        (2,306)          (338)        (2,979)
Reduction of (provision for)
credit losses                                      (4,982)         7,017          3,438            998
                                                ---------      ---------      ---------      ---------
Net interest income (loss) after
provision for credit losses                        (2,747)        14,715          6,998          4,431
General and administrative expenses                 8,098         13,392          6,043          8,992
Settlement expense                                    535             40             --             --
Other income                                           --             --             --             --
                                                ---------      ---------      ---------      ---------
Income (loss) before extraordinary item           (11,380)         1,283            955         (4,561)
Extraordinary gain on discharge debt                8,709             --             --             --
                                                ---------      ---------      ---------      ---------
Net income (loss)                                  (2,671)         1,283            955         (4,561)
Preferred stock dividends                             327          6,154          2,946          1,670
                                                ---------      ---------      ---------      ---------
Income (loss) attributable to common
  stockholders                                  $  (2,998)     $  (4,871)     $  (1,991)     $  (6,231)
                                                =========      =========      =========      =========
EARNINGS (LOSS) PER SHARE OF
  COMMON STOCK(1):
Income(loss) before extraordinary item          $   (8.96)     $   (1.45)     $   (0.59)     $   (1.42)
Gain on extraordinary item                           6.67             --             --             --
Net income (loss)                               $   (2.29)     $   (1.45)     $   (0.59)     $   (1.42)
                                                =========      =========      =========      =========
Weighted average number of common
  shares outstanding                                1,306          3,366          3,402          4,385
BALANCE SHEET (AT PERIOD END):
Net contracts receivable                        $  30,651      $  51,689      $  48,896      $ 116,914
Total assets                                       37,346         69,523         58,368        126,633
Notes payable (prepetition subject
  to compromise)                                       --             --                            --
Notes payable and lines of credit                   2,283         38,311         19,740         91,174
Total liabilities                                  10,935         42,917         24,052         96,424
Stock repurchase commitment                         2,078          2,078          2,078             --
Stockholders' equity (deficit)                     24,333         24,528         32,238         30,209

---------------

(1) In November 1996, Search effected a 1-for-8 reverse stock split. All references in the financial information to the number of shares outstanding and per share amounts have been retroactively adjusted to reflect the reverse split.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

GENERAL

     The Company is involved in the purchase, origination and servicing of used motor vehicle and other consumer receivables. The Company's motor vehicle receivables are secured by used automobiles and light trucks which typically have been purchased by consumers with substandard credit histories at retail prices generally ranging from $5,000 to $15,000. The Company generally purchases these receivables from Dealers in its Dealer Network. The members of the Dealer Network generate the receivables and offer them for sale on a non-exclusive basis to the Company. The Company from time to time makes bulk acquisitions of motor vehicle receivables. During fiscal 1997, the Company began administering its receivables purchasing, servicing and management activities utilizing a receivables management system (the "Norwest System") developed by Norwest Financial Information Systems Group, Inc. The Company uses the Norwest System in conjunction with the Company's proprietary Auto Note Management System software. The Company commenced its used motor vehicle receivables purchasing and servicing business in 1991.

     The Company opened its first non-automobile consumer finance office on November 1, 1996 in Baton Rouge, Louisiana and, at September 30, 1997, had established a total of 21 non- auto consumer branch offices in Texas, Oklahoma, Louisiana, Tennessee, Florida, Georgia and Puerto Rico. Non-auto consumer loans include retail sales finance loans, second mortgage real estate loans, and other consumer loans that may be secured or unsecured. The Company expects to continue its diversification and expansion in the consumer finance area.

     Prior to November 1994, the Company primarily financed the purchase of used motor vehicle receivables through the private and public sale of Notes issued by the Fund Subsidiaries and through reinvestment of operating cash flow. Until March 1996, the purchasing of receivables for the Fund Subsidiaries was governed by trust indentures (the "Trust Indentures") which restricted management's ability to alter its receivables purchasing criteria. In March 1996, following confirmation of the Fund Subsidiaries' plan of reorganization under Chapter 11 of the U.S. Bankruptcy Code, the Notes and the indebtedness represented by the Notes, together with the related Trust Indentures, were canceled. At that time, the Company implemented its current receivables purchasing program (the "Preferred Program"). The Preferred Program continues to focus on the purchasing of used motor vehicle receivables whose obligors have non-prime credit histories, but places more emphasis on job, income and residence stability and re-established positive credit of the obligor than the Company's earlier program.

     The Company finances purchases under the Preferred Program with internally generated funds and other funds borrowed at interest rates lower than what were previously incurred. The Company anticipates lower repossession rates and higher repossession sale proceeds as a result of the stricter credit criteria of the Preferred Program. If the Company is unable to select the proper dealers, purchase contracts with obligors who meet its credit criteria, and realize collection proceeds in adequate amounts, the repossession rate and sale proceeds could be higher and lower, respectively, than anticipated. The terms of receivables under the Preferred Program generally range from 30 months to 60 months.

RESULTS OF OPERATIONS

Comparison of Six-Month Period Ended September 30, 1997 and 1996

     The Company purchased 866 non-prime motor vehicle contracts during the six months ended September 30, 1997 compared to 509 non-prime motor vehicle contracts during the same six months ended September 30, 1996. The cost of contracts purchased was $9,009,000 ($10,403 per contract) compared to $4,798,000 ($9,426 per contract) for the six-month periods in 1997 and 1996, respectively. The Company purchased 1,098 bulk non-prime motor vehicle contracts at a cost of $9,717,000 ($8,849 per contract) during the six months ended September 30, 1996. No bulk purchases were made in the same period in 1997. The Company has also expanded into other areas of consumer finance. During the six months ended September 30, 1997, the Company purchased or originated 3,773 non-auto consumer loan contracts at a cost of $5,328,000 ($1,412 per contract). The Company purchased 725 non-auto consumer loan contracts during the six months ended September 30, 1996 at a cost of $278,000 in a bulk purchase transaction.

     Interest revenue increased from $3,898,000 for the six months ended September 30, 1996 to $6,412,000 for the six months ended September 30, 1997. The increase of $2,514,000, or 64%, is a result of higher average interest earning net receivables for the six-month period ended September 30, 1997. The increase in average interest earning receivables is primarily a result of the MSF acquisition in July 1997. Interest revenue increased 77% in the three-month period, primarily as a result of the MSF acquisition.

     Interest expense increased to $2,979,000 for the six months ended September 30, 1997 compared to $338,000 for the six-month period ended September 30, 1996. Interest expense increased approximately 400% during the three-month period ended September 30, 1997 as compared to the three-month period ended September 30, 1996. The increase in interest expense is due to increased borrowings associated with the Company's outstanding lines of credit, notes payable and increased warrant accretion.

 The provision for credit losses was favorably impacted during the six months ended September 30, 1997 by the sale of approximately $140,000,000 of previously charged-off loans for $1,400,000, i.e., loans on which generally no payments have been received for at least one year. Reflecting the benefit of this sale, the reduction of credit losses was $998,000 for the six months ended September 30, 1997, compared to $3,438,000 for the six months ended September 30, 1996. In the future, management anticipates a lower reduction of credit losses as the number of remaining charged-off accounts continues to decrease, and any provisions are not offset by recoveries of prior credit losses. During the three-month period ended September 30, 1997, the Company recorded a net $1,507,000 provision for credit losses, primarily due to losses in the DACC portfolio.

     General and administrative expenses increased to $8,992,000 for the six months ended September 30, 1997, compared to $6,043,000 for the six-month period in September 30, 1996. During the three-month period ended September 30, 1997, the Company's general and administrative expenses increased $1,708,000. The increase in general and administrative expenses is primarily related to increased expenses associated with the opening of consumer lending branches, expansion of the Company's servicing capacity, and increases in professional fees. During the three months ended September 30, 1997, the Company incurred significant costs associated with the acquisition of MSF and other potential acquisitions.

     Preferred Stock dividends decreased from $2,946,000 for the six months ended September 30, 1996 to $1,670,000 for the six months ended September 30, 1997. The Company did not declare or accrue dividends on the 9%/7% Preferred Stock for the quarter ended September 30, 1997 because of a prohibition in one of its credit agreements.

Comparison of Twelve-Month Period Ended March 31, 1997 to the Six-Month Period Ended March 31, 1996

     Contract Purchasing Activity. The Company purchased 1,284 contracts under the Preferred Program in non-bulk transactions during the twelve months ended March 31, 1997, compared to 1,169 contracts purchased under its prior program in non-bulk transactions during the six months ended March 31, 1996. The cost of these contract purchases for the twelve-month period ended March 31, 1997 was $13,395,000 ($10,424 per contract) compared to $5,471,000 ($4,680 per contract)
for the six-month period ended March 31, 1996. The Company purchased 2,603 contracts in bulk purchase transactions at a cost of $24,966,000 ($9,591 per contract) during the twelve months ended March 31, 1997, compared to 41 contracts purchased in bulk purchase transactions at a cost of $69,000 ($1,683 per contract) during the six months ended March 31, 1996. The increase in the per contract cost of contracts purchased in non-bulk transactions of $5,752 under the Preferred Program is generally due to newer and lower-mileage vehicle, higher credit quality customers and higher wholesale and retail values per vehicle. The increase in the cost of contracts purchased in bulk purchase transactions of $7,908 is due to the Company purchasing contracts that involve higher credit quality obligors or higher value vehicle collateral than the contracts previously purchased by the Company, or both. The Company expects to continue to see an increase in its per contract cost under its Preferred Program when compared to purchases under the prior program. The Company's acquisitions of assets from DACC and USLC provided the Company with approximately 4,150 contracts with aggregate balances of $28,100,000, or an average balance of $6,771 per contract.

     Financial Results. Interest revenue increased to $10,004,000 for the twelve months ended March 31, 1997 from $3,541,000 for the six months ended March 31, 1996. Average interest earning net receivables for the six-month period ended March 31, 1996 were $34,790,000, compared to average interest earning net receivables of $41,065,000 for the twelve months ended March 31, 1997. The Company's acquisitions during the year increased the company's average interest earning net receivables which in turn increased the Company's revenue. The acquisitions completed during fiscal 1997 provided over 70% of the growth in the Company's receivables portfolio.

     Interest expense increased from $1,306,000 for the six months ended March 31, 1996 to $2,306,000 for the twelve months ended March 31, 1997. The six months ended March 31, 1996 included interest expense related to a terminated line of credit and the amortization of offering costs on Fund Subsidiary debt. The twelve months ended March 31, 1997 included interest expense related to the Line and a term note. Interest expense is expected to increase as the Company enters into additional financing transactions to expand its receivables portfolio. The outstanding principal balance of the indebtedness assumed by the Company in connection with its acquisition of the assets of DACC (the "DACC Debt"), which is now required to be repaid in November 1997, averaged $13,078,000 for the portion of the twelve-month period ended March 31, 1997 following the acquisition. Interest expense includes the accretion in the value of the warrants issued in connection with the Joint Plan and the acquisition of the assets of DACC and USLC. The outstanding principal balance of the Company's line of credit with Hibernia National Bank averaged $19,395,000 during the twelve-month period ended March 31, 1997.

     The provision for credit losses decreased from $4,982,000 for the six months ended March 31, 1996 to a reduction of prior provisions for credit losses of $7,017,000 for the twelve months ended March 31, 1997, due primarily to increased recoveries from previously charged-off accounts and reduced provision requirements from the Company's portfolio of lower credit quality loans. During the twelve-month period ended March 31, 1997, the Company recovered $2,448,000 of proceeds from accounts previously charged off compared to recoveries of $2,296,000 for the six months ended March 31, 1996. The Company's remote collections facilities, which were opened during the second calendar quarter of 1995, have been successful in contacting and collecting chronically delinquent and charged-off accounts and locating accounts which had never previously paid. Additionally, the acquisitions of assets of DACC and USLC provided the Company with additional deficiency balances to collect, of which the Company collected approximately $425,000 during the fiscal year ended March 31, 1997. In the future, management anticipates lower recoveries of prior credit losses as these collections decrease and the portion of the Company's portfolio represented by non-auto consumer loans, which traditionally have lower charge off rates, increases. During the twelve months ended March 31, 1997, the Company received a settlement of $245,000 from a car dealer for deficiencies on sales of repossessed cars purchased from that dealer. During the twelve months ended March 31, 1997, the Company reduced its allowance for loan losses by $8,791,000, $2,448,000 of which was due to recovery proceeds and the remaining $6,343,000 of which was a non-cash reduction to reflect lower than anticipated losses from loans purchased under the Company's prior purchasing program. The Company expects to have lesser reductions in the future due to lower cash recoveries on previously charged-off accounts and a receivable base which is more predictable as to loss rates and collectability. During the twelve months ended March 31, 1997, the Company increased its allowance for loan losses by $1,774,000 to reflect an increase in anticipated losses from loans acquired in bulk purchase transactions and from DACC and USLC.

     The Company's annual chargeoffs, expressed as a percent of average net receivables, decreased from 36% for the six-month period ended March 31, 1996 to 30% for the year ended March 31, 1997. The decrease is attributable primarily to the significant change in the Company's receivable portfolio from March 31, 1996 to March 31, 1997. As of March 31, 1996, all of the Company's loans were of a lower credit quality than loans being purchased under the Preferred Program. As of March 31, 1997, these lower credit quality loans had decreased to less than 15% of the total outstanding loans. New originations under the Preferred Program and bulk purchases of receivables offset the liquidation of the old, lower credit quality loans and represent approximately 85% of the total outstanding loans as of March 31, 1997. The Company's bulk acquisitions resulted in provision requirements of over $1,000,000 during the year ended March 31, 1997.

     The allowance for credit losses as a percent of net outstanding receivables has decreased from 44% as of March 31, 1996 to 11% as of March 31, 1997. The decrease is primarily attributable to the significant change in the Company's loan portfolio from March 31, 1996 to March 31, 1997. All the Company's loans as of March 31, 1996 were purchased under its prior purchasing program for lower credit quality loans. As of March 31, 1997, only approximately 15% of the Company's portfolio was represented by those loans. The remainder of the portfolio was compiled of new originations under the Preferred Program and the receivables acquired in Bulk Purchases from Eagle Finance Corp. and MSF and the receivables acquired in the acquisitions of DACC and USLC.

     General and administrative expenses increased from $8,098,000 for the six months ended March 31, 1996 to $13,432,000 for the twelve months ended March 31, 1997. Expenses associated with processing repossessions and personnel costs have been reduced on an annualized basis, and confirmation of the Joint Plan has substantially eliminated the professional fees related to the reorganization. The Company closed all three of its retail lots and its related make-ready facility, which were used to process repossessions, by March 31, 1996. The additional offices the Company expects to open for its consumer lending operations will increase the Company's occupancy and personnel costs. The Company plans to open between 10 and 12 offices during fiscal 1998. Most of these offices will be staffed with three to four personnel. It is anticipated that these offices will be located in the southwestern United States.

     During the six months ended March 31, 1996, the Company recorded a gain of $8,709,000 related to the extinguishment of debt of its Fund Subsidiaries and $535,000 in accruals primarily associated with the Bowe Action. During the year ended March 31, 1997, the Company accrued $40,000 for settlement of certain claims.

     Preferred Stock dividends increased from $327,000 for the six months ended March 31, 1996 to $6,154,000 for the twelve months ended March 31, 1997. The increase of $5,827,000 is related to the issuance of 1,879,000 shares of the Company's 9%/7% Preferred Stock upon confirmation of the Joint Plan, 319,000 shares of 9%/7% Preferred Stock in connection with the acquisition of assets of DACC and 272,000 shares of 9%/7% Preferred Stock in connection with the acquisition of assets of USLC.

     The Company did not have a provision for income tax expenses for the year ended March 31, 1997 as its income is completely offset by the utilization of its net operating loss carry-forwards of approximately $54,000,000.

Comparison of the Six Month Period Ended March 31, 1996 to the Six Months Ended March 31, 1995

     The Company changed its fiscal year from September 30 to March 31 in order to start a new fiscal year reflecting the Fund Subsidiaries reorganization which was effective March 15, 1996. Therefore, the comparison below compares the six months ended March 31, 1996 to the comparable six months ended March 31, 1995.

     Contract Purchasing Activity. The Company purchased 1,169 contracts, at a cost of $5,471,000, during the six months ending March 31, 1996 compared to 2,417 contracts, at a cost of $10,670,000, during the six months ending March 31, 1995. The decrease in contracts purchased of 1,248, or 52%, is a result of a decrease in the amount of funds available for reinvestment in contracts due to more Fund Subsidiaries being restricted from purchasing contracts in 1996 than during the six-month period in 1995. Virtually all of the contracts purchased during both periods were purchased under the criteria contained in the Trust Indenture for each Fund Subsidiary. Effective March 15, 1996, the Trust Indentures were canceled and all new originations are now under the Preferred Program.

     Financial Results. For the six months ended March 31, 1996, the Company had interest revenue of $3,541,000 compared to $8,694,000 for the six months ended March 31, 1995. The decrease in interest revenue of $5,153,000, or 59%, is due to a decrease in average net interest earning receivables from $61,100,000, for the six months ended March 31, 1995, to $34,790,000, for the six months ended March 31, 1996.

     Interest expense decreased $5,131,000, or 80%, from $6,437,000 for the six months ended March 31, 1995 to $1,306,000 for the six months ended March 31, 1996. The decrease in interest expense is due primarily to termination of interest accrual on the debt of the Fund Subsidiaries as of the date of filing for reorganization, August 15, 1995, or the debt's maturity date, whichever occurred first. See Note 2 of the Notes to the Company's Consolidated Financial Statements included elsewhere herein. The decrease in interest expense was partially offset by the increase in interest expense associated with outstanding lines of credit.

     The provision for credit losses decreased $355,000, or 7%, from $5,337,000 for the six months ended March 31, 1995, to $4,982,000 for the six months ended March 31, 1996. The decrease in the provision for loan losses is due to adequate provisions for loan losses being provided in prior periods.

     General and administrative expenses increased $877,000 or 12% from $7,221,000 to $8,098,000. The increase in general and administrative expense is due to higher costs associated with repossessing vehicles and legal and administrative costs associated with effecting the Joint Plan.

     Net loss for the six months ended March 31, 1996 was $2,998,000 compared to $10,421,000 for the six months ended March 31, 1995. The decrease in net loss is due primarily to $8,709,000 of gain on extraordinary items related to extinguishment of the debt of the Fund Subsidiaries. See Note 2 of Notes to the Company's Consolidated Financial Statements included elsewhere herein.

LIQUIDITY AND CAPITAL RESOURCES

General

     During the next 12 months, the Company will require substantial amounts of cash to support its operations and other activities. Currently, the primary cash requirements include amounts to purchase and originate new receivables, retire maturing debt and cover operating expenses. In addition, to the extent it is not prohibited from doing so, the Company will require cash to pay Preferred Stock dividends. The Company had approximately $2,490,000 of cash on hand as of September 30, 1997, which it does not consider adequate to meet its cash needs during the next 12 months. Because the consumer finance industry requires the purchase and carrying of receivables, a relatively high ratio of borrowings to net worth is customary and will be an important element in the Company's liquidity. The Company will seek to leverage its net worth and any subordinated debt in the future to enhance its liquidity. Additionally, the Company will endeavor to maximize its liquidity by diversifying its sources of cash to include cash from operations, the securitization of receivables, lines of credit available from commercial banks and other lenders and convertible or other subordinated debt.

     The Company's cash needs and uses relate to activities of the Company in three areas. First, operating activities produce cash from the receipt of net interest income (interest income less interest expense) and use cash to pay operating expenses. Second, the Company's investing activities use cash for the purchase or origination of receivables and produce cash from the collection of principal payments and repossession proceeds. Finally, financing activities produce or use cash from lines of credit, securitizations and debt or equity offerings. A discussion of each activity follows.

Operating Activities

     For the six months ended September 30, 1997, the Company's loss before Preferred Stock dividends was $4,561,000. The operating profit for the six months ended September 30, 1996 did not produce operating cash flows due to non-cash adjustments included in operating profit which did not produce cash flows. The Company does not expect to generate operating cash flows in the foreseeable future. In order to continue to cover its operating expenses in the next 12 months, the Company will be required to do one or a combination of the following: leverage any unencumbered receivables, raise additional equity or debt through public or private sales, securitize receivables, sell receivables, grow its receivable base large enough to generate operating cash flows or curtail its operations significantly. Unless a significant acquisition occurs during the next 12 months, the Company does not expect its receivables base to become large enough to produce positive operating cash flows.

     The Company has consolidated all of MSF's operations into its existing servicing and origination operations. The significant reduction in MSF's underwriting and servicing overhead is intended to give the Company additional net operating income in the range of approximately $1,200,000 per quarter, assuming the Company is successful in expanding MSF's marketing efforts to generate receivable growth to offset liquidation in the existing MSF portfolio.

Investing Activities

     For the six months ended September 30, 1997 and 1996, the Company's investing activities produced $5,688,000 in positive cash flows as compared to $3,279,000 in negative cash flows, respectively. The primary reason for the Company's investing activities providing cash flow for the six months ended September 30, 1997 is that liquidation of the Company's receivables exceeded the amount of receivables purchased and originated. The Company anticipates encountering negative cash flows from its investing activities in the next 12 months as its non-prime marketing activities are enhanced with the addition of MSF's marketing staff and its consumer finance operations are expanded. Material bulk purchases would also contribute to negative investing cash flows.

     The Company's investing activities will be constrained to the extent it does not have an adequate financing source or sources in place. If the Company is able to obtain adequate financing and find acceptable receivables to purchase or originate, the Company should be able to grow its receivable base and help produce positive operating cash flows.

Financing Activities

     For the six months ended September 30, 1997 and 1996, the Company's financing activities produced $15,287,000 in negative cash flows as compared to $3,323,000 in positive cash flows, respectively. The decrease in cash flows from financing activities is caused by the repayments under lines of credit and notes payable exceeding borrowings, the repurchase of treasury stock of $2,078,000, the payment of Preferred Stock dividends of $3,213,000 and repayment of $9,596,000 of the debt assumed in connection with the acquisition of DACC. The Company's ability to generate positive cash flows from financing activities in the next 12 months will be dependent on its ability to obtain additional or expanded lines of credit, to complete a debt or equity offering, to securitize receivables and to complete the Reclassifications or the Exchange Offer. The Company has substantial cash flow commitments during the next 12 months that could cause negative cash flows if anticipated financing activities do not materialize. The most significant of these commitments requires the Company to reduce the principal amount outstanding under MSF's line of credit to $50,000,000 by December 31, 1997. The outstanding balance of MSF's line of credit was approximately $65,000,000 as of October 31, 1997.

     The Company is continuing its effort to raise subordinated debt and/or convertible debt or, as an alternative, equity financing. Any subordinated debt or equity raised would require repayment of the $5,000,000 subordinated note held by Hall Phoenix/Inwood, Ltd. ("HPIL") if the amount raised is greater than $20,000,000. If less than $20,000,000 is raised, an amount equal to the percentage that the amount raised bears to $20,000,000 would be the required repayment. Currently, the Company is seeking to raise from $20,000,000 to $35,000,000 from this offering.

     In August 1997, the Company announced that, based on current projections, under the terms of a loan agreement, it would not be allowed to pay dividends in cash on the Preferred Stock for the quarter ended September 30, 1997. Subsequently, as a result of dividends on the Preferred Stock for that quarter not being paid, HPIL, the holder of a $5,000,000 subordinated note issued by Search, has advised Search that an event of default under that note will occur if the Company's failure to pay dividends on the Preferred Stock for the quarter ended September 30, 1997 is not cured by December 4, 1997. This event of default creates defaults under the terms of the Company's revolving lines of credit. HPIL has notified the Company that it intends to accelerate payment of the note on December 5, 1997 if the default is not cured. The Company's other lenders have not sought to accelerate payment of the indebtedness owed to them at this time. The Company continues to service all of its debts, has obtained a waiver under one line of credit and is attempting to obtain waivers of the remaining defaults arising from the nonpayment of dividends. There can be no assurance that such waivers will be obtained. If the Company's lenders elect to accelerate their debts, the Company will likely be unable to pay such debts and at this time is uncertain what action it will take in such event.

     The Company is currently in discussions with respect to a number of acquisition opportunities. The Company desires to expand its business through the acquisition of similar businesses with which it currently competes or that are complimentary to its existing business. No commitments or binding agreements have been entered into with respect to these acquisitions. Accordingly, no assurance can be given that any of the acquisitions currently being discussed will be consummated.

INFLATION

     Historical statistics indicate that collateral value, vehicle sales prices, and receivable interest rates are relatively stable within the Company's market segment. Significant inflation in prices could adversely impact the Company's ability to acquire receivables at favorable prices. General increases in interest rates will result in increases in the Company's interest expense.

SEASONALITY

     The Company's operations are seasonably impacted by higher delinquency rates during certain periods, including November and December holiday periods.

CHANGES IN ASSET QUALITY

     The Company believes that it is upgrading its credit quality through higher underwriting and collateral standards compared to prior periods. No assurance can be given at this time as to whether these new standards will improve the Company's credit loss experience.

YEAR 2000 COMPLIANCE

     The Company believes its year 2000 compliance program will not materially impact its operations or financial condition. The Company's program has two primary areas of focus. First, the Company's front-end, non-prime origination computer system is date sensitive. The Company plans to review this system using existing resources by June 30, 1998 and correct any deficiencies well ahead of the year 2000 deadline. Second, the Company's receivables servicing computer system is maintained by Norwest Financial Information Systems Group, Inc. ("NFISG"). NFISG has advised the Company that over the last several years it has taken the necessary steps to prepare for the year 2000, that most of its processing already supports dates past the year 2000 and that it is continuing work on its plan to review thoroughly and test each function in advance to ensure internal calculations and processes accurately support the year 2000 and beyond. NFISG also advised the Company that its verification of year 2000 compliance will be substantially complete by the end of calendar year 1997 with additional changes identified during the verification reviews scheduled for completion before the year 2000 deadline. The Company's charges from NFISG are based on fixed costs per transaction, which remain fixed until 2001 under the Company's agreement with NFISG. The Company has not reviewed the year 2000 compliance issue with all of its other suppliers; however, the Company has no knowledge of any potential problems with respect to those suppliers.

RECENT ACCOUNTING PRONOUNCEMENTS

     Information as to recent accounting pronouncements is contained in Notes 9 and 15 of the Notes to Consolidated Financial Statements included elsewhere herein.

                       DESCRIPTION OF SEARCH CAPITAL STOCK

     As of the date of this Proxy Statement/Prospectus, the authorized capital stock of the Company consists of 130,000,000 shares of Common Stock and 60,000,000 shares of preferred stock, par value $0.01 per share ("Authorized Preferred Stock"). The following description of the Common Stock and the Authorized Preferred Stock is a summary which does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Company's Restated Certificate of Incorporation.

COMMON STOCK

     As of October 31, 1997, there were 6,682,886 shares of Common Stock outstanding. As of the same date, there were outstanding various warrants and options to purchase a total of 1,901,307 shares of Common Stock. In addition, the Company is obligated to issue 146,381 shares of Common Stock pursuant to the settlement of certain litigation in April 1996. The Company has committed to issue warrants and options to purchase an additional 840,000 shares of Common Stock.

     Holders of shares of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders. There is no cumulative voting for the election of directors. Subject to the preferences that may be applicable to any outstanding Authorized Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution, or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding Authorized Preferred Stock. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. The outstanding shares of Common Stock are validly issued, fully paid and nonassessable.

AUTHORIZED PREFERRED STOCK

     The Company's Board of Directors has the authority to cause the Company to issue up to 60,000,000 shares of Authorized Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series, without any further vote or action by the stockholders of the Company. The issuance of the Authorized Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders of the Company. The issuance of the Authorized Preferred Stock could decrease the amount of earnings and assets available for distribution to the holders of Common Stock or could adversely affect the rights and powers, including the voting power, of the Holders of Common Stock. In certain circumstances, such issuance could have the effect of decreasing the market price of the Common Stock.

     In accordance with this power, the Company's Board of Directors has designated and established (i) a series consisting of 400,000 shares designated as the "12% Senior Convertible Preferred Stock" (the "12% Preferred Stock") and
(ii) a series consisting of 30,000,000 shares designated as the "9%/7% Convertible Preferred Stock" (the " 9%/7% Preferred Stock").

9%/7% PREFERRED STOCK

     Dividends. Holders of 9%/7% Preferred Stock are entitled to receive, out of funds legally available, non-cumulative dividends at a per annum rate of (i) $2.52 per share until March 31, 1999 ("End Date"), and (ii) $1.96 per share after the End Date until converted. The dividends are payable entirely in cash to the extent Delaware law or the terms and conditions of any loan agreement for a loan of $5,000,000 or more do not limit or prevent the payment by the Company of cash dividends on the 9%/7% Preferred Stock. If the Company is prevented from paying a dividend entirely in cash, the Company will pay a dividend in the form of a mixture of cash and Common Stock to the extent possible under Delaware law and any applicable loan agreement, or if necessary, entirely in Common Stock, provided, the Company may pay the dividends in the form of Common Stock so long as the average closing trading price for a share of the Common Stock is $4.00 or greater during the 20 trading day period ending five days prior to the payment of such dividend. Quarterly dividends on each share of 9%/7% Preferred Stock accrue from the first day of each calendar quarter through the last day of such calendar quarter and shall be paid on the 15th day of the month following the end of each calendar quarter to holders of record as of the last day of the calendar quarter. The Company may not make any dividend or distribution (other than a dividend payable in Common Stock or other junior capital stock) on any Common Stock or other capital stock that ranks junior to the 9%/7% Preferred Stock unless all accrued and unpaid dividends on the 9%/7% Preferred Stock have been paid or declared and set aside for payment. The Company may not purchase or otherwise acquire for any consideration any stock of the Company standing on a parity with the 9%/7% Preferred Stock as to dividends if any dividends are in arrears with respect to the 9%/7% Preferred Stock or any other stock of the Company ranking on a parity with the 9%/7% Preferred Stock, unless the acquisition is made pursuant to an offer to purchase all outstanding shares of 9%/7% Preferred Stock and the stock of the Company ranking on a parity with the 9%/7% Preferred Stock as to dividends.

         Conversions. Holders of outstanding shares of 9%/7% Preferred Stock may elect at any time to convert their shares into shares of Common Stock. The conversion ratio is two shares of Common Stock for each share of 9%/7% Preferred

Stock. The conversion ratio will be proportionately adjusted upon any stock dividend on the Common Stock, any stock split, reverse stock split, stock combination or reclassification of the Common Stock or any merger, consolidation or combination of the Company with any other entity.

     Up to 50% of the outstanding shares of 9%/7% Preferred Stock may be mandatorily converted into shares of Common Stock at the option of the Company, at a rate of two shares of Common Stock for one share of 9%/7% Preferred Stock, if shares of the Common Stock trade (i) at a price of $34.00 per share or higher on any 20 trading days in a period of 30 consecutive trading days between March 16, 1998 and March 15, 1999 or (ii) at a price of $28.00 per share or higher on any 20 trading days in a period of 30 consecutive trading days after March 15, 1999. The Company is obligated to pay, within 30 days after the effectiveness of the foregoing mandatory conversion, any accrued and unpaid dividends on the shares of 9%/7% Preferred Stock called for conversion. Finally, on March 15, 2003, all of the outstanding shares of 9%/7% Preferred Stock will be mandatorily converted into shares of Common Stock. For the latter mandatory conversion, each share of the 9%/7% Preferred Stock will be convertible into a number of shares of Common Stock equal to the lesser of three or the result of dividing the liquidation preference per share for the 9%/7% Preferred Stock by the market price of the Common Stock as reported at the close of business on March 15, 2003. Upon the final mandatory conversion, the Company is required as soon as practicable to declare and pay all cumulated unpaid dividends that accrue through March 15, 2003.

     Liquidation Rights. If the Company is liquidated, the Holders of 9%/7% Preferred Stock are entitled to be paid $28.00 per share plus all accrued and unpaid dividends thereon before any distribution or payment is made to the holders of Common Stock or any other capital stock of the Company ranking junior to the 9%/7% Preferred Stock. If, upon any liquidation of the Company, the amounts payable with respect to the 9%/7% Preferred Stock and any other stock of the Company ranking on a parity with the 9%/7% Preferred Stock cannot be paid in full, the Holders of such stock share ratably in any such distribution of assets in proportion to the respective full preferential amounts to which they would otherwise be entitled. After payment of the full preferential amount to which the Holders of 9%/7% Preferred Stock would be entitled upon any liquidation, dissolution or winding up, they would have no right or claim to any of the remaining assets of the Company.

     Voting Rights. Each share of 9%/7% Preferred Stock is entitled to exercise the same voting rights as holders of shares of Common Stock and has one vote per share. If the Company defaults in the payment of any four consecutive quarterly dividends on outstanding 9%/7% Preferred Stock, the Holders of outstanding 9%/7% Preferred Stock would be automatically entitled to an additional vote per share and given the right to elect immediately at an emergency meeting of shareholders, which the Company must hold within thirty days after any such failure, such additional directors as equals two-thirds of the Company's Board of Directors determined after such election. These special voting rights expire on March 16, 2003.

     The affirmative vote or consent of the Holders of at least 66-2/3% of all outstanding shares of 9%/7% Preferred Stock, voting as a separate class, is required (i) to amend, alter or repeal any provision of the Certificate of Designations establishing the 9%/7% Preferred Stock to adversely affect the relative rights, preferences, qualifications, limitations or restrictions of the 9%/7% Preferred Stock or (ii) to effect any reclassification of the 9%/7% Preferred Stock. The affirmative vote or consent of the Holders of at least 50% of all outstanding shares of 9%/7% Preferred Stock, voting as a separate class, is required to approve (x) any merger of the Company with another company when the Company's Board members do not constitute a majority of the board of directors of the surviving company or (y) any sale of more than 50% of the Company's assets. In addition, the Delaware Law provides that the vote of the Holders of a majority of the outstanding shares of any series of Authorized Preferred Stock, voting separately as a class, is required in order to (i) increase or decrease the par value of such series of shares or (ii) change the powers, preferences, or special rights of such series of shares so as to affect them adversely.

     Ranking. The 9%/7% Preferred Stock ranks on a parity with the 12% Preferred Stock and senior to the Common Stock as to rights to dividends and liquidation preferences.

     Subsequent Issuances of Authorized Preferred Stock. The Company is prohibited from issuing Authorized Preferred Stock that is pari passu with the 9%/7% Preferred Stock unless at the time of such issuance all dividends due on the 9%/7% Preferred Stock have been paid in full. The Company is also prohibited from issuing convertible Authorized Preferred Stock which is senior in rights to the 9%/7% Preferred Stock except that convertible Authorized Preferred Stock may carry a then-current market interest rate, which may be higher or lower than that of the Preferred Stock. The Company is also prohibited from issuing preferred or common stock or warrants or any other form of security to any of its affiliates for consideration that does not equal or exceed the fair market value of such security, as determined by an independent third party. The Company may, nevertheless, issue options or warrants to new or existing directors or management if such options or warrants are approved by the Compensation Committee. If the Company issues any security not excepted above for consideration less than its fair market value as determined by an independent third party, the number of shares of the 9%/7% Preferred Stock will be immediately and appropriately adjusted, and the conversion price of the 9%/7% Preferred Stock will be adjusted downward, to take into account the dilution in value of the security holdings of former creditors of the Food Subsidiaries caused by such below fair market issuance of the Company's securities.

     Other Rights. The 9%/7% Preferred Stock is not subject to redemption by the Company or at the election of the Holders thereof. The 9%/7% Preferred Stock does not have any preemptive or sinking fund rights.

12% PREFERRED STOCK

     Dividends. Holders of 12% Preferred Stock are entitled to receive, when and as declared by the Board of Directors of the Company out of funds legally available therefor, cumulative cash dividends at a per annum rate of $4.80 per share payable quarterly on the first day of January, April, July and October of each year to Holders of record as of a date fixed by the Board of Directors of the Company which is not more than 60 days prior to the date the dividend is paid. Unpaid dividends on the 12% Preferred Stock cumulate and must be paid or set aside for payment before any distribution, in cash, stock or other property (other than in Common Stock), is made to holders of Common Stock or any other stock ranking junior to the 12% Preferred Stock. Dividends accrue and cumulate from the date of issuance. No dividends accrue or cumulate for any calendar quarter during which shares of 12% Preferred Stock are converted or a liquidation, distribution or winding up of the Company occurs. The dividends shall be payable to holders of record as of a date fixed by the Board of Directors which is not more than 60 days prior to the date the dividend is paid or, if no such date is fixed, as of the date on which the resolution declaring the dividend is adopted. If a dividend upon the 12% Preferred Stock or any other outstanding stock of the Company ranking on a parity with the 12% Preferred Stock as to dividends is in arrears, no stock of the Company ranking on a parity with the 12% Preferred Stock as to dividends may be (a) redeemed pursuant to a sinking fund or otherwise, except by a redemption pursuant to which all outstanding shares of the 12% Preferred Stock and all stock ranking on a parity therewith as to dividends are redeemed, or (b) purchased or otherwise acquired for any consideration by the Company or its subsidiary except pursuant to an acquisition made pursuant to an offer to purchase all of the outstanding shares of 12% Preferred Stock and all stock of the Company ranking on a parity with the 12% Preferred Stock as to dividends.

     Liquidation Rights. In the event of the voluntary or involuntary liquidation, dissolution or winding up of the Company, the Holders of 12% Preferred Stock are entitled to be paid $40.00 per share plus all accrued and unpaid dividends thereon before any distribution or payment is made to the holders of Common Stock or any other capital stock of the Company ranking junior to the 12% Preferred Stock. If, upon any liquidation, dissolution or winding up of the Company, the amounts payable with respect to the 12% Preferred Stock and any other capital stock of the Company ranking on a parity with the 12% Preferred Stock cannot be paid in full, the Holders of such stock will share ratably in any such distribution of assets in proportion to the respective full preferential amounts to which they would otherwise be entitled. After payment of the full preferential amount to which the Holders of 12% Preferred Stock are entitled upon any liquidation, dissolution or winding up, they will have no right or claim to any of the remaining assets of the Company. The merger or consolidation of the Company into or with any other corporation or the merger of any other corporation into it, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, will not be deemed to be a dissolution, liquidation, or winding up, voluntary or involuntary.

     Optional Redemption by the Company. At any time following the occurrence of a Triggering Event (defined below), the 12% Preferred Stock is redeemable, in whole or in part, at the option of the Company at a redemption price equal to $40.00 per share plus all accrued and unpaid dividends thereon. A "Triggering Event" will occur if there is a period of 90 consecutive days for which the average of any of the following prices exceeds $48.00 per share: (i) the average of the high bid and low asked prices for the Common Stock if the Common Stock is traded over-the-counter, (ii) the closing trading prices for the Common Stock if traded on NASDAQ, or (iii) the reported closing price for the Common Stock if traded on any national or regional stock exchange. Notice of redemption will be sent to each Holder of 12% Preferred Stock to be redeemed at the address shown on the share transfer records of the Company not less than 30 nor more than 60 days prior to the redemption date, which shall be specified therein. If less than all the outstanding shares of 12% Preferred Stock are to be redeemed, the Company must redeem such shares either by lot or pro rata based on the respective numbers of shares held by the Holders of 12% Preferred Stock.

     Voting Rights. Holders of 12% Preferred Stock have one vote for each share held, and may generally vote along with the Holders of Common Stock and not as a separate class upon each and any matter submitted to a vote of the shareholders of the Company. In addition, the DGCL provides that the vote of the Holders of a majority of the outstanding shares of any series of the Company's preferred stock, voting separately as a class, is required in order to: (a) increase or decrease the par value of such series of shares, or (b) change the powers, preferences, or special rights of such series of shares so as to affect them adversely. If the Company is in default in the payment of six full quarterly dividends (whether or not consecutive) on any outstanding 12% Preferred Stock, whether or not earned or declared, the number of directors constituting the Company's Board of Directors will be increased by two and the Holders of all outstanding 12% Preferred Stock, voting separately as a class, will be entitled to elect the additional two directors until all dividends in arrears have been paid, at which time the term of office of the two additional directors will end and the number of directors constituting the Board of Directors will be reduced by two.

     Conversion Rights. Holders of 12% Preferred Stock may elect at any time to convert their preferred shares into Common Stock. The conversion ratio is one share of Common Stock for each share of the 12% Preferred Stock. This conversion ratio is subject to adjustment upon any share dividend on the Common Stock, any stock split, stock combination or reclassification of the Common Stock or any merger, consolidation or combination of the Company with any other corporation or corporations. In addition, all of the outstanding shares of 12% Preferred Stock may be mandatorily converted into shares of Common Stock at the option of the Company following the occurrence of a Triggering Event.

     Other Rights. The 12% Preferred Stock has no preemptive or sinking fund rights.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     The Company is subject to the provisions of Section 203 of the DGCL. This statute generally prohibits, under certain circumstances, a Delaware corporation whose stock is publicly traded, from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) the corporation has elected in its certificate of incorporation or bylaws not to be governed by this Delaware law (the Company has not made such an election), (ii) prior to the time the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in the person becoming an interested stockholder, (iii) the stockholder owned at least 85% of the outstanding voting stock of the corporation (excluding shares held by directors who were also officers or held in certain employee stock plans) upon consummation of the transaction which resulted in a stockholder becoming an interested stockholder or (iv) the business combination was approved by the board of directors and by two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder). An "interested stockholder" is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own) 15% or more of the corporation's outstanding voting stock. The term "business combination" is defined generally to include mergers, consolidations, stock sales, asset based transactions, and other transactions resulting in a financial benefit to the interested stockholder.

TRANSFER AGENT AND REGISTRAR

     American Securities Transfer & Trust, Inc., Denver, Colorado serves as the transfer agent and registrar for the Common Stock and the 9%/7% Preferred Stock. The Company serves as its own transfer agent and registrar for the 12% Preferred Stock.

                       PRINCIPAL HOLDERS OF CAPITAL STOCK

     The following table and the notes thereto set forth certain information, as of October 31, 1997, with respect to the beneficial ownership of shares of the Common Stock, 12% Preferred Stock and 9%/7% Preferred Stock (1) by any person or "group," as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), known to the Company to own beneficially more than five percent of the outstanding shares of Common Stock, 12% Preferred Stock or 9%/7% Preferred Stock, (2) by each director of the Company and each executive officer of the Company named in the Summary Compensation Table and (3) by all directors and executive officers of the Company as a group. Except as otherwise indicated, each of the persons named below is believed by the Company to possess sole voting and investment power with respect to the shares of Common Stock, 12% Preferred Stock and 9%/7% Preferred Stock beneficially owned by such person.


                                          Amount and Nature of Beneficial Ownership (1)         Percentage of Class Outstanding
                                         -----------------------------------------------       ----------------------------------
Name and Address of Beneficial Owner,                           9%/7%           12%                          9%/7%         12%
Name of Director or Executive Officer       Common            Preferred       Senior            Common     Preferred    Preferred
        or Number in Group                Stock (2)(3)          Stock        Preferred          Stock        Stock        Stock
       --------------------              -------------        ---------     ------------       --------    ---------    ---------
MS Diversified Corporation
715 South Pear Orchard Road
Ridgeland, MS 39157                        1,518,480(4)             --           --              22.7%          --          --

Golder, Thoma, Cressey, Rauner, Inc.
6100 Sears Tower
Chicago, IL 60606                          1,307,580(5)             --           --              19.6           --          --

Value Partners, Ltd. (6)
2200 Ross Avenue, Suite 4660 W.
Dallas, TX  75201                            270,022           444,177           --               4.0         18.1%         --

R-H Capital Partners, L.P. (7)
Atlanta Financial Center
3333 Peachtree Road
Atlanta, GA  30326                                --           153,642           --                --          6.3          --

George C. Evans                              194,364             4,635           --               2.8           *           --

Glen Adams                                     5,000             9,000           --                *            *           --

Richard F. Bonini                             32,857             6,074           --                *            *           --

William H. T. Bush                            30,000                --           --                *            --          --

Frederick S. Hammer                           35,000             4,651           --                *            *           --

Luther H. Hodges, Jr.                         32,791 (8)         7,077           --                *            *           --

James F. Leary                                15,366             5,824           --                *            *           --

A. Brean Murray                               70,444             1,562           --               1.0           *           --

Douglas W. Powell                             35,137 (9)           357 (9)       --                *            *           --

Barry W. Ridings                              30,000                --           --                *            --          --

James B. Stuart, Jr.                           4,948                --           --                *            --          --

Robert D. Idzi                                24,318             4,896           --                *            *           --

Timothy G. Vorbeck                             5,365             5,367           --                *            *           --

All directors and executive officers as a
group (18 persons)                           620,218            50,793           --               8.6          2.1          --

-----------------------------------
*Less than 1%

(1) The information as to beneficial ownership of Common Stock, 12% Preferred Stock and 9%/7% Preferred Stock has been furnished by the Company's transfer agent and the respective stockholders, directors and officers of the Company.
(2) The numbers in the column for shares of Common Stock do not reflect shares of Common Stock that may be obtained through conversion of the 12% Preferred Stock or the 9%/7% Preferred Stock. Each share of 12% Preferred Stock is convertible into one share of Common Stock and each share of 9%/7% Preferred Stock is currently convertible into two shares of Common Stock.
(3) Includes the following shares of Common Stock deemed beneficially owned by virtue of the right to acquire them within 60 days upon exercise of stock options and warrants granted or issued by the Company: George C. Evans, 187,499 shares; Richard F. Bonini, 30,000 shares; William H. T. Bush, 30,000 shares; Frederick S. Hammer, 30,000 shares; Luther H. Hodges, Jr., 30,000 shares; James F. Leary, 12,500 shares; A. Brean Murray, 70,444 shares; Douglas W. Powell, 30,000 shares; Barry W. Ridings, 30,000 shares; James B. Stuart, Jr., 1,757 shares; Robert D. Idzi, 19,000 shares; Timothy
     G. Vorbeck, 2,083 shares; and all directors and executive officers as a group, 574,640 shares.
(4) Includes 1,079,105 shares owned by MS Financial Services, Inc., a wholly owned subsidiary of MS Diversified Corporation.
(5) Represents shares owned by Golder Thoma Cressey Rauner Fund IV, L.L.P. ("GTCR IV"). Golder, Thoma, Cressey, Rauner, Inc. is the general partner of Golder, Thoma, Cressey, Rauner IV, L.L.P., which in turn serves as the general partner of GTCR IV.
(6) Value Partners, Ltd. is a Texas limited partnership of which Fisher Ewing Partners, a Texas general partnership composed of Richard W. Fisher and Timothy G. Ewing, serves as the general partner. Accordingly, Fisher Ewing Partners, Mr. Fisher and Mr. Ewing may be deemed to share the power to direct the voting and disposition of the shares owned by Value Partners, Ltd.
(7) R-H Capital Partners, L.P. is a Georgia limited partnership of which R-H/Travelers, L.P. serves as general partner. R-H Capital, Inc. serves as general partner of R-H/Travelers, L.P. Accordingly, R-H Capital, Inc. and R-H/Travelers, L.P. may be deemed to share the power to direct the voting and disposition of the shares owned by R-H Capital Partners, L.P.
(8) Includes 125 shares owned by Mr. Hodges' spouse, as to which Mr. Hodges has shared voting and investment power.
(9) Includes 289 shares of Common Stock and 678 shares of 9%/7% Preferred Stock held by a profit sharing plan or the estate of Mr. Powell's parent with respect to which he is a beneficiary, as to which Mr. Powell may share voting and investment power.

                                   MANAGEMENT

EXECUTIVE OFFICERS

     The following indicates the name, age, principal occupation and recent business experience of, and certain other information with respect to, each executive officer of the Company. All of the executive officers are citizens of the United States. Additional information regarding the executive officers required by Schedule 13E-4 is set forth in Annex B.

     GEORGE C. EVANS, 62, joined the Company as President, Chief Executive Officer and director in January 1995. In May 1995, Mr. Evans became Chairman of the Board of Directors and Chairman of the Executive Committee of the Board of Directors. He relinquished the President's title in May 1997 and reassumed that position in October 1997. Mr. Evans has over 30 years' experience in the consumer lending and financial services industry. During 1992 and 1993, Mr. Evans was President and Chief Executive Officer of Century Acceptance Corporation, a 32-state operation engaged in consumer and automobile financing. Previously, he served as President and Chief Operating Officer of Associates Financial Services Company, Inc., Vice Chairman of Associates Corporation of North America and Chairman of Associates' International subsidiaries, where his responsibilities included 6,000 employees and $3.5 billion in receivables, with 1,100 branches and annual earnings in the $100 million range. His term as director expires at the 2000 annual meeting of directors.

     JAMES F. LEARY, 67, became a director of the Company in May 1995 and Vice Chairman-Finance in September 1995. Mr. Leary was a founder and general partner of Sunwestern Investment Group, an investment advisory and venture capital management firm. He previously served as director, Chief Financial Officer and Senior Executive Vice President for Associates Corporation of North America. Prior to joining Associates Corporation of North America, he was Senior Vice President in charge of the National Division of the National Bank of North America, which was formed by CIT Financial Corporation. Mr. Leary serves on the boards of several corporations, including Quest Products Corporation, a consumer products distributor, Associated Materials, Inc., a manufacturer of building products, Capstone Growth Fund and Capstone Fixed Income Fund. His term as a director expires at the 2000 annual meeting of directors.

     ROBERT D. IDZI, 52, joined the Company as Chief Financial Officer in October 1994. He was elected Senior Vice President in November 1994, Treasurer in December 1994, Executive Vice President in February 1996 and Senior Executive Vice President, Administration in August 1996. Mr. Idzi served as Vice President, Treasurer, Chief Financial Officer and director of Unilease Computer Corporation, which engaged in the leasing of mainframe computers and peripheral equipment, from 1986 until 1987. From 1987 until 1992, Mr. Idzi was Senior Vice President and Chief Financial Officer of Equator Holdings, Ltd., a U.S.-based merchant bank subsidiary of the Hongkong Shanghai Banking Group.

     VANN R. MARTIN, 43, joined the Company as Executive Vice President, Marketing upon completion of the Company's acquisition of MSF on July 31, 1997. Mr. Martin was President and Chief Operating Officer of MSF and its immediate predecessor prior thereto.

     ELLIS A. REGENBOGEN, 50, joined the Company as Senior Vice President, General Counsel and Secretary in August 1996. He was elected Executive Vice President in January 1997. Mr. Regenbogen has more than 25 years' experience as a corporate securities, finance and mergers and acquisitions attorney with major law firms and corporations. Prior to joining the Company, he was Vice President/Law & Administration, General Counsel and Secretary of Orthofix, Inc., a manufacturer of advanced medical devices. Prior thereto, he was a Partner in Jones, Day, Reavis & Pogue, an international law firm.

     L. DANIEL VANDERGRIFT, 65, joined the Company in May 1995 as Vice President, Collections. Shortly thereafter he became Vice President, Operations, and he was promoted to Senior Vice President, Collections in February 1996. He was elected Executive Vice President in July 1997. Prior to joining the Company, Mr. Vandergrift was Vice President, Marketing and Operations of Century Acceptance Corporation. Previously, he was employed at Associates Financial Services Company, Inc. as Senior Vice President of Marketing, Insurance Operations.

     TIMOTHY G. VORBECK, 46, joined the Company as Executive Vice President, Operations in July 1996. Mr. Vorbeck has 25 years' experience in the consumer lending and financial services industry. He was Vice President, Operations of Fidelity Acceptance Corp. from November 1993 until he joined the Company and was Director of Operations of American General Finance Company prior thereto.

     CAROLYN MALONE, 54, was among the Company's original management staff. As director of human resources, Ms. Malone was promoted to Vice President in November 1994 and to Senior Vice President in February 1997. Prior to her affiliation with the Company, she spent 15 years with an oil and gas exploration entrepreneur and seven years with McCommons Oil Company. For the past 30 years, her business career has involved human resources, office management and administration.

     ANDREW D. PLAGENS, 29, joined the Company in May 1994 as Accounting Manager. He was promoted to Assistant Controller and Analyst in March 1995, became Controller in July 1995, was elected Vice President in January 1996 and was elected Senior Vice President in May 1997. Prior to joining the Company, Mr. Plagens was employed by Hein+Associates and Baird, Kurtz & Dobson, independent certified public accountants.

DIRECTORS

     The following indicates the name, age, principal occupations and recent business experience of, and certain other information with respect to, each director of the Company, other than Messrs. Evans and Leary, for whom similar information is set forth above under "Executive Officers." All of the directors are citizens of the United States.

     GLEN ADAMS, 58, became a director of the Company in June 1997. Mr. Adams has been a private investor and director of several companies since August 1996. From August 1990 to August 1996, he was Chairman of Southmark Corporation, a real estate and financial services company engaged in liquidation of its assets pursuant to a Chapter 11 plan of reorganization which became effective in August 1990. Prior thereto, Mr. Adams served as Chairman, President and Chief Executive Officer of The Great Western Sugar Company, a sugar manufacturer, from 1986 to 1989 during its bankruptcy and Vice President and General Counsel of Hunt International Resources Corp., a holding company, prior thereto. Mr. Adams is a director of U. S. Home Corporation, a national home-building company, Zale Corporation, a jewelry retailer, and Marvel Entertainment Group, Inc., a comic book publisher. His term expires at the 1998 annual meeting of stockholders.

     RICHARD F. BONINI, 58, became a director of the Company in May 1995. Mr. Bonini is a director, Senior Executive Vice President and Secretary of First Financial Caribbean Corporation, a mortgage banking company in Puerto Rico. He also serves as a director of the Doral Federal Savings Bank and the Doral Mortgage Corporation. Mr. Bonini is a member of the Executive Committee of the Board of Directors. His term expires at the 1999 annual meeting of stockholders.

     WILLIAM H. T. BUSH, 58, has been a director of the Company since September 1995. He served as President of Boatman's National Bank of St. Louis and as a member of its board of directors and the board of directors of its parent holding company, Boatman's Bancshares, Inc. until June 1986. In 1986, Mr. Bush founded the financial advisory firm of Bush-O'Donnell & Company, specializing in investment management and financial advisory services. He also serves on the boards of directors of Mississippi Valley Bankshares, Inc., Rite Choice Managed Care, Inc., Detroit Tool Industries, Inc. and Intrav Inc., a travel company. Mr. Bush is Chairman of the Audit Committee of the Board of Directors. His term as a director expires at the 2000 annual meeting of directors.

     FREDERICK S. HAMMER, 60, became a director of the Company in August 1996. He is a senior partner of Inter-Atlantic Securities Corp. ("Inter-Atlantic"), an investment firm, and a director, Vice Chairman and Chief Executive Officer of Tri-Arc Financial Services, Inc., an insurance brokerage firm. Previously, Mr. Hammer was Chairman of Mutual of America Capital Corporation, an investment management firm. He also serves as a director of IKON Office Solutions, Inc., an office products supplier, National Media Corporation, a producer of infomercials, and Provident American Corp., an insurance company. Mr. Hammer is a member of the Compensation Committee and the Nominating Committee of the Board of Directors. His term of office expires at the 1999 annual meeting of stockholders.

     LUTHER H. HODGES, JR., 60, became a director of the Company in May 1995. Mr. Hodges is Managing Member and President of the Caroline Company, LLC, a private investment management firm. He previously held positions as Chairman and Chief Executive Officer of Washington Bancorporation and The National Bank of Washington, and as Chairman of North Carolina National Bank (now known as NationsBank). He was formerly Undersecretary of the U.S. Department of Commerce and Deputy Secretary of Commerce. In 1978, he was a candidate for the United States Senate from North Carolina. Mr. Hodges currently serves as a director of Quest Products Corporation, Grip Technologies, Inc. and Golden Pacific Brewing Co. Mr. Hodges is Chairman of the Compensation Committee, and a member of the Executive Committee and Audit Committee, of the Board of Directors. His term of office expires at the 1999 annual meeting of stockholders.

     A. BREAN MURRAY, 59, has been a director of the Company since December 1993. Mr. Murray is founder and Chairman of Brean Murray & Co., Inc., a privately-held investment banking and securities firm, and is also Chairman of its affiliate, BMI Capital Corporation, a registered investment advisor. He is also a director of First Financial Caribbean Corporation and American Asset Management Co., a registered investment advisor. Mr. Murray is a member of the Audit Committee and the Nominating Committee of the Board of Directors. His term of office expires at the 1998 annual meeting of stockholders.

     DOUGLAS W. POWELL, 57, became a director of the Company in November 1996. He is Chairman and Chief Executive Officer of The Dominion Companies, a financial services organization. He is also a director of Dominion Funds, Inc., a mutual fund manager. Mr. Powell is a member of the Compensation Committee of the Board of Directors. His term of office expires at the 1998 annual meeting of stockholders.

     BARRY W. RIDINGS, 45, became a director of the Company in August 1996. He is a Managing Director of BT Alex. Brown, Incorporated ("BT Alex. Brown"), an investment banking firm. He is a director of Noodle Kidoodle Inc., an operator of specialty toy stores, New Valley Corp. (formerly known as Western Union), Norex Industries, which has interests in oil, gas and shipping, Sub-Micron Systems, a manufacturer of semiconductor fabrication equipment, Telemundo Group, a Spanish language television network, and Transcor Waste Services Corp., a waste management company. Mr. Ridings is Chairman of the Nominating Committee of the Board of Directors. His term of office expires at the 1998 annual meeting of stockholders.

     JAMES B. STUART, JR., 69, became a director of the Company upon completion of the Company's acquisition of MSF on July 31, 1997. Mr. Stuart has been President and Chief Executive Officer of MS Diversified Corporation, a diversified insurance company ("MSD"), since December 1995 and was Chairman of the Board of MSF prior to its acquisition by the Company. Prior thereto, he was Senior Vice President of MSD and President of MS Loan Center, Inc., a consumer loan subsidiary of MSD.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board has established an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating Committee.

     Executive Committee. The Executive Committee was established in June 1994 and has all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation except to approve or adopt, or recommend to the stockholders, any action or matter expressly required by the Delaware General Corporation Law to be submitted to the stockholders for approval and to adopt or amend any Bylaw of the Company. Mr. Evans is Chairman, and Messrs. Bonini and Hodges are the other members, of the Executive Committee.

     Audit Committee. The Audit Committee was established in September 1993 to oversee generally, and advise the Board in, matters regarding the Company's system of internal controls, the work of the Company's internal auditors and the annual independent audit. The Audit Committee normally meets on an annual basis to review accounting policies and practices of the Company. Mr. Bush is Chairman, and Messrs. Hodges and Murray are the other members, of the Audit Committee.

     Compensation Committee. The Compensation Committee was established in September 1993 to review and approve compensation for all employees whose annual compensation exceeds a specified level. The Compensation Committee also advises the Board on the adoption and administration of employee benefit and compensation plans, including the 1994 Employee Stock Option Plan (the "1994 Plan") and the 1997 Stock Option Plan. Mr. Hodges is Chairman, and Messrs. Hammer and Powell are the other members, of the Compensation Committee.

     Nominating Committee. The Nominating Committee was established in November 1996 to make recommendations to the Board of Directors regarding (1) the size and composition of the Board of Directors, (2) criteria relating to the qualifications of candidates for election to the Board, (3) candidates to fill vacancies in the Board of Directors, (4) a slate of nominees for election as directors at each annual meeting of stockholders and (5) members of the Board of Directors to be elected as members and chairmen of the committees of the Board of Directors. Mr. Ridings is Chairman, and Messrs. Hammer and Murray are the other members, of the Nominating Committee.

COMPENSATION OF DIRECTORS

     The Company pays to each director who is not an employee of the Company $750 per month and $1,500 for each meeting of the Board of Directors attended ($375 in the case of a telephonic meeting). The Company also reimburses those directors for expenses incurred by them in connection with attending meetings of the Board of Directors.

     The Company has also compensated non-employee directors through grants of options and cashless warrants, the purposes of which are similar to those of grants of options to key employees under the 1994 Plan. During the fiscal year ended March 31, 1997, awards of cashless warrants to purchase 30,000 shares of Common Stock were made to the directors who joined the Board during that fiscal year and awards of cashless warrants to purchase 17,500 shares of Common Stock were made to the other non-employee directors who served during that fiscal year. In July 1997, each non-employee director was granted a non-qualified option under the 1997 Stock Option Plan to purchase 10,000 shares of Common Stock and additional grants of options for 10,000 shares were also agreed to be made to each such director as soon as permissible under the 1997 Stock Option Plan. All awards were made at not less than fair market value at the date of grant. The warrants and options have a 10-year term. The options become exercisable over a three-year period.

EXECUTIVE COMPENSATION

Summary Compensation

     The following table shows all annual, long-term and other compensation awarded or paid to, or earned by, the Company's Chief Executive Officer, and the other four most highly compensated executive officers of the Company who were serving as executive officers at March 31, 1997, for services rendered to the Company in all capacities during the periods indicated.

                           SUMMARY COMPENSATION TABLE


                                                                                                 LONG TERM
                                                                                            COMPENSATION AWARDS
                                            ANNUAL COMPENSATION                            ---------------------
                                    -----------------------------------------------------  SECURITIES UNDERLYING
                                                                           OTHER ANNUAL       OPTIONS/WARRANTS       ALL OTHER
  NAME AND PRINCIPAL POSITION       YEAR (1)    SALARY        BONUS       COMPENSATION(7)         (SHARES)          COMPENSATION
  ---------------------------       --------   --------      --------     ---------------  ---------------------    ------------
George C. Evans                     1997       $300,000      $300,000            --                 170,000 (8)             --
   Chairman, President and          1996        150,000       185,000            --                      --                 --
   Chief Executive Officer          1995 (2)    162,734       112,500            --                 125,000                 --

Anthony J. Dellavechia              1997        156,667        60,000            --                  34,375            $46,338 (9)
   Senior Executive Vice            1996 (3)     31,250        25,000            --                  12,500             26,500 (10)
   President, Operations Director

James F. Leary                      1997        155,000        60,000            --                  37,500                 --
   Vice Chairman - Finance          1996         50,000        33,000            --                   6,250                 --
                                    1995 (4)     13,333            --            --                   6,250                 --

Robert D. Idzi                      1997        167,244        65,000            --                  31,000                 --
   Senior Executive Vice            1996         66,666        35,000            --                   6,250                 --
   President, Chief Financial       1995        117,308         5,000            --                  12,750             27,462 (11)
   Office and Treasurer

Timothy G. Vorbeck                  1997        112,750 (5)    65,000 (6)        --                  21,000             34,342 (12)
   Executive Vice President,
   Operations

------------------------------

(1) Information is for the fiscal years ended March 31, 1997 and September 30, 1995 and for the six-month transition period ended March 31, 1996.
(2) Mr. Evans joined the Company as President, Chief Executive Officer and Chief Operating Officer in January 1995. He was elected Chairman of the Board of Directors in May 1995. He relinquished the position of President and Chief Operating Officer to Mr. Dellavechia in April 1997 and reassumed that position in October 1997.
(3) Mr. Dellavechia joined the Company in January 1996. He became President and Chief Operating Officer of the Company in April 1997. He stepped down as President and Chief Operating Officer in October 1997.
(4) Mr. Leary became a director of the Company in May 1995 and an employee of the Company in September 1995. Amount shown as salary includes director fees.
(5)  Mr. Vorbeck joined the Company in July 1996.
(6) Includes $30,000 paid to Mr. Vorbeck in connection with his joining the Company.
(7) Excludes perquisites and other personal benefits unless the aggregate amount of such annual compensation exceeded the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the named executive officer.
(8) In June 1995, the Board determined to issue to Mr. Evans options or warrants (to be determined at a later date) to purchase 187,500 shares of Common Stock at a price of $11.00 per share in 62,500 share increments upon the occurrence of certain events. Warrants for 62,500 were issued in April 1997 based on the Company reporting earnings of more than $1 million before taxes and dividends for the fiscal year ended March 31, 1997.
(9)  Represents reimbursement for relocation and temporary housing expenses.
(10) Represents consulting fees.
(11) Represents reimbursement for relocation expenses.
(12) Represents reimbursement for relocation expenses and obligations of Mr. Vorbeck to his previous employer.

Stock Options and Warrants

         The following tables provide information with respect to options and warrants granted to the persons indicated during the fiscal year ended March 31, 1997 and the value of unexercised options and warrants held by those individuals at March 31, 1997. None of those individuals exercised any options or warrants during the fiscal year ended March 31, 1997.


                    OPTION AND WARRANT GRANTS IN FISCAL 1997

                                                    INDIVIDUAL GRANTS
                          ----------------------------------------------------------------------        VALUE AT ASSUMED
                               NUMBER OF                                                                 ANNUAL RATES OF
                              SECURITIES         PERCENT OF TOTAL                                          STOCK PRICE
                              UNDERLYING         OPTIONS/WARRANTS                                       APPRECIATION FOR
                            OPTIONS/WARRANTS        GRANTED TO        EXERCISE OR                        OPTION TERM(2)
                                GRANTED          EMPLOYEES DURING     BASE PRICE     EXPIRATION    ---------------------------
                              (SHARES)(1)        THE FISCAL YEAR      (PER SHARE)       DATE            5%             10%
                          -------------------   ------------------   ------------   ------------   ------------   ------------
George C. Evans                107,500                32.4%           $  6.125         2/13/07       $414,413     $1,049,738
                                62,500                 18.8              11.00          4/1/07              0        143,125

Anthony J. Dellavechia          34,375                 10.4              6.125         2/13/07        132,516        335,672

James F. Leary                  37,500                 11.3              6.125         2/13/07        144,562        366,188

Robert D. Idzi                  31,000                  9.3              6.125         2/13/07        119,505        302,715

Timothy G. Vorbeck               6,250                  1.9               9.50          7/1/06         37,313         94,625
                                14,750                  4.4              6.125         2/13/07         56,861        144,034

------------------------------

(1) All grants were made on February 13, 1997, except for cashless warrants issued to Mr. Evans to purchase 62,500 shares of Common Stock as described in Note 8 to the Summary Compensation Table and the options to purchase 6,250 shares issued to Mr. Vorbeck on July 1, 1996. All options became exercisable in substantially equal installments on each of the first three anniversaries of the date of grant of the option so long as employment with the Company continues. To the extent not already exercisable, the options become exercisable in the event of certain events constituting a change in control of the Company. The cashless warrants issued to Mr. Evans are fully exercisable.

(2) The actual value, if any, that an executive may realize will depend on the excess of the Common Stock price over the exercise price on the date the option or warrant is exercised so that there is no assurance the value realized by an executive will be at or near the potential value indicated.

                     AGGREGATED OPTION AND WARRANT EXERCISES
              IN FISCAL 1997 AND YEAR-END OPTION AND WARRANT VALUES

                          EXERCISES DURING FISCAL 1997                                FISCAL 1997 YEAR-END
                        ---------------------------------   --------------------------------------------------------------------
                                                                 NUMBER OF SECURITIES
                                                                UNDERLYING UNEXERCISED               VALUE OF UNEXERCISED
                           NUMBER OF                               OPTIONS/WARRANTS             IN-THE-MONEY OPTIONS/WARRANTS
                             SHARES                               AT FISCAL YEAR-END                  AT FISCAL YEAR-END
                          ACQUIRED ON          VALUE        -------------------------------   ----------------------------------
                            EXERCISE         REALIZED        EXERCISABLE     UNEXERCISABLE     EXERCISABLE       UNEXERCISABLE
                        ----------------  ---------------   -------------   ---------------   ---------------   ----------------
George C. Evans                0                 -                187,999           107,500          -                 -
Anthony J. Dellavechia         0                 -                 15,625            34,375          -                 -
James F. Leary                 0                 -                 12,500            37,500          -                 -
Robert D. Idzi                 0                 -                 19,000            31,000          -                 -
Timothy G. Vorbeck             0                 -                      0            21,000          -                 -


Agreements with Executive Officers

     Mr. Evans has an employment agreement with the Company that expires January 20, 2000 and provides for a current annual salary of $350,000 per year. Mr. Evans is also to receive a bonus ranging from 25% to 100% of annual salary, as determined by the Board of Directors. See "Compensation Committee Report on Executive Compensation." The Board has agreed to issue to Mr. Evans options or warrants (to be determined at a later date) to purchase 125,000 shares of Common Stock at a price of $11.00 per share upon the occurrence of the following conditions: (1) 62,500 shares when the market price of the Common Stock reaches $28.00 per share; and (2) 62,500 shares when the market price of the Common Stock reaches $40.00 per share. In July 1997, Mr. Evans was granted options under the 1997 Stock Option Plan to purchase 200,000 shares of Common Stock at prices equal to or in excess of fair market value at the date of grant. These options have a 10-year term, become exercisable in equal installments on each of the first three anniversaries of the date of grant of the option so long as employment with the Company continues. To the extent not already exercisable, the options become exercisable in the event of certain events constituting a change of control of the Company.

     Mr. Leary has an employment agreement with the Company that expires April 30, 1998 pursuant to which he is entitled to receive an annual salary of not less than $160,000.

     Other executive officers of the Company have agreements that entitle them to up to six months' severance in the event of termination of their employment by the Company other than for gross negligence, fraud or theft.

1997 Stock Option Plan

     In June 1997, the Board of Directors adopted, subject to stockholder approval, the 1997 Stock Option Plan (the "1997 Plan"). The 1997 Plan was approved by the stockholders in July 1997. The purpose of the 1997 Plan is to attract and retain directors, officers and other key employees for the Company and its subsidiaries and to provide to such persons incentives and rewards for superior performance. A total of 1,250,000 shares of Common Stock (subject to adjustment to compensate for the issuance of stock dividends or any recapitalization resulting in a stock split-up, combination or exchange of shares of Common Stock) have been reserved for sale upon exercise of options granted under the 1997 Plan. Options covering 490,000 shares had been granted under the 1997 Plan as of October 31, 1997.

1994 Employee Stock Option Plan

     The Company also has a 1994 Employee Stock Option Plan (the "1994 Plan"). The purpose of the 1994 Plan is to advance the interest of the Company by providing additional incentives to attract and retain qualified and competent employees, upon whose efforts and judgment the success of the Company (including its subsidiaries) is largely dependent, through the encouragement of stock ownership in the Company by such persons. A total of 625,000 shares of Common Stock (subject to adjustment to compensate for the issuance of stock dividends or any recapitalization resulting in a stock split-up, combination or exchange of shares of Common Stock) have been reserved for sale upon exercise of options granted under the 1994 Plan. Options covering 425,936 shares were outstanding under the 1994 Plan as of October 31, 1997.

Compensation Committee Interlocks and Insider Participation

     Mr. Hodges is Chairman, and Messrs. Hammer and Powell are the other members, of the Compensation Committee. Messrs. Bonini and Bush were members of the Compensation Committee until August 8, 1996. Mr. Hammer is a senior partner of Inter-Atlantic, which is one of the placement agents for the Company's proposed offering of subordinated debt, convertible debt, Common Stock or a similar security. The Company has paid Inter-Atlantic a marketing fee of $60,000, and has and will continue to reimburse Inter-Atlantic for expenses it incurs, in connection with the offering. If the offering is consummated, the Company will pay Inter-Atlantic a placement fee equal to 3.375% of the principal amount of securities sold, less the $60,000 marketing fee. One-half of the fee will be paid in cash and one-half in the form of the same securities sold to investors.

     The Company has also engaged Inter-Atlantic to act as its exclusive agent for raising senior debt in the form of warehouse lines of credit from securities firms until December 31, 1997. For such services, the Company has agreed to pay Inter-Atlantic a fee equal to .375% of the principal amount of commitments for such senior debt from firms contacted by Inter-Atlantic on the Company's behalf.

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

     The policy of the Company with respect to transactions with officers, directors and their affiliates is to require that such transactions (i) be on terms no less favorable to the Company than could be obtained from unrelated third parties and (ii) where possible, be approved by a majority of the disinterested directors of the Company. The following transactions were approved by the Board of Directors of the Company in accordance with such policy.

     Inter-Atlantic, of which Mr. Hammer is a senior partner, is one of the placement agents for the Company's proposed offering of subordinated debt, convertible debt, Common Stock or a similar security offering. The Company has paid Inter-Atlantic a marketing fee of $60,000, and has reimbursed, and will continue to reimburse it for expenses it incurs in connection with the offering. If the offering is consummated, the Company will pay Inter-Atlantic a placement fee equal to 3.375% of the principal amount of securities sold, less the $60,000 marketing fee. One-half of the fee will be paid in cash and one-half will be paid in the form of the same securities sold to investors.

     The Company has also engaged Inter-Atlantic to act as its exclusive agent for raising senior debt in the form of warehousing lines of credit from lending institutions until December 31, 1997. For such services, the Company has agreed to pay Inter-Atlantic a fee equal to .375% of the principal amount of such senior debt from firms contacted by Inter-Atlantic on the Company's behalf.

     In May 1996, the Company retained BT Alex. Brown, of which Mr. Ridings is a Managing Director, to act as the Company's financial adviser for one year for an annual retainer which was credited against compensation payable with respect to the acquisition of MSF.

     BT Alex. Brown served as financial advisor to the Company in connection with the Company's acquisition of MSF. The Company paid BT Alex. Brown a fee upon consummation of the acquisition, and paid BT Alex. Brown a fee for rendering its opinion regarding the fairness of the acquisition to the Company from a financial point of view. BT Alex. Brown also conducted a valuation of the securities issued by the Company in its acquisition in August 1996 of certain assets and liabilities of DACC and is conducting a valuation of the securities issued in the MSF acquisition. The Company has agreed to pay BT Alex. Brown a fee for these valuation analyses.

     In July 1996, the Company implemented a loan program for its directors and senior executive officers to finance the purchase of shares of Common Stock and 9%/7% Preferred Stock in open market transactions. The loans are evidenced by promissory notes from the borrowers, bear interest at the prime rate, payable quarterly, and mature three years from the date made. The shares of stock purchased with the proceeds of the loans are pledged to the Company as security for the loans. The amounts of these loans in excess of $60,000 outstanding as of October 31, 1997, which amounts also represent the largest aggregate amounts outstanding since implementation of the program, were as follows: Mr. Bonini, $99,998; Mr. Evans, $150,025; Mr. Hammer, $99,999; Mr. Hodges, $149,151; Mr.
Leary, $148,784; Mr. Idzi, $149,724; Mr. Vorbeck, $138,347; and Andrew L.
Tenney, Executive Vice President, Marketing, $109,097.

                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion describes certain Federal income tax consequences to a holder of Preferred Stock that exchanges their shares of Preferred Stock for shares of Common Stock pursuant to either the Reclassification or the Exchange Offer (collectively referred to as the "Recapitalization Transaction"). This discussion is based on information provided by the Company, the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations thereunder, Internal Revenue Service ("IRS") rulings and pronouncements, reports of congressional committees, judicial decisions and current administrative rulings and practice, all as in effect on the date hereof. Any of these authorities could be repealed, overruled or modified at any time after the date hereof. Any such change could be retroactive and, accordingly, could modify the tax consequences discussed herein. No ruling from the IRS with respect to the matters discussed herein and no tax opinion of counsel have been requested, and there is no assurance that the IRS will agree with the conclusions set forth in this discussion.

     The discussion below is for general information and does not address all of the Federal income tax consequences that may be relevant to particular shareholders in light of their personal circumstances or to certain types of shareholders (such as dealers in securities, insurance companies, foreign individuals and entities, financial institutions and tax-exempt entities) who may be subject to special treatment under the federal income tax laws. Furthermore, this discussion does not address any tax consequences under state, local or foreign laws. This summary assumes that the shares of Preferred Stock are held as a "capital asset" within the meaning of section 1221 of the Code.

     The Federal income tax consequences discussed below are based upon certain assumptions (which management believes to be accurate), namely, that: (i) there are bona fide business purposes for the Recapitalization Transaction (i.e., separate and apart from any Federal income tax benefits that may be derived therefrom); (ii) the Recapitalization Transaction is an isolated transaction and not part of a plan to increase periodically the proportionate interest of any shareholder in the assets or earnings of the Company; and (iii) the fair market value of the shares of Common Stock received by a Holder of 12% Preferred Stock in exchange for such Holder's 12% Preferred Stock pursuant to either the Reclassification or the Exchange Offer will not exceed the issue price of the 12% Preferred Stock exchanged therefor in the Recapitalization Transaction. If one or more of these assumptions prove to be incorrect, then the Federal income tax consequences discussed below could be altered significantly.

     Gain or Loss on Exchange. The exchange of the shares of Preferred Stock for Common Stock pursuant to either the Reclassifications or the Exchange Offer will be a recapitalization within the meaning of Section 368(a)(1)(E) of the Code. As such, holders of shares of Preferred Stock will recognize no gain or loss on the exchange of their shares of Preferred Stock solely for shares of Common Stock pursuant to either the Reclassifications or the Exchange Offer ("Participating Holders"), except in respect of cash received in lieu of fractional shares of Common Stock.

     Tax Basis and Holding Period of Common Stock. The aggregate tax basis of the shares of the Common Stock received by a Participating Holder will be the same as the aggregate tax basis of the shares of Preferred Stock surrendered in exchange therefor (not including any portion of such basis allocated to the shares of Preferred Stock exchanged for cash, in lieu of fractional shares of Common Stock). The holding period of the shares of Common Stock received by such Participating Holder will include the period for which the shares of Preferred Stock surrendered in exchange therefor was considered to be held, provided that the Preferred Stock was held as a capital asset at the time of the exchange.

     Information Reporting and Backup Withholding. Participating Holders generally will be required to provide the Exchange Agent with their correct taxpayer identification numbers (certified under penalties of perjury) on the Substitute Forms W-9 included as part of the Letter of Transmittal. The taxpayer identification number of an individual is his or her social security number. A Participating Holder who does not provide the Exchange Agent with a correct taxpayer identification number may be subject to a $50 fine imposed by the IRS. Furthermore, payments made to such a Participating Holder or other payee may be subject to backup withholding if: (i) the Participating Holder fails to furnish a correct taxpayer identification number, (ii) the Participating Holder furnishes an incorrect TIN, (iii) the Company or the Exchange Agent is notified by the Internal Revenue Service that such Participating Holder failed to report interest or (iv) under certain circumstances, the Participating Holder fails to provide a certified statement, signed under penalty of perjury, that the taxpayer identification number provided is the correct number and that the Participating Holder is not subject to backup withholding.

     If backup withholding applies, the Exchange Agent is required to and will withhold 31 percent of any payment made to a Participating Holder or other payee. Backup withholding is not an additional tax but is credited against the federal income tax liability of the taxpayer subject to the withholding. If backup withholding results in an overpayment of a taxpayer's federal income taxes, that taxpayer may obtain a refund from the IRS.

     Generally, a Participating Holder or other payee may avoid backup withholding by completing the Substitute Form W-9 included as part of the Letter of Transmittal and certifying that the taxpayer identification number included therein is correct and that the Participating Holder or other payee is not subject to backup withholding. Certain types of taxpayers (including corporations and certain foreign individuals) are not subject to these reporting or withholding requirements.

     HOLDERS OF PREFERRED STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE RECLASSIFICATIONS OR PARTICIPATION IN THE EXCHANGE OFFER, INCLUDING THE APPLICABILITY OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, CHANGES IN APPLICABLE TAX LAWS AND ANY PENDING OR PROPOSED LEGISLATION.

                                  LEGAL MATTERS

     Certain legal matters will be passed upon for the Company by Jenkens & Gilchrist, a Professional Corporation, Dallas, Texas.

                                     EXPERTS

     The consolidated financial statements of the Company set forth in this Proxy Statement/Prospectus for the fiscal year ended March 31, 1997, the transition period of the Company ended March 31, 1996 and the fiscal year ended September 30, 1995 have been audited by BDO Seidman, LLP, independent auditors, as stated in their report included herein given on their authority as experts in accounting and auditing.

     The financial statements of DACC for the three months ended March 31, 1996 and for the fiscal year ended December 31, 1995, set forth in this Proxy Statement/Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, as stated in their report included herein given upon the authority of that firm as experts in accounting and auditing.

     The consolidated financial statements of MSF and subsidiaries as of December 31, 1996 and December 31, 1995, and for each of the years in the three-year period ended December 31, 1996, have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the December 31, 1996 consolidated financial statements of MSF contains an explanatory paragraph that states the MSF's material increases in delinquencies and losses on owned and serviced installment contracts, substantial net loss and reduced availability of financing raise substantial doubt about the entity's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Delaware General Corporation Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     The Company's Restated Certificate of Incorporation states that, to the fullest extent permitted by the Delaware General Corporation Law, a director of the Company will not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. The Company's Bylaws require the Company to indemnify any person who was or is a party, or threatened to be made a party to any suit or proceeding, by reason of the fact that he or she is or was an authorized representative of the Company for specified liabilities and expenses if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. The directors and officers of the Company are insured (subject to certain exceptions and deductions) against liabilities that they may incur in their capacity as such, including liabilities under the Securities Act, under a liability policy carried by the Company.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                       SUBMISSION OF SHAREHOLDER PROPOSALS

     Any stockholder who wishes to present a proposal for action at the 1998 annual meeting of stockholders, and who wishes to have it set forth in the Proxy Statement and identified in the form of proxy prepared by the Company, must deliver such proposal to the Company at its principal executive offices no later than February 26, 1998, in compliance with regulations promulgated by the Securities and Exchange Commission.

     In accordance with the Company's Bylaws, for a proposal to be brought before an annual meeting by a stockholder, the stockholder must deliver to the Secretary of the Company written notice thereof at least 60, but not more than 90, days prior to the scheduled meeting; provided, that if less than 70 days' notice or prior public disclosure of the date of the meeting is given, the required notice must be given prior to the close of business on the 10th day after notice or disclosure of the meeting date is made. A stockholder's notice must set forth (1) a brief description of the proposal and the reasons for bringing such proposal before the meeting, (2) the name and address of the stockholder making the proposal and of any stockholders known to be supporting the proposal, (3) the number of shares of each class of the Company's stock beneficially owned by the proposing stockholder and any stockholders known to be supporting the proposal, and (4) any financial interest of the proposing stockholder in the proposal.

                              INDEPENDENT AUDITORS

     The independent accounting firm of BDO Seidman, L.L.P. served as independent auditors for the Company and its subsidiaries for the fiscal year ended March 31, 1997 and is serving as independent auditors for the Company and its subsidiaries for the fiscal year ending March 31, 1998. A representative of BDO Seidman, L.L.P. is expected to be present and available at the Special Meeting to respond to appropriate questions and will be given an opportunity to make a statement, if desired.

By Order of the Board of Directors



Ellis A. Regenbogen
Secretary

Dallas, Texas
________ __, 1997

                          INDEX TO FINANCIAL STATEMENTS


                                                                                                            PAGE
                                                                                                            ----
CONSOLIDATED FINANCIAL STATEMENTS OF SEARCH FINANCIAL SERVICES, INC.

Independent Certified Public Accountants' Report                                                             F-1

Consolidated balance sheets as of September 30, 1997 (unaudited), March 31, 1997 and March 31, 1996          F-2

Consolidated statements of operations for the six months ended September 30, 1997 and 1996
     (unaudited), for the year ended March 31, 1997,and for the six months ended March 31, 1996 and
     for the year ended September 30, 1995                                                                   F-3

Consolidated statements of changes in stockholders' equity for the six months ended September 30, 1997 and 1996 (unaudited), for the year ended March 31, 1997, for
     the six months ended March 31, 1996 and for the year ended September 30, 1995                           F-4

Consolidated statements of cash flows for the six months ended September 30, 1997 and 1996
     (unaudited), for the year ended March 31, 1997, for the six months ended
     March 31, 1996 and for the year ended September 30, 1995                                                F-5

Notes to consolidated financial statements                                                                   F-6

CONSOLIDATED FINANCIAL STATEMENTS OF MS FINANCIAL, INC.

Independent Auditors' Report                                                                                 F-24

Consolidated balance sheets as of December 31, 1995 and 1996 (audited) and March
     31, 1997 (unaudited)                                                                                    F-25

Consolidated statements of operations for years ended December 31, 1994, 1995
     and 1996 (audited) and three month period ended March 31, 1997 (unaudited)                              F-26

Consolidated statements of stockholders' equity (deficit) for the years ended December 31, 1994, 1995 and 1996 (audited) and three month
     period ended March 31, 1997 (unaudited)                                                                 F-27

Consolidated statements of cash flows for the years ended December 31, 1994,
     1995 and 1996 (audited) and three month period ended March 31, 1997 and 1996
     (unaudited)                                                                                             F-28

Notes to consolidated financial statements                                                                   F-30

Consolidated balance sheets as of July 31, 1997 (unaudited) and June 30, 1996 (unaudited)                    F-54

Consolidated statements of operations for the seven month period ended July 31, 1997
     (unaudited) and six month period ended June 30, 1996 (unaudited)                                        F-55

FINANCIAL STATEMENTS OF DEALERS ALLIANCE CREDIT CORP.

Report of Independent Certified Public Accountants                                                           F-56

Statements of financial condition as of March 31, 1996 and December 31, 1995                                 F-57

Statements of operations for the fiscal year ended December 31, 1995 and the
     three months ended March 31, 1996                                                                       F-58

Statements of common stockholders' deficit for the fiscal year ended December
     31, 1995 and the three months ended March 31, 1996                                                      F-59

Statements of cash flows for the fiscal year ended December 31, 1995 and the
     three months ended March 31, 1996                                                                       F-60

Notes to financial statements                                                                                F-61


REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



To The Board of Directors and Stockholders
Search Financial Services Inc.
(f/k/a Search Capital Group, Inc.)
Dallas, Texas

     We have audited the accompanying consolidated balance sheets of Search Financial Services Inc. (f/k/a Search Capital Group, Inc.) and its subsidiaries (the "Company") as of March 31, 1997 and 1996, and the related consolidated statements of operations, changes in stockholders' equity (capital deficit), and cash flows for the year ended March 31, 1997, the six months ended March 31, 1996, and the year ended September 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Search Financial Services Inc. (f/k/a Search Capital Group, Inc.) and its subsidiaries at March 31, 1997 and 1996, and the results of their operations and cash flows for the year ended March 31, 1997, the six months ended March 31, 1996, and the year ended September 30, 1995 in conformity with generally accepted accounting principles.

                                                 /s/ BDO SEIDMAN, LLP
                                                 BDO Seidman, LLP


Dallas, Texas
May 23, 1997

                         SEARCH FINANCIAL SERVICES INC.
               (F/K/A SEARCH CAPITAL GROUP, INC.) AND SUBSIDIARIES

                           Consolidated Balance Sheets
                                 (In Thousands)

                                                       Sept. 30,    March 31,    March 31,
                                                         1997         1997         1996
                                                       ---------    ---------    ---------
ASSETS                                                 Unaudited
                                                       ---------    ---------    ---------

Gross contracts receivable (Note 6)                    $ 162,061    $  62,325    $  37,086
Unearned interest                                        (34,691)     (10,636)      (6,435)
                                                       ---------    ---------    ---------
Net contracts receivable                                 127,370       51,689       30,651
    Installment contracts sold                           (15,735)          --           --
    Amounts due under securitization                       3,674           --           --
    Other amounts due                                      1,605           --           --
Net owned contracts receivable and due from
    securitizations                                      116,914       51,689       30,651
                                                       ---------    ---------    ---------
    Allowance for loan losses                            (10,768)      (5,854)     (13,353)
Loan origination costs                                     6,582        5,852        3,984
Amortization of loan origination costs                    (4,927)      (4,379)      (3,578)
                                                       ---------    ---------    ---------
    Net contract receivables - after allowance
       for credit losses & other costs                   107,801       47,308       17,704
                                                       ---------    ---------    ---------
Cash and cash equivalents                                  2,491       12,249       17,817
Vehicles held for resale                                   1,199        1,196          566
Deferred note offering cost, net of depreciation and
    amortization of $1,672 and $1,141 in 1997
    and 1996, respectively                                   104          155           --
Property and equipment, net                                2,577        1,608        1,062
Intangibles,  net of $450 amortization in 1997 (Note 4)   11,475        6,252           --
Other assets                                                 986          755          197
                                                       ---------    ---------    ---------
  Total assets                                         $ 126,633    $  69,523    $  37,346
                                                       =========    =========    =========

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Lines of credit (Notes 6 & 8)                          $  17,248    $  23,715    $   2,283
Note payable (Note 7)                                     68,926        9,596           --
Accrued settlements  (Notes 16 & 17)                         500          540          688
Accounts payable and other liabilities                     2,947        2,760        7,356
Subordinated note payable (Note 7)                         5,000        5,000           --
Accrued interest                                             688          271           15
 Redeemable warrants (Notes 2 & 4)                         1,115        1,035          593
                                                       ---------    ---------    ---------
                                                          96,424       42,917       10,935
                                                       ---------    ---------    ---------
Stock repurchase commitment (Note 10)                         --        2,078        2,078
                                                       ---------    ---------    ---------
Stockholders' Equity (Note 9)
--------------------
Convertible preferred stock                                  201          201          154
Common stock                                                 289          252          248
Additional paid-in capital                                88,252       78,047       79,124
Accumulated deficit                                      (57,321)     (52,760)     (54,043)
Treasury stock                                                --           --       (1,150)
                                                       ---------    ---------    ---------
    Total stockholders' equity                            31,421       25,740       24,333
       Notes receivable - stockholders (Note 11)          (1,212)      (1,212)          --
                                                       ---------    ---------    ---------
                                                          30,209       24,528       24,333

   Total liabilities and stockholders' equity          $ 126,633    $  69,523    $  37,346
                                                       =========    =========    =========


          See accompanying notes to consolidated financial statements.

                         SEARCH FINANCIAL SERVICES INC.
               (F/K/A SEARCH CAPITAL GROUP, INC.) AND SUBSIDIARIES

                      Consolidated Statements of Operations
                      (In Thousands except per share data)

                                       Six Months      Six Months                    Six Months      Year Ended
                                          Ended           Ended       Year Ended   Ended March 31,  September 30,
                                      Sept. 30, 1997 Sept. 30, 1996 March 31, 1997  1996 (Note 1)       1995
                                      -------------- -------------- --------------  ------------    -------------
                                         Unaudited      Unaudited
Interest revenue                         $  6,412       $  3,898       $ 10,004       $  3,541        $ 13,472
Interest expense                            2,979            338          2,306          1,306          11,205
                                         --------       --------       --------       --------        --------
Net interest income                         3,433          3,560          7,698          2,235           2,267
Reduction of (provision for) credit
    losses (Note 6)                           998          3,438          7,017         (4,982)         (3,128)
                                         --------       --------       --------       --------        --------
Net interest income (loss) after
    reduction of (provision for)
    credit losses                           4,431          6,998         14,715         (2,747)           (861)
                                         --------       --------       --------       --------        --------
General and administrative expense          8,992          6,043         13,392          8,098          15,881
Settlement expense                             --             --             40            535           2,837
Reorganization expense                         --             --             --             --             315
                                         --------       --------       --------       --------        --------
Operating and other expense                 8,992          6,043         13,432          8,633          19,033
                                         --------       --------       --------       --------        --------
Income (loss) before extraordinary
    item                                   (4,561)           955          1,283        (11,380)        (19,894)
    Extraordinary gain on discharge of
       debt (Notes 2 & 7)                      --             --             --          8,709              --
                                         --------       --------       --------       --------        --------
Net income (loss)                          (4,561)           955          1,283         (2,671)        (19,894)
Preferred stock dividends                  (1,670)        (2,946)         6,154            327             240
                                         --------       --------       --------       --------        --------
Net loss attributable to common
    stockholders                         $ (6,231)      $ (1,991)      $ (4,871)      $ (2,998)       $(20,134)
                                         ========       ========       ========       ========        ========
Loss per common share before
    extraordinary item                   $  (1.42)      $  (0.59)      $  (1.45)      $  (8.96)       $ (17.96)
Gain on extraordinary item                     --             --             --           6.67              --
                                         --------       --------       --------       --------        --------
Loss per common share (Notes 9 & 10)     $  (1.42)      $  (0.59)      $  (1.45)      $  (2.29)       $ (17.96)
                                         ========       ========       ========       ========        ========
Weighted average number of
    common shares outstanding               4,385          3,402          3,366          1,306           1,121
                                         ========       ========       ========       ========        ========


          See accompanying notes to consolidated financial statements.

                         SEARCH FINANCIAL SERVICES INC.
               (F/K/A SEARCH CAPITAL GROUP, INC.) AND SUBSIDIARIES

           Consolidated Statements of Changes in Stockholders' Equity
                       (Capital Deficit) (Notes 3 and 9)

For the six months ended September 30, 1997 (Unaudited), year ended March 31, 1997, six months ended March 31, 1996 and year ended September 30, 1995 (In thousands except per share amounts)

                                  ---------------------   -----------------------       ---------------------
                                  Preferred Stock - 12%   Preferred Stock - 9%/7%          Common Stock
                                  ---------------------   -----------------------       ---------------------
                                     Shares    Amount      Shares       Amount          Shares       Amount
                                  ---------------------------------------------------------------------------

BALANCE, OCTOBER 1, 1994             50,000     $ 4             --      $  --         1,462,191      $ 117
                                  ---------------------------------------------------------------------------
 Stock purchase at May 5, 1995           --     $--             --      $  --                --      $  --
 Stock repurchase commitment             --      --             --         --          (115,418)        (9)
 Preferred stock dividends               --      --             --         --                --         --
 Net loss                                --      --             --         --                --         --
                                  ---------------------------------------------------------------------------
BALANCE, SEPTEMBER 30, 1995          50,000     $ 4             --      $  --         1,346,773      $ 108
                                  ---------------------------------------------------------------------------
 Exercise of options                     --     $--             --      $  --             4,480      $   1
 Class action suit settlement
  (Note 16)                              --      --             --         --           231,000         18
 Reorganization (Note 2)                 --      --      1,878,956        150         1,514,375        121
 Preferred stock dividends               --      --             --         --                --         --
 Net loss                                --      --             --         --                --         --
                                  ---------------------------------------------------------------------------
BALANCE AT MARCH 31, 1996            50,000     $ 4      1,878,956      $ 150         3,096,628      $ 248
                                  ---------------------------------------------------------------------------
 Debt conversion - Hall
  Financial Group, Inc. (Note 5)         --     $--             --      $  --           312,500      $  25
 Additional investment - Hall
  Financial Group, Inc. (Note 5)         --      --        254,100         20           204,800         16
 Investment - Alex. Brown &
  Sons, Incorporated                     --      --             --         --            26,462          2
 Acquisition - Dealers
  Alliance Credit Corp. (Note 4)         --      --        319,257         26           159,629         13
 Conversion of 9%/7% preferred
  to common                              --      --        (13,755)        (1)           27,511          2
 Stock repurchase - Hall
  Financial Group, Inc. (Note 5)         --      --             --         --                --         --
 Acquisition - U.S. Lending
   Corporation (Note 4)                  --      --        271,867         22           231,066         18
 Retirement of  treasury stock           --      --       (254,100)       (20)         (895,599)       (72)
 Preferred stock dividends               --      --             --         --                --         --
 Net income                              --      --             --         --                --         --
                                  ---------------------------------------------------------------------------
BALANCE AT MARCH 31, 1997            50,000     $ 4      2,456,325      $ 197         3,162,997      $ 252
                                  ---------------------------------------------------------------------------
 Acquisition - MSF                       --      --             --         --         3,666,500         37
 Preferred dividends                     --      --             --         --                --         --
 Year-to-date income                     --      --             --         --                --         --
                                  ---------------------------------------------------------------------------
BALANCE AT SEPTEMBER 30, 1997
 (UNAUDITED)                         50,000     $4       2,456,325      $ 197         6,829,497        289
                                  ===========================================================================

                                                   Treasury Stock
                                  ----------------------------------------------
                                  Preferred Stock - 9%/7%      Common Stock                                     Stockholders'
                                  -----------------------  ---------------------       Paid-In     Accumulated    Equity
                                      Shares    Amount      Shares        Amount       Capital       Deficit  (Capital Deficit)
                                  ---------------------------------------------------------------------------------------------

BALANCE, OCTOBER 1, 1994                 --     $  --      315,799      $    (25)  $     27,006      $(31,478)     $ (4,376)
                                  ------------------------------------------------------------------------------------------
 Stock purchase at May 5, 1995           --     $  --       62,500      $ (1,125)  $         --      $     --      $ (1,125)
 Stock repurchase commitment             --        --           --            --         (2,069)           --        (2,078)
 Preferred stock dividends               --        --           --            --           (240)           --          (240)
 Net loss                                --        --           --            --             --       (19,894)      (19,894)
                                  ------------------------------------------------------------------------------------------
BALANCE, SEPTEMBER 30, 1995              --     $  --      378,299      $ (1,150)  $     24,697      $(51,372)     $(27,713)
                                  ------------------------------------------------------------------------------------------
 Exercise of options                     --     $  --           --      $     --   $         10      $     --      $     11
 Class action suit settlement
  (Note 16)                              --        --           --            --          2,595            --         2,613
 Reorganization (Note 2)                 --        --           --            --         52,149            --        52,420
 Preferred stock dividends               --        --           --            --           (327)           --          (327)
 Net loss                                --        --           --            --             --        (2,671)       (2,671)
                                  ------------------------------------------------------------------------------------------
BALANCE AT MARCH 31, 1996                --     $  --      378,299      $ (1,150)  $     79,124      $(54,043)     $ 24,333
                                  ------------------------------------------------------------------------------------------
 Debt conversion - Hall
  Financial Group, Inc. (Note 5)         --        --           --      $     --   $      1,692      $     --      $  1,717
 Additional investment - Hall
  Financial Group, Inc. (Note 5)         --        --           --            --          4,310            --         4,346
 Investment - Alex. Brown &
  Sons, Incorporated                     --        --           --            --            150            --           152
 Acquisition - Dealers
  Alliance Credit Corp. (Note 4)         --        --           --            --          4,521            --         4,560
 Conversion of 9%/7% preferred
  to common                              --        --           --            --             (1)           --            --
 Stock repurchase - Hall
  Financial Group, Inc. (Note 5)    254,100       (20)     517,300        (8,980)            --            --        (9,000)
 Acquisition - U.S. Lending
   Corporation (Note 4)                  --        --           --            --          4,463            --         4,503
 Retirement of  treasury stock     (254,100)       20     (895,599)       10,130        (10,058)           --            --
 Preferred stock dividends               --        --           --            --         (6,154)           --        (6,154)
 Net income                              --        --           --            --             --         1,283         1,283
                                  ------------------------------------------------------------------------------------------
BALANCE AT MARCH 31, 1997                --     $  --           --      $     --   $     78,047      $(52,760)     $ 25,740
                                  ------------------------------------------------------------------------------------------
 Acquisition - MSF                       --        --           --            --   $     11,875            --      $ 11,912
 Preferred dividends                     --        --           --            --         (1,670)           --        (1,670)
 Year-to-date income                     --        --           --            --             --         (4,561)      (4,561)
                                  ------------------------------------------------------------------------------------------
BALANCE AT SEPTEMBER 30, 1997
 (UNAUDITED)                             --        --           --            --         88,252        (57,321)      31,421
                                  ==========================================================================================

           See accompanying notes to consolidated financial statements

                         SEARCH FINANCIAL SERVICES INC.
               (F/K/A SEARCH CAPITAL GROUP, INC.) AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows
                                 (In Thousands)

                                            Six Months   Six Months              Six Months
                                              Ended        Ended     Year Ended    Ended      Year Ended
                                            Sept. 30,    Sept. 30,    March 31,   March 31,    Sept. 30,
                                              1997         1996        1997         1996          1995
                                            ---------   ----------  ----------   ----------   ----------
                                            Unaudited   Unaudited
                                            ---------   ----------  ----------   ----------   ----------

OPERATING ACTIVITIES:
  Net income (loss)                          $ (4,561)   $    955    $  1,283    $ (2,671)     $(19,894)
    Adjustments to reconcile net income
      (loss) to cash used in operations:
    Provision for  (reduction of) credit
      losses                                     (998)     (1,691)     (7,017)      4,982         3,128
    Accretion of warrant debt                      80          50         122          --            --
    Amortization of deferred offering
      costs                                        51           6          60       1,221         2,840
    Amortization of loan origination
      costs                                       547         251         868         641         1,047
    Amortization of goodwill and
      intangibles                                 358          --         450          --            --
    Depreciation and amortization                 387         281         531         262           384
    Extraordinary gain on discharge of
      debt                                         --          --          --      (8,709)           --
    Loss on disposition of fixed assets            --          --          --         112            --
  Changes in assets and liabilities:
    Decreases (increases) in other
      assets, net                                 585         (36)       (246)        470           (86)
    Increases (decreases) in
      accounts payable and accrued expense        272      (5,377)     (5,290)       (449)        1,840
                                             --------    --------    --------    --------      --------
  Cash used in operations                      (3,279)     (5,561)     (9,239)     (4,141)      (10,741)
                                             --------    --------    --------    --------      --------

INVESTING ACTIVITIES:
  Purchase of contract receivables
    including origination fees                (14,517)    (15,463)    (39,042)     (5,471)      (24,830)
  Costs associated with acquisition                --          --        (230)         --            --
  Principal payments on contract
    receivables including proceeds
    from sales of vehicles                     21,188      13,173      30,993      17,921        47,652
  Purchases of property and equipment            (856)       (261)       (856)       (132)         (711)
  (Increases) decreases in restricted
    cash                                           --          --          --       8,105        (4,519)
                                             --------    --------    --------    --------      --------
  Cash provided by (used in) investing          5,815      (2,551)     (9,135)     20,423        17,592
                                             --------    --------    --------    --------      --------

FINANCING ACTIVITIES:
  Net borrowings (repayments) under line
    of credit                                  (6,467)      1,724      15,295       1,225        (2,429)
  Notes payable proceeds                       10,653          --          --          --         1,779
  Notes payable repayments                    (14,160)         --          --          --        (5,077)
  Capital lease repayments                        (22)        (30)        (67)        (24)          (58)
  Notes payable offering costs                     --         (82)       (215)         --          (198)
  Proceeds from sale of stock, net of
    expense                                        --       4,490       4,346          --            --
  Proceeds from exercise of options                --          --          --          12            --
  Notes receivable - stockholders                  --      (1,099)     (1,212)         --            --
  Purchase of treasury stock                   (2,078)         --      (4,000)         --        (1,125)
  Payment of dividends                         (3,213)     (1,680)     (4,724)       (120)         (240)
                                             --------    --------    --------    --------      --------
  Cash provided by (used in) financing
    activities                                (15,287)      3,323       9,423       1,093        (7,348)
                                             --------    --------    --------    --------      --------

CHANGE IN CASH AND CASH EQUIVALENTS:
  Change in cash and cash equivalents         (12,751)     (4,789)     (8,951)     17,375          (497)
  Net cash acquired (Note 4)                    2,993          --       3,383          --            --
  Cash and cash equivalents - beginning        12,249      17,817      17,817         442           939
                                             --------    --------    --------    --------      --------
  Cash and cash equivalents - ending         $  2,491    $ 13,028    $ 12,249    $ 17,817      $    442
                                             ========    ========    ========    ========      ========
--------------------------------------------------------------------------------------------  ---------

SUPPLEMENTAL INFORMATION (Note 20):
  Cash paid for interest                     $  2,562    $     60    $  2,050    $     71      $  9,272
                                             ========    ========    ========    ========      ========


          See accompanying notes to consolidated financial statements.

                         SEARCH FINANCIAL SERVICES INC.
               (F/K/A SEARCH CAPITAL GROUP, INC.) AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

1.   SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES AND PRACTICES

     General. The accompanying consolidated financial statements include the accounts of Search Financial Services Inc. (f/k/a Search Capital Group, Inc.) ("Search") and its subsidiaries (the "Company") as follows:

     Automobile Credit Holdings, Inc.
       Automobile Credit Acceptance Corp. ("ACAC")
       Consumer Dealer Autocredit Corporation
     Newsearch, Inc.
     Search Capital Acquisition Corp.
     Search Financial Services Company
       Search Financial Services of Florida, Inc.
       Search Financial Services of Georgia, Inc.
       Search Financial Services of Louisiana, Inc.
       Search Financial Services of Oklahoma, Inc.
       Search Financial Services of Puerto Rico, Inc.
       Search Financial Services of Tennessee, Inc.
       Search Financial Services of Texas, Inc.
       Search Mortgage Services of Tennessee, Inc.
     Search Funding Corp. ("SFC")
     Search Funding II, Inc.
     Search Funding III, Inc.
     Search Funding IV, Inc.
     Search Funding V, Inc.

     During fiscal 1997, the special purpose subsidiaries of Search which raised money through the issuance of interest bearing notes for the purchase of contract receivables (the "Fund Subsidiaries") were dissolved. The balance sheet as of March 31, 1996 and the statements of operations and cash flows for the periods ended March 31, 1996 and September 30, 1995 include the Fund Subsidiaries in the consolidation (see note 2).

     In 1996, the Company changed its fiscal year end to March 31. Effective May 16, 1997, the name of Search was changed from Search Capital Group, Inc. to Search Financial Services Inc.

     In November 1996, the Company effected a 1-for-8 reverse stock split. All references in the financial statements and notes to the number of shares outstanding, the number of shares subject to warrants and options and per share amounts have been retroactively restated to reflect the reverse split.

     Unaudited Interim Financial Statements. The unaudited interim financial statements have been prepared in conformity with generally accepted accounting principles and include all adjustments which are, in the opinion of management, necessary to a fair presentation of the results for the interim period presented. All such adjustments are, in the opinion of management, of a normal recurring nature except that during the six months ended September 30, 1997, the Company recorded adjustments include a $2,505,000 reduction in loan loss reserves due to changed estimates relating to the timing of expected future cash flows. This charge was the result of the Company selling a portion of its deficiency balance accounts for approximately $1,450,000. In addition, management recorded non-recurring adjustments of $298,000 in management fees from the MS Financial acquisition and $44,000 related to the Autostar Solutions lawsuit in which the Company reversed an accrual after the jury ruled in the Company's favor. Results for the six months ended September 30, 1997 are not necessarily indicative of results to be expected for the full year.

     Basis of Consolidation. The consolidated financial statements include the accounts of the Company, after elimination of all significant intercompany accounts and transactions, and have been prepared in accordance with generally accepted accounting principles.

     Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     Contracts Receivable, Allowance for Credit Losses, and Interest Income. The Company records receivables purchased at cost. Contractual finance charges are recorded as unearned interest and amortized to interest income using the interest method. An initial allowance for credit losses is recorded at the acquisition of a receivable equal to the difference between the amount financed and the acquisition cost, which is what the Company estimates to be fair value. The Company considers all of its contracts receivable to be consumer installment loans to individuals. In accordance with Statement of Financial Accounting Standards No. 114 ("SFAS No. 114"), these receivables are reviewed individually for impairment generally using the receivable's contractual delinquency or repossession status. All receivables which exceed 60 days contractual delinquency or with respect to which the underlying collateral has been repossessed are considered impaired. Once impaired, a receivable is placed on nonaccrual status and written down to its net realizable value, and no interest income is recognized until the receivable returns to nonimpaired status. Therefore, at impairment, the Company writes down the receivable to its estimated net realizable value, which is the fair value of the underlying collateral if it has been repossessed or the estimated recoverable cash flow if no repossession has occurred. If the measured amount of the impaired receivable is less than the Company's net recorded investment in the receivable, the Company recognizes a charge to provision for credit losses in the amount of the deficiency and increases the allowance for credit losses by a corresponding amount. The provision for credit losses is adjusted for any differences between the final net proceeds from resale of the underlying collateral and the estimated net realizable value. All payments received on impaired receivables are considered a return of principal. Generally, the Company charges off a receivable against the allowance for credit losses at 180 days contractual delinquency if no significant payments have been received in the last six months, or earlier after receipt of the sale proceeds from liquidation of the collateral securing the receivable. Subsequent proceeds received on a previously charged-off receivable are recorded as a recovery to the allowance for credit losses. Any excess of cost paid ("premium") for net receivables acquired is recorded as an asset and amortized over the life of the related loans acquired as an adjustment to yield using the interest method. All amounts are stated as gross receivables, which include unearned interest, unless otherwise indicated.

     Loan Origination Costs. The Company performs substantially all of the functions associated with origination of its receivables and capitalizes the related costs. The portion capitalized is amortized by the interest method against income as an adjustment of yield.

     Vehicles Held for Resale. Vehicles held for resale represents the estimated collateral value of motor vehicles in the Company's possession and are carried at the lower of cost or estimated net realizable value (estimated auction value less estimated costs to sell at the time of repossession). The Company classifies a loan as vehicle held for resale upon physically repossessing the vehicle and until the vehicle is sold at auction. The deficiency balance, if any, is then charged off.

     Deferred Notes Payable Offering Costs. Costs directly related to notes payable offerings were capitalized and amortized to expense by the interest method over the contractual terms of the notes. Deferred offering costs were the commissions, printing, legal, accounting and other expenditures incurred in issuing the notes to the investors.

     Property and Equipment. Property and equipment includes assets which are depreciated over three-year and five-year lives and leasehold improvements which are amortized over the remaining term of the lease.

     Cost in Excess of Fair Value of Net Assets Acquired and Other Intangibles. Cost in excess of the fair value of net assets acquired (goodwill) is amortized on a straight-line basis over 90 months. Other intangibles, which include customer lists and dealer networks, are being amortized over 10 to 15 years using the straight-line method. The Company monitors its goodwill and its other intangibles to determine whether any impairment of these assets has occurred. In making such determination with respect to goodwill, the Company evaluates the performance, on an undiscounted basis, of the underlying businesses which gave rise to such amounts. With respect to other intangibles, the Company bases its determination on the performance, on an undiscounted basis, of the related intangibles.

     Net Loss Per Share Attributable to Common Stockholders. The net loss per share attributable to common stockholders has been computed based on the weighted average number of shares of Search common stock outstanding during each period and after deducting preferred stock dividends declared. Common stock equivalents are included in the calculations except when their effect would be antidilutive.

     Income Taxes. The Company files a consolidated federal income tax return. The Company uses the asset and liability method to provide for income taxes under which deferred tax assets and liabilities are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.

     Statement of Cash Flows. For purposes of reporting cash flows, the Company considers short term cash investments with original maturities of three months or less to be cash equivalents.

     Recent Accounting Pronouncements. In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (SFAS No. 125). SFAS No. 125 requires that an entity recognize the financial and servicing assets it controls and the liabilities it has incurred and derecognize financial assets when control has been surrendered and derecognize liabilities when extinguished. SFAS No. 125 provides standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. It is generally effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996 and is to be applied prospectively. Management of Company believes that SFAS No. 125 has no current impact on the Company as there exist no significant transactions as contemplated by SFAS 125; however, SFAS 125 may have a material impact on its future financial statements, if in those periods the Company completes a securitization transaction.

2. CHAPTER 11 BANKRUPTCY FILING OF THE FUND SUBSIDIARIES AND CONFIRMATION OF THE JOINT PLAN OF REORGANIZATION

     As of March 31, 1996, the Fund Subsidiaries consisted of six public and two private corporations as follows:

     Automobile Credit Fund 1991-III, Inc. - Private
     Automobile Credit Finance, Inc. - Public
     Automobile Credit Partners, Inc. - Private
     Automobile Credit Finance 1992-II, Inc. - Public
     Automobile Credit Finance III, Inc. - Public
     Automobile Credit Finance IV, Inc. - Public
     Automobile Credit Finance V, Inc. - Public
     Automobile Credit Finance VI, Inc. - Public

     In August 1995, the Fund Subsidiaries filed for reorganization under Chapter 11 of the U. S. Bankruptcy Code. Search and its unrestricted subsidiaries did not seek protection under the Code, but Search was a co-proponent of a joint plan of reorganization for the Fund Subsidiaries. On March 4, 1996, the Court entered an order ("Confirmation Order") confirming the Third Amended Plan of Reorganization (the "Joint Plan") for all of the Fund Subsidiaries, effective on March 15, 1996 (the "Effective Date").

     Total secured claims of all noteholders under the Joint Plan were $53,240,000, and total unsecured claims were $16,080,000, for total claims of $69,320,000, which comprised the total of notes payable and accrued interest due the noteholders (see Note 7). The Joint Plan allowed noteholders to choose one of two options. Under one of the options (the "Equity Option"), noteholders received with respect to the secured portion of their claims shares of Search common stock, shares of a new series of 9%/7% convertible preferred stock and a cash payment equal in amount as if dividends had been calculated on the 9%/7% convertible preferred stock from July 1, 1995 to the Effective Date. Under the other option (the "Collateral Option"), noteholders would receive with respect to the secured portion of their claims distributions of the proceeds of the continued collection or sale of the motor vehicle receivables securing their notes. In accordance with the Joint Plan, the number of shares issued was calculated as of the Effective Date so that noteholders received shares of common stock and 9%/7% convertible preferred stock having a value equal, on a fully diluted basis, to 75% of the value of all shares of 9%/7% convertible preferred stock, common stock, 12% senior convertible preferred stock, warrants, stock options and rights then outstanding, or agreed to be issued by Search (with certain exceptions, including any shares issued to Hall Phoenix/Inwood Ltd., ("HPIL") under the Funding Agreement referred to in Note 5). At a special stockholders' meeting on March 1, 1996, stockholders of Search approved amendments to Search's Certificate of Incorporation increasing Search's authorized capital stock to 130,000,000 shares of common stock and 60,000,000 shares of preferred stock.

     Before the Effective Date, Value Partners, Ltd. purchased all of the secured claims of noteholders who had elected the Collateral Option (approximately $12,800,000 of original note principal amount) and changed the election for such secured claims to the Equity Option. The selling noteholders retained their unsecured claims. As a consequence of this transaction, 100% of the secured claims of noteholders received treatment under the Equity Option.

     With respect to the unsecured portion of noteholders' claims, the noteholders and any other holders of unsecured claims are entitled to receive from Search a pro rata share of warrants (the "Warrants") to purchase an aggregate of 625,000 shares of common stock. These Warrants will be issued after the unsecured claims of non-noteholders are determined by the bankruptcy court. (see Note 9). The Company is required to redeem all unexercised Warrants at $2.00 for each share of stock subject to the Warrants in March 2001. The Warrants are considered debt and have been recorded at their estimated fair value. The accretion from fair value to the redemption amount is recorded as interest expense over the term of the Warrants using the interest method.

     The Joint Plan required that a trust ("Litigation Trust") be established for the benefit of the noteholders, with a total funding of $350,000. The Litigation Trust is authorized to pursue claims and causes of action of the Fund Subsidiaries and of certain participating noteholders. Proceeds will be distributed pro rata to noteholders.

     On the Effective Date, the net assets of the Fund Subsidiaries were transferred to Search. The Fund Subsidiaries' notes and the indebtedness represented by those notes were deemed canceled when the Confirmation Order became final. The trust indentures for the notes, and all related restrictions, were also deemed canceled. As a result of the implementation of the Joint Plan and the cancellation of the notes, a net extraordinary gain from the extinguishment of debt was reported in the amount of $8,709,000 (see Note 7).

     The Fund Subsidiaries accounted for all transactions, where applicable, related to the reorganization proceedings in accordance with Statement of Position 90-7 "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7") issued by the American Institute of Certified Public Accountants.

3.   REVERSE STOCK SPLIT

     In August 1996, the Board of Directors of Search authorized a one-for-eight reverse stock split that became effective on November 22, 1996 following stockholder approval. All references in the financial statements and notes to the number of shares outstanding, the number of shares subject to warrants and options and per share amounts have been retroactively restated to reflect the reverse split decreased number of common and preferred shares outstanding.

4.   ACQUISITIONS

     In November 1996, Search Funding III, Inc., a wholly-owned subsidiary of Search, completed its acquisition of certain assets of U.S. Lending Corporation ("USLC"). USLC conducted purchasing and servicing of used motor vehicle receivables in Deerfield Beach, Florida. USLC had been operating under Chapter 11 of the U.S. Bankruptcy Code. The acquisition was accounted for as an asset purchase. Accordingly, results of operations related to the acquired assets have been included in the consolidated financial statements since the date of acquisition. The purchase price was allocated to the net assets acquired based upon their estimated fair value. Search purchased USLC's net assets, valued at $4,819,000, for 231,066 shares of common stock, 271,867 shares of 9%/7%
convertible preferred stock, and Warrants to purchase 154,960 shares of common stock. The assets acquired were approximately $3,500,000 in cash, gross receivables of approximately $1,800,000 and an undetermined amount of delinquent accounts and foreclosure deficiency balance accounts.

     In August 1996, Search Funding IV, Inc. ("SFIV"), a wholly-owned subsidiary of Search, acquired all of the assets and assumed certain liabilities of Dealers Alliance Credit Corp. ("DACC"). DACC conducted purchasing and servicing of used motor vehicle receivables in Atlanta, Georgia. DACC had purchased loans from over 1,000 new and used car dealers, primarily in Georgia, Texas, Tennessee and Florida. The Company has been using the DACC facilities as a regional marketing branch for southeastern states, a collection center and as a full-service consumer loan facility. The acquisition was accounted for under the purchase method of accounting. Accordingly, results of operations related to the acquired assets have been included in the consolidated financial statements since the date of acquisition. The purchase price was allocated to the net assets acquired based upon their estimated fair value. For DACC's net assets, valued at approximately $21,000,000, Search delivered 159,629 shares of common stock, 319,257 shares of 9%/7% convertible preferred stock, and Warrants to purchase 159,629 shares of common stock with a total value of $4,795,000. In addition, the Company assumed approximately $17,450,000 in bank debt under a restructured line of credit.

     The calculation of the purchase price and allocation to the acquired assets of DACC is as follows (in thousands):


Net contracts receivable                                                  $14,380
Cash and cash equivalents                                                     753
Vehicles held for sale                                                        284
Property and equipment                                                        222
Customer lists                                                              2,175
Dealer network                                                              2,200
Other assets                                                                  835
                                                                          -------
Total estimated fair value of assets acquired                              20,849
                                                                          -------
Liabilities assumed                                                        18,239
Fair value of Search equity instruments issued, including redeemable        4,795
  warrants treated as debt
Direct acquisition costs                                                      143
                                                                          -------
Total cost                                                                $23,177
                                                                          -------
Cost in excess of fair value of net assets acquired and
  other identifiable intangibles                                          $ 2,328
                                                                          =======

     The Company periodically evaluates the recoverability and remaining life of the excess value and determines whether it should be completely or partially written-off or the amortization period accelerated. The Company will recognize an impairment of excess value to the extent that the undiscounted estimated future operating cash flows of the acquired assets are determined to be less than the carrying amount of the excess value. If an impairment of excess value were to occur, the Company would reflect the impairment through a reduction in the carrying value of such excess value.

     The Warrants issued in both the USLC and DACC transactions have redemption features which require the Company to redeem all unexercised warrants at $2.00 for each share of stock subject to the Warrants in March 2001. The Warrants are considered debt and have been recorded at their estimated fair value. The accretion from fair value to redemption amount is recorded as interest expense over the term of the warrants using the interest method.

     In September 1996, the Company acquired approximately $12,000,000 in gross receivables from Eagle Finance Corp. for a total cash price of approximately $9,600,000. In November 1996, the Company acquired approximately $21,000,000 in gross receivables from MS Financial, Inc. for a total cash price of approximately $14,400,000. The receivables were purchased at a premium over the net assets acquired. The premiums are amortized over the life of the related portfolio as an adjustment to yield using the interest method.


5.   TRANSACTIONS WITH HALL AND AFFILIATES

     In November 1995, Search entered into a Funding Agreement (the "Funding Agreement") with Hall Financial Group, Inc. ("HFG"). Pursuant to the Funding Agreement, HFG made loans totaling $2,283,000 (the "HFG Notes") to Search. The HFG Notes could, at the election of HFG or its assignee, be converted into a maximum of 312,500 shares of Search common stock. Effective April 2, 1996, HPIL, as assignee of the HFG Notes, converted the HFG Notes into 312,500 shares of Search common stock. Because the conversion price specified in the HFG Notes for these shares was less than the full amount due under the HFG Notes, Search paid to HPIL the remaining portion of the debt evidenced by the HFG Notes ($567,000) in cash. The Funding Agreement also provided to HFG the option to purchase common stock, 9%/7% convertible preferred stock, and Warrants. Effective April 2, 1996, HPIL, as assignee of HFG, fully exercised this purchase option by paying $4,346,000 to Search for 204,800 shares of common stock, 254,100 shares of 9%/7% convertible preferred stock, and warrants to purchase 484,522 shares of common stock, including Warrants to purchase 84,522 shares.

     Pursuant to the Funding Agreement, HFG designated two nominees who were elected to Search's Board of Directors.

     In October 1996, the two directors filed suit against Search seeking access as directors to certain of the Company's books and records and Search initiated legal action against the two directors and HPIL. In November 1996, the Company, the two directors and HPIL entered into a settlement agreement. As a result of the agreement, Search paid HPIL $4,000,000 in cash and executed a $5,000,000 subordinated note (see Note 7) to repurchase from HPIL and the directors all of their 517,300 shares of common stock, 254,100 shares of 9%/7% convertible preferred stock and warrants to purchase 484,522 shares of common stock, including Warrants to purchase 84,522 shares, and to settle all claims against Search. The parties also agreed to dismiss all litigation and mutually release each other, and the two directors resigned from the Board of Directors. The value of the settlement approximated the market value of the securities acquired by the Company at the date of the agreement. The maturity date of the subordinated note is November 21, 2000; however, the note must be repaid in full earlier if the Company sells more than, or in a proportionate amount if the Company sells less than, $20,000,000 of equity or certain debt securities for cash (see Note 19).

6.   CONTRACTS RECEIVABLE, ALLOWANCE FOR CREDIT LOSSES AND INTEREST INCOME

     The Company records receivable purchases at cost. Contractual finance charges are recorded as unearned interest and amortized to interest income using the interest method. As discussed below, amortization of interest income ceases upon impairment. An initial allowance for credit losses is recorded at the acquisition of a receivable equal to the difference between the amount financed and the acquisition cost, which is what the Company estimates to be fair value. An additional allowance may be recorded at acquisition if it is determined that the discount recorded as an allowance is not adequate to cover expected losses.

     In accordance with SFAS No. 114, receivables are analyzed on a loan-by-loan basis. The Company evaluates the impairment of receivables generally based on the receivables' contractual delinquency. The Company considers receivables that are contractually delinquent 60 days or more or with respect to which the underlying collateral has been repossessed to be impaired. When the receivable is considered impaired, interest income ceases to be recognized. Once impaired, the Company looks to the underlying collateral for repayment of the receivable. Therefore, at impairment, the Company writes down the receivable to its estimated net realizable value, which is the fair value of the underlying collateral if it has been repossessed or the estimated recoverable cash flow if no repossession has occurred. If the measured amount of the impaired receivable is less than the Company's net recorded investment in the receivable, the Company recognizes a charge to provision for credit losses in the amount of the deficiency and increases the allowance for credit losses by a corresponding amount. The provision for credit losses is adjusted for any differences between the final net proceeds from resale of the underlying collateral and the estimated net realizable value. Generally, the Company charges off a receivable against the allowance for credit losses at 180 days contractual delinquency, if no significant payments have been received in the last six months, or, if earlier, after receipt of the sale proceeds from liquidation of the collateral securing the receivable. Subsequent proceeds received on a previously charged-off receivable are recorded as a recovery to the allowance for credit losses. Any excess of cost paid ("premium") for net receivables acquired is recorded as an asset and amortized over the life of the related loans acquired as an adjustment to yield using the interest method.

     The Company's receivables, allowance for credit losses and net receivables after allowance for credit losses, excluding net loan origination costs, are summarized below on a consolidated basis (in thousands):

                                                                                               Net
                                                                                            Receivables
                                                                            Allowance         After
                                                    Total                      for          Allowance
                                     Number of     Unpaid      Unearned       Credit           for
As of Sept. 30, 1997 (Unaudited)    Receivables Installments   Interest       Losses      Credit Losses
--------------------------------    ----------- ------------   --------       ------      -------------
Unimpaired receivables(1)              19,217     $153,265     $ 33,270     $  7,062      $     112,933
Impaired receivables(1)                 1,211        8,796        1,421        3,706              3,669
                                    -------------------------------------------------------------------
   Total                               20,428     $162,061     $ 34,691     $ 10,768      $     116,602
                                    ===================================================================

                                                                                               Net
                                                                                            Receivables
                                                                            Allowance         After
                                                   Total                       for          Allowance
                                     Number of    Unpaid       Unearned       Credit           for
As of March 31, 1997                Receivables Installments   Interest       Losses      Credit Losses
--------------------                ----------- ------------   --------       ------      -------------
Impaired receivables(1)                   465     $  2,269     $    334     $    993      $         942
Unimpaired receivables(1)               8,956       60,056       10,302        4,861             44,893
                                    -------------------------------------------------------------------
   Total                                9,421     $ 62,325     $ 10,636     $  5,854      $      45,835
                                    ===================================================================

As of March 31, 1996
Impaired receivables (1)                  421     $  2,091     $    380     $  1,711      $          --
Unimpaired receivables (1)              7,575       34,995        6,055       11,642             17,298
                                    -------------------------------------------------------------------
   Total                                7,996     $ 37,086     $  6,435     $ 13,353      $      17,298
                                    ===================================================================

As of September 30, 1995
Impaired receivables(1)                 2,323     $ 12,919     $  1,644     $ 11,275      $          --
Unimpaired receivables(1)               9,805       53,758       11,462        7,348             34,948
                                    -------------------------------------------------------------------
   Total                               12,128     $ 66,677     $ 13,106     $ 18,623      $      34,948
                                    ===================================================================

(1) Status as defined in the previous paragraphs of this Note. Certain unimpaired receivables may be considered problem loans.

     The change in the allowance for credit losses is summarized as follows (in thousands):


                                               Sept. 30,       March 31,      March 31,      Sept. 30,
                                                  1997           1997           1996           1995
                                                --------       --------       --------       --------
                                                Unaudited

Balance, beginning of period                    $  5,854       $ 13,353       $ 18,623       $ 44,633
Allowance recorded upon purchase of
 receivables                                      11,737          9,908          2,194          9,613
Increase in allowance for credit losses            3,434          1,774          4,982          3,128
Realized and estimated recoveries on
 previously charged-off accounts                   3,957          2,448          2,296             --
Reclassification for inventory value              (1,181)          (855)         1,238         (1,809)
Receivables charged off against allowance         (8,601)       (11,983)       (15,980)       (36,942)
Reduction in allowance for credit losses          (4,432)        (8,791)            --             --
                                                --------       --------       --------       --------
Balance, end of period                          $ 10,768       $  5,854       $ 13,353       $ 18,623
                                                ========       ========       ========       ========

Net credit losses as a percent of average
 net receivables (1)                                28.6%            30%            36%            56%

(1)  The September 30, 1997 percentage has been annualized

     The allowance for credit losses contained both a provision for anticipated loan losses and a reduction of the provision for loan losses from prior estimates for the year ended March 31, 1997 as follows (in thousands).


                                                               September 30, 1997        March 31, 1997
                                                               ------------------        --------------
                                                                   Unaudited
Provision for loan losses                                           $  3,434                $  1,774
Reduction in allowance                                                (4,432)                 (8,791)
                                                                    --------                --------
Net effect on statement of operations                                    998                   7,017
Less proceeds received on previously charged-off accounts              3,957                   2,448
                                                                    --------                --------
Non cash reduction of credit loss provision                         $  2,959                $  4,569
                                                                    ========                ========

     No reconciliation of the credit loss provision is provided for 1996 and 1995 as there was no reduction in the allowance for credit losses in those years.

     The effect of non-accrual receivables on interest income in each of the following periods was as follows (in thousands):

                                        Six Months                    Six Months
                                           Ended        Year Ended      Ended         Year Ended
                                       September 30,     March 31,     March 31,     September 30,
                                           1997            1997          1996            1995
                                       -------------    ----------    ----------     -------------

Interest income
    As originally contracted               $ 272          $606          $1,480          $  4,522
    As recognized                           (136)         (211)            (98)           (1,033)
                                           -----          ----          ------          --------
        Reduction of interest income       $ 136          $395          $1,382          $  3,489
                                           =====          ====          ======          ========

     There were no commitments to lend additional funds to customers whose loans were classified as non-accrual as of September 30, 1997 (unaudited), March 31, 1997 and 1996, and September 30, 1995.

     At September 30, 1997 (unaudited), contractual maturities of receivables were as follows (in thousands):

                                                                                     2001 and
(Unaudited)                           1998            1999             2000         Thereafter           Total
                                   ---------        ---------       ---------       ----------         --------

Future payments receivable         $  73,357        $  45,680       $  27,830       $  15,194          $162,061
Less unearned interest                15,316           11,451           6,675           1,249            34,691
                                   ---------        ---------       ---------        --------          --------
Net contracts receivable           $  58,041        $  34,229       $  21,155        $ 13,945          $127,370
                                   =========        =========       =========        ========          ========

     At March 31, 1997, contractual maturities of receivables were as follows (in thousands):

                                                                                      2001 and
                                       1998             1999            2000         Thereafter          Total
                                     -------          -------         -------        ----------         -------

Future payments receivable           $28,541          $18,710         $11,359          $3,715           $62,325
Less unearned interest                 5,424            3,404           1,276             532            10,636
                                     -------          -------         -------          ------           -------
Net contracts receivable             $23,117          $15,306         $10,083          $3,183           $51,689
                                     =======          =======         =======          ======           =======

     In the opinion of management, a portion of the receivables at June 30, 1997 (unaudited) and March 31, 1997 will be repaid or extended either before or past the contractual maturity date. In addition, some of those receivables will be charged off before maturity. The above tabulation, therefore, is not to be regarded as a forecast of future cash collections.

     The Company's receivables are generally installment receivables having a fixed annual percentage rate ("APR"). These receivables are predominantly secured by motor vehicles, although during the fiscal year ended March 31, 1997, the Company commenced making and acquiring non-auto consumer loans that may be secured or unsecured. The obligors of the Company's receivables are domestically-based at the time the receivables are originated or purchased by the Company from a dealer, and the Company has no material amount of foreign receivables.

     Receivables will become nonaccrual status due to their contractual delinquency exceeding 60 days or due to repossession of underlying collateral. The Company also considers certain delinquent receivables that are in the contractual status of less than 60 days past due to be potential problem receivables. Uncertainty as to overall economic conditions, regional considerations, and current trends in portfolio growth cause the Company to review these receivables for potential problems.

     The Company considers Texas and Tennessee to be states with receivable concentrations, because receivables with obligors in each of these states exceed 10% of total outstanding receivables. Most of the Company's receivables are due from individuals located in large metropolitan areas of Texas and other southern and western states. To some extent, realization of the receivables will be dependent on local economic conditions. The Company holds vehicle titles as collateral for all motor vehicle receivables until such receivables are paid in full.

7.   NOTES PAYABLE AND ACCRUED INTEREST

     Notes payable at March 31, 1997 consist of the following (in thousands):

                                                                                       March 31, 1997
                                                                                      ----------------

Subordinated  note  payable to HPIL,  bearing  interest,  due  monthly,  at 14%            $ 5,000
through May 1996, 15% thereafter  through November 1997, 16% thereafter through
May 1998 and 17%  thereafter;  principal due on the earlier of (i) November 21,
2000 or (ii)  the sale by the  Company  for cash of any  equity  securities  or subordinated  debt,  in  which  event  all  principal  is  payable  if at least
$20,000,000  is  sold or a  proportionate  portion  is  payable  if  less  than
$20,000,000 is sold (see Note 5).

Note payable to banks,  bearing  interest at prime rate plus 1% (9.50% June 30,
1997 and at  March 31,  1997,  respectively),  due monthly,  requiring  monthly principal  payments equal to the positive  difference between all cash proceeds received  by SFIV  during  the  month  and the  sum of all  operating  expenses incurred  by SFIV  during the month,  with  remaining  principal  due August 2,
1997,   collateralized   by  all  assets  of  SFIV  totaling   $12,434,000  and
$14,479,000 at June 30, 1997 and March 31, 1997, respectively (see Note 4 ).                 9,596
                                                                                           -------

Total notes payable                                                                        $14,596
                                                                                           =======

     During March 1996, as a result of the confirmation of the Joint Plan (see
Note 2), $69,320,000 of debt and accrued interest was extinguished in exchange for common stock, 9%/7% convertible preferred stock, Warrants and other provisions of the Joint Plan. The extinguishment of debt resulted in a net extraordinary gain of $8,709,000. The following table shows the components of the gain (in thousands):

Total Notes and accrued interest        $  69,320
Value of exchange                         (56,367)
Administrative claims                      (2,400)
Unamortized debt offering costs            (1,844)
                                        ---------
Net gain of debt extinguishment         $   8,709
                                        =========

     Certain of the Fund Subsidiaries stopped accruing interest on the remaining unpaid principal of these notes as of their maturity. As these Fund Subsidiaries defaulted, it was management's position that the accrual of interest was not warranted since the Fund Subsidiaries did not have sufficient assets to fully retire the principal portion of their notes.

     The August 1995 bankruptcy filing of the individual Fund Subsidiaries was an event of default for each of the Fund Subsidiaries under the terms of its indenture agreement. In accordance with SOP 90-7, contractual interest obligations, which are relieved from payment as a result of the Chapter 11 proceedings, are not accrued. Therefore, no interest expense was recorded for the six months ended March 31, 1996. For the year ended September 30, 1995, contractual interest on the above obligations amounted to $12,453,000 which was $1,500,000 in excess of reported interest expense (see Note 2).

8.   LINES OF CREDIT

     In September 1996, Search Funding II, Inc. ("SFII"), a wholly-owned subsidiary of Search, entered into a revolving credit agreement (the "Line") with Hibernia National Bank ("HNB"). The Line bears interest at the prime rate plus 1% (9.50% at June 30, 1997 and March 31, 1997) and is guaranteed by Search. The Line has a maximum commitment of $25,000,000 and is limited to a percentage of eligible contracts held by SFII. The Line is secured by all SFII assets totaling $23,517,000 and $23,865,000 at June 30, 1997 and March 31, 1997 and expires on September 11, 1999. Search and SFII must comply with covenants that require the maintenance of a minimum adjusted net worth of $20,000,000 and a leverage ratio of not more than 5 to 1.

     In June 1994, SFC entered into an agreement for a line of credit with General Electric Capital Corporation ("GECC"). The line of credit initially had a maximum borrowing commitment of $20,000,000 and was limited to a percentage of eligible contracts held by SFC. The line of credit was secured by all SFC assets and was guaranteed by Search. The Joint Plan called for Search to fully satisfy its obligation to GECC. As a result, in March 1996, Search paid GECC $173,000, which included all principal and interest owing as of that date. This payment fully satisfied Search's obligation to GECC.

9.   STOCKHOLDERS' EQUITY

     12% Senior Convertible Preferred Stock. As of March 31, 1997, Search had issued 50,000 shares of its 12% senior convertible preferred stock. The 12% senior convertible preferred shares have a $.01 par value and a liquidation preference of $40.00 per share, plus accrued and unpaid dividends. The 12% senior convertible preferred shares are convertible at the option of the holder into one share of Search common stock for each share of 12% senior convertible preferred stock and entitle the holder to one vote per share. The shares carry a cumulative annual dividend of $4.80 per share, payable quarterly. Search may cause conversion of the shares to common stock or may redeem the shares at $40.00 per share, plus accrued and unpaid dividends, upon the occurrence of certain events specified in the Certificate of Designation for the 12% senior convertible preferred shares.

     9%/7% Convertible Preferred Stock. As of March 31, 1997, Search had issued, or committed to issue, in connection with the Joint Plan 1,879,000 shares of the 9%/7% convertible preferred stock. During April 1996, Search issued an additional 254,100 shares of 9%/7% convertible preferred stock in connection with the HFG transaction. It repurchased these shares in November 1996 (see Note
5). The Company issued 319,257 shares of the 9%/7% convertible preferred stock in connection with its acquisition of the assets of DACC and certain indebtedness of DACC and 271,867 shares of the 9%/7% convertible preferred stock in connection with the acquisition of assets of USLC (see Note 4).

     The 9%/7% convertible preferred shares have a $.01 par value and a liquidation preference of $28.00 per share, plus accrued and unpaid dividends. The shares carry a non-cumulative annual dividend of $2.52 per share until March 31, 1999 and $1.96 per share thereafter. The 9%/7% convertible preferred shares are currently convertible at the option of the holder into two shares of common stock for each share of 9%/7% convertible preferred stock and entitle the holder to one vote per share. Search may cause conversion of the shares to common stock upon the occurrence of certain events specified in the Certificate of Designation for the 9%/7% convertible preferred stock. Any shares not converted prior to March 15, 2003 will automatically be converted into no more than three shares of common stock based on a formula specified in the Certificate of Designation.

     Common Stock. As of March 31, 1997, 3,162,997 shares of the common stock were outstanding. In addition, at that date there were outstanding various warrants and options to purchase a total of 1,114,399 shares of common stock, Search was obligated to issue 146,381 shares of common stock pursuant to the settlement of certain litigation in April 1996 (see Note 16) and Search had committed to issue warrants and options to purchase an additional 812,500 shares of common stock, including Warrants to purchase 625,000 shares.

     Warrants. Search is authorized to issue Warrants to purchase up to 10,000,000 shares of common stock pursuant to a warrant agreement dated as of March 22, 1996, as amended. Warrants to purchase 625,000 shares are to be issued to noteholders and other unsecured claim holders under the Joint Plan (see Note
2), and Warrants to purchase 314,589 shares of common stock issued in connection with the acquisition of the assets of DACC and USLC are outstanding (see Note
4). Warrants to purchase 84,522 shares of common stock, and other warrants to purchase 375,000 shares of common stock, were repurchased from HPIL in November 1996 (see Note 5).

     The exercise price per share of the Warrants is $18.00 and increases by $2.00 on March 15 of each successive year through 2000. The Warrants will expire on March 14, 2001, at which time Search must redeem all unexercised Warrants at a redemption price of $2.00 per share. Because the Warrants must be redeemed if not exercised, they have been classified outside of permanent equity as debt at fair value. An accretion to the redemption amount of $1,879,000 will be made over the term of five years using the interest method.

     Employee Stock Options and Other Common Stock Warrants. On August 1, 1994, the Board of Directors adopted, subject to stockholder approval, the 1994 Employee Stock Option Plan (the "Plan"). The Plan was approved by Search's stockholders at their annual meeting held in May 1995. Employees of the Company and directors of subsidiaries are eligible to participate in the Plan. As of March 31, 1997, approximately 160 persons were eligible to participate. The Plan expires on July 31, 2004, although any option outstanding on such date will remain outstanding until it either has expired or has been fully exercised. The Plan is administered by the Compensation Committee of the Board. Options granted under the Plan generally are not transferable other than by will or by the laws of descent and distribution. The options usually vest over a three-year period. A total of 625,000 shares of common stock has been reserved for sale upon exercise of options granted under the Plan. As of March 31, 1997, options to acquire approximately 400,000 shares of common stock were outstanding under the Plan and 118,000 were vested as of March 31, 1997. In addition, Search had committed to issue to an executive officer of the Company options or cashless warrants, at the officer's option, for 187,500 shares of common stock upon certain financial performance or stock price targets being attained.

     The Company has issued to non-employee directors, key employees and certain consultants cashless warrants, the purposes of which are similar to those of grants of options under the Plan. These cashless warrants are immediately vested, are exercisable for 10 years, are transferable and are generally granted at not less than market value at the date of grant. As of March 31, 1997, cashless warrants to purchase 372,500 shares of common stock and other warrants (excluding the Warrants) to purchase 31,250 shares of common stock were outstanding.

     During the fiscal year ended March 31, 1997, Search issued options to employees to purchase 269,625 shares of common stock under the Plan and issued cashless warrants to purchase 198,125 shares of common stock to non-employee directors of, and consultants to, Search at average exercise price of $7.20. During the six months ended March 31, 1996, Search issued options to employees to purchase 230,000 shares of common stock under the Plan and cashless warrants to purchase 436,000 shares of common stock to non-employee directors, key employees and consultants at an average exercise price of $10.08. Certain options issued during the year ended September 30, 1995 were repriced to reflect the current market prices at that time.

     During the fiscal year ended September 30, 1995, options to acquire 113,813 shares of common stock were issued to officers and employees of the Company at average exercise price of $12.84.

     During the six months ended March 31, 1996, 4,480 warrants were exercised at an average price of $2.68 per share.

     Recent Accounting Pronouncement. The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), in October 1995 to establish accounting and reporting standards for stock-based employee compensation plans such as stock option and restricted stock plans. SFAS 123 defines a fair value-based method of accounting for compensation expense for stock-based plans and encourages all entities to adopt that method of accounting.

     Entities electing to remain with the accounting treatment outlined in APB Opinion No. 25, "Accounting for Stock Issued to Employees," are required to make pro forma disclosures of net income and net income per share as if the fair value based method had been adopted. The Company accounts for its stock-based compensation under APB Opinion No. 25 under which no compensation cost has been recognized. Had compensation costs for stock-based compensation been determined consistent with SFAS No. 123, the Company's net loss and loss per common share would have been adjusted to the following pro forma amounts for options and warrants issued during the periods shown below (in thousands, except per share data):

                                                                          Six Months Ended         Fiscal Year Ended
                                                                           March 31, 1996            March 31,1997
                                                                          ----------------         -----------------

Net loss attributable to common stockholders:
  As reported                                                                   $2,998                  $4,871
  Pro forma                                                                      3,418                   5,633
Net loss per share
  As reported                                                                    2.29                     1.45
  Pro forma                                                                      2.62                     1.67

     The fair value of each option and warrant grant is estimated on the date of grant using an option pricing model with the following weighted average assumptions used for grants in fiscal 1996 and 1997: risk-free investment rate of 6.22 in 1996 and 6.37 in 1997, no expected dividends, expected life of ten years, and expected volatility of 53% in both years.


10.  STOCK CANCELLATION AND STOCK REPURCHASE AGREEMENT

     In May 1995, Search purchased from one of its directors 62,500 shares of Search's common stock for $18 per share, market value on that date. Simultaneously with the purchase, the director resigned from the Board. Search was also given an irrevocable proxy expiring in May 1997 to vote 101,515 shares of common stock held by a trust formed by the former director. These shares held by the trust and an additional 13,902 shares held by an individual retirement account of the former director were subject to a "put" to the Company in May 1997 for $18 per share, the market value at the date of the agreement. These shares are shown on the balance sheet outside of permanent equity at the redemption price. If these redeemable shares were excluded from net loss per share, the fiscal 1997, 1996 and 1995 loss per share would be $(1.49), $(2.48) and $(19.76), respectively. In May 1997, the Company repurchased all of the shares held by the trust and the director's retirement account for a total cash price of $2,078,000.

11.  RELATED PARTY TRANSACTIONS

     In April 1997, the Company commenced a private offering to accredited investors of up to $35 million of subordinated notes with warrants to purchase shares of common stock. Inter-Atlantic Securities Corp. ("Inter-Atlantic") is one of the placement agents for the offering. A director of Search is a senior partner of Inter-Atlantic. The Company has paid Inter-Atlantic a marketing fee of $60,000, and has and will continue to reimburse it for expenses it incurs, in connection with the offering. Pursuant to its agreement with Inter-Atlantic, if the offering is consummated, the Company will pay Inter-Atlantic a placement fee equal to 3% of the principal amount of subordinated notes sold. One-half of the fee will be paid in cash and one-half will be paid in subordinated notes with warrants.

     The Company also engaged Inter-Atlantic to act as its exclusive agent for raising senior debt in the form of warehousing lines of credit from securities firms during the fiscal year ended March 31, 1997. For such services, the Company has agreed to pay Inter-Atlantic a fee equal to .375% of the principal amount of such senior debt from firms contacted by Inter-Atlantic on the Company's behalf.

     In May 1996, the Company retained Alex. Brown & Sons, Incorporated ("Alex. Brown") to act as the Company's financial adviser for an initial term of one year. The agreement renews from year-to-year thereafter and provides for an annual retainer which is credited against compensation with respect to particular transactions. A director of Search is a Managing Director of Alex. Brown. The Company paid $288,000 to Alex. Brown in 1996.

     Alex. Brown has served as financial advisor to the Company in connection with the Company's proposed acquisition of MS Financial, Inc. The Company has agreed to pay Alex. Brown a fee of $175,000 upon consummation of such acquisition, and to pay Alex. Brown a fee of $50,000 for rendering its opinion regarding the fairness of the acquisition to the Company from a financial point of view. Alex. Brown also conducted a valuation of the securities issued by the Company in its acquisition of certain assets and liabilities of DACC. The Company agreed to pay Alex. Brown a $75,000 fee for this valuation analysis.

     In July 1996, the Company implemented a loan program for its directors and senior executive officers to finance the purchase of shares of common stock and 9%/7% convertible preferred stock in open market transactions. The loans are evidenced by promissory notes from the borrowers, bear interest at the prime rate, payable quarterly, and mature three years from the date made. The shares of stock purchased with the proceeds of the loans are pledged to the Company as security for the loans. The aggregate amount of these loans outstanding at March 31, 1997 was $1,212,255.

     Consulting fees of approximately $24,000 were paid to a former director for work relating to potential receivables portfolio purchases in fiscal 1997.

     Brean Murray & Co., Inc. ("BMCI") received a $200,000 success fee from Search on March 25, 1996, subsequent to confirmation of the Joint Plan. The Chairman of BMCI is a director of Search.

     Additional related party transactions are described in Notes 9 and 10.

12.  INCOME TAXES

     The Company does not have a provision for income tax expense for the year ended March 31, 1997 as its income is completely offset by the utilization of its net operating loss carry-forwards.

     The Company files a consolidated income tax return. The components of the Company's net deferred tax asset as of March 31, 1997 are as follows (in thousands):

                                      March 31,     March 31,
                                        1997          1996
                                      ---------     ---------

Deferred tax asset:
Allowance for credit losses &
  inventory reserve                   $  1,711      $  1,260
Net operating loss carry-forwards       18,394        13,000
Other tax credit carry-forwards             90            90
Accrued settlement costs                    --           170
Valuation allowance                    (20,195)      (14,520)
                                      --------      --------
  Total deferred tax asset            $     --      $     --
                                      ========      ========

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon the level of taxable losses in the current and prior years and uncertainties for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not that the Company will not realize the benefits of these deductible differences and has fully offset the net deferred tax asset with a valuation allowance. Future changes in the valuation allowance will be recorded as a component of net income or loss on the statement of operations.

     At March 31, 1997, the Company had a net operating loss carryforward for Federal income tax purposes of approximately $54,100,000 which will expire, if unused, in the following years (in thousands):

                Years of Expiration                  Amount
                -------------------                  ------

                      2009                          $27,200
                      2010                           16,320
                      2011                            4,060
                      2012                            6,520
                                                    -------
                     Total                          $54,100
                                                    =======

     The debt-to-equity conversion effected pursuant to the Joint Plan resulted in approximately $8,709,000 of debt discharge income in 1996. Additionally, this debt-to-equity conversion resulted in an ownership change as defined under
Section 382 of the Internal Revenue Code. This has resulted in a limitation on the utilization of the net operating losses incurred prior to March 31, 1996 of approximately $3,000,000 per year.

13.  COMMITMENTS

The Company commenced operation of six new leased consumer loan facilities during fiscal 1997 in Dallas, Texas, Baton Rouge, Louisiana, Atlanta, Georgia, Carolina, Puerto Rico, Bayamon, Puerto Rico, and Oklahoma City, Oklahoma. The leases on these facilities expire through 2002.

     In May 1997, the Company signed a 58-month lease for its new office headquarters located in Dallas, Texas. In April 1996, the Company signed a 60-month lease for approximately 6,000 square feet of space in Dallas, Texas to serve as the Company's collection center.

     Total operating lease commitments of the Company are as follows (in thousands):

                                           Year Ending March 31,
                          ------------------------------------------------------
                            1998     1999      2000    2001     2002  Thereafter
                          -------- -------- -------- -------  ------- ----------

Office leases               $826     $839     $833     $803     $781     $563
Office equipment leases      139       77        9       --       --       --
                           -----    -----    -----    -----    -----    -----
Total operating leases      $965     $916     $842     $803     $781     $563
                           =====    =====    =====    =====    =====    =====

     In addition to the operating leases, the Company has one capitalized lease with payments of $81,000 per year through 1998 and $67,000 in 1999.

14.  CHANGE IN FISCAL YEAR

     In 1996, the Company changed its fiscal year end to March 31. The following table reflects the unaudited comparable period of fiscal 1995 (in thousands except share data):

                                                             Six months ended
                                                              March 31, 1995
                                                               ------------
Interest revenue                                                $  8,694
Interest expense                                                   6,437
                                                                --------
Net interest income                                                2,257
Provision for credit losses                                        5,337
                                                                --------
Net interest loss after provision for credit losses                3,080
Operating expenses                                                 7,221
                                                                --------
Net loss                                                          10,301
Preferred stock dividends                                            120
                                                                --------
Net loss attributable to common shareholders                    $ 10,421
                                                                ========
Net loss per common share                                       $   8.96
                                                                ========
Weighted average number of common shares                           1,162
                                                                ========

     The adjustments to the March 31, 1995 interim financial statement consist of only normal recurring adjustments.

15.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments," requires that the Company disclose estimated fair values for its financial instruments. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions significantly affect the estimates and, as such, the derived fair value may not be indicative of the value negotiated in an actual sale and may not be comparable to that reported by other companies.

     In addition, the fair value estimates are based on existing financial instruments without attempting to estimate the value of anticipated business and the value of assets and liabilities that are not considered financial instruments. In addition, the tax ramifications related to the realization of unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates. Fair value estimates for significant financial instruments are set forth below (in thousands):

                                                               Carrying            Estimated
                                                                 value            fair value
                                                               --------           ----------

March 31, 1997
  Net contracts receivable                                     $51,689             $49,621
                                                               =======             =======

March 31, 1996
  Net contracts receivable                                     $30,651             $26,360
                                                               =======             =======

16.  SETTLEMENT OF O'SHEA CLASS ACTION LAWSUIT

     On July 7, 1994, a class action civil lawsuit was filed against Search, certain of its officers and directors, one of its former accounting firms and the lead underwriter and one of its principals involved in the issuance of Search's common stock. This action was filed in the United States District Court for the Northern District of Texas, Dallas Division, and was styled Ellen O'Shea, et al v. Search Capital Group, Inc., et al. In July 1994, similar actions styled John R. Boyd, Jr., et al. v. Search Capital Group, Inc., et al, and Gary Odom v. Search Capital Group, Inc., et al, were also filed. The above cases were consolidated in September 1994 (the "O'Shea Class Action Suit").

     The O'Shea Class Action Suit was filed on behalf of all purchasers of Search's common stock during the period beginning December 10, 1993 and ending through July 5, 1994, which was the date that Search made a public announcement regarding lower earnings. The O'Shea Class Action Suit contended that Search made misstatements in its registration statements concerning the Company's computerized system, accounting methodologies used by the Company, collectibility of its receivables and repossession rates of autos that secured its receivables. The plaintiffs also complained of allegedly false public filings, press releases and reports issued during 1994. The plaintiffs sought damages, rescission, punitive damages, pre-judgment interest, fees, costs, equitable relief and or injunctive relief and such other relief as the court deemed just and proper.

     In April 1996, the court entered a Final Judgment and Order of Dismissal approving a settlement (the "Settlement") entered into between Search and counsel for the plaintiffs. The Settlement provided for a cash payment by Search of $287,000 and the issuance by Search of its common stock with a value of $2,613,000. As a result of the Settlement, Search issued 84,619 shares of its common stock and is committed to issue an additional 146,381 shares of its common stock.

17.  LEGAL PROCEEDINGS

     The Company and ACAC are defendants in a pending civil action filed in the 153rd Judicial District Court, Tarrant County, Texas, styled Autostar Solutions, Inc. v. Tim Clothier and Automobile Credit Acceptance Corp., Cause No. 153-144940. The plaintiff in this action alleges the existence of a partnership between the plaintiff and another defendant and seeks damages, actual and exemplary, and an injunction for alleged conversion and misappropriation of certain property, including computer programs, allegedly owned by the plaintiff. In the petition, the plaintiff alleges that ACAC wrongfully assisted its co-defendant and tortiously interfered with the plaintiff's contracts and business and has claimed, as actual damages, $680,000. The Company believes that these allegations are without merit and intends to vigorously defend itself at trial, which is now scheduled in July 1997. No opinion can be given as to the final outcome of this lawsuit.

     The Company and certain of its former officers and directors are defendants in a case styled Janice and Warren Bowe, et. al. vs. Search Capital Group, Inc., et. al., Cause No. 1:95CV 649GR, filed in the Federal District Court for the Southern District of Mississippi. The plaintiffs, who are former holders of notes issued by three of the Fund Subsidiaries, allege violations of the securities laws by the defendants and seeks unspecified damages, rescission, punitive damages and other relief. The plaintiffs also seek establishment of a class of plaintiffs consisting of all persons who purchased notes issued by the three Fund Subsidiaries. Although no assurances can be given, the Company believes it has meritorious defenses to this action and will defend itself vigorously. The Company has been party to certain settlement negotiations with discussions of amounts payable by the Company ranging from reimbursements of expenses to $1,700,000 in cash and stock. However, as of May 23, 1997, negotiations have been suspended with no scheduled resumption. While the ultimate outcome of this litigation cannot be determined, management has established a reserve of $500,000 for expenses and losses from this litigation.

     There are presently no other legal proceedings, threatened or pending, relating to the Company which would, in the opinion of management, have a material impact on earnings or the financial condition of the Company.

18.  MERGER AGREEMENT

     Search has entered into an Agreement and Plan of Merger dated as of February 7, 1997 (the "Merger Agreement") with MS Financial, Inc. ("MS") pursuant to which a wholly-owned subsidiary of Search will merge into MS (the "Merger"), resulting in MS becoming a wholly-owned subsidiary of Search. Pursuant to the Merger, each outstanding share of common stock of MS will be converted at the effective time of the Merger into the right to receive a fraction (the "Exchange Ratio") of a share of Search common stock determined by reference to the average price per share of the Search common stock for the 10-day trading period ending on the fifth business day prior to the special meeting of stockholders of MS at which the Merger Agreement will be considered for adoption (the "Average Trading Price"). The Exchange Ratio will equal $2.00 (the "Per Share Amount") divided by the Average Trading Price, subject to a maximum of .46 and a minimum of .34. The Per Share Amount and the maximum and minimum Exchange Ratios are subject to downward adjustment in certain circumstances.

     The Merger is subject to customary conditions, including stockholder approval and the finalization of acceptable arrangements with MS' lenders. Approval of the Merger by MS' stockholders requires the affirmative vote of a majority of the outstanding shares of common stock of MS. Pursuant to a Stockholders Agreement dated as of February 7, 1997, MS' principal stockholders, which together own approximately 77% of MS' outstanding common stock, have agreed to vote their shares in favor of the Merger.

     If the Merger Agreement is terminated under certain conditions, MS may be obligated to pay the Company a fee of $700,000. Further, the Merger Agreement calls for a monthly fee of $100,000 payable by MS to the Company for operational assistance to MS between February 7, 1997 and the consummation of the Merger. Such operational assistance fee is to be applied against the termination fee described above, if applicable. If the Merger Agreement is terminated under other conditions, Search may be obligated to pay MS a fee of $250,000. For the year ended December 31, 1996, MS reported interest income of $14,909,000, a net loss of $22,014,000 and a net loss per share of $2.11.

19.  SUBSEQUENT EVENTS

     In April 1997, the Company commenced a private offering to accredited investors of up to $35 million of seven-year senior subordinated notes with warrants to purchase shares of Search's common stock. Additionally, the Company has signed a letter of intent to obtain a $100,000,000 warehouse line of credit with an investment banking firm. In addition to the $100,000,000 warehouse line of credit, the Company is also negotiating a $4,000,000 short-term line of credit with the same investment banking firm.

20.  NON CASH ACTIVITIES

     During the 12 months ended March 31, 1997, the Company issued a $5,000,000 note payable in connection with the purchase of stock from HFG. Additionally, the Company had an increase in the valuation adjustment for inventory of $855,000, a decrease of $1,238,000 and an increase of $1,809,000 for the year ended March 31, 1997, six months ended March 31, 1996 and the year ended September 30, 1995, respectively. On April 2, 1996, HFG converted $2,283,000 in loans into 312,500 shares of common stock. During the year ended March 31, 1997, the Company acquired substantially all of the assets of DACC and USLC in stock transactions, for which the Company received cash, receivables, fixed assets and assumed certain liabilities (Note 4). Additionally, Alex. Brown converted fees owed for investment banking services into common stock during the year ended March 31, 1997.

                          Independent Auditors' Report


The Board of Directors and Stockholders
MS Financial, Inc.:

We have audited the accompanying consolidated balance sheets of MS Financial, Inc. and subsidiary as of December 31, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MS Financial, Inc. and subsidiary at December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 2 to the consolidated financial statements, the Company experienced in 1996 material increases in delinquencies and losses on owned and serviced installment contracts, a substantial net loss, and reduced availability of financing.
These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in note 2. The accompanying consolidated financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.



                                                      /s/ KPMG Peat Marwick LLP

Jackson, Mississippi                                  KPMG Peat Marwick LLP
February 24, 1997, except for the
   last paragraph of note 3 which
   is as of June 25, 1997

                       MS FINANCIAL, INC. AND SUBSIDIARY

                          Consolidated Balance Sheets

                   December 31, 1995 and 1996 (Audited) and
                          March 31, 1997 (Unaudited)
                       (in thousands, except share data)


                                     Assets
                                     ------

                                                                                        December 31,
                                                                                     ------------------     March 31,
                                                                                     1995          1996        1997
                                                                                     ----          ----    -----------
                                                                                                            (unaudited)
Cash and cash equivalents                                                         $     888       1,454        4,296
Installment contracts                                                                22,398      86,972       72,803
Amounts due under securitizations                                                    19,720       9,784        7,580
                                                                                  ---------   ---------    ---------
                                                                                     42,118      96,756       80,383
Allowance for possible losses                                                        (1,602)    (10,062)      (6,364)
                                                                                  ---------   ---------    ---------
                   Installment contracts and amounts due
                       under securitizations, net                                    40,516      86,694       74,019
                                                                                  ---------   ---------    ---------
Property and equipment, net                                                           1,211       1,561        1,497
Repossessed automobiles, net of valuation allowance of $2,800 in 1996                 1,388       2,933        3,048
    and $2,500 (unaudited) in 1997
Installment contract origination program acquisition cost,
    net of accumulated amortization of $537 in 1995                                     346          --           --
Income taxes receivable                                                                 223       6,234        5,636
Deferred income taxes                                                                 1,022          --           --
Other assets                                                                          4,124       2,559        2,519
                                                                                  ---------   ---------    ---------

                   Total assets                                                   $  49,718     101,435       91,015
                                                                                  =========   =========    =========

                      Liabilities and Stockholders' Equity
                      ------------------------------------
Liabilities:
    Notes payable                                                                 $      --       75,813       71,442
    Collections due investors                                                             5           27           --
    Dealer reserve and holdback accounts                                                290          222          171
    Unearned commissions                                                              1,695          987          469
    Accounts payable and accrued expenses                                             2,744        2,632        1,770
                                                                                  ---------    ---------    ---------
                   Total liabilities                                                  4,734       79,681       73,852
                                                                                  ---------    ---------    ---------
Stockholders' equity:
    Preferred stock, par value $.001 per share, 5,000,000
       shares authorized, none outstanding                                               --           --           --
    Common stock, par value $.001 per share, 50,000,000 shares
       authorized, 10,800,000 shares issued and outstanding                              11           11           11
    Additional paid-in capital                                                       27,660       27,660       27,660
    Unrealized gain on securities available for sale                                     --           --          450
    Retained earnings (accumulated deficit)                                          18,373       (3,641)      (8,683)
                                                                                  ---------    ---------    ---------
                                                                                     46,044       24,030       19,438
    Treasury stock, 174,000, 371,610 and 370,074 (unaudited)                         (1,060)      (2,276)      (2,275)
       shares of common, at cost
                                                                                  ---------    ---------    ---------
                   Total stockholders' equity                                        44,984       21,754       17,163
                                                                                  ---------    ---------    ---------
Commitments and contingencies
                                                                                  $  49,718      101,435       91,015
                                                                                  =========    =========    =========

          See accompanying notes to consolidated financial statements.

                       MS FINANCIAL, INC. AND SUBSIDIARY
                     Consolidated Statements of Operations
          Years ended December 31, 1994, 1995 and 1996 (Audited) and
        Three-Month Periods ended March 31, 1996 and 1997 (Unaudited)
                     (in thousands, except per share data)


                                                                                                                 Three-month
                                                                                                                periods ended
                                                                          Years ended December 31,                March 31,
                                                                        -----------------------------         ----------------
                                                                        1994         1995        1996         1996        1997
                                                                        ----         ----        ----         ----        ----
                                                                                                                 (unaudited)
Interest and fee income on installment contracts
    and securitizations                                               $ 10,008      12,449      14,909        1,645       4,440
Other interest income                                                        4         100          70           18          13
Interest expense                                                        (2,441)     (3,587)     (5,371)        (373)     (2,208)
                                                                      --------    --------    --------     --------    --------
                   Net interest income before loss provisions            7,571       8,962       9,608        1,290       2,245
Provision for possible losses on installment contracts                     685         826      20,103          250       4,342
Provision for impairment of amounts due under securitizations               --          --       3,000           --          --
Provision for possible losses on repossessed automobiles                    --          --       2,800           --          --
                                                                      --------    --------    --------     --------    --------
                   Net interest income (loss) after loss provisions      6,886       8,136     (16,295)       1,040      (2,097)
                                                                      --------    --------    --------     --------    --------
Other income:
    Insurance commissions                                                1,456       1,823       1,329          361          81
    Gains on securitizations                                             2,492       7,072          --           --          --
    Service fee income                                                   1,235       1,951       2,668          864         371
    Experience refund on insurance policy                                  900          --          --           --          --
    Other income                                                           627         760         753          257          22
                                                                      --------    --------    --------     --------    --------
                   Total other income                                    6,710      11,606       4,750        1,482         474
                                                                      --------    --------    --------     --------    --------
Operating expenses:
    Salaries and employee benefits                                       3,398       5,046       6,942        1,598       1,447
    Loss on sale of installment contracts                                   --          --          81           --          39
    Legal, professional and accounting fees                                478         660       2,171          343         864
    Office supplies and telephone expense                                  887       1,053       1,630          336         318
    Rent and other office occupancy expense                                510         684         936          197         241
    Direct loan servicing expenses                                         301         562         624          171         159
    Travel and entertainment expense                                       499         649         770          188          93
    Advertising and other promotional expenses                             131          97         293           58          21
    Other operating expenses                                               385         589       1,657          207         237
                                                                      --------    --------    --------     --------    --------
                   Total operating expenses                              6,589       9,340      15,104        3,098       3,419
                                                                      --------    --------    --------     --------    --------
Income (loss) before income taxes                                        7,007      10,402     (26,649)        (576)     (5,042)
Income tax expense (benefit)                                             2,622       3,901      (4,635)        (216)         --
                                                                      --------    --------    --------     --------    --------
                   Net income (loss)                                  $  4,385       6,501     (22,014)        (360)     (5,042)
                                                                      ========    ========    ========     ========    ========
Net income (loss) per share                                           $    .47         .65       (2.11)        (.03)       (.48)
                                                                      ========    ========    ========     ========    ========
Average shares and common equivalent shares outstanding                  9,332       9,932      10,433       10,452      10,430
                                                                      ========    ========    ========     ========    ========

          See accompanying notes to consolidated financial statements.

                       MS FINANCIAL, INC. AND SUBSIDIARY

                Consolidated Statements of Stockholders' Equity

                  Years ended December 31, 1994, 1995 and 1996 (Audited) and Three-Month Period ended March 31, 1997 (Unaudited)
                       (in thousands, except share data)



                                                                    Unrealized
                                                                    gain (loss)        Retained
                                                      Additional   on securities       earnings
                                            Common     paid-in       available        (accumulated   Treasury
                                            stock      capital       for sale           deficit)      stock        Total
                                           -------     -------     -------------       -------      -------      -------

Balance, December 31, 1993                 $     9       6,222          --               7,487           --       13,718

Net income                                      --          --          --               4,385           --        4,385
                                           -------     -------       -----             -------      -------      -------

Balance, December 31, 1994                       9       6,222          --              11,872           --       18,103

Proceeds of initial public offering of
    2,000,000 shares of common
    stock, net of offering costs of
    $877                                         2      21,438          --                  --           --       21,440

Purchase of 174,000 shares of
    common stock                                --          --          --                  --       (1,060)      (1,060)

Net income                                      --          --          --               6,501           --        6,501
                                           -------     -------       -----             -------      -------      -------

Balance, December 31, 1995                      11      27,660          --              18,373       (1,060)      44,984

Purchase of 200,000 shares of
    common stock                                --          --          --                  --       (1,225)      (1,225)

Proceeds from sale of 2,390 shares
    of treasury stock under Stock
    Purchase Plan                               --          --          --                  --            9            9

Net loss                                        --          --          --             (22,014)          --      (22,014)
                                           -------     -------       -----             -------      -------      -------

Balance, December 31, 1996                      11      27,660          --              (3,641)      (2,276)      21,754

Proceeds from sale of 1,536 shares
    of treasury stock under Stock
    Purchase Plan                               --         --           --                  --            1            1

Recognition of unrealized loss on
    securities available for sale at
    adoption of SFAS No. 125                    --         --         (347)                 --          --          (347)

Unrealized gain on securities
    available for sale                          --         --          797                  --          --           797

Net loss                                        --         --           --              (5,042)         --        (5,042)
                                           -------     -------       -----             -------      -------      -------
Balance, March 31, 1997 (unaudited)        $    11      27,660         450              (8,683)      (2,275)      17,163
                                           =======     =======       =====             =======      =======      =======


          See accompanying notes to consolidated financial statements.

                       MS FINANCIAL, INC. AND SUBSIDIARY

                     Consolidated Statements of Cash Flows

                  Years ended December 31, 1994, 1995 and 1996 (Audited) and Three-Month Periods ended March 31, 1996 and 1997 (Unaudited)
                                (in thousands)


                                                                                                               Three-month
                                                                                                              periods ended
                                                                               Years ended December 31,         March 31,
                                                                           ---------------------------        ------------
                                                                           1994       1995        1996        1996    1997
                                                                           ----       ----        ----        ----    ----
                                                                                                               (unaudited)
Cash flows from operating activities:
    Net income (loss)                                                   $  4,385      6,501     (22,014)     (360)    (5,042)
    Adjustments to reconcile net income (loss) to net
       cash provided by (used in) operating activities:
           Provision for possible losses on installment contracts            685        826      20,103       250      4,342
           Provision for impairment of amounts due
              under securitizations                                           --         --       3,000        --         --
           Provision for possible losses on repossessed automobiles           --         --       2,800        --         --
           Provision for deferred income taxes                                70        186       1,022        --         --
           Depreciation and amortization                                     241        321         723        98        105
           Gains on securitizations                                       (2,492)    (7,072)         --        --         --
           Loss on sale of installment contracts                              --         --          81        --         39
           Changes in operating assets and liabilities, net               (1,662)       504      (1,070)      849       (986)
                                                                        --------   --------    --------  --------   --------
                   Net cash provided by (used in) operating activities     1,227      1,266       4,645       837     (1,542)
                                                                        --------   --------    --------  --------   --------
Cash flows from investing activities:
    Installment contracts originated                                     (63,855)   (83,077)   (109,796)  (31,663)    (1,577)
    Installment contracts repaid, including repossession
       proceeds                                                           10,181     16,711      15,595     1,342     10,437
    Proceeds from securitizations                                         33,248     81,560          --        --         --
    Proceeds from sale of installment contracts                               --         --      14,427        --        728
    Repayment of amounts due under securitizations                         2,205      2,425       1,681       180         --
    Investment in MS Auto Credit, Inc.                                      (500)        --          --        --         --
    Repurchase of installment contracts sold in
       1992 and 1993 securitizations                                      (4,349)        --          --        --       (794)
    Surety premiums paid under securitizations                              (273)      (248)       (356)       --         --
    Capital expenditures                                                    (720)      (693)       (727)     (195)       (40)
    Proceeds from sale of investment in MS Auto Credit, Inc.                  --         --         500        --         --
                                                                        --------   --------    --------  --------   --------
                   Net cash provided by (used in)
                       investing activities                              (24,063)    16,678     (78,676)  (30,336)     8,754
                                                                        --------   --------     --------  --------   --------





                                                                     (Continued)
                                     F-28

                       MS FINANCIAL, INC. AND SUBSIDIARY

                     Consolidated Statements of Cash Flows

                                 (in thousands)




                                                                                                           Three-month
                                                                                                          periods ended
                                                                       Years ended December 31,             March 31,
                                                                     ----------------------------        ----------------
                                                                     1994        1995        1996        1996        1997
                                                                     ----        ----        ----        ----        ----
                                                                                                            (unaudited)
Cash flows from financing activities:
    Net proceeds from issuance of common stock                         --      21,440          --          --          --
    Proceeds from notes payable                                    50,750      56,050      93,100      26,500          --
    Repayments of notes payable                                   (29,753)    (92,093)    (17,287)         --      (4,371)
    Purchase of treasury stock                                         --      (1,060)     (1,225)     (1,225)         --
    Proceeds from sale of treasury stock                               --          --           9          --           1
    Net change in pending advances under notes payable              1,903      (1,903)         --       3,462          --
                                                                 --------    --------    --------    --------    --------
                   Net cash provided by (used in)
                       financing activities                        22,900     (17,566)     74,597      28,737      (4,370)
                                                                 --------    --------    --------    --------    --------
                   Net increase (decrease) in cash and cash
                       equivalents                                     64         378         566        (762)      2,842

Cash and cash equivalents, beginning of period                        446         510         888         888       1,454
                                                                 --------    --------    --------    --------    --------

Cash and cash equivalents, end of period                         $    510         888       1,454         126       4,296
                                                                 ========    ========    ========    ========    ========

Supplemental disclosures of cash flow information:
    Cash paid during the period for:
       Interest                                                  $  1,653       3,649       3,558         114       2,115
                                                                 ========    ========    ========    ========    ========

       Income taxes                                              $  3,818       4,077         266         137          89
                                                                 ========    ========    ========    ========    ========

    Noncash investing activity:
       Repossession of automobiles                               $  6,367      17,272      37,989       7,862      11,742
                                                                 ========    ========    ========     ========    ========





          See accompanying notes to consolidated financial statements.

                       MS FINANCIAL, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                  December 31, 1994, 1995 and 1996 (Audited)

                   and March 31, 1996 and 1997 (Unaudited)


(1)   Summary of Significant Accounting Policies

      (a)   Principles of Consolidation and Business

            The consolidated financial statements include the accounts of MS
               Financial, Inc. (the Company) and its wholly-owned subsidiary, MS Auto Receivables Company (MARCO). All significant intercompany accounts have been eliminated in consolidation.

            The Company's principal business activity is to purchase, resell to investors and service retail automobile sales contracts.
               Several of the dealers from whom the Company purchases such retail sales contracts are affiliates of stockholders of MS Diversified Corporation (MS Diversified). Retail sales contracts are purchased from dealers located principally in the Southeast, Southwest and Midwest regions of the United States.

      (b)   Unaudited Interim Financial Statements

            The unaudited interim financial statements have been prepared in conformity with generally accepted accounting principles and include all adjustments which are, in the opinion of management, necessary to a fair presentation of the results for the interim period presented. All such adjustments are, in the opinion of management, of a normal recurring nature and those necessary for the adoption of new accounting pronouncements. Results for the three-months ended March 31, 1997 are not necessarily indicative of results to be expected for the full year.

      (c)   Income Recognition

            Interest income from installment contracts is recognized using the interest method adjusted for estimated prepayments of the installment contracts. Prepayments are estimated based on historical performance of the Company's loan portfolio. Accrual of interest income does not cease for delinquent installment contracts because any amounts are immaterial to the financial statements due to the short delinquency period allowed before repossession of the underlying collateral or charge-off of the installment contract balance. At December 31, 1996, the Company had charged-off all installment contracts, including delinquent interest, that were at least 150 days delinquent.


                                                                   (Continued)

                       MS FINANCIAL, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


            Interest income from securitizations is recognized using the interest method based on actual and expected cash flows and the estimated rate of return on the recorded investment. For each securitization, the Company periodically evaluates amounts due under securitizations for impairment based on expected discounted cash flows, as revised for actual cash flows through the evaluation date. As a result of such analyses, the Company recognized a $3.0 million impairment in 1996 on amounts due under its 1995 securitization.

            Insurance commissions are recognized as income using methods which approximate the method indicated:

                  Credit life insurance - interest method
                  Accident and health insurance - relation to anticipated claims Warranty extension insurance - straight-line

            Installment contract extension fees are recognized when collected.
               During 1995, the Company began deferring collection of extension fees from certain borrowers and adding those fees to the installment contract balance. Such deferred extension fees are recorded as deferred income and are recognized when collected after the full repayment of the installment contract.

            Deferrable costs on the origination of installment contracts are not material and are expensed when incurred. Servicing fee income is recognized when earned.

      (d)   Securitization Transactions

            Sales of installment contracts under securitization transactions are recognized under the provisions of Statement of Financial Accounting Standards (SFAS) No. 77, "Reporting by Transferors for Transfers of Receivables with Recourse." Gains on securitization transactions are calculated based on the difference between the sales price and the allocated basis of the installment contracts sold. The investment in installment contracts is allocated between the portion sold and the portion retained based on the relative fair values of the portion sold and the portion retained on the date of sale. In estimating fair values, the Company considers prepayment and default risks and discounts estimated cash flows at interest rates that are commensurate with the risks involved and consistent with rates a non-affiliated purchaser may require. All anticipated costs, including estimated recourse obligations, associated with the securitizations are offset against the gain recognized.



                                       F-31                          (Continued)

                      MS FINANCIAL, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements


       (e)  Allowance for Possible Losses on Installment Contracts

            The allowance for possible losses is intended to cover losses on owned installment contracts, as well as securitized installment contracts. Losses on securitized installment contracts are limited to amounts recorded as investment in the subordinated trust certificates and amounts due under securitizations. Provisions for possible losses on installment contracts are charged to income in amounts sufficient to absorb any repossession expenses, delinquent interest and unpaid installment contracts balances in excess of the insurance provided by MS Casualty Insurance Company (MS Casualty - see note 8). Credit loss experience, contractual delinquency of installment contracts, the value of underlying collateral, repossession loss insurance and other factors are considered by management in assessing the adequacy of the allowance for possible losses on installment contracts.

       (f)  Property and Equipment and Repossessed Automobiles

            Property and equipment are stated at cost, less accumulated depreciation. Depreciation is provided for furniture and fixtures using the straight-line method over the estimated useful lives of the related assets which range from five to six years. Leasehold improvements are depreciated using the straight-line method over the lives of the leases which range from seven to eight years.

            Repossessed automobiles are carried at the lower of cost (unpaid installment contract balance) or fair value, less the costs of disposition. In determining fair value, management considers the estimated selling price of the automobile, repossession loss insurance proceeds from MS Casualty and rebates on credit life insurance, other insurance and extended warranties. At December 31, 1996, management provided an allowance for possible losses on repossessed automobiles of $2.8 million. A valuation allowance was not previously considered necessary because of expected reimbursements under the Company's insurance arrangement with MS Casualty (see note 8) and the relatively lower levels of repossessed automobiles in prior periods.

      (g)   Installment Contract Origination Program Acquisition Cost

            The cost of acquiring the installment contract origination program was being amortized on a straight-line basis over ten years. During 1996, the remaining carrying value of this intangible asset ($257 thousand) was expensed because of the uncertainties associated with its value as a result of the Company's substantial 1996 net loss.

                                      F-32                           (Continued)

                       MS FINANCIAL, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

      (h)   Income Taxes

            Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

            Prior to December 1993, the results of the Company's operations
               (including its predecessor) were included in MS Diversified's consolidated income tax returns and income taxes were allocated to and provided for by the Company (including its predecessor) as if it filed separate income tax returns. MS Diversified has agreed to hold the Company harmless from any deficiency if any tax return filed by the Company, or any tax return filed by MS Diversified on behalf of the Company, for any period prior to December 1993 was not true and correct in all material respects in accordance with all applicable tax laws then in effect.

     (i)    Cash Equivalents

            The Company considers highly liquid investments with original maturities of three months or less to be cash equivalents.

     (j)    Net Income (Loss) Per Share

            Net income (loss) per share is computed by dividing net income
               (loss) for the period by the weighted average number of common shares outstanding plus common stock equivalent shares issuable upon exercise of stock options. Stock options issued prior to the Company's initial public offering of stock are treated as outstanding for all periods presented.

     (k)    Use of Estimates

            The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                                                     (Continued)
                                      F-33

                       MS FINANCIAL, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


            Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for possible losses on installment contracts, the carrying value of amounts due under securitizations and the valuation of repossessed automobiles. The Company believes that the allowance for possible losses on installment contracts is adequate. While the Company uses available information to recognize losses on installment contracts, future adjustments to the allowance may be necessary based on changes in economic conditions. The Company also believes that discounted cash flows will be adequate to recover the Company's carrying value of amounts due under securitizations and the carrying value of repossessed automobiles. It is reasonably possible that the expectations associated with these estimates could change in the near term (i.e., within one year) and that the effect of any such changes could be material to the consolidated financial statements.


      (l)   Reclassifications

            Certain prior period amounts have been reclassified to conform with the 1996 presentation.

      (m)   Recent Accounting Pronouncements

            In June 1996, the Financial Accounting Standards Board issued
               Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (SFAS No. 125). SFAS No. 125 requires that an entity recognize the financial and servicing assets it controls and the liabilities it has incurred and derecognize financial assets when control has been surrendered and derecognize liabilities when extinguished. Standards are provided by this statement for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. This statement is generally effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996 and is to be applied prospectively. The Company plans to adopt SFAS No. 125 in its 1997 consolidated financial statements.

            Management of the Company believes that SFAS No. 125 will have a material impact on its future financial statements, particularly in those periods when the Company completes a securitization transaction (see note 5). SFAS No. 125 will modify the Company's gain on securitization calculation, principally by allowing the Company


                                                                     (Continued)

                       MS FINANCIAL, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


            to establish a servicing asset or liability for installment contracts sold based on relative fair values. Subsequently, the Company will be required to amortize its servicing asset or liability in proportion to and over the period of net servicing income or net servicing loss. The servicing asset or liability will then be assessed for impairment or increased obligation based on its fair value. Finally, the Company's retained interest in securitizations will be measured like investments in debt securities available-for-sale or trading and adjustments to fair value will be reflected as a component of stockholders' equity for available-for-sale debt securities or as a component of net income or loss for debt securities held for trading. The Company is not aware of any other significant matters that might result from the adoption of SFAS No. 125. The impact of adopting SFAS No.
            125 at January 1, 1997 was to reduce stockholders' equity by $347 thousand to reflect the unrealized loss on the Company's retained interest in securitizations (including the interest differential) as a component of stockholders' equity.

(2)  Liquidity

      As reflected in the accompanying 1996 consolidated financial statements, the Company has suffered substantial losses and, accordingly, substantial reductions in stockholders' equity.
            These negative financial trends have resulted from material increases in delinquencies and losses on owned and serviced installment contracts. As a result, the Company is facing a severe liquidity problem because of (i) the lack of availability of funds under the Company's revolving credit facility (see note 7); (ii) the lack of availability of funds under the Warehouse Facility (see note 7); (iii) the Company's inability to complete a securitization in 1996; and (iv) the delay of payments to the Company under the Company's prior securitization programs (see note 5).

      To address the Company's liquidity problem, the Company engaged an investment banker to advise the Company on alternatives, formed a board committee to assist in addressing financial issues, renegotiated the terms of its revolving credit facility, sold $14.5 million of its installment contracts, reduced the number of its employees, scaled back the extent of its operations and is pursuing the merger of the Company (see note 3).

      There can be no assurance that the Company's efforts to alleviate its liquidity problems and restore its operations will be successful. If the Company is unsuccessful in its efforts, it may be unable to meet its obligations, which raises substantial doubt about the Company's ability to continue as a going concern. If the Company is unable

                                                                     (Continued)

                       MS FINANCIAL, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

            to continue as a going concern and is forced to liquidate assets to meet its obligations, the Company may not be able to recover the recorded amounts of such assets. The Company's consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

(3)   Merger Agreement

      On February 7, 1997, the Company entered into an agreement and plan of merger (the Agreement) with Search Capital Group, Inc. (Search). The Agreement, if consummated, will result in the Company becoming a subsidiary of Search through the mutual exchange of common stock. Under the Agreement, each stockholder of the Company would receive between .34 and .46 shares of Search common stock for each share of the Company's common stock, subject to adjustment in certain events. The exchange ratio will be determined based on the market price of Search's common stock during a prescribed valuation period preceding the Company's stockholder vote on the merger and an assumed $2.00 per share value of the Company's common stock, subject to adjustment in certain events. Among other conditions, the Agreement is subject to the filing of certain documents with, and approval of such documents by, the Securities and Exchange Commission and the affirmative vote of a majority of the Company's stockholders and Search's stockholders.

      If the Agreement is terminated under certain conditions, the Company may be obligated to pay a fee to Search of up to $700 thousand. Further, the Agreement calls for a monthly fee of $100 thousand payable to Search for operational assistance to be provided by Search to the Company between February 7, 1997, and consummation of the merger. Such operational assistance fee is to be applied against the termination fee described above, if applicable.

      Effective June 25, 1997, the Boards of Directors of Search and the
            Company agreed to amend the merger agreement so that each stockholder of the Company would receive between .28 and .37 shares of Search common stock, subject to adjustment in certain events. Further, the exchange ratio will be determined based on the market price of Search's common stock during a prescribed valuation period preceding the Company's stockholder vote on the merger and an assumed $1.63 per share value of the Company's common stock, subject to adjustment in certain events.




                                                                   (Continued)

                       MS FINANCIAL, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

(4)   Installment Contracts and Amounts Due Under Securitizations
      -----------------------------------------------------------

      A summary of installment contracts and amounts due under securitizations at December 31, 1995 and 1996 and March 31, 1997 (unaudited) follows (in thousands):



                                                                           December 31,
                                                                       --------------------       March 31,
                                                                       1995            1996         1997
                                                                       ----            ----       ---------
                                                                                                 (unaudited)
Gross automobile installment contracts                                $ 158,461        177,655     142,005
Unearned finance charges                                                (38,143)       (47,284)    (37,039)
                                                                      ---------      ---------    --------
                Net automobile installment contracts                    120,318        130,371     104,966
Installment contracts sold                                              (99,382)       (44,053)    (32,585)
                                                                      ---------      ---------    --------
                                                                         20,936         86,318      72,381
Retained portion of installment contracts
   sold in securitizations                                                1,328            585         356
Other consumer installment contracts, net                                   134             69          66
                                                                      ---------      ---------    --------
                Installment contracts                                    22,398         86,972      72,803
Amounts due under securitizations                                        19,720          9,784       7,580
                                                                      ---------      ---------    --------
                                                                         42,118         96,756      80,383
Allowance for possible losses                                            (1,602)       (10,062)     (6,364)
                                                                      ---------      ---------    --------
                Installment contracts and amounts
                    due under securitizations, net                    $  40,516         86,694      74,019
                                                                      =========      =========   =========

At December 31, 1996, contractual maturities of installment contracts owned were (in thousands):

                                                                      Portion       Other
                                                        Automobile  retained of   consumer
                                                      installment   installment installment
                                                         contracts    contracts   contracts
                                                          owned        sold        owned       Total
                                                         -------     -------      -------     -------
   1997                                                 $ 29,664         204          69      29,937
   1998                                                   26,152         176          --      26,328
   1999                                                   18,392         124          --      18,516
   2000                                                    9,141          61          --       9,202
   2001                                                    2,969          20          --       2,989
                                                         -------     -------     -------     -------
                                                        $ 86,318         585          69      86,972
                                                        ========     =======     =======     =======



                                                                     (Continued)

                       MS FINANCIAL, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


      It is the Company's experience that a substantial portion of the installment contracts portfolio is either repaid or extended before contractual maturity dates. Further, the Company periodically sells installment contracts to investors and experiences repossessions and losses on its installment contracts. Therefore, the above tabulation is not to be regarded as a forecast of future cash collections. At December 31, 1995 and 1996, the Company had $5.1 million and $8.7 million of gross amounts due under installment contracts which had one or more payments delinquent more than 90 days.

      A summary of amounts due under securitizations at December 31, 1995 and 1996 and March 31, 1997 (unaudited) follows (in thousands):

                                                             December 31,
                                                          -------------------         March 31,
                                                          1995           1996           1997
                                                          ----           ----           ----
                                                                                     (unaudited)
1996                                                    $ 14,055            --             --
1997                                                       7,667         6,188          3,050
1998                                                       1,755         5,382          4,436
Later years                                                  392            --          1,662
                                                        --------      --------       --------
                                                          23,869        11,570          9,148
Less:  amounts representing interest at
   14.6%, 14.5% and 19.6%, respectively                   (4,149)       (1,786)        (1,568)
                                                        --------      --------       --------

Present value of estimated future net cash receipts     $ 19,720         9,784          7,580
                                                        ========      ========       ========

      Amounts due under securitizations represent the present value of estimated future cash flows for the interest differential on the installment contracts sold, net of surety premiums and other costs.

      A summary of transactions affecting amounts due under securitizations follows (in thousands):

                                                                                      Three-month
                                                                                     periods ended
                                                  Years ended December 31,             March 31,
                                               -----------------------------       ----------------
                                               1994         1995        1996       1996        1997
                                               ----         ----        ----       ----        ----
                                                                                      (unaudited)
Balance at beginning of year                 $ 4,943        6,272       19,720     19,720      9,784
Cash received                                 (2,490)      (2,815)      (1,571)      (663)        --
Earnings recognized                            1,434          422           68         33          7


                                                                     (Continued)

                       MS FINANCIAL, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements


                                                                                      Three-month
                                                                                     periods ended
                                                  Years ended December 31,             March 31,
                                               -----------------------------       ----------------
                                               1994         1995        1996       1996        1997
                                               ----         ----        ----       ----        ----
                                                                                      (unaudited)
Recognition of amounts due under:
   1994 securitization                         3,684           --           --         --          --
   1995 securitization                            --       17,513           --         --          --
Repurchase of installment contracts sold
    in 1992 and 1993 securitizations          (1,757)          --           --         --        (693)
Advances on delinquent payments                   --       (1,729)      (4,967)    (1,472)     (1,914)
Impairment writedown                              --           --       (3,000)        --          --
Unrealized gain on securities
    available for sale                            --           --           --         --         469
Other, net                                       458           57         (466)       168         (73)
                                             -------      -------      -------    -------     -------

Balance at end of year                       $ 6,272       19,720        9,784     17,786       7,580
                                             =======      =======      =======    =======     =======


      Transactions in the allowance for possible losses on installment contracts follow (in thousands):


                                                                                                 Three-month
                                                                                                periods ended
                                                                                                  March 31,
                                                      Years ended December 31,               ----------------
                                                  ---------------------------------            1996      1997
                                                   1994         1995         1996            -------    -------
                                                   ----         ----         ----                 (unaudited)
Balance at beginning of year                      $ 1,211        1,340        1,602             1,602    10,062
Charge-offs and repossession expenses              (2,288)      (6,355)     (21,336)           (2,920)   (9,059)
Recoveries, principally insurance proceeds,
   net of deductibles of $330, $1,195 and
   $828 (see note 8)                                1,732        4,607        9,693             2,490     1,019
                                                  -------      -------      -------          --------   -------
             Net charge-offs and repossession
                 expenses                            (556)      (1,748)     (11,643)            (430)    (8,040)
Provision for recourse obligation on 1995
   securitization                                      --        1,184           --               --         --
Provision for possible losses on installment
   contracts                                          685          826       20,103              250      4,342
                                                  -------      -------      -------          -------    -------

Balance at end of year                            $ 1,340        1,602       10,062            1,422      6,364
                                                  =======      =======      =======          =======    =======

                                                                     (Continued)

                       MS FINANCIAL, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements



(5)   Installment Contract Sales and Securitizations

      The Company periodically sells to investors automobile installment contracts purchased from automobile dealers and assigned to the Company. During 1994 and 1995, $35 million and $90 million, respectively, of installment contracts were sold in transactions whereby the installment contracts were transferred to trusts in which beneficial ownership interests were purchased by investors in the form of trust certificates. The Company purchased the subordinated portion of the trust certificates in the 1994 transaction. The Company remains contingently liable on the installment contracts sold, principally for losses attributable to default and prepayment risks. Under SFAS No. 77, the installment contracts purchased by outside investors are accounted for as sales and the corresponding net gains are recognized in the Company's consolidated financial statements. The Company's risk of accounting loss does not exceed amounts recorded as assets in the consolidated balance sheets as a result of the Company's securitization transactions.

      If delinquencies on installment contracts sold in securitizations exceed certain predefined levels, the funding of cash collateral accounts that are held in trust for the benefit of the senior certificate holders is increased. The increase in the cash collateral accounts is funded with cash flows from the securitized installment contracts that otherwise would be forwarded to the Company. Further, the Company can be replaced as servicer by the issuer of the Company's financial guaranty insurance policy (see below). During 1996 these restrictive covenants were exceeded on the Company's 1993, 1994, and 1995 securitizations and the funding of the respective cash collateral accounts was increased as described above. At December 31, 1996, the cash collateral accounts for the 1994 and 1995 securitizations remained underfunded by approximately $10.5 million. This underfunding, which decreases as the principal balance of the installment contracts securitized decreases, will continue to defer cash available to the Company from the securitizations until certain reduced levels of delinquencies are achieved for specified time periods or required cash has been provided to fully fund the cash collateral accounts. Additionally, the Company has not been notified, nor does management expect for the Company to be notified, of any request for the Company's replacement as servicer on the installment contracts sold.

      In March and May of 1995, the Company entered into $80 million of U. S.
            Treasury interest rate futures that hedged the securitization which was consummated in September, 1995. Accordingly, the accumulated loss on the contracts of $1.25 million was paid at settlement of the contracts and included in the measurement of the gain on the securitization transaction.
                                                                     (Continued)

                       MS FINANCIAL, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements



      The Company obtains a financial guaranty insurance policy for the benefit of the senior certificate holders from an unrelated party. Distributions under the subordinated certificates are pledged to the issuer of the financial guaranty insurance policy and the stock of MARCO is pledged on a junior-lien basis to further secure the financial guaranty insurance policy.

      At December 31, 1995 and 1996, the Company was servicing for third parties installment contracts totaling approximately $99.4 million and $44.1 million, respectively. Of these amounts, $98.8 million and $44.0 million, respectively, represented the aggregate uncollected principal balance of installment contracts sold in securitizations. The Company remains contingently liable for loans serviced for third parties. The Company services these installment contracts and receives a service fee based on a percent of the outstanding principal balance.

      At December 31, 1995 and 1996, the Company held approximately $1.3 million and $585 thousand of subordinated trust certificates arising from prior securitizations. These certificates are classified as installment contracts and amounts due under securitizations in the accompanying balance sheets and are carried at amortized cost as the Company has the positive intent and ability to hold these securities to maturity. These securities are not due at a single maturity date because principal repayments are dependent on the cash flows of the underlying installment contracts. The following table reflects the carrying value and estimated fair value of these securities (in thousands):

                                                       Carrying      Unrealized     Unrealized      Estimated
                                                        value           gains          losses      fair value
                                                     -----------    -------------  --------------  ----------
               December 31, 1995                     $     1,328          -           (75)            1,253
                                                     ===========       =====          ===            ======

               December 31, 1996                     $       585          -           (19)              566
                                                     ===========       =====          ===            ======

      Fair values have been estimated using anticipated cash flows discounted at rates a buyer of comparable certificates may require.





                                                                     (Continued)

                       MS FINANCIAL, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements



(6)   Property and Equipment

      A summary of property and equipment at December 31, 1995 and 1996 and March 31, 1997 (unaudited) follows (in thousands):

                                                      December 31,
                                                  --------------------     March 31,
                                                    1995         1996        1997
                                                  -------      -------     -------
                                                                          (unaudited)
            Leasehold improvements                $    92           94          94
            Furniture and fixtures                  1,724        2,448       2,488
                                                  -------      -------     -------
                                                    1,816        2,542       2,582
            Less accumulated depreciation            (605)        (981)     (1,085)
                                                  -------      -------     -------

                  Property and equipment, net     $ 1,211        1,561       1,497
                                                  =======      =======     =======

(7)   Notes Payable

      Notes payable consist of borrowings under a revolving credit facility with several commercial banks. This agreement, as amended December 16, 1996, provides for borrowings of up to $90 million; however, the agreement requires a mandatory reduction of the total facility to $65 million effective January 31, 1997. The borrowing base for the commitment is generally equal to 85% of the net amount of eligible installment contracts, as defined. At December 31, 1996, the Company was over-advanced approximately $16.5 million based on the borrowing base formula. Advances under the revolving credit facility are secured by all assets of the Company. The final maturity of the facility, as amended December 16, 1996, is April 30, 1997. As described below, the revolving credit facility is expected to be amended further.

      In consideration of the pending merger described in note 3 and noncompliance with certain provisions of the revolving credit facility occurring subsequent to December 31, 1996, the Company and the banks involved entered into a letter agreement and consent dated February 19, 1997 that is intended to effectively amend the revolving credit facility described above. Under this agreement, the maturity of the revolving credit facility is extended to the earlier of May 15, 1997, the merger closing date or repayment of amounts due under the facility. Further, the aggregate commitment is reduced from $90 million to $75 million. The Company can request advances under the facility as long as the aggregate advances do not exceed $75 million and the over-advance (as described above) does not exceed $20 million. Additionally, the interest rate on the facility is reduced to the prime rate plus 100 basis points (9.25% on February 19, 1997).


                                                                     (Continued)

                       MS FINANCIAL, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements



      The agreement also provides for certain amendments to the facility to be entered into on the merger closing. These amendments are expected to provide for the refinancing of outstanding advances, a $25 million mandatory reduction of the commitment plus a proportionate reduction of the over-advance six months after the effective date of the merger, interest at the prime rate plus 100 basis points (1%), an additional fee to the banks of $350 thousand, and an extended maturity to the earlier of the first anniversary of the merger closing date, repayment of the then outstanding advances or any date that the repayment of the advances is accelerated under the agreement.

      Under the agreement in effect at December 31, 1996, interest was payable at the prime rate plus 300 basis points (11.25% at December 31, 1996). This rate of interest constitutes the default rate as defined in the agreement and is the contractual rate of interest from November 22, 1996 and continuing until the aggregate advances do not exceed $50 million and the over-advance does not exceed $5 million. Previously, the rate of interest was substantially lower and varied under a series of formulas based on the prime rate or LIBOR. The higher rate of interest was imposed under the revolving credit facility based on certain events of default that occurred in the fourth quarter of 1996, principally because of the Company's increasing delinquencies and losses on its owned and serviced installment contracts. The weighted average interest rate under the revolving credit facility was 8.1%, 8.9% and 10.2%, respectively, during 1994, 1995 and 1996.

      The Company was required to pay a restructuring fee of 625 basis points
            (.625%) on the full amount of the commitment in three equal installments on the last business day of November, 1996, December, 1996 and January, 1997. The agreement contains certain restrictive covenants relative to delinquencies, capital expenditures, indebtedness, dividends and certain other items. Under these covenants the Company is presently unable to pay dividends on its common stock and does not expect to be able to pay dividends in the near future. At December 31, 1996, management believes the Company was in compliance with these restrictive covenants.

      Also, prior to the fourth quarter of 1996, the Company had available a $50 million "warehouse" revolving credit securitization facility (the Warehouse Facility). The Warehouse Facility allowed the Company to transfer pools of installment contracts for a term securitization. Accordingly, the Company was required to repurchase installment contracts that had been in the Warehouse Facility for more than twelve months. Transfers of installment contracts under the Warehouse Facility were accounted for as financing transactions. Advances under the Warehouse Facility were secured by the transferred installment contracts and interest was computed based on

                                                                     (Continued)

                       MS FINANCIAL, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements



            the 30-day LIBOR rate. The initial commitment was through April 1996, but was automatically extended monthly with a final termination date of May 5, 2000, unless a party to the agreement objected to the extension or the agreement was otherwise effectively canceled. In the fourth quarter of 1996, the Company was informed by a party to the Warehouse Facility that this financing source was no longer available to the Company as a result of certain events of default occurring on the Company's prior securitization transactions.

(8)   Related Party Transactions

      The Company had agreements with MS Diversified for human resources and data processing services. The Company reimbursed MS Diversified generally on a fee basis determined annually, and such fees were intended to approximate the cost of obtaining comparable services from unaffiliated parties. Subsequent to December 31, 1994, the Company initiated its own human resources and data processing departments and discontinued these agreements with MS Diversified. The Company does continue to share certain computer hardware with MS Diversified. Company management believes that expenses reflected in the consolidated statements of operations under these agreements with MS Diversified are not materially different from the costs that would have been incurred by the Company if such services had been provided by an unrelated party. The Company reimbursed MS Diversified approximately $381 thousand in 1994, $170 thousand in 1995 and $268 thousand in 1996, for these services.

      Direct expenses incurred by MS Diversified on behalf of the Company are allocated to the Company based on the actual costs incurred. MS Diversified billed the Company $1.9 million and $140 thousand for costs incurred during 1994 and 1995, respectively. There were no expenses incurred by MS Diversified on behalf of the Company in 1996. The Company had a payable balance to MS Diversified of $1 thousand at December 31, 1994.

      The Company leases office space from MS Diversified pursuant to a sublease entered into in December 1993 and expiring in December 1997. In 1994, 1995 and 1996, the Company paid MS Diversified an aggregate of $159 thousand, $170 thousand and $174 thousand, respectively, for this sublease. The Company has the option to renew the sublease for up to three additional terms of five years each, at prescribed increasing rates.


                                                                     (Continued)

                       MS FINANCIAL, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements



      For installment contracts originated prior to July 1, 1996, MS Casualty insured the Company against loss on retail automobile sales contracts, subject to a limitation of $7 thousand per vehicle. Additionally, the total liability of MS Casualty for all contracts insured during a policy coverage year could not exceed the product of $600 and the number of automobile contracts written during that year. During 1996, the Company recovered from MS Casualty substantially all amounts due under the insurance arrangement. Additionally, effective July 1, 1996, the Company discontinued the practice of insuring its installment contracts with MS Casualty and began purchasing such installment contracts at a discount. Claim payments received by the Company from MS Casualty under this insurance arrangement aggregated $1.3 million, $4.2 million and $9.3 million in 1994, 1995 and 1996, respectively.

      While the insurance arrangement described above did not require the Company to apply a deductible on each claim, the Company periodically elected to apply a deductible to selected claims and absorb certain losses on the installment contracts. Company management believes that this process altered the timing of charge-offs on installment contracts, but did not alter the ultimate amount of losses to be incurred by the Company. Had the Company filed all claims for the full amount of the loss, amounts available from MS Casualty under the insurance arrangement would have been reduced and the Company's allowance for possible losses on installment contracts would have been greater at December 31, 1995; however, management believes that the Company's 1995 and 1996 provision for possible losses on installment contracts would have been unchanged.


      Premiums for such insurance coverage were based on a percentage of the amount financed and were either paid by the automobile dealers at the time the installment contracts were purchased by the Company or withheld from the loan proceeds to the dealers and paid by the Company. Premium payments to MS Casualty by either the Company or the dealers for such insurance coverage aggregated $4.3 million, $5.7 million and $4.4 million in 1994, 1995 and 1996, respectively. At December 31, 1995, the Company had a payable balance of $394 thousand to MS Casualty for payment of such premiums. At December 31, 1995, the Company had a receivable balance from MS Casualty of $1.0 million for losses insured under this arrangement. The Company shared in the profitability of this insurance arrangement with MS Casualty based on a contractual determination of profitability consistent with standard insurance industry practices. The Company recorded experience refund income on the MS Casualty insurance contract of $900 thousand in 1994. No experience refund was earned in 1995 or 1996.


                                                                     (Continued)
                                      F-45

                       MS FINANCIAL, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements



      MS Life Insurance Company, also a subsidiary of MS Diversified, insures the borrowers against loss under credit life insurance and accident and health insurance. MS Dealer Service Corporation and United Service Protection Corporation, also related companies, insure the borrowers against loss under warranty extension insurance. The Company is named as loss payee on the various insurance policies. Premiums for such insurance are financed in the retail sales contract. During 1994, 1995 and 1996, premiums totaling $7.0 million, $6.7 million and $7.5 million, respectively, for such insurance were financed in the retail sales contracts. During 1994, 1995 and 1996, the Company received $263 thousand, $327 thousand and $506 thousand of proceeds under the credit life and accident and health insurance policies. At December 31, 1995, the Company had payable balances to these companies of $138 thousand. At December 31, 1996, the Company had a receivable balance from these companies of $82 thousand.

      Through May 1995 MS Byrider Sales, Inc., a related company, reimbursed the Company for its share of certain officers' salaries. In May 1995, in contemplation of the Company's initial public offering of stock in July 1995, the officers resigned their positions at MS Byrider Sales, Inc. The Company purchased 350 shares of 7% cumulative preferred stock of MS Auto Credit, Inc., a 26% voting interest, for $500 thousand on December 28, 1994. MS Auto Credit, Inc. is a subsidiary of MS Byrider Sales, Inc. The preferred shares had a liquidation preference of $500 thousand, but otherwise had the same rights and benefits as the common shares of MS Auto Credit, Inc. Accordingly, this investment was accounted for using the equity method of accounting and is included in other assets in the December 31, 1995 balance sheet. During 1996, the Company sold its preferred stock investment in MS Auto Credit, Inc. to MS Diversified for $500 thousand cash plus the value of accrued dividends.

      The Company also had a $500 thousand line of credit with MS Auto Credit, Inc. At December 31, 1995, no advances were outstanding under this credit agreement. This line of credit matured in 1996.

      In 1994, 1995 and 1996, the Company purchased an aggregate of $6.7 million, $6.9 million and $3.4 million, respectively, in installment contracts from two dealers partially owned by a director of the Company. In 1994, 1995 and 1996, the Company purchased an aggregate of $24.4 million, $21.1 million and $17.1 million of installment contracts from affiliates of stockholders of MS Diversified.



                                                                     (Continued)
                                      F-46

                       MS FINANCIAL, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements



(9)   Income Taxes

      The current and deferred components of income tax expense (benefit) follow (in thousands):

                           Current      Deferred        Total
                           -------      --------        -----
            1994:
               Federal     $ 2,208           62        2,270
               State           344            8          352
                           -------      -------      -------
                           $ 2,552           70        2,622
                           =======      =======      =======
            1995:
               Federal     $ 3,217          161        3,378
               State           498           25          523
                           -------      -------      -------
                           $ 3,715          186        3,901
                           =======      =======      =======
            1996:
               Federal     $(5,433)         885       (4,548)
               State          (224)         137          (87)
                           -------      -------      -------
                           $(5,657)       1,022       (4,635)
                           =======      =======      =======

      Income taxes recovered by the Company as a result of the 1996 operating loss are to be used by the Company to reduce advances under the revolving credit facility described in note 7. Income tax expense (benefit) differs from the amount computed by applying the Federal income tax rate of 35% to income before income taxes as a result of the following (in thousands):

                                                                           1994        1995        1996
                                                                           ----        ----        ----
               Computed "expected" tax expense (benefit)                $ 2,453        3,641       (9,327)
               Increase (reduction) in income taxes resulting from:
                  State income taxes, net of Federal benefit                229          340          (57)
                  Nondeductible expenses                                     21           22          140
                  Change in valuation allowance for
                     deferred tax assets                                     --           --        5,427
                  Other, net                                                (81)        (102)        (818)
                                                                        -------      -------      -------
                                  Income tax expense (benefit)          $ 2,622        3,901       (4,635)
                                                                        =======      =======      =======





                                                                     (Continued)
                                      F-47

                       MS FINANCIAL, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements



      The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of December 31, 1995 and 1996 are presented below (in thousands):

                                                         1995          1996
                                                         ----          ----
Deferred tax assets:
   Allowance for possible losses on
      installment contracts                             $   598        1,209
   Valuation allowance on repossessed automobiles            --        1,044
   Accrued compensated absences                              32           50
   Unearned commissions                                     632          368
   Deferred compensation                                     36            3
   Accrual for litigation settlements                        --          198
   Net operating loss carryforward                           --        3,971
   Alternative minimum tax credit carryforward               --          303
                                                        -------      -------
               Total gross deferred tax assets            1,298        7,146
   Valuation allowance                                       --        5,427
                                                        -------      -------
               Net deferred tax asset                     1,298        1,719
                                                        -------      -------
Deferred tax liabilities:
   Installment contracts and amounts due
      under securitizations                                (247)      (1,190)
   Unearned finance charges                                 (11)        (365)
   Property and equipment                                   (18)        (134)
   Other                                                     --          (30)
                                                        -------      -------
               Total gross deferred tax liabilities        (276)      (1,719)
                                                        -------      -------

               Net deferred tax asset                   $ 1,022           --
                                                        =======      =======

      In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of taxable loss in 1996 and uncertainties for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not that the Company will not realize the benefits of these deductible differences and has fully offset the net deferred tax asset with a valuation allowance. Future changes in the valuation allowance will be recorded as a component of net income or loss on the statement of operations.

                                       F-48                         (Continued)

                       MS FINANCIAL, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements



      During 1996, the Internal Revenue Service commenced and completed a review of the Company's 1994 Federal tax return. The results of this examination resulted in an additional assessment of $94 thousand, including interest, which was accrued by the Company in 1996.

 (10) Commitments

      The Company leases office space under operating lease agreements with MS
            Diversified and unrelated parties which expire, subject to renewal options, from 1996 to 1998.

      The following is a summary of future minimum lease payments under the leases (in thousands):

               1997                                              $  250
               1998                                                  36
               1999                                                   4
                                                                 ------

                                                                 $  290
                                                                 ======

      Rent expense for office space under lease agreements totaled $296 thousand for 1994, $377 thousand in 1995 and $402 thousand for 1996.

(11)  Employee Benefit Plans

      During 1994, the Company adopted a 401(k) plan for substantially all of its employees. Under the Company's 401(k) plan, employees may elect to contribute from 2% to 16% of monthly base pay, with the Company providing matching contributions of one-half of employee contributions up to 6% of monthly base pay. Total expense under the plan amounted to $40 thousand in 1994, $75 thousand in 1995 and $111 thousand in 1996.

      The Board of Directors of the Company has adopted an employees' equity incentive plan (the Employees' Plan) under which the Company has reserved 1,177,776 shares of common stock for issuance. Stock options, restricted stock and performance awards or any combination thereof may be granted to officers, employees and consultants of the Company. The Compensation Committee of the Board of Directors in its sole discretion determines the recipients and the amounts of all awards. Options granted vest over a five year period. Each option granted expires ten years from the date of grant. The option exercise price must be equal to the fair value of the Company's common stock on the date of grant.

                                       F-49                         (Continued)

                       MS FINANCIAL, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements



      In May 1995, the Board of Directors of the Company adopted a Non-employee
            Directors' Stock Option Plan (the Directors' Plan). Under the Directors' Plan, non-employee directors may be granted options to purchase common stock. An aggregate of 50,000 shares of common stock are reserved for issuance under the Directors' Plan. The Directors' Plan provides for the automatic grant of an option to purchase 5,000 shares of common stock to each director at the commencement of his or her initial term of service on the Board, exercisable at the rate of 1,000 shares on each of the first five anniversaries of the initial date of grant. Each option granted expires ten years from the date of grant. The option exercise price must be equal to the fair value of the Company's common stock on the date of grant.

      The following table summarizes the Company's option activity:

                                                      Employees' Plan           Directors' Plan
                                                  -----------------------   -------------------------
                                                  Average price             Average price
                                                    per share      Shares     per share     Shares
                                                  -------------    ------   --------------  ------
            Granted during 1994 and outstanding
               at December 31, 1994                 $ 2.50       586,664         --            --
            Granted during 1995                      10.05       396,120     $11.33        35,000
                                                               ---------                ---------
            Outstanding at December 31, 1995          5.54       982,784      11.33        35,000
            Granted during 1996                       5.25        20,000       5.25        10,000
            Expired during 1996                         --            --      12.00        (5,000)
                                                               ---------                ---------
            Outstanding at December 31, 1996        $ 5.53     1,002,784     $ 9.73        40,000
                                                    ======     =========     ======     =========
            Shares exercisable at
               December 31, 1996                    $ 4.40       313,890     $11.22         6,000
                                                    ======     =========     ======     =========

      In October 1995, the Financial Accounting Standards Board issued
            Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123). SFAS No. 123 provides accounting and reporting standards for stock-based employee compensation plans and also applies to transactions in which the Company acquires goods and services from nonemployees in exchange for the Company's equity instruments. SFAS No. 123 defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all employee stock compensation plans.

      Entities electing to remain with the accounting treatment outlined in APB
            Opinion No. 25, "Accounting for Stock Issued to Employees" are required to make pro forma disclosures of net income and net income per share, as if the fair value based method

                                     F-50                            (Continued)

                       MS FINANCIAL, INC. AND SUBSIDIARY
                   Notes to Consolidated Financial Statements


            had been adopted. The Company accounts for its stock based compensation plans under APB Opinion No. 25, under which no compensation cost has been recognized. Had compensation costs for the plans been determined consistent with SFAS No. 123, the Company's net income (loss) and net income (loss) per share would have been adjusted to the following pro forma amounts for options issued during the respective year shown below (in thousands, except per share data):

                                                1995          1996
                                                ----          ----
            Net income (loss):
               As reported                     $ 6,501       (22,014)
               Pro forma                         6,091       (22,938)
            Net income (loss) per share:
               As reported                         .65         (2.11)
               Pro forma                           .61         (2.20)
                                               =======       =======

      The fair value of each option grant is estimated on the date of grant using an option pricing model with the following weighted average assumptions used for grants in 1995 and 1996: risk-free investment rate of 6.74% in 1995 and 6.28% in 1996, no expected dividends, expected life of ten years, and expected volatility of 60% in both years.

      In May 1995, the stockholders of the Company adopted a Stock Purchase
            Plan (the Stock Purchase Plan) which covers 200,000 shares of common stock. Beginning in 1996, eligible employees can purchase common stock at a discount by participating in quarterly Stock Purchase Plan offerings in which payroll deductions may be used to purchase shares of common stock. Common stock issuable under the Stock Purchase Plan must be shares reacquired by the Company.

(12)  Business and Credit Concentrations

      During the normal conduct of its operations, the Company engages in the extension of credit to automobile consumers through dealers. The risks associated with these credits include economic, competitive and other risks. A substantial portion of the risk is limited due to the number of customers and their dispersion throughout eleven principally southeastern states; however, operations are concentrated in one industry. In 1995, approximately 33%, 23% and 19% of the amount of installment contracts originated were originated in Texas, Mississippi and North Carolina, respectively. In 1996, approximately 36%, 16% and 20% of the amount of installment contracts originated were originated in Texas, Mississippi and North Carolina, respectively. No other state represented more than 10% of the total originations in 1995 and 1996. Management believes that the securitization of the installment contracts does not change the nature of credit risk concentration.

                                    F-51                             (Continued)

                       MS FINANCIAL, INC. AND SUBSIDIARY
                   Notes to Consolidated Financial Statements



(13)  Fair Value of Financial Instruments

      Statement of Financial Accounting Standards No. 107, "Disclosures About
            Fair Value of Financial Instruments," requires that the Company disclose estimated fair values for its financial instruments. Because no market exists for a significant portion of the financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions significantly affect the estimates and, as such, the derived fair value may not be indicative of the value negotiated in an actual sale and may not be comparable to that reported by other companies.

      In addition, the fair value estimates are based on existing financial instruments without attempting to estimate the value of anticipated business and the value of assets and liabilities that are not considered financial instruments. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates. Fair value estimates, methods and assumptions for significant financial instruments are set forth below (in thousands):

                                                      Carrying   Estimated
                                                       value     fair value
                                                     ---------   ----------

            December 31, 1995
            -----------------
               Installment contracts                 $22,398      23,966
                                                     =======     =======
               Amounts due under securitizations     $19,720      20,363
                                                     =======     =======
            December 31, 1996
            -----------------
               Installment contracts                 $86,972      80,152
                                                     =======     =======
               Amounts due under securitizations     $ 9,784       9,456
                                                     =======     =======

            Installment Contracts

            The fair values are estimated for loans in bankruptcy status and the retained portion of installment contracts sold in securitizations by discounting projected gross cash flows using an interest rate that is commensurate with the risks involved and consistent with rates a non-affiliated purchaser may require. The fair values for performing loans and delinquent loans are estimated as a discounted value of the amount due. The discount factors for delinquent loans are based on the number of payments delinquent.

                                      F-52                           (Continued)

                       MS FINANCIAL, INC. AND SUBSIDIARY
                   Notes to Consolidated Financial Statements



            Amounts Due Under Securitizations

            The fair values are estimated for amounts due under securitization by discounting projected gross cash flows using an interest rate that is commensurate with the risks involved and consistent with rates a non-affiliated purchaser may require.

(14)  Contingencies

      The Company is a defendant in litigation in which the plaintiffs contend that the Company's practice of selling and financing of ancillary products is unlawful. The plaintiffs also contend that the Company required the plaintiffs to purchase one or more ancillary products as a condition of purchasing the plaintiffs' installment contracts. The plaintiffs seek unspecified actual, statutory and exemplary damages, cancellation of finance charges under their installment contract, recovery of finance charges previously paid, prejudgment and post judgment interest and attorneys' fees. Although the Company denies any liability or fault with respect to these allegations, the Company agreed to a tentative net cash settlement of $375 thousand in January 1997, if such settlement is paid by July 1, 1997 ($425 thousand if paid afterwards). During 1996, the Company accrued $375 thousand as a liability based on the tentative settlement agreement. Management anticipates that the settlement will be finalized under these terms prior to July 1, 1997.

      On January 15, 1997, an action was commenced against the Company to recover certain fees pursuant to the Warehouse Facility discussed in note 7. The plaintiff seeks to recover $438 thousand, plus interest costs, attorneys fees and other costs incurred by the plaintiff as a result of the Company's alleged breach of contract. In the opinion of management, this litigation will not have a material effect on the Company's results of operations or financial condition.

      In addition, in the normal course of business, the Company is subject to various other pending and threatened litigation. In the opinion of management, the ultimate outcome of the matters will not have a material impact on the Company's financial statements.

                       MS FINANCIAL, INC. AND SUBSIDIARY

                          Consolidated Balance Sheets

                        As of July 31, 1997 (Unaudited)
                         and June 30, 1996 (Unaudited)
                       (in thousands, except share data)


                                     Assets
                                     ------

                                                                    July 31,      June 30,
                                                                     1997          1996
                                                                    --------     ---------
                                                                   (unaudited)  (unaudited)
Cash and cash equivalents                                          $  1,937     $     375
Installment contracts                                                62,703        82,260
Amounts due under securitizations                                     6,244        20,436
                                                                   --------     ---------
                                                                     68,947       102,696
Allowance for possible losses                                        (9,352)       (1,295)
                                                                   --------     ---------
                   Installment contracts and amounts due
                       under securitizations, net                    59,595       101,401
                                                                   --------     ---------
Property and equipment, net                                           1,301         1,391
Repossessed automobiles                                               1,281         2,570
Income taxes receivable                                               5,313           574
Other assets                                                          1,812         5,345
                                                                   --------     ---------
                                                                   $ 71,239     $ 111,656
                   Total assets                                    ========     =========


                      Liabilities and Stockholders' Equity
                      ------------------------------------
Liabilities:
    Notes payable                                                  $ 62,822     $  60,000
    Unearned commissions                                                198         1,566
    Accounts payable and accrued expenses                             1,240         6,531
                                                                   --------     ---------
                  Total liabilities                                  64,260        68,097
                                                                  ---------     ---------
Stockholders' equity:
    Common stock, par value $.001 per share, 50,000,000 shares
       authorized, 10,800,000 shares issued and outstanding              11            11
    Additional paid-in capital                                       27,660        27,679
    Unrealized gain on securities available for sale                    450          --
    Retained earnings (accumulated deficit)                         (18,868)       18,154
    Treasury stock 370,074
       shares of common, at cost                                     (2,274)       (2,285)
                                                                   --------     ---------
                   Total stockholders' equity                         6,979        43,559
                                                                   --------     ---------
                                                                   $ 71,239     $ 111,656
                                                                   ========     =========

                       MS FINANCIAL, INC. AND SUBSIDIARY

                     Consolidated Statements of Operations

               Seven-Month Period ended July 31, 1997  (Unaudited)
              and Six-Month Period ended June 30, 1996  (Unaudited)
                     (in thousands, except per share data)


                                                                     Seven-month          Six-month
                                                                     period ended       period ended
                                                                     July 31, 1997      June 30, 1996
                                                                     -------------      -------------
                                                                      (unaudited)        (unaudited)
Interest and fee income on installment contracts
    and securitizations                                                $ 10,000          $  5,122
Other interest income                                                        46                41
Interest expense                                                         (4,317)           (1,338)
                                                                       --------          --------
                   Net interest income before loss provisions             5,729             3,825
Provision for possible losses on installment contracts                   11,875               581
                                                                       --------          --------
                   Net interest income (loss) after loss provisions      (6,146)            3,244
                                                                       --------          --------
Other income:
    Insurance commissions                                                   164               755
    Service fee income                                                      954             1,585
    Other income                                                             24               454
                                                                       --------          --------
                   Total other income                                     1,142             2,794
                                                                       --------          --------
Operating expenses:
    Salaries and employee benefits                                        3,815             3,258
    Loss on sales of installment contracts                                   54                31
    Legal, professional and accounting fees                               2,457             1,385
    Office supplies and telephone expense                                   913               514
    Rent and other office occupancy expense                                 675               380
    Direct loan servicing expenses                                          662               373
    Travel and entertainment expense                                        239               135
    Advertising and other promotional expenses                               53                30
    Other operating expenses                                                501               282
                                                                       --------          --------
                   Total operating expenses                               9,369             6,388
                                                                       --------          --------
Income (loss) before income taxes                                       (14,373)             (350)
Income tax expense (benefit)                                                404              (131)
                                                                       --------          --------
                   Net income (loss)                                   $(14,777)         $   (219)
                                                                       ========          ========
Net income (loss) per share                                            $  (1.42)         $   (.02)
                                                                       ========          ========
Average shares and common equivalent shares outstanding                  10,431            10,439
                                                                       ========          ========

                        [BDO SEIDMAN, LLP LETTERHEAD]



INDEPENDENT AUDITORS' REPORT


Board of Directors
Dealers Alliance Credit Corp.
Atlanta, Georgia

We have audited the accompanying statements of financial condition of Dealers Alliance Credit Corp. as of March 31, 1996 and December 31, 1995, and the related statements of operations, common stockholders' deficit, and cash flows for the three months ended March 31, 1996 and for the year ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dealers Alliance Credit Corp. as of March 31, 1996 and December 31, 1995, and the results of its operations and its cash flows for the three months ended March 31, 1996 and for the year ended December 31, 1995 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company's recurring losses from operations, negative capital position and notices of default from its principal lenders raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


Atlanta, Georgia
May 21, 1996, except for Note 7         /s/ BDO SEIDMAN, LLP
  which is as of May 24, 1996

                                                   DEALERS ALLIANCE CREDIT CORP.
                                               STATEMENTS OF FINANCIAL CONDITION

================================================================================

                                                                                     MARCH 31,       December 31,
                                                                                          1996               1995
-----------------------------------------------------------------------------------------------------------------
ASSETS

Net finance receivables (Note 3)                                                 $ 35,125,860        $ 33,686,474
Allowance for credit losses (Note 3)                                              (13,450,000)        (14,506,538)
-----------------------------------------------------------------------------------------------------------------
                                                                                   21,675,860          19,179,936

Cash and cash equivalents                                                             368,767             325,678
Repossessed collateral                                                                437,804             569,556
Furniture and equipment, net                                                          248,940             228,570
Prepaid rent (Note 6)                                                                 272,167             327,750
Other assets (Note 6)                                                                 647,889             711,832
-----------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                     $ 23,651,427        $ 21,343,322
=================================================================================================================

LIABILITIES AND COMMON STOCKHOLDERS' DEFICIT

LIABILITIES
         Revolving credit agreement advances (Note 4)                            $ 19,250,000        $ 16,850,000
         Accounts payable and accrued expenses                                      1,138,330           1,001,815
         Due to related party (Note 11)                                                19,399              60,111
         Senior subordinated notes payable, net (Note 8)                            3,486,991           3,460,872
-----------------------------------------------------------------------------------------------------------------
                                                                                   23,894,720          21,372,798

WARRANTS (Note 8)                                                                     563,767             521,945

REDEEMABLE SERIES A CONVERTIBLE PREFERRED STOCK,
         $0.01 par value; 200,000 share authorized, 176,313 and
         177,630 shares issued and outstanding, net of $24,645 note
         receivable from stockholder (Notes 9 and 11)                               8,752,971           8,674,880

COMMON STOCKHOLDERS' DEFICIT (Notes 10 and 11)
         Common stock, $0.01 par value; 250,000
                 shares authorized, 9,402 shares issued and outstanding                    94                  94
         Additional paid-in capital                                                         -              82,893
         Note receivable from stockholder                                             (25,000)            (25,000)
         Accumulated deficit                                                       (9,535,125)         (9,284,288)
-----------------------------------------------------------------------------------------------------------------
Total common stockholders' deficit                                                 (9,560,031)         (9,226,301)
-----------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND COMMON STOCKHOLDERS' DEFICIT                               $ 23,651,427        $ 21,343,322
=================================================================================================================

                                 See accompanying notes to financial statements.

                                                   DEALERS ALLIANCE CREDIT CORP.
                                                        STATEMENTS OF OPERATIONS

================================================================================

                                                                                THREE MONTHS                      Year
                                                                                       ENDED                     ended
                                                                              MARCH 31, 1996         December 31, 1995
----------------------------------------------------------------------------------------------------------------------
NET FINANCE REVENUES
         Interest income on finance contracts                                    $1,908,371                $ 5,638,347
         Ancillary and other operating income                                       140,062                    326,193
----------------------------------------------------------------------------------------------------------------------
Net finance revenues                                                              2,048,433                  5,964,540
----------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE, NET
         Interest expense                                                           699,337                  1,342,363
         Interest income                                                             (9,666)                   (21,048)
----------------------------------------------------------------------------------------------------------------------
Total interest expense, net                                                         689,671                  1,321,315
----------------------------------------------------------------------------------------------------------------------
Finance income before provision for credit losses                                 1,358,762                  4,643,225

Provision for credit losses                                                               -                 (7,415,113)
----------------------------------------------------------------------------------------------------------------------
Net finance income (loss)                                                         1,358,762                 (2,771,888)
----------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES
         Employee compensation and related expenses                                 961,881                  2,909,563
         General and administrative                                                 390,749                    965,659
         Consulting and professional fees                                           219,950                    980,117
----------------------------------------------------------------------------------------------------------------------
Total operating expenses                                                          1,572,580                  4,855,339
----------------------------------------------------------------------------------------------------------------------
NET LOSS                                                                         $ (213,818)               $(7,627,227)
======================================================================================================================

       Interim results are not necessarily indicative of the results that may be expected for the entire year.

                                 See accompanying notes to financial statements.

                                                   DEALERS ALLIANCE CREDIT CORP.
                                      STATEMENTS OF COMMON STOCKHOLDERS' DEFICIT
                                               THREE MONTHS ENDED MARCH 31, 1996
                                                AND YEAR ENDED DECEMBER 31, 1995

================================================================================


                                                                            Note                               Total
                                    Common Stock      Additional      receivable                              common
                                 ------------------      paid-in            from      Accumulated      stockholders'
                                 Shares      Amount      capital     stockholder          deficit            deficit
--------------------------------------------------------------------------------------------------------------------
BALANCE,
  at December 31, 1994            9,402         $94    $ 330,574       $ (25,000)     $(1,657,061)       $(1,351,393)

  Compensatory
    common stock options              -           -       39,450               -                -             39,450

  Preferred stock dividend            -           -     (219,172)              -                -           (219,172)

  Preferred stock accretion           -           -      (48,910)              -                -            (48,910)

  Warrant accretion                   -           -      (19,049)              -                -            (19,049)

  Net loss                            -           -            -               -       (7,627,227)        (7,627,227)
--------------------------------------------------------------------------------------------------------------------
BALANCE,
  at December 31, 1995            9,402          94       82,893         (25,000)      (9,284,288)        (9,226,301)

  Preferred stock dividend            -           -      (66,280)              -                -            (66,280)

  Preferred stock accretion           -           -      (11,810)              -                -            (11,810)

  Warrant accretion                   -           -       (4,803)              -          (37,019)           (41,822)

  Net loss                            -           -            -               -         (213,818)          (213,818)
--------------------------------------------------------------------------------------------------------------------
BALANCE,
  at March 31, 1996               9,402         $94    $       -       $ (25,000)     $(9,535,125)       $(9,560,031)
====================================================================================================================

Interim results are not necessarily indicative of the results that may be expected for the entire year.

                                 See accompanying notes to financial statements.

                                                   DEALERS ALLIANCE CREDIT CORP.
                                                        STATEMENTS OF CASH FLOWS

================================================================================

                                                                              THREE MONTHS                 Year
                                                                                     ENDED                ended
                                                                            MARCH 31, 1996    December 31, 1995
---------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
         Net loss                                                             $  (213,818)         $ (7,627,227)
         Adjustments:
                 Provision for credit losses                                            -             7,415,113
                 Depreciation and amortization                                     21,568                80,970
                 Amortization of debt discount and organization fees               62,917               222,212
                 Compensatory stock options issued to related party                     -                39,450
                 Changes in assets and liabilities:
                          Repossessed collateral                                  131,752              (511,493)
                          Other assets                                             35,321            (1,213,368)
                          Accounts payable and accrued expenses                   136,517               835,542
                          Due to related party                                    (40,712)               48,254
---------------------------------------------------------------------------------------------------------------
Cash provided by (used in) operating activities                                   133,545              (710,547)
---------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
         Purchases of installment contracts receivable                         (4,966,659)          (27,358,521)
         Payments received on installment contracts receivable                  2,514,695             3,729,126
         Purchases of equipment                                                   (41,995)             (129,685)
         Proceeds from sale of assets                                               3,505                     -
---------------------------------------------------------------------------------------------------------------
Cash used in investing activities                                              (2,490,454)          (23,759,080)
---------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
         Revolving credit agreement advances                                    2,400,000            16,850,000
         Subordinated debt issuance                                                     -             4,000,000
         Issuance of preferred stock                                                    -             2,972,832
---------------------------------------------------------------------------------------------------------------
Cash provided by financing activities                                           2,400,000            23,822,832
---------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                               43,091              (646,795)
---------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS at beginning of period                                  325,678               972,473
---------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS at end of period                                    $   368,767          $    325,678
===============================================================================================================
NON-CASH ACTIVITIES
         Accretion of put value of warrants                                   $    41,822          $     19,049
         Accretion of value of preferred stock                                     11,810                48,910
         Preferred stock dividend                                                  66,280               219,172

             Interim cash flows are not necessarily indicative of the cash flows that may be expected for the entire year.

                                 See accompanying notes to financial statements.

                                                   DEALERS ALLIANCE CREDIT CORP.

                                                   NOTES TO FINANCIAL STATEMENTS

================================================================================

1.       SUMMARY OF SIGNIFICANT     BUSINESS DESCRIPTION
         ACCOUNTING POLICIES
                                    Dealers Alliance Credit Corp. (the
                                    "Company"), is a specialized indirect
                                    consumer finance company engaged in
                                    financing the purchase of used automobiles by purchasing retail installment sales contracts ("Installment Contracts") primarily from independent used automobile dealers. The Company was incorporated in the state of Delaware on July 16, 1993.

                                    USE OF ESTIMATES

                                    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                    NON-REFUNDABLE ACQUISITION DISCOUNT

                                    Generally, Installment Contracts are
                                    purchased from dealers at non-refundable acquisition discounts ("Discount") from the principal amounts financed by the borrowers. Prior to January 1, 1996 when an Installment Contract was purchased, the Company allocated to the allowance for credit losses the portion of the Discount deemed necessary to absorb estimated future credit losses for the Installment Contract portfolio. Any remaining amount was deferred as unearned acquisition discount and was amortized to interest income using the interest method over the term of the Installment Contract. The entire Discount related to Installment Contracts purchased subsequent to December 31, 1995 has been allocated to the Allowance for Credit Losses, and no discount revenue recognized.

                                    REVENUE RECOGNITION

                                    Each installment contract requires the
                                    customer to make monthly payments over a fixed term. The difference between the total amount of contractual payments and the principal amount financed represents unearned finance charges. Unearned finance charges are amortized and recorded as interest income using the interest method over the term and at the interest rate stated in the Installment Contract. When an Installment Contract becomes 61 or more days past due or the customer becomes the subject of a bankruptcy proceeding, income recognition is suspended until the Installment Contract is restored to a current status.

                                                   DEALERS ALLIANCE CREDIT CORP.

                                                   NOTES TO FINANCIAL STATEMENTS

================================================================================

                                     The Company derives income from product
                                     warranties sold by a third party that are financed under the Installment Contracts (ancillary income). That income is deferred and recorded as unearned ancillary income and amortized to revenue using the sum-of-the-digits method, which approximates the results of the interest method, over the terms of the underlying warranty contracts.

                                     Other operating income, which includes
                                     late charges and deferral fees charged to customers, is recognized as collected.

                                     ALLOWANCE FOR CREDIT LOSSES

                                     Allowance for credit losses is established through an allocation at the acquisition date of the Discount based upon management's estimate of future credit losses. Commencing January 1, 1996, the entire discount has been allocated to the allowance account. Management periodically evaluates the adequacy of the allowance for credit losses by reviewing credit loss experience, delinquencies, the value of the collateral and general economic conditions.

                                     If the allowance for credit losses is
                                     insufficient in comparison to the amount management believes necessary to absorb potential losses in the Installment Contract portfolio, the Company first transfers amounts from the unearned acquisition discount, to the extent available, and then, if necessary, a provision for credit losses is charged against earnings.

                                     An Installment Contract is charged to the allowance for credit losses at the earliest of the time when the automobile securing the Installment Contract is repossessed, the payment under the Installment Contract is 180 days or more past due, or the Installment Contract is otherwise deemed to be uncollectible.

                                     REPOSSESSED AUTOMOBILES

                                     A repossessed automobile is recorded at
                                     its estimated realizable value less
                                     estimated costs of disposition. The
                                     Company commences repossession against the automobile securing a delinquent account when it determines that additional collection efforts are not likely to be successful. Generally, repossession occurs when a borrower becomes 60 days delinquent on an Installment Contract. Upon repossession, the amount due under an Installment Contract, net of the related unearned acquisition discount, if any, is reduced to the estimated realizable value of the automobile less estimated costs of disposition through a charge to the allowance for credit losses.

                                                   DEALERS ALLIANCE CREDIT CORP.

                                                   NOTES TO FINANCIAL STATEMENTS

================================================================================

                                     DEFERRED CONTRACT ACQUISITION COSTS

                                     The Company defers costs directly
                                     associated with the acquisition of
                                     Installment Contracts such as the fees,
                                     commission and dealers incentives and
                                     amortizes such costs using the interest
                                     method as a reduction of interest income over the term of the Installment Contracts.

                                     CASH AND CASH EQUIVALENTS

                                     Cash and cash equivalents include liquid investments with original maturities of three months or less.

                                     FURNITURE AND EQUIPMENT

                                     Furniture and equipment are recorded at
                                     cost and are depreciated over their
                                     estimated useful lives, ranging from 4 to 6 years, using the straight-line method. Accumulated depreciation at March 31, 1996 and December 31, 1995 was $75,699 and $57,579, respectively.

                                     DEFERRED LOAN COSTS

                                     Commitment, placement and other fees and expenses incurred in connection with the Company's Revolving Credit Agreement and Subordinated Debt are deferred, as other assets, and amortized under the sum-of-the-years digits method to interest expense over the terms of the related agreements.

                                     INCOME TAXES

                                     The Company records income taxes in
                                     accordance with Statement of Financial
                                     Accounting Standards ("SFAS") No. 109,
                                     "Accounting for Income Taxes". Deferred taxes are recorded based upon temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Management provides a valuation allowance for deferred tax assets when they determine it is more likely than not that the benefits from such deferred tax assets will not be realized.


2.       FUTURE PROSPECTS            The Company's financial statements for the
                                     three months ended March 31, 1996 and for the year ended December 31, 1995 have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business. The
                                     Company incurred net losses of $213,818
                                     for the three months ended March 31, 1996 and $7,627,227 for the year ended

                                                   DEALERS ALLIANCE CREDIT CORP.

                                                   NOTES TO FINANCIAL STATEMENTS

================================================================================

                                     December 31, 1995 resulting in an
                                     accumulated deficit of $9,535,125 and
                                     $9,284,288 at March 31, 1996 and December
                                     31, 1995, respectively.  During 1996, the
                                     Company's principal lenders notified the
                                     Company that the Company was in default of certain financial covenants of the loan agreement and subordinated note agreements. In these circumstances, the outstanding borrowings become immediately due and payable upon notification of the lenders. These matters raise substantial doubt about the ability of the Company to continue as a going concern. Management's plans in regard to these matters are discussed below. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                     In early March 1996 Company determined
                                     that its portfolio of installment
                                     contracts was not performing as had been previously estimated and, consequently, a significant provision for credit losses and resulting addition to the allowance for credit losses was required as of and for the period ended December 31, 1995.
                                     The Company immediately informed its senior revolving credit lenders ("Senior
                                     Lenders") and subordinated debt lenders
                                     ("Subdebt Lenders") of its determination and that, as a consequence, the Company would be in default on a number of covenants contained in the revolving credit agreement with the Senior Lenders ("Senior Loan") and subordinated note agreement with the Subdebt Lenders ("Subordinated Loan"). On March 19, 1996 the Senior Lenders notified Company that events of default had occurred under the Senior Loan and that Company would not be permitted to make any additional borrowings thereunder. On March 22, 1996 the Subdebt Lenders notified Company than events of default had occurred under the Subordinated Loan.

                                     Neither the Senior Lenders nor the Subdebt
                                     Lenders have demanded payment in full or accelerated the maturity of those debts. However, the Senior Loan expired by its terms on May 1, 1996 and in accordance with an agreement with the Senior Lenders the Subdebt Lenders cannot currently accelerate the Subordinated Loan. The Senior Lenders have informed Company that they will not renew the Senior Loan; however, for an unspecified period of time they will permit Company to use most of its cash collections from its loan portfolio to operate its business less interest payments.

                                                   DEALERS ALLIANCE CREDIT CORP.

                                                   NOTES TO FINANCIAL STATEMENTS

================================================================================

                                     On April 2, 1996 Company retained two
                                     investment banking firms to aid and assist its efforts to recapitalize the Company through direct investment, sale or merger. Although the effort to recapitalize is continuing and the Senior Lenders are permitting the Company to operate, no assurance can be given that Company will be successful in recapitalizing or that the Senior Lenders will not accelerate the Senior Debt and foreclose on the portfolio collateral prior to the time that any recapitalization is completed.

3.       NET RECEIVABLES             Generally, the Company's Installment
                                     Contracts have terms of 24 to 36 months.
                                     The net finance receivables balance
                                     consisted of the following:

                                                                                   MARCH 31,      December 31,
                                                                                        1996              1995
                                     --------------------------------------------------------------------------
                                     Contractual payments due                   $ 46,371,288       $ 44,900,063
                                     Unearned finance charges                    (11,328,861)       (11,278,054)
                                     --------------------------------------------------------------------------

                                     Contractual principal balance                35,042,427         33,622,009
                                     Unearned ancillary income                       (84,662)           (93,358)
                                     Deferred contract acquisition
                                        costs, net                                   168,095            157,823
                                     --------------------------------------------------------------------------

                                     Net finance receivables                    $ 35,125,860       $ 33,686,474
                                     ==========================================================================

                                                   DEALERS ALLIANCE CREDIT CORP.

                                                   NOTES TO FINANCIAL STATEMENTS

================================================================================

                                     Activity in the unearned contract
                                     acquisition discount and allowance for
                                     credit losses accounts for the three
                                     months ended March 31, 1996 and the year ended December 31, 1995 was as follows:

                                                                                   MARCH 31,       December 31,
                                                                                        1996               1995
                                     --------------------------------------------------------------------------
                                     UNEARNED CONTRACT ACQUISITION
                                        DISCOUNT
                                        Balance - beginning of period            $        -        $    507,783
                                        Discounts allocated to
                                              unearned acquisition                        -
                                              discount                                                1,968,292
                                        Amortized to interest income                      -            (546,402)
                                        Transferred to allowance for                      -
                                              credit losses                                          (1,376,787)
                                        Related to charge-offs, net                       -            (552,886)
                                     --------------------------------------------------------------------------
                                     Balance - end of period                     $        -        $          -
                                     ==========================================================================

                                                                                   MARCH 31,       December 31,
                                                                                        1996               1995
                                     --------------------------------------------------------------------------
                                     ALLOWANCE FOR CREDIT LOSSES
                                        Balance - beginning of period            $14,506,538       $    598,120
                                        Discounts allocated to
                                              allowance for credit losses          2,185,597          9,383,810
                                        Transferred from unearned
                                              acquisition         discount                 -          1,376,787
                                        Provision for credit losses                        -          7,415,113
                                        Charge-offs                               (3,273,975)        (4,283,206)
                                        Recoveries                                    31,840             15,914
                                     --------------------------------------------------------------------------
                                     Balance - end of period                     $13,450,000       $ 14,506,538
                                     ==========================================================================

                                     The Company's exposure to credit loss in the event of non-performance by the customer is represented by the amount of the Installment Contract less the acquisition discount. At March 31, 1996 approximately 32%, 24% and 14%, of the Company's Installment Contracts were purchased from dealers located in Tennessee, Georgia and Texas, respectively.

                                                   DEALERS ALLIANCE CREDIT CORP.

                                                   NOTES TO FINANCIAL STATEMENTS

================================================================================

4.       REVOLVING CREDIT            At March 31, 1996 the Company had a $35
         AGREEMENT                   million revolving credit agreement
                                     ("Revolving Credit Agreement"), which was in default, with three banks, which expired on May 1, 1996. The Company's obligations under the Revolving Credit
                                     Agreement are secured by substantially all of the Company's assets. Borrowings under the Revolving Credit Agreement were $19.25 million and $16.85 million at March 31, 1996 and December 31, 1995, respectively.
                                     Interest on the borrowings under the
                                     Revolving Credit Agreement is payable
                                     monthly based upon the referenced prime
                                     rate (which was 8.25% at March 31, 1996) plus 2% per annum. For the three months ended March 31, 1996 interest expense amounted to $470,600 and consisted of interest on advances (weighted average interest rate of 10.25%) under the Revolving Credit Agreement, amortization of the Revolving Credit Agreement fees and expenses. For the year ended December 31, 1995 interest expense amounted to $975,340 and consisted of interest on advances
                                     (weighted average interest rate of 11.5%) under the Revolving Credit Agreement, amortization of the Revolving Credit
                                     Agreement fees and expenses, and
                                     amortization of the cost of an option to purchase an interest rate protection agreement.

                                     The Revolving Credit Agreement requires
                                     the Company to maintain specified
                                     financial ratios and to comply with other covenants. At March 31, 1996 the Company was in default under this agreement due to failure to maintain these agreed upon covenants, including the minimum interest coverage ratio, minimum tangible net worth and the ratio of charge-offs to average net finance receivables.


5.       INCOME TAXES                The Company has incurred net operating
                                     losses since its inception in 1993 and,
                                     accordingly, no provision for income taxes for the three months ended March 31, 1996 or for the year ended December 31, 1995
                                     has been recorded.

                                     Net operating loss carryovers, which
                                     aggregate approximately $4,345,000 at
                                     March 31, 1996, are available to reduce
                                     future federal and state income taxes and expire through December 31, 2010.

                                     Deferred taxes reflect the net tax effect of temporary differences between the financial reporting bases of assets and liabilities and the amounts applicable for income tax purposes.

                                                   DEALERS ALLIANCE CREDIT CORP.

                                                   NOTES TO FINANCIAL STATEMENTS

================================================================================

                                     The Company's net deferred tax assets were as follows:

                                                                                   MARCH 31,       December 31,
                                                                                        1996               1995
                                     --------------------------------------------------------------------------
                                     Deferred tax asset:
                                        Pre-operating expenses                   $    80,000        $    87,000
                                        Allowance for credit losses                1,718,000          2,348,000
                                        Net operating loss carryover               1,520,000            812,000
                                     --------------------------------------------------------------------------

                                                                                   3,318,000          3,247,000
                                     Less valuation allowance                     (3,318,000)        (3,247,000)
                                     --------------------------------------------------------------------------

                                     Net deferred tax asset                      $         -        $         -
                                     ==========================================================================

6.       LEASES AND OTHER            OFFICE FACILITY AND EQUIPMENT LEASES
         COMMITMENTS
                                     The Company rents its office under a
                                     non-cancellable lease agreement which
                                     terminates in September 2002 and provides the Company with options, subject to certain conditions, to lease additional space in 1996 and 1997. The new lease requires the Company to reimburse the landlord for increases over the base year amounts for certain expenses, such as real estate taxes, utilities and maintenance.
                                     Upon executing the lease in August 1995
                                     the Company was required to fund $364,000
                                     of future rental payments and $150,000
                                     representing a security deposit.  The
                                     unamortized portion of the future rental payments and the security deposit are included in "prepaid rent" and "other assets" at March 31, 1996 and December 31,
                                     1995. The rental prepayment will reduce
                                     future rental payments through March 1997.
                                     Some of the Company's office equipment is subject to operating leases. The aggregate rent expense for the office facility and equipment leases was $58,900 for the three months ended March 31, 1996 and $74,200 for the year ended December 31, 1995.

                                     DATA PROCESSING AGREEMENT

                                     The Company entered into a five-year
                                     contract, which expires in June 1999, to receive data processing services. The contract requires minimum monthly fees for services rendered.

                                                   DEALERS ALLIANCE CREDIT CORP.

                                                   NOTES TO FINANCIAL STATEMENTS

================================================================================

                                     At March 31, 1996, future minimum payments for non-cancellable leases, including the new office lease, and data processing services were as follows:

                                                                                                            Data
                                                                                        Leases        Processing
                                     ---------------------------------------------------------------------------
                                     Year ending March 31, 1997                     $  128,000          $218,000
                                     Year ending March 31, 1998                        383,400           180,000
                                     Year ending March 31, 1999                        360,200           180,000
                                     Year ending March 31, 2000                        292,300            45,000
                                     Year ending March 31, 2001                        287,700                 -
                                     Thereafter                                        424,500                 -
                                     ---------------------------------------------------------------------------

                                     Total                                          $1,876,100          $623,000
                                     ===========================================================================

7.       CONTINGENCIES               Subsequent to March 31, 1996, the
                                     employment by the Company of its then
                                     president and then chief financial officer was terminated. Each believes they were dismissed without cause. The Company has been notified by counsel representing these two former employees that legal action may be initiated against the Company for, among other things, severance payments, recommendations and release of non-compete agreements.


8.       SUBORDINATED DEBT           During 1995, the Company issued $4 million
         AND WARRANTS                of subordinated debt, which is
                                     subordinated to the Company's Revolving
                                     Credit Agreement and bears interest at 10% per annum, payable quarterly. The first issue of $2.5 million occurred on October
                                     16, 1995 and the remaining $1.5 million was issued on December 20, 1995. The
                                     Subordinated Debt matures October 16, 2000, unless repayment is required by redemption of the Preferred Stock or the completion of an initial public offering.

                                     In connection with the issuance of the
                                     Subordinated Debt the lenders were issued warrant ("Warrants") to purchase 18,467 shares of the Company's Common Stock for an exercise price of $0.01 per share. These Warrant are exercisable immediately and expire in 10 years. If the Warrants are outstanding on November 1, 1998, unless the repurchase feature is otherwise accelerated, the Warrant holders have the right, under certain conditions, to require the Company to repurchase the Warrants at a price per share determined by dividing

                                                   DEALERS ALLIANCE CREDIT CORP.

                                                   NOTES TO FINANCIAL STATEMENTS

================================================================================

                                     the largest of: (i) the Company's then fair value, (ii) 12 times the Company's net income for the last 4 quarters or (iii) $14 million divided by the number of fully-diluted shares of common stock and common stock equivalents then outstanding.

                                     Upon issuance, the $554,139 fair value of the Warrants was recorded as original issue discount. The Company incurred costs aggregating $369,894 in connection with the Subordinated Debt. Those costs, which are included in other assets, and the original issue discount are amortized as interest expense over the term of the Subordinated Debt using the interest method. For the three months ended March 31, 1996 interest expense for the subordinated debt was $101,111 and for the year ended December 31, 1995 interest expense was $64,085. The Warrant is being accreted over a 36 month period to an estimated repurchase value of $995,925 through a charge against net income available for common stockholders.

                                     Subordinated debt consisted of the
                                     following:

                                                                                   MARCH 31,       December 31,
                                                                                        1996               1995
                                     --------------------------------------------------------------------------
                                     Principal outstanding                        $4,000,000         $4,000,000
                                     Less:
                                        Original issue discount, net of
                                          accumulated amortization                  (513,009)          (539,128)
                                     --------------------------------------------------------------------------
                                                                                  $3,486,991         $3,460,872
                                     ==========================================================================

9.       REDEEMABLE SERIES A         The Company has authorized 200,000 shares
         CONVERTIBLE PREFERRED       of Series A Convertible Preferred Stock
         STOCK                       ("Preferred Stock"), par value $.01 per
                                     share. Holders of the Preferred Stock are entitled to cumulative annual stock dividends of 3% on December 30 of each year. In December 1993, the Company received commitments to buy 110,000 shares
                                     (gross proceeds of $5.5 million) of its
                                     Preferred Stock, 60% of which was purchased in December 1993 with the remaining 40% purchased in September 1994. The December
                                     1993 closing resulted in the issuance of 66,000 shares of Preferred Stock with proceeds, net of offering costs, of approximately $3,120,000. The September
                                     1994 closing resulted in the issuance of 44,000 shares of Preferred Stock, with net proceeds of approximately $2,196,000.

                                                   DEALERS ALLIANCE CREDIT CORP.

                                                   NOTES TO FINANCIAL STATEMENTS

================================================================================

                                     On January 25, 1995 the Company's Board of
                                     Directors approved an offering of 60,000 shares of Preferred Stock at $50 per share to current holders of the Company's Preferred and Common Stock. The offering ("Rights Offering") resulted in the Company receiving commitments to purchase the entire 60,000 shares of Preferred Stock offered. The terms of the offering provided for two closings. The initial closing in May 1995 resulted in the issuance of 30,000 shares of Preferred Stock (net proceeds of $1,480,780). The second closing was on July 24, 1995 and an additional 30,000 shares of Preferred Stock (gross proceeds of $1,500,000) were issued.

                                     Each share of Preferred Stock may be
                                     converted into 1 share of Common Stock at any time at the option of the holder. Conversion into Common Stock is mandatory in the event of a qualified initial public offering of the Company's Common Stock, as defined ("IPO").

                                     If an IPO does not occur before December
                                     1, 1998, each holder of Preferred Stock
                                     may require the Company to redeem its
                                     Preferred Stock at the greater of the
                                     Common Stock's per share fair market value
                                     or its liquidation preference. Redemption
                                     is mandatory on November 30, 1999 at the
                                     greater of the Common Stock's per share
                                     fair market value on September 1, 1999 or
                                     its liquidation preference.   The
                                     liquidation preference aggregated
                                     $8,903,600 at March 31, 1996 and
                                     $8,837,300 at December 31, 1995. For
                                     financial accounting purposes, the
                                     Preferred Stock is accreted to the greater of its liquidation preference ($50 per share) or the Common Stock's per share fair market value. Management believes the fair market value of its Common Stock was $50 per share at December 31, 1995 and December 31, 1994. For financial accounting purposes, the dividends were valued at $50 per share and were charged to additional paid-in capital, to the extent available, and then to accumulated deficit.

                                     Holders of Preferred Stock are entitled to one vote per share on all stockholder matters. The Company's Shareholders Agreement provides that all stockholders vote for an eight member Board of Directors comprised of four nominees of the majority Common Stockholder (see Related Party Transactions), one nominee of a specified Preferred Stock holder group, two nominees of the stockholders other than majority Common Stockholder and one nominee who is the Company's chief executive officers. The Shareholders Agreement terminates upon completion of an IPO.

                                     The Preferred Stock ranks senior to the
                                     Common Stock with respect to

                                                   DEALERS ALLIANCE CREDIT CORP.

                                                   NOTES TO FINANCIAL STATEMENTS

================================================================================

                                     dividends and liquidation rights.

                                     The provisions of the Revolving Credit
                                     Agreement prohibit the payment of
                                     dividends in cash or property, other than stock dividends on the Preferred Stock.

10.      OPTIONS TO PURCHASE         On May 1, 1995, the options to purchase
         COMMON STOCK                Common Stock granted to certain key
                                     officers of the Company during 1994 were modified. The modification increased the number of shares under grant from 17,500 to 25,500. Additionally, the rights of those grantees under the options vest in their entirety on December 30, 2000, unless vesting is accelerated by the Company's achievement of established operating performance objectives in 1995 and 1996.
                                     The exercise price per share is $50, which approximated fair market value per share at the date of the modification.

                                     On November 30, 1993, a member of the
                                     Board of Directors was granted an option, which vested immediately, to purchase 2,000 shares of Common Stock at an exercise price per share of $50, which approximated fair value per share at the date of grant, through November 30, 2003.

                                     On May 1, 1995, the option granted to
                                     Chicago Holdings, Inc. ("CHI") (see
                                     Related Party Transactions) in November
                                     1993 to purchase 10,000 shares of Common
                                     Stock at an exercise price of $50 per
                                     share was modified. CHI's option to
                                     purchase those shares vest in its entirety on December 31, 2000, unless vesting is accelerated by the Company's achievement of established operating performance objectives in 1995 and 1996.

                                     On November 30, 1993, CHI was granted an option, which vested immediately, to purchase 10,000 shares of Common Stock. On May 1, 1995 CHI was granted an option, which vested immediately, to purchase an additional 2,500 shares of common stock. The exercise prices per share of the options are: $100 during 1996, $150 during 1997 and $200 thereafter through November 30, 2003.

                                                   DEALERS ALLIANCE CREDIT CORP.

                                                   NOTES TO FINANCIAL STATEMENTS

================================================================================

                                     The Company obtained valuations from an
                                     independent party for the Common Stock
                                     options granted to CHI. The appraiser
                                     determined the fair value of CHI options granted or modified in 1995 was approximately $39,450 at the date of grant. The Company recognized a non-cash compensatory charge for such options in 1995. The fair value of the options granted in 1993 was not material.


11.      RELATED PARTY               COMMON STOCK TRANSACTIONS
         TRANSACTIONS
                                     Approximately 89.4% (8,401 shares) of the Company's outstanding Common Stock is owned by a wholly-owned subsidiary of CHI, a founder of the Company. The remaining outstanding shares of Common Stock are owned by the Company's President and its Chairman. The Chairman purchased 1 founding share. CHI's subsidiary purchased 1 founding share, 5,040 shares of the Company's Common Stock in the December 1993 closing for $240,005 and 3,360 shares in the September 1994 closing for $160,003.

                                     In September 1994, the Company's then
                                     President purchased 1,000 shares of Common
                                     Stock for $50 per share, payable $25,000 in cash and $25,000 by a five-year full recourse promissory note which bears interest at 6% per annum. This note is collateralized by a pledge of the Company's stock owned by the President, requires partial repayments in the event that the President earns an incentive bonus in 1996, 1997 or 1998, and accelerates if the President ceases to be employed by the Company.

                                     PREFERRED STOCK TRANSACTIONS

                                     In 1995 the Company's then President, as a participant in the Rights Offering, purchased a total of 493 shares of Preferred Stock at $50 per share payable $98 in cash and $24,552 by full recourse promissory notes due on September 1, 1999 which bear interest at 6% per annum. Those notes are collateralized by a pledge of the Company's stock owned by the President, require partial repayments in the event that the President earns an incentive bonus in 1996, 1997 or 1998, and accelerate if the President ceases to be employed by the Company.

                                                   DEALERS ALLIANCE CREDIT CORP.

                                                   NOTES TO FINANCIAL STATEMENTS

================================================================================

                                     In 1995, a wholly-owned subsidiary of CHI, as a participant in the Right Offering, purchased 4,138 shares of preferred stock for a cash price of $206,900 ($50 per share).

                                     MANAGEMENT ADVISORY AGREEMENT

                                     The Company has a management advisory
                                     agreement with CHI. CHI agreed to provide accounting, legal and other services for the Company through November 1996. CHI's compensation for those services is $125 per hour, together with reimbursement of out-of-pocket expenses, for actual time devoted to assisting the Company. The terms of the agreement also provide for CHI to make its senior management available, at the Company's request, for advisory and consulting services through November 1, 1998. CHI is also entitled to a monthly fee of $10,000 for 36 months commencing after the Company achieves and continues to be profitable on a monthly basis. The agreement provides for the Company's payment of a market rate fee to CHI if CHI successfully arranges additional indebtedness for the Company. For the three months ended March 31, 1996 and the year ended December 31, 1995, CHI charged the Company $64,800 and $249,200, respectively, in hourly management fees and reimbursement of out-of-pocket expenses. During 1995 CHI charged the Company $111,280 and $75,000 as fees for negotiating increases to the Company's Revolving Credit Agreement and its Subordinated Debt.

                                     In August 1995, the Company entered into an advisory agreement, which expires in four years, with EQ Corporation, a shareholder of the Company, pursuant to which EQ Corporation will provide certain financial advisory services to the Company. The terms of the agreement required the Company to prepay all fees, which amounted to approximately $149,000, upon execution of the agreement. Such amount has been included in other assets and will be amortized to expense over the term of the agreement.

                                                                         ANNEX A

                 [Letterhead of Principal Financial Securities]

                               November 10, 1997



Board of Directors
Search Financial Services Inc.
600 North Pearl Street, Suite 2500
Dallas, Texas  75201

Dear Members of the Board:

Search Financial Services Inc. (the "Company") proposes to reclassify and convert each share of its outstanding 9%/7% Convertible Preferred Stock and 12% Senior Convertible Preferred Stock (collectively, the "Preferred Stock") into four shares of Common Stock, $0.01 par value per share (the "Common Stock"), of the Company (the "Reclassifications"). As an alternative to the Reclassifications, the Company proposes to offer (the "Exchange Offer") to the holders of the Preferred Stock (the "Holders") the opportunity to exchange their Preferred Stock for shares of the Company's Common Stock on the basis of four shares of Common Stock for each share of Preferred Stock so exchanged.
The consideration to be offered by the Company to the Holders in connection with the Reclassifications or the Exchange Offer is referred to herein as the "Exchange Consideration." The terms and conditions of the Reclassifications and the Exchange Offer are described in a draft of the Company's Form S-4 registration statement distributed on -----------, 1997 (the "Registration Statement") relating to the Reclassifications and the Exchange Offer and the related Proxy Statement/Prospectus (herein so called) contained in the Registration Statement, which Proxy Statement/Prospectus will be mailed to stockholders of the Company (including the Holders).

The Board of Directors (the "Board") of the Company has requested that Principal Financial Securities, Inc. ("PFS") act as an independent investment banker for the purpose of rendering an opinion (the "Opinion") to the Board as to the fairness, from a financial point of view, of the Exchange Consideration to be received by the Holders pursuant to the Reclassifications or the Exchange Offer.

In the course of our analysis for rendering this Opinion, we have:

1. Reviewed the Registration Statement and Letter of Transmittal related to the Exchange Offer to be inserted as an exhibit to the Registration Statement;

Board of Directors
Search Financial Services Inc.
November 10, 1997
Page 2



2. Reviewed the Restated Certificate of Incorporation of the Company and all amendments thereto;

3. Reviewed the Loan Agreement, First Amendment to Loan Agreement, Commercial Guaranty, and First Amendment to Commercial Guaranty with Hibernia National Bank;

4. Reviewed the Loan and Security Agreement between the Company and Lehman Commercial Paper, Inc.;

5. Reviewed the Offering Memorandum for the Company's proposed subordinated debt;

6. Reviewed and analyzed the Company's Form 10-K for the fiscal year ended March 31, 1997;

7.       Reviewed the Company's Form 10-Q for the period ended June 30, 1997;

8. Reviewed certain internal financial statements of the Company prepared by management of the Company, including financial statements for the month ended August 31, 1997;

9. Reviewed the Company's financial projections through 2004, and the underlying assumptions, prepared by management of the Company;

10. Reviewed and charted historical trading prices and volumes of the Company's Common Stock and 9%/7% Convertible Preferred Stock, and analyzed the relationship between the two securities;

11. Interviewed management of the Company and other personnel regarding the financial performance and the projected financial performance of the Company;

12. Interviewed management of the Company and other personnel regarding the Company's ability to keep certain revolving credit lines in place;

13. Interviewed management of the Company and other personnel regarding the Company's current litigation;

14. Had discussions with management regarding the Company's ability to raise capital given the Company's current equity structure, and in the event the Reclassifications or the Exchange Offer is completed;

Board of Directors
Search Financial Services Inc.
November 10, 1997
Page 3





15.      Analyzed historical and projected liquidation value of the Preferred
Stock;

16. Identified and reviewed comparable transactions, to the extent publicly available;

17. Reviewed certain financial and stock market data of the Company and compared that data with similar data for other publicly-held companies that have operations similar in some respects to the operations of the Company;

18. Performed various analyses of the Company, the Reclassifications and the Exchange Offer using various valuation methodologies, including: (a) comparable transactions analysis; (b) comparable public company analysis, including trading multiples; (c) discounted cash flow analysis; (d) historical trading relationships; and (e) liquidation valuation.

19. Performed such other studies, analyses, inquiries, and investigations necessary to render our Opinion.

In rendering this Opinion, PFS has assumed and relied upon, without independent verification, the accuracy, completeness and fairness of all of the financial and other information that was received by us from the Company or any of its representatives, or provided to us by public sources. With respect to the financial projections supplied to us for the Company, we have assumed that all such information has been reasonably derived on bases reflecting the best currently available estimates and judgment of the Company's management as to the future operating and financial performance of the Company. We have also assumed that the Reclassifications and the Exchange Offer will be in all respects carried out in compliance with all applicable laws and regulations.

Our Opinion is based solely upon the information set forth herein as reviewed by us and circumstances, including economic, market and financial conditions, existing as of the date hereof. Events occurring after the date hereof could materially affect the assumptions used both in preparing this Opinion and the documents and projections reviewed by us. We have not undertaken to reaffirm or revise this Opinion or otherwise comment upon any events occurring after the date hereof.

Additionally, in connection with rendering our Opinion, we have assumed that Holders of at least 50% of the outstanding Preferred Stock will receive the Exchange Consideration pursuant to the Reclassifications or the Exchange Offer, that Holders will recognize no gain or loss for tax purposes pursuant to the Reclassifications and the Exchange Offer under any federal, state, local or foreign income or other tax laws, that the Company will not incur or suffer any material loss

Board of Directors
Search Financial Services Inc.
November 10, 1997
Page 4




or liability with respect to its current litigation, and that the Company will refinance all indebtedness due within the next twelve months on terms and conditions favorable to the Company.

We are not opining, and were not requested by you to opine, as to the fairness of any aspect of the Reclassifications and the Exchange Offer other than the Exchange Consideration to be received by the Holders in connection therewith. Our Opinion does not constitute a recommendation to any stockholder of the Company (including the Holders) as how such stockholders should vote on the proposals related to the Reclassifications and the Exchange Offer, and does not constitute a recommendation that any Holder should exchange his Preferred Stock pursuant to the Exchange Offer.

We have acted as financial advisor to the Board in connection with the Reclassifications and the Exchange Offer and will receive a fee for our services. It is understood that the Opinion and any advice, written or oral, provided by PFS pursuant to this letter will be solely for (i) the information and assistance of the Board in connection with its consideration of the Reclassifications and the Exchange Offer and (ii) introduction into evidence and other references in connection with any litigation relating to the Reclassifications and the Exchange Offer, except that the Company may make reference to our engagement hereunder and appropriately summarize the Opinion in any proxy statement or prospectus filed by the Company in connection with the Reclassifications and the Exchange Offer with the Securities and Exchange Commission and furnished to the stockholders of the Company with respect to the approval by such stockholders of any aspect of the Reclassifications and the Exchange Offer. All references to the Opinion in any proxy statement or prospectus filed by the Company will be in form reasonably satisfactory to us. Other than as contemplated by this paragraph, the Opinion is not be used, circulated, quoted, or otherwise referred to for any other purpose, nor is the Opinion or such advice to be filed with, included in or referred to in whole or in part in any prospectus, information or proxy statement, filing, other document or any communication with the Company's stockholders except in each case with PFS' prior written consent.

As a part of our investment banking business, we regularly issue fairness opinions and are continually engaged in, among other things, the valuation of companies and their securities in connection with business reorganizations, private placements, negotiated underwritings, mergers and acquisitions, secondary distributions of listed and unlisted securities, and valuations for estate, corporate and other purposes.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, PFS is of the Opinion that, as of the date of the Opinion, the Exchange Consideration

Board of Directors
Search Financial Services Inc.
November 10, 1997
Page 5




to be received by the Holders pursuant to the Reclassifications or the Exchange Offer is fair, from a financial point of view, to such Holders.

                                   Sincerely yours,



                                   /s/ PRINCIPAL FINANCIAL SECURITIES, INC.

                                   PRINCIPAL FINANCIAL SECURITIES, INC.

         Facsimile copies of the Letter of Transmittal and proxy card will be accepted. Letters of Transmittal, proxy cards, certificates representing shares of Preferred Stock and any other required documents should be sent by each Holder of shares of Preferred Stock or his broker, dealer, commercial bank, trust company or other nominee to the Exchange Agent at one of the addresses set forth below:

                             THE EXCHANGE AGENT IS:

                   AMERICAN SECURITIES TRANSFER & TRUST, INC.

By Hand or Overnight Courier:                               By Mail:

 Attention: Operations Center                     Attention: Operations Center
 938 Quail Street, Suite 101                       938 Quail Street, Suite 101
Lakewood, Colorado  80215-5513                   Lakewood, Colorado  80215-5513


                           By Facsimile Transmission
                       (For Eligible Institutions Only):

                                 (303) 234-5340

              To Confirm Receipt of Notice of Guaranteed Delivery
                                 by Telephone:

                                 (303) 234-5300


   The Information Agent is:                      The Financial Advisor is:

    MacKenzie Partners, Inc.                     Prudential Securities, Inc.
        156 Fifth Avenue                        One New York Plaza, 16th Floor
   New York, New York  10010                    New York, New York  10292-2016

(212) 929-5500 (Call Collect) or             (212) ___________ (Call Collect) or
   (800) 322-2885 (Toll Free)                   (800) ___________ (Toll Free)


         Any questions or requests for assistance or additional copies of this Proxy Statement/Prospectus, the Letter of Transmittal, the Notice of Guaranteed Delivery or the proxy card may be directed to the Information Agent or the Financial Advisor at its telephone number and location set forth above. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Exchange Offer or the Reclassifications.

         QUESTIONS REGARDING THE RECLASSIFICATIONS AND THE EXCHANGE OFFER, THE COMPANY'S PURPOSES AND REASONS FOR THE RECLASSIFICATIONS AND THE EXCHANGE OFFER, AND THE BENEFITS AND DETRIMENTS TO HOLDERS OF THE PREFERRED STOCK SHOULD BE DIRECTED TO THE COMPANY'S INVESTOR RELATIONS DEPARTMENT AT (800) 725-6673 OR TO THE FINANCIAL ADVISOR AT THE ADDRESS AND TELEPHONE NUMBER LISTED ABOVE.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Delaware General Corporation Law. Section 102(b)(7) of the Delaware General Corporation Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

         Section 145 of the Delaware General Corporation Law provides as follows:

                 "(a)     A corporation shall have power to indemnify any
         person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was unlawful.

                 (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

                 (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

                 (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or
         (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

                 (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

                 (f) The indemnification and advancement of expenses provided by or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

                 (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

                 (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

                 (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

                 (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

                 (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees)."

         Restated Certificate of Incorporation.   Paragraph ELEVENTH of the
Restated Certificate of Incorporation states that the Company shall, to the fullest extent permitted by Delaware General Corporation Law, indemnify any and all persons who it would have the power to indemnify under such law from and against any and all of the expenses, liabilities or other matters referred to in or covered by such law and, to the extent permitted under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his director or officer capacity and as to action in another capacity while holding such office. Such indemnification obligation will continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of his heirs, executors and administrators.

         Paragraph TWELFTH of the Restated Certificate of Incorporation states that, to the fullest extent permitted by the Delaware General Corporation Law, a director of the Company will not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.

         Bylaws. Article IX of the Company's Bylaws requires the Company to indemnify any person who was or is a party, or threatened to be made a party to any suit or proceeding, by reason of the fact that he or she is or was an authorized representative of the Company for specified liabilities and expenses if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. The Board of Directors, by vote of a majority of those present at any meeting, may elect to exclude such person from such indemnification. The indemnified liabilities and expenses include, but are not limited to, legal fees and disbursements and amounts of judgments, fines or penalties against an amount paid in settlement by the indemnified party. The Company may advance any reasonable expense incurred by the indemnified party prior to the final disposition of any claim, action, suit or proceeding if it receives an undertaking by or on behalf of the recipient to repay such amount if it is ultimately determined that he is not entitled to indemnification. These indemnification rights are in addition to any other indemnification rights to which the person may be entitled under any agreement, vote of stockholders, the Restated Certificate of Incorporation, or as a matter of law or otherwise.

         The directors and officers of the Company are insured (subject to certain exceptions and deductions) against liabilities that they may incur in their capacity as such, including liabilities under the Securities Act, under a liability policy carried by the Company.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a)     Exhibits

EXHIBIT NO.      DESCRIPTION

  3.1 Registrant's Bylaws, as amended to date (incorporated by reference to Exhibit 3.0 to Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 ("June 10-Q"))

  3.2 Registrant's Restated Certificate of Incorporation, as amended to date (incorporated by reference to Exhibits 3.2 to 3.8 to Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 1997 ("1997 10-K"))

  4.1 Specimen certificate of the Registrant's Common Stock (incorporated by reference to Exhibit 4.2 to the Registrant's Registration Statement on Form S-1 (Registration No. 33-68524))

  4.2 Restated Certificate of Incorporation, as amended to date (filed as Exhibit 3.2)

  4.3            Other than the indebtedness evidenced by agreements listed in
                 Exhibit 10 below, none of the outstanding long-term debt of the Registrant and its consolidated subsidiaries exceeds ten percent (10%) of the total assets of the Registrant and its consolidated subsidiaries, and copies of the constituent instruments defining the rights of the holders of such debt are not included as exhibits to this Registration Statement. The Registrant agrees to furnish copies of such instruments to the Commission upon request.

  5.1            Opinion of Jenkens & Gilchrist, a Professional Corporation*

  8.1            Tax opinion of Jenkens & Gilchrist, a Professional
                 Corporation*

 10.1 Stockholders Agreement, dated as of February 7, 1997, between the Registrant and certain stockholders of MSF (incorporated by reference to Exhibit 2.2 to Registrant's Current Report on Form 8-K dated February 7, 1997)

 10.2 Form of Escrow Agreement, dated as of February 7, 1997, between the Registrant, MSF, certain stockholders of MSF and U.S. Trust Company of Texas, N.A. as escrow agent (incorporated by reference to Exhibit 10.2 to Registrant's Form S-4 Registration Statement (File No. 333-30275) (the "Form S-4"))

 10.3 Third Amended Joint Plan of Reorganization (incorporated by reference to Exhibit 2.1 to Registrant's April 17, 1996 Form 8-K Current Report (the "April 1996 8-K"))

 10.4 Modification to Third Amended Joint Plan of Reorganization (incorporated by reference to Exhibit 2.2 to the April 1996 8-K)

 10.5 Order Confirming Third Amended and Supplemented Joint Plan, Pursuant to 11 U.S.C. Section 1129 (incorporated by reference to Exhibit 2.3 to the April 1996 8-K)

 10.6 Chapter 11 Post-Confirmation Order (incorporated by reference to Exhibit 2.4 to the April 1996 8-K)

 10.7 Order Regarding Entry Date of Order Confirming Third Amended and Supplemented Joint Plan Pursuant to 11 U.S.C. Section 1129 (incorporated by reference to Exhibit 2.5 to the April 1996 8-K)

 10.8 Order Granting Second Motion for Technical, Non-Material Modification to the Third Amended and Supplemented Joint Plan of Reorganization (incorporated by reference to Exhibit 2.6 to the April 1996 8-K)

 10.9 Form of Warrants to purchase shares of Common Stock of Registrant issued to directors containing a cashless exercise feature (incorporated by reference to Exhibit 10.9 to the Form S-4)

10.10 1994 Employee Stock Option Plan of Registrant, as amended and adjusted (incorporated by reference from Exhibit 4.1 of Registrant's Form S-8 Registration Statement (Registration No. 333-22315))

10.11 Employment Letter Agreement between George C. Evans and Registrant dated January 20, 1995 (incorporated herein by reference from Exhibit 10.21 to the 1995 10-K)

10.12 Amendment to Employment Letter Agreement of George C. Evans dated May 10, 1995 (incorporated herein by reference from Exhibit 10.22 to the 1995 10-K)

10.13 Amendment to Employment Letter Agreement of George C. Evans dated March 20, 1996 (incorporated by reference to Exhibit
                 10.17 to the Form S-4)

10.14 Amendment to Employment Letter Agreement of George C. Evans dated February 13, 1997 (incorporated by reference to Exhibit
                 10.18 to the Form S-4)

10.15            Employment Letter Agreement between Registrant and James F.
                 Leary dated May 1, 1996 (incorporated herein by reference from Exhibit 10.21 to the Registrant's Transition Report on Form 10-K for the transition period ended March 31, 1996 ("1996 10-K"))

 10.16 Loan Agreement dated October 6, 1997 between Search Funding II, Inc., Search Financial Services Holding Company, Search Financial Services of Florida, Inc., Search Financial Services of Georgia, Inc., Search Financial Services of Louisiana, Inc., Search Financial Services of Oklahoma, Inc., Search Financial Services of Puerto Rico, Inc., Search Financial Services of Tennessee, Inc., Search Financial Services of Texas, Inc. and Hibernia National Bank (incorporated by reference to Exhibit 10.1 to Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997 ("September 1997 10-Q"))

 10.17 Commercial Guaranty dated October 6, 1997 between Registrant and Hibernia National Bank (incorporated by reference to Exhibit 10.2 to the September 1997 10-Q)

 10.18 Promissory Note dated October 6, 1997 in the principal amount of $25,000,000 payable to Hibernia National Bank (incorporated by reference to Exhibit 10.3 to the September 1997 10-Q)

 10.19 Letter agreement between Registrant and Inter-Atlantic Securities Corp. dated September 19, 1997

 10.20 Letter agreement between Registrant and Inter-Atlantic Securities Corp. dated September 19, 1997

 10.21 Compromise and Settlement Agreement by and among Craig Hall, Larry Levey, Hall Financial Group, Inc., Phoenix/Inwood Corp. and Hall Phoenix/Inwood, Ltd. and Registrant effective as of November 21, 1996 (incorporated by reference from Exhibit 10.1 to Registrant's Current Report on Form 8-K dated November 21, 1996 (the "November 1996 8-K"))

 10.22 Mutual Release Agreement effective as of November 21, 1996 by and among Registrant, George C. Evans, Craig Hall, Larry Levey, Hall Financial Group, Inc., Phoenix/Inwood Corp. and Hall Phoenix/Inwood, Ltd. (incorporated by reference from
                 Exhibit 10.2 to the November 1996 8-K)

 10.23 Standstill Agreement effective as of November 21, 1996 by and among Registrant, Craig Hall, Larry Levey, Hall Financial Group, Inc., Phoenix/Inwood Corp. and Hall Phoenix/Inwood, Ltd. (incorporated by reference from Exhibit 10.3 to the November 1996 8-K)

 10.24 Subordinated Note dated November 21, 1996 in the principal amount of $5,000,000 (incorporated by reference from Exhibit
                 10.4 to the November 1996 8-K)

 10.25 Loan Agreement dated as of July 31, 1997 among MS Financial, Inc., as Borrower, the Registrant, as Guarantor, Fleet Bank, N.A., as Agent and as one of the Banks, LaSalle National Bank, NBD Bank, The Sumitomo Bank, Limited, CoreStates Bank, N.A., Dresdner Bank, AG New York and Grand Cayman Branches and Trustmark National Bank (incorporated by reference to Exhibit
                 10.2 to the June 10-Q)

 10.28 Agreement and Plan of Merger by and among Registrant, Search Capital Acquisition Corp. and MS Financial, Inc. dated as of February 7, 1997 (incorporated by reference to Annex A to the Form S-4)

 10.29 1997 Stock Option Plan of Registrant (incorporated by reference to Exhibit 4 to Registrant's Form S-8 Registration Statement (Registration No. 333-34213))

 11.1 Statement re computation of per share earnings (incorporated by reference to Exhibit 11 to the 1997 10-K)

 22.1 Subsidiaries of Registrant (incorporated by reference from Exhibit 22.1 to the 1997 10-K)

 23.1 Consent of Jenkens & Gilchrist, a Professional Corporation (included in Exhibits 5.1 and 8.1)

 23.2            Consent of BDO Seidman, LLP

 23.3            Consent of KPMG Peat Marwick LLP

 23.4 Consent of Principal Financial Securities, Inc. (included in the opinion which appears as Annex A to the Joint Proxy Statement/Prospectus)

 24.1            Power of Attorney (included on signature page)

 99.1            Form of Proxy Card

 99.2 Form of Letter of Transmittal (including Guidelines for Certification of Taxpayer Identification Number)

 99.3            Form of Notice of Guaranteed Delivery

 99.4 Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

 99.5 Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

 99.6            Form of Letter to Stockholders

--------------------
*   To be filed by amendment.


         (b)     Financial Statement Schedules:   None

         (c) Report, Opinion or Appraisal: The fairness opinion of Principal Financial Securities, Inc. included in the Proxy
Statement/Prospectus.

ITEM 22.  UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         The Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

         The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on November 20, 1997.

                                      SEARCH FINANCIAL SERVICES INC.

                                      By:     /s/  George C. Evans
                                              ---------------------------------
                                              George C. Evans, Chairman of the
                                              Board, President and Chief
                                              Executive Officer

                               POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, George C. Evans, Robert D. Idzi and Ellis A. Regenbogen, or any of them, with full power to act alone, his true and lawful attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or any of them may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

                 SIGNATURE                                TITLE                             DATE
                 ---------                                -----                             ----
         /s/  George C. Evans              Chairman of the Board, President,          November 20, 1997
 -------------------------------------     Chief Executive Officer and
         George C. Evans                   Director

         /s/  Glen Adams                   Director                                   November 20, 1997
 -------------------------------------
         Glen Adams

         /s/  Richard F. Bonini            Director                                   November 20, 1997
 -------------------------------------
         Richard F. Bonini

         /s/  William H.T. Bush            Director                                   November 20, 1997
 -------------------------------------
         William H.T. Bush

         /s/  Luther H. Hodges, Jr.        Director                                   November 20, 1997
 -------------------------------------
         Luther H. Hodges, Jr.

         /s/  Frederick S. Hammer          Director                                   November 20, 1997
 -------------------------------------
         Frederick S. Hammer

         /s/  James F. Leary               Director                                   November 20, 1997
 -------------------------------------
         James F. Leary

         /s/  A. Brean Murray              Director                                   November 20, 1997
 -------------------------------------
         A. Brean Murray

         /s/  Douglas W. Powell            Director                                   November 20, 1997
 -------------------------------------
         Douglas W. Powell

         /s/  Barry W. Ridings             Director                                   November 20, 1997
 -------------------------------------
         Barry W. Ridings

         /s/  James B. Stuart, Jr.         Director                                   November 20, 1997
 -------------------------------------
         James B. Stuart, Jr.

         /s/  Robert D. Idzi               Senior Executive Vice President,           November 20, 1997
 -------------------------------------     Chief Financial Officer & Treasurer
         Robert D. Idzi

         /s/  Andrew D. Plagens            Senior Vice President, Controller          November 20, 1997
 -------------------------------------     and Chief Accounting Officer
         Andrew D. Plagens


                                 EXHIBIT INDEX


EXHIBIT NO.      DESCRIPTION
10.19            Letter agreement between Registrant and Inter-Atlantic Securities Corp. dated September 19, 1997

10.20            Letter agreement between Registrant and Inter-Atlantic Securities Corp. dated September 19, 1997

 23.2            Consent of BDO Seidman, L.L.P.

 23.3            Consent of KPMG Peat Marwick, LLP

 99.1            Form of Proxy Card

 99.2            Form of Letter of Transmittal (including Guidelines for Certification of Taxpayer Identification
                 Number)

 99.3            Form of Notice of Guaranteed Delivery

 99.4            Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

 99.5            Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other
                 Nominees

 99.6            Form of Letter to Stockholders